As filed with the Securities and Exchange Commission on May 2, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKSTONE COMPANY, INC.

(Exact name of registrant as specified in its charter)

New Hampshire	5990	04-2423478
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

For information regarding additional registrants, see footnote (2) below and the “Table of Additional Registrants”

One Innovation Way

Merrimack, New Hampshire 03054

(603) 880-9500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philip W. Roizin

Brookstone, Inc.

One Innovation Way

Merrimack, New Hampshire 03054

(603) 880-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen C. Koval, Esq.

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

(212) 836-8000

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
12.00% Second Lien Senior Secured Notes due 2012	$185,000,000	100%	$185,000,000	(1)	$19,795
Guarantees of 12.00% Second Lien Senior Secured Notes due 2012(2)	$185,000,000	100%	$185,000,000		n/a(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2)	The following co-registrants have guaranteed the notes that will be registered under this registration statement: Brookstone, Inc.; Brookstone International Holdings, Inc.; Brookstone Purchasing, Inc.; Brookstone Stores, Inc.; Brookstone Retail Puerto Rico, Inc.; Brookstone Holdings, Inc.; Brookstone Properties, Inc.; Advanced Audio Concepts, Limited; and Gardeners Eden, Inc.

(3)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees of the notes being registered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Additional Registrant as specified in Its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Brookstone, Inc.	Delaware	5990	06-1182895
Brookstone International Holdings, Inc.	New Hampshire	5990	20-1208382
Brookstone Purchasing, Inc.	New Hampshire	5990	02-0482514
Brookstone Stores, Inc.	New Hampshire	5990	02-0482513
Brookstone Retail Puerto Rico, Inc.	Puerto Rico	5990	66-0575552
Brookstone Holdings, Inc.	New Hampshire	5990	02-0482515
Brookstone Properties, Inc.	New Hampshire	5990	02-0482517
Advanced Audio Concepts, Limited	Hong Kong	5990	None
Gardeners Eden, Inc.	New Hampshire	5990	02-0507793

(1)	The address, including zip code, and telephone number, including area code, of each of the additional registrant’s principal executive office is One Innovation Way, Merrimack, New Hampshire 03054, (603) 880-9500.

The name, address, including zip code, and telephone number, including area code, of agent for service for each of the additional registrants is Philip W. Roizin, Brookstone, Inc., One Innovation Way Merrimack, New Hampshire 03054, (603) 880-9500.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 2, 2006

Brookstone Company, Inc.

OFFER TO EXCHANGE

$185,000,000 12.00% SECOND LIEN SENIOR SECURED NOTES DUE 2012

FOR

$185,000,000 12.00% SECOND LIEN SENIOR SECURED NOTES DUE 2012

WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

We are offering to exchange all of our $185,000,000 in outstanding 12.00% second lien senior secured notes due 2012, which we refer to as the initial notes, for $185,000,000 in registered 12.00% second lien senior secured notes due 2012, which we refer to as the exchange notes. The initial notes and the exchange notes are collectively referred to as the notes. The initial notes were issued on October 4, 2005. The terms of the exchange notes are substantially identical to the terms of the initial notes except that the exchange notes are registered under the Securities Act of 1933, and therefore are freely transferable, subject to certain conditions. The exchange notes evidence the same indebtedness as the initial notes.

You should consider the following:

•	INVESTING IN THE NOTES INVOLVES RISKS. SEE “ RISK FACTORS” BEGINNING ON PAGE 16 OF THIS PROSPECTUS.

•	Our offer to exchange initial notes for exchange notes will be open until 11:59 p.m., New York City time, on [ ], 2006, unless we extend the offer.

•	If you fail to tender your initial notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•	No public market currently exists for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or for inclusion of the exchange notes in any automated quotation system.

The issuer will pay interest on the notes on April 15 and October 15 of each year. The first such payment was made on April 15, 2006. The 12.00% second lien senior secured notes will mature on October 15, 2012. At any time prior to October 15, 2008, the issuer may, at its option, use the net proceeds from one or more equity offerings to redeem up to 35% of the aggregate principal amount of the notes originally issued at 112.00% of their principal amount plus accrued and unpaid interest to the redemption date. Before October 15, 2009, the issuer may redeem all or a portion of the notes at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium. In addition, the issuer has the option to redeem all or a portion of the notes on or after October 15, 2009, at the redemption price set forth in this prospectus. Notes will be issued only in registered form, in minimum amounts of $2,000 and multiples of $1,000 in excess of $2,000. The notes are guaranteed by Brookstone, Inc., the issuer’s parent, and each of its existing and future subsidiaries that guarantee any credit facility of the issuer. In addition, the notes and the guarantees are secured on a second priority basis (subject to certain permitted prior and future liens) by certain collateral as described in “Description of Notes—Security.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [                    ], 2006

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED OR DELIVERED WITH THIS PROSPECTUS. WE WILL PROVIDE THIS INFORMATION TO YOU AT NO CHARGE UPON WRITTEN OR ORAL REQUEST DIRECTED TO PHILIP ROIZIN, BROOKSTONE, INC., ONE INNOVATION WAY, MERRIMACK, NEW HAMPSHIRE 03054, TELEPHONE NUMBER (603) 880-9500. IN ORDER TO ENSURE TIMELY DELIVERY OF THIS INFORMATION, ANY REQUEST SHOULD BE MADE BY [            ], 2006, FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See “Plan of Distribution.”

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. References to “Holdings” refer only to our parent, Brookstone, Inc. Except as otherwise indicated or required by the context, references to “Brookstone”, “we”, “our”, “us” or “our company” refer to Brookstone, Inc., its subsidiaries and predecessors. References to the “issuer” refer only to Holdings’ subsidiary, Brookstone Company, Inc. References to the “offering” refer to the offering of the initial notes on October 4, 2005. On November 10, 2005, our board of directors voted to change our fiscal year end to the Saturday nearest to December 31. Prior to this change, our fiscal year end was the Saturday nearest to January 31. For example, fiscal year 2004 ended on January 29, 2005. Note that any periods prior to fiscal year 2005 are reported herein using our prior fiscal year end of the Saturday nearest to January 31. “Fiscal year 2005” or “Fiscal 2005” refers to the period beginning January 30, 2005 and ending December 31, 2005. To be included as a “same store”, a retail store must have been open for an entire prior fiscal year and such store will remain in the “same store” base unless it closes permanently. Retail locations that are remodeled or relocated are not removed from this “same store” base.

Our Company

Founded in 1965, we are a leading nationwide specialty retailer and product development company. Our strategy is to develop unique, innovative, Brookstone-branded products and offer them to customers via our proprietary distribution channels, which consist of our retail stores, our internet website and our catalogs. Our products are intended to make some aspect of our customer’s life easier, better, more enjoyable or more fun, qualities that we believe make our products particularly well suited for gift giving. Our portfolio is composed of the Brookstone and Hard-to-Find Tools brands. The Brookstone brand includes products in four main categories: home and office, travel and auto, outdoor living and health and fitness, and it consists of approximately 950 stock-keeping units, or SKUs. Approximately half of Brookstone products are priced at $40.00 or less, although items in our stores range in price from less than $5.00 to approximately $4,300.00. The Hard-to-Find Tools brand, which operates primarily through catalogs and the internet, features products that offer innovative solutions to common problems and tasks around the home and garden. In fiscal year 2005, Brookstone accounted for approximately 93% of sales, while Hard-to-Find Tools contributed 7% of sales.

Our proprietary distribution channels include 305 Brookstone stores (including 43 airport-based stores and three outlet stores) as of December 31, 2005, our internet website and our catalogs. Our Brookstone store prototype is approximately 3,500 sq. ft. with approximately 670 SKUs and our stores are located in many of the preeminent retail shopping malls around the country. Our airport-based stores generally range in size from approximately 600 to 2,000 sq. ft. and carry approximately 260 to 465 SKUs. In addition to these full-year stores, we operate approximately 65 Brookstone seasonal stores per year, which are typically open during the winter holiday selling season. We also market directly to customers via catalogs under both of our brands and via the internet at www.brookstone.com. Over the last four years, we have initiated a multi-channel marketing strategy to maximize synergies among our proprietary distribution channels and to cost effectively present a unified brand to the customer. From fiscal year 2002 to fiscal year 2005, we increased the Brookstone catalog circulation from approximately 7.5 million to approximately 30 million, while simultaneously decreasing the cost per circulated catalog. The total catalog circulation for both of our brands during fiscal year 2005 was approximately 51 million. From fiscal year 2001 to fiscal year 2005, catalog and internet combined revenues grew at a compounded annual growth rate, or CAGR, of 15.1%, and accounted for 17.7% of net sales in fiscal year 2005.

We believe our strength is identifying, developing and selling products that are functional in purpose, distinctive in quality and design and not widely available from other retailers. We believe our success is dependent to a large degree on our expertise in product development and our ability to introduce new or updated products in a timely manner. To maintain a fresh and appealing selection of products, we strive to replace or update approximately 30% of the items in our merchandising assortment every year. Significantly, a key element of our strategy has been, and will continue to be, to increase the mix of Brookstone-branded products, which generate higher gross margins. Over the last ten years, the proportion of our net sales derived from Brookstone-branded products has significantly increased, and as of the end of December, 2005, more than 70% of our net sales for the current fiscal year was derived from Brookstone-branded products. We believe that in part because of this strategy, our consolidated gross margins, which includes occupancy costs, increased over the last ten fiscal years. We source our products internationally through an efficient network of third party manufacturers and vendors; however, we own most of our proprietary product molds and also protect our intellectual property by obtaining patents on our products as appropriate. We believe that selling Brookstone-branded products reinforces our franchise value and generates and strengthens customer loyalty.

Sale of Gardeners Eden

On June 29, 2005, we announced our decision to sell our Gardeners Eden business. Gardeners Eden is a fashion and lifestyle brand that offers high quality garden-inspired products for the home to customers via multiple distribution channels, including five retail stores and direct marketing via one catalog title and the internet (www.gardenerseden.com). We are continuing to pursue the sale of this business. In fiscal year 2005, Gardeners Eden had total revenues of $12.5 million and an operating loss before taxes of $9.3 million. The financial information and other data included herein regarding our company reflects the presentation of the Gardeners Eden business as a discontinued operation.

The Transactions

On April 15, 2005, certain entities formed by OSIM, J.W. Childs Associates, L.P. and certain of its affiliates, or JWC, and Temasek Capital (Private) Limited, or Temasek Capital, collectively, our Sponsors, entered into a merger agreement to acquire Holdings and its subsidiaries. The merger agreement was amended as of July 15, 2005 to reduce the aggregate purchase price to approximately $433.3 million and the merger was consummated on October 4, 2005. Concurrently with the consummation of the transactions contemplated by the merger agreement, our Sponsors made an investment in OSIM Brookstone Holdings, L.P., or OBH LP, of approximately $240.0 million in cash, which investment has been evidenced by the issuance of common and preferred equity to OBH LP. In addition, certain members of our management invested approximately $9.1 million in the common equity of OBH LP, consisting of the reinvestment by them of a portion of the merger consideration they received in respect of their Brookstone, Inc. stock options and/or the investment of personal funds. In addition, certain members of our management received profit-sharing interests in OBH LP upon the closing of the merger and have been awarded profit-sharing interests in OBH LP under a newly established management equity incentive program. Concurrently with the consummation of the transactions contemplated by the merger agreement, we also entered into a new senior secured credit facility and consummated the offering.

The consummation of the transactions contemplated by the merger agreement, the cash investment by our Sponsors, the investment by certain members of our management, the issuance to certain members of our management of profit-sharing interests in OBH LP, the financing under our new senior secured credit facility, the offering and the payment of all related fees and expenses are collectively referred to in this prospectus as the “transactions.” Upon consummation of the transactions on October 4, 2005, we became an indirect, wholly-owned subsidiary of OBH LP.

For a more complete description of the transactions, see the sections entitled “The Acquisition,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—History—Impact of the Transactions” and “Description of New Senior Secured Credit Facility.”

Corporate Structure

The following diagram sets forth our and our parents’ and subsidiaries’ ownership structure immediately following the consummation of the transactions:

Sponsors

OSIM International Ltd, a company organized under the laws of the Republic of Singapore, is a global leader in healthy lifestyle products and is listed on the main board of the Singapore Exchange. Established in 1980, OSIM is a brand management and niche marketing company with a focus on the consumer. OSIM endeavors to use innovative selling approaches and constantly enhance its innovation capabilities to produce successful products with superior designs, features and quality. OSIM operates a wide point-of-sales network of over 700 outlets in Asia, Australia, Africa, the Middle East, United Kingdom and North America. Its principal executive offices are located at 65, Ubi Avenue 1, OSIM Headquarters, Singapore 408939.

J.W. Childs Associates, L.P. is a leading private equity firm based in Boston, Massachusetts specializing in leveraged buyouts and recapitalizations of middle-market growth companies in partnership with company management. Since 1995, the firm has invested in 37 transactions with a total value of over $9 billion. JWC presently manages $3.4 billion of equity capital from leading financial institutions, pension funds, insurance companies and university endowments. JWC currently invests through J.W. Childs Equity Partners III, L.P., or JWC Fund III, an investment fund with total committed capital of $1.75 billion. Its principal executive offices are located at 111 Huntington Avenue, Suite 2900, Boston, Massachusetts 02199. Each of JWC and JWC Fund III is a Delaware limited partnership.

Temasek Capital (Private) Limited is a subsidiary of Temasek Holdings (Pte) Ltd, or Temasek Holdings, an Asia investment company headquartered in Singapore. Established in 1974, Temasek Holdings manages a diversified global portfolio of $54 billion, spanning Singapore, Asia and the Organisation for Economic Co-operation and Development economies. Its investments are in a range of industries: telecommunications and media, financial services, property, transportation and logistics, energy and resources, infrastructure, engineering and technology, as well as pharmaceuticals and biosciences. Its principal executive offices are located at (Regn No: 197401143C), 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891.

Our principal executive offices are located at One Innovation Way, Merrimack, New Hampshire 03054. Our telephone number is (603) 880-9500.

The Exchange Offer

On October 4, 2005, we completed the private offering of $185,000,000 of 12.00% second lien senior secured notes due 2012. We and the guarantors entered into an exchange and registration rights agreement with the initial purchasers in the private offering of such initial notes in which we and the guarantors agreed, among other things:

(1)	to file with the SEC, within 120 days following the closing date of the offering, the registration statement of which this prospectus forms a part under the Securities Act relating to an exchange offer pursuant to which exchange notes substantially identical to the initial notes (except that such exchange notes will not contain terms with respect to the special interest payments described below or transfer restrictions) would be offered in exchange for the then outstanding initial notes tendered at the option of the holders of the initial notes; and

(2)	to use commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to become effective within 240 days following the closing date of the offering.

We agreed further to commence the exchange offer promptly after the registration statement of which this prospectus forms a part has become effective, hold the offer open for at least 20 business days, and exchange the exchange notes for all initial notes validly tendered and not withdrawn before the expiration of the offer.

Under existing SEC interpretations, the exchange notes would in general be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of those exchange notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the initial notes) by delivery of this prospectus. Under the exchange and registration rights agreement, we will be required to allow broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such exchange notes. The registration statement of which this prospectus forms a part will be kept effective for a period of 180 days after the exchange offer has been consummated or until such time as such broker-dealers are no longer required to comply with such prospectus delivery requirements in order to permit resales of exchange notes acquired by broker-dealers in aftermarket transactions.

However, if:

(1)	on or before the date of consummation of the exchange offer, the existing SEC interpretations are changed such that the exchange notes would not in general be freely transferable in such manner on such date; or

(2)	the exchange offer is not available by any holder of the initial notes,

we will, in lieu of (or, in the case of clause (2), in addition to) effecting registration of exchange notes, file and use our commercially reasonable efforts to cause a registration statement under the Securities Act relating to a shelf registration of the initial notes for resale by holders or, in the case of clause (2), of the initial notes held by the initial purchasers for resale by the initial purchasers (the “Resale Registration”) to become effective and to remain effective until two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

We will, in the event of the Resale Registration, provide to the holder or holders of the applicable initial notes copies of the prospectus that is a part of the shelf registration statement, notify such holder or holders when the Resale Registration for the applicable initial notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable initial notes. A holder of initial notes that sells such initial notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a holder (including certain indemnification obligations). Although we intend to file the registration statement previously described, we cannot assure you that the registration statement will be filed or, if filed, that it will become effective.

In the event that:

(1)	we have not filed the registration statement relating to the exchange offer (or, if applicable, the Resale Registration) within 120 days following the closing date of the offering; or

(2)	such registration statement has not become effective within 240 days following the closing date of the offering; or

(3)	the exchange offer has not been consummated within 21 business days following the date the registration statement becomes effective; or

(4)	any registration statement required by the exchange and registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective (any such event referred to in clauses (1) through (4), the “Registration Default”), then we will pay to the holders, as liquidated damages, for the period from the occurrence of the Registration Default (but only with respect to one Registration Default at any particular time) until such time as no Registration Default is in effect an amount per annum equal to 0.25% of the aggregate principal amount of initial notes during the first 90-day period following the occurrence of such Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 2.0%. Liquidated damages shall be paid on interest payment dates to the holders of record for the payment of interest. References to interest on the initial notes shall mean such interest plus liquidated damages, if any.

Under the registration rights agreement, we were required to file with the SEC the registration statement of which this prospectus forms a part by February 1, 2006. However, because we did not file the registration statement of which this prospectus forms a part by such date, we incurred additional interest on the notes of approximately $1,285 per day commencing on February 1, 2006 through and including May 2, 2006.

Under certain circumstances, we and the guarantors may delay the filing or effectiveness of the shelf registration statement and we shall not be required to maintain the effectiveness thereof for a period of no more than 90 days during any 12-month period.

The summary herein of certain provisions of the exchange and registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the exchange and registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

You should read the discussion under the heading “Description of Notes” for further information regarding the exchange notes.

The following summarizes the terms of this exchange offer. You should read the discussion under the heading “The Exchange Offer” for further information regarding this exchange offer and resale of the exchange notes.

Securities to be Exchanged	On October 4, 2005, we issued $185,000,000 in aggregate principal amount of initial notes to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The terms of the exchange notes and the initial notes are substantially identical in all material respects, except that the exchange notes will be freely transferable by the holders except as otherwise provided in this prospectus. See “Description of Notes.”

The Exchange Offer	For each initial note surrendered to us pursuant to the exchange offer, the holder of such initial note will receive an exchange note having a principal amount equal to that of the surrendered initial note. Exchange notes will only be issued in minimum amounts of $2,000 and integral multiples of $1,000 in excess of $2,000. The form and terms of the exchange notes will be substantially the same as the form and terms of the surrendered initial notes. The exchange notes will evidence the same indebtedness as, and will replace the initial notes tendered in exchange therefor and will be issued pursuant to, and entitled to the benefits of, the indenture governing the initial notes. As of the date of this prospectus, initial notes representing $185,000,000 aggregate principal amount are outstanding.

Under existing SEC interpretations, the exchange notes would in general be freely transferable after the exchange offer without further registration under the Securities Act; provided that, in the case of broker-dealers that will receive exchange notes for their own accounts in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, and our affiliates, a prospectus meeting the requirements of the Securities Act is delivered as required. We have agreed to use our commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective for a period beginning when exchange notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 180th day after the exchange offer has been completed and such time as broker-dealers are no longer required to comply with the prospectus delivery requirements in connection with offers and sales of exchange notes.

Registration Rights Agreement	The issuer sold the initial notes on October 4, 2005, in a private offering in reliance on Section 4(2) of the Securities Act. In connection with the sale, the issuer and the guarantors entered into the exchange and registration rights agreement with the initial purchasers requiring the issuer to make this exchange offer. See “The Exchange Offer.”

Expiration Date	This exchange offer will expire at 11:59 p.m., New York City time, on [ ], 2006, or a later date and time if we extend it.

Withdrawal	The tender of the initial notes pursuant to this exchange offer may be withdrawn at any time prior to 11:59 p.m., New York City time, on the expiration date. Any initial notes not accepted for exchange for any reason will be returned without expense promptly after the expiration or termination of this exchange offer.

Interest on the Exchange Notes and the Initial Notes

The issuer will pay interest on the exchange notes twice a year, on each April 15 and October 15, beginning April 15, 2006. No additional interest will be paid on initial notes tendered and accepted for exchange.

Conditions of this Exchange Offer	This exchange offer is subject to certain customary conditions, certain of which may be waived by us. See “The Exchange Offer—Conditions of the Exchange Offer.”

Procedures for Tendering Initial Notes

Each holder of the initial notes wishing to accept this exchange offer must complete, sign and date the letter of transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the letter of transmittal, or the copy, together with the initial notes and any other required documentation, to the exchange agent at the address set forth herein. Persons holding the initial notes through the Depository Trust Company, or the DTC, and wishing to accept this exchange offer must do so pursuant to DTC’s Automated Tender Offer Program, by which each tendering participant will agree to be bound by the letter of transmittal.

The issuer will accept for exchange any and all initial notes which are properly tendered and not withdrawn in this exchange offer prior to the expiration date. The exchange notes will be delivered promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Exchange Agent	Wells Fargo Bank, N.A. is serving as exchange agent in connection with this exchange offer.

U.S. Federal Income Tax Consequences

The exchange of initial notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes, and holders will not recognize any taxable gain or loss or any interest income as a result of the exchange of initial notes for exchange notes pursuant to the exchange offer. See “Certain United States Federal Tax Considerations.”

Effect of Not Tendering	Initial notes that are not tendered or that are tendered but not accepted will, following the completion of this exchange offer, continue to be subject to the existing restrictions upon transfer. We will have no further obligations, except under limited circumstances, to provide for the registration under the Securities Act of the initial notes. See “The Exchange Offer—Consequences Of Failure To Exchange Initial Notes.”

Summary of the Terms of the Exchange Notes

The following is not intended to be a complete summary of the terms of the exchange notes. For a more detailed description of the exchange notes, see “Description of Notes.”

Issuer	Brookstone Company, Inc.

Notes Offered	$185.0 million aggregate principal amount of 12.00% second lien senior secured notes due 2012.

Interest Rate	12.00% per year.

Maturity Date	October 15, 2012.

Interest Payment Dates	April 15 and October 15 of each year, commencing April 15, 2006.

Ranking	The exchange notes will be the issuer’s general obligations and will be:

•	effectively junior in right of payment, to the extent of the value of the collateral securing such first-priority debt, to the issuer’s obligations under its first-priority debt, including the new senior secured credit facility, and any other first-priority debt, which will be secured on a first-priority basis by the same assets of the issuer that secure the exchange notes and by certain other assets of the issuer that do not secure the exchange notes;

•	effectively junior to any permitted prior liens, to the extent of the value of the assets of the issuer subject to those permitted prior liens;

•	pari passu in right of payment with all other senior indebtedness of the issuer, including indebtedness under its new senior secured credit facility and any of its other first priority debt; and

•	senior in right of payment to any future subordinated indebtedness of the issuer, if any.

As of December 31, 2005, the issuer and the guarantors had $191.8 million of indebtedness, including:

•	$8.9 million of secured indebtedness outstanding under the real estate mortgage loan for our headquarters facility and the capital lease for our distribution facility; and

•	$182.9 million of secured senior indebtedness outstanding, including the notes, net of discount on the notes of $2.1 million.

As of December 31, 2005, letters of credit in an aggregate face amount of approximately $13.8 million were outstanding under our new senior secured credit facility. As of December 31, 2005, there were no loans outstanding under our senior secured credit facility and approximately $58.7 million was available for borrowing under our new senior secured credit facility at such time.

Guarantees

The exchange notes will be guaranteed by Holdings and each of its existing and future subsidiaries that guarantee any credit facility of the issuer. The guarantors will jointly and severally, fully and unconditionally, guarantee the issuer’s obligations under the exchange notes. Each guarantee:

•	will be effectively junior in right of payment, to the extent of the value of the collateral securing such guarantor’s guarantee of first-priority debt, to such guarantor’s guarantee of the new senior secured credit facility and any other first-priority debt, which will be secured on a first-priority basis by the same assets of such guarantor that secure the exchange notes and by certain other assets of such guarantor that do not secure the exchange notes;

•	will be effectively junior to any permitted prior liens, to the extent of the value of the assets of such guarantor subject to those permitted prior liens;

•	will be pari passu in right of payment with all other senior indebtedness of such guarantor, including its guarantee of indebtedness under the new senior secured credit facility; and

•	will be senior in right of payment to any future subordinated indebtedness of such guarantor, if any.

Security

The obligations of the issuer with respect to the exchange notes, the obligations of the guarantors under the guarantees and all other parity lien obligations will be secured equally and ratably by second-priority liens in certain collateral granted to the collateral agent for the benefit of the holders of the parity lien obligations, including holders of the exchange notes. These second-priority liens will be junior in priority to the liens securing priority lien obligations, including those under the new senior secured credit facility, and to all other permitted prior liens. The liens securing priority lien obligations will be held by the priority lien collateral agent. The collateral comprises all of the assets of the issuer and the other pledgors, other than certain excluded assets. See “Description of Notes—Security.”

Optional Redemption

The issuer may redeem all or a portion of the exchange notes prior to October 15, 2009 at a price equal to 100% of the principal amount of the exchange notes plus a “make-whole” premium. In addition, at any time on or after October 15, 2009, the issuer may redeem the exchange notes, in whole or in part, at the redemption prices listed in the “Description of Notes—Optional Redemption.”

Optional Redemption After Equity Offerings

At any time prior to October 15, 2008, the issuer may, at its option and subject to certain requirements, use the net cash proceeds from one or more equity offerings to redeem up to 35% of the aggregate principal amount of the exchange notes at 112.00% of their face amount, plus accrued and unpaid interest. See “Description of Notes—Optional Redemption.”

Change of Control Offer

If the issuer experiences a change of control, it must give holders of the exchange notes the opportunity to sell it their exchange notes at 101% of the face amount of such exchange notes, plus accrued and unpaid interest and special interest, if any.

Certain Covenants	The indenture covering the exchange notes contains covenants that limit the issuer’s ability and that of Holdings and its restricted subsidiaries to:

•	incur additional debt;

•	pay dividends or distributions on, or redeem or repurchase, our capital stock;

•	make investments;

•	engage in transactions with affiliates;

•	create liens on assets;

•	transfer or sell assets;

•	guarantee debt;

•	restrict dividend payments to us; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

These covenants are subject to a number of important qualifications and limitations. See “Description of Notes—Certain Covenants.”

Absence of a Public Market

There is no public market for the exchange notes. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The initial purchasers have advised us that they intend to make a market for the exchange notes, but they are not obligated to do so. The initial purchasers may discontinue any market-making in the exchange notes at any time in their sole discretion. Accordingly, if an active public market does not develop, the market price and liquidity of the exchange notes may be adversely affected.

Risk Factors

Investing in the notes involves substantial risks. See the “Risk Factors” section of this prospectus for a description of certain of the risks you should consider before investing in the notes.

SUMMARY FINANCIAL DATA

The periods prior to and including October 3, 2005 reflect data of our predecessor for financial accounting purposes. The periods beginning October 4, 2005 reflect our financial data after the acquisition of Holdings. The summary historical and unaudited pro forma consolidated financial data presented below are derived from our predecessor’s audited consolidated financial statements for fiscal years 2003 and 2004, our predecessor’s audited consolidated financial statements for the period from January 30, 2005 through October 3, 2005 and our successor audited consolidated financial statements for the period from October 4, 2005 through December 31, 2005. The summary financial data for fiscal years 2003 and 2004 are all restated for, and the summary financial data for the period from January 30, 2005 through October 3, 2005 and the period from October 4, 2005 through December 31, 2005 have been prepared to reflect, the presentation of the Gardeners Eden business, the intended sale of which was announced by us on June 29, 2005, as a discontinued operation. Because of the revaluation of certain assets and liabilities acquired as part of the transactions and the related impact to the financial data, the consolidated financial statements of our predecessor for the periods prior to October 4, 2005 are not comparable to our consolidated financial statements subsequent to that date. The summary unaudited pro forma consolidated financial data gives pro forma effect to the transactions. The summary unaudited pro forma consolidated financial data does not purport to represent what the results of operations or financial position would have been had the transactions occurred on the dates indicated above or to project results of operations or financial position for any future period or at any future date.

The summary historical and unaudited pro forma consolidated financial data presented below are for Holdings and its subsidiaries. Separate financial data for the issuer is not presented. Holdings is a holding company which has no independent operations or assets other than the capital stock of the issuer and its subsidiaries. The exchange notes will be guaranteed by Holdings and each of its existing and future subsidiaries that guarantee any credit facility of the issuer.

You should read the summary consolidated financial data set forth below in conjunction with “Unaudited Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Predecessor			Successor	Pro-Forma(9)
	Fiscal Year		January 30, 2005 to October 3, 2005	October 4, 2005 to December 31, 2005	Fiscal Year 2005
	2003	2004
	(in thousands, except operating and ratio data)
Income Statement Data:
Net sales	$418,770	$482,884	$216,091	$224,527	$440,618
Cost of sales(1)	267,667	306,480	159,872	136,093	290,637

Gross profit	151,103	176,404	56,219	88,434	149,981
Selling, general and administrative expenses	118,556	135,781	78,361	50,938	129,841
Gain on curtailment of retiree medical plan	—	—	—	—	—

Operating income (loss) from continuing operations	32,547	40,623	(22,142)	37,496	20,140
Interest (income) expense, net	857	921	25	8,419	24,831
Other party interests in consolidated entities(2)	—	751	687	174	861
Provision (benefit) for income taxes	12,217	15,485	(7,887)	11,444	(1,014)

Income (loss) from continuing operations before discontinued operations	19,473	23,466	(14,967)	17,459	(4,538)

Discontinued operations, net of tax	(1,921)	(2,104)	(5,634)	(425)

Net Income (loss)	$17,552	$21,362	$(20,601)	$17,034

Operating Data: (Unaudited)
Increase (Decrease) in same store sales(3)	11.2%	6.3%	(8.3%)	(15.2%)	*
Net sales per square foot of selling space(4)	$544	$579	$261	$247	*
Number of stores:
Beginning of period	256	270	288	292	*
Opened during period	17	18	6	13	*
Closed during period	3	—	2	—	*
End of period	270	288	292	305	*
Number of winter holiday seasonal stores	67	61	2	70	*

Other Financial Data:
Depreciation and Amortization	$12,300	$13,679	$9,269	$3,309	$13,209
Interest expense	$1,464	$1,556	$978	$8,781	$26,146
EBITDA(5)(6)	$44,728	$53,343	$(5,220)	$33,190	$35,073
Net cash provided by (used in) operating activities	$38,337	$40,373	$(46,435)	$(83,591)	*
Net cash provided by (used in) investing activities	$(26,260)	$(33,067)	$(8,468)	$(454,655)	*
Net cash provided by (used in) financing activities	$3,517	$9,161	$(568)	$416,656	*
Capital Expenditures(7)	$26,260	$33,067	$8,468	$5,891	*
Ratio of earnings to fixed charges(8)	3.6	3.9	*	*	*

Balance Sheet Data (at period end):
Total assets	$220,327	$266,480	$236,929	$597,427	$601,725
Long-term debt, excluding current portion	$1,941	$8,760	$8,091	$190,849	$191,055
Total shareholders’ equity	$145,124	$170,286	$152,838	$266,322	$259,292

*	Not available or not meaningful.
(1)	As more fully described in Footnote 2 to the Consolidated Financial Statements, we reclassified certain freight and warehousing costs from SG&A to cost of sales. The amounts were as follows: Fiscal 2004, $18.8 million; Fiscal 2003, $17.1 million.
(2)	Other party interests in consolidated entities represents the ownership interest belonging to our joint venture partners in two airport locations in Las Vegas, two airport locations in Chicago, two airport locations in Dallas and four airport locations in Atlanta which are operated under four separate joint venture arrangements with respect to each city. In Fiscal 2004 and subsequent periods, all of these joint venture entities are consolidated in Brookstone, Inc.’s financial statements and shown separately on Brookstone, Inc.’s consolidated statement of income. Prior to Fiscal 2004, the Atlanta joint venture was accounted for as an equity method investment and as such the joint venture partner’s interests were not consolidated. Other party interests were included in selling, general and administrative expenses prior to Fiscal 2004 due to immateriality.
(3)	To be included as a “same store”, a retail store must have been open for an entire prior fiscal year and such store will remain in the “same store” base unless it closes permanently. Retail locations that are remodeled or relocated are not removed from this “same store” base. This calculation does not include our five Gardeners Eden retail stores.
(4)	Net sales per square foot of selling space dollar amount is calculated using net sales generated for stores open for the entire fiscal year (including remodeled, relocated or expanded stores) divided by the square feet of selling space of such stores. Selling space does not include stock rooms. This calculation does not include our five Gardeners Eden retail stores.
(5)	EBITDA is a measurement not in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management believes that the presentation of EBITDA included in this prospectus provides useful information to investors regarding our results of operations because such presentation assists in analyzing the operating performance of our business. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. The presentation of EBITDA included in this prospectus should be considered in addition to, and not as a substitute for, net income in accordance with U.S. GAAP as a measure of performance or net cash provided by operating activities as determined in accordance with U.S. GAAP as a measure of liquidity.

(6)	“EBITDA” is defined as net income (loss) plus interest expense, depreciation, amortization and income taxes plus the amount of income (loss) from our Gardeners Eden business during the applicable period. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies.

The following table sets forth a reconciliation of EBITDA to net income (loss):

	Predecessor			Successor	Pro Forma
	Fiscal Year		January 30, 2005 to October 3, 2005	October 4, 2005 to December 31, 2005	Fiscal Year 2005
	2003	2004
	(in thousands)
Net income (loss)	$17,552	$21,362	$(20,601)	$17,034	$(4,538)
Discontinued operations - Gardeners Eden	1,921	2,104	5,634	425	*
Interest expense	1,464	1,556	8,781	978	26,146
Depreciation and amortization	11,574	12,836	8,853	3,309	12,927
Income taxes	12,217	15,485	(7,887)	11,444	(1,014)

EBITDA	$44,728	$53,343	$(5,220)	$33,190	$35,073

The pro forma net income (loss) for fiscal year 2005 includes loss from continuing operations of $4,538 and loss from discontinued operations of $6,059.
*	Not available or not meaningful.
(7)	Capital expenditures are defined as additions to property, plant and equipment.
(8)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges plus amortization of capitalized interest minus capitalized interest. Fixed charges include: (i) interest expense, whether expensed or capitalized; (ii) amortization of debt issuance costs; and (iii) the portion of rental expense representative of the interest factor, which is calculated based upon 1/3 of rental expense related to operating leases.
(9)	Pro forma financial data combines historical financial information of predecessor for the period from January 30, 2005 through October 3, 2005 and successor for the period from October 4, 2005 through December 31, 2005 and is presented to give effect to the offering, the use of proceeds thereof and the transactions as if they occurred on January 30, 2005.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus in evaluating the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Business

Our results of operations are highly dependent on our sales during the winter holiday season and the Father’s Day selling season.

A high percentage of our annual sales and substantially all of our annual income from operations have historically been attributable to the winter holiday selling season. In addition, our sales in our second fiscal quarter are generally higher than sales during the first and third quarters as a result of sales in connection with Father’s Day. Like many retailers, we must make merchandising and inventory decisions for the winter holiday selling season and the Father’s Day selling season well in advance of actual sales. Accordingly, unfavorable economic conditions, weather conditions and/or deviations from projected demand for products during these seasons could have a material adverse effect on our results of operations for the entire fiscal year. While we have implemented certain measures to improve our results during periods outside of the winter holiday selling season and the Father’s Day selling season, such as the opening of stores in airports, we expect that our annual results of operations will remain dependent on our performance during the winter holiday selling season, and to a lesser extent, on our performance during the Father’s Day selling season.

Our ability to introduce innovative merchandise and updated products may impact our sales and profitability.

Successful implementation of our merchandising strategy depends on our ability to introduce in a timely manner new or updated products, which are affordable, functional in purpose, distinctive in quality and design and not widely available from other retailers. We expect that the popularity of a product or group of related products of the types we typically offer will be limited in time due to the continual changing nature of consumer preferences. In addition, if our products or substitutes for such products become widely available from other retailers (including mass-retailers, department stores or discount retailers), demand for these products from us may decline or we may be required to reduce our retail prices. If a competitor of our company were to offer for sale new and innovative products that we did not offer for sale, customer demand for our goods could decline. A decline in the demand for, or a reduction in the retail prices of, our important existing products can cause declines in our sales and profitability if we are unable to introduce in a timely fashion new or replacement products of similar sales levels and profitability. Even with innovative merchandising, there remains a risk that the products will not sell at planned levels.

Changes in consumer preferences could adversely affect our business.

Our business in general is subject to changing consumer and industry trends, demands and preferences. Our continued success depends largely on the introduction and acceptance by our customers of new product lines and improvements to existing product lines that respond to such trends, demands and preferences. Trends within the industry change often and our failure to anticipate, identify or react to changes in these trends could lead to, among other things, rejection of a new product line and reduced demand and price reductions for our products, and could materially adversely affect us. In addition, we may not have sufficient resources to make necessary investments or we may be unable to make the advances necessary to develop new products or improve our existing products to maintain our market position.

We are exposed to product liability claims and intellectual property infringement claims.

Although we seek to maintain quality standards at a high level, our products may have defects that could result in high rates of return, recalls or product liability claims. Such returns, recalls or claims could adversely affect profitability. Third parties may assert claims for patent or trademark infringement, or violation of other proprietary rights. If successful, such claims could result in the inability to sell a particular product or, in the case of a settlement or royalty, adversely impact the profitability of the product and could have a material adverse effect on our results of operations. Such claims could entail significant legal expenses even if they are ultimately resolved in our favor.

Our ability to protect our proprietary technology is uncertain and our inability to protect these rights could impair our competitive advantage and cause us to incur substantial expense to enforce our rights.

We actively pursue and protect, domestically and internationally, our corporate trademarks and other intellectual property rights to ensure that the quality of our brands and the value of our proprietary rights are maintained. We seek patents to establish and protect our proprietary rights relating to the technologies and products we have developed, are in the process of developing, or that we may develop in the future. We have taken and will continue, in the future, to take steps to broaden and enhance our patent protection for our proprietary products.

We cannot assure you that a third party will not infringe upon or design around any patent issued or licensed to us, or that these patents will otherwise be commercially viable. Litigation to establish the validity of patents, to defend against patent infringement claims of others and to assert patent infringement claims against others can be expensive and time-consuming even if the outcome is favorable to us. If the outcome is unfavorable to us, we may be required to pay damages, stop production and sales of infringing products or be subject to increased competition from similar products. We have taken and may, in the future, take steps to enhance our patent protection, but we cannot assure you that these steps will be successful or that, if unsuccessful, our patent protection will be adequate.

We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We attempt to protect our proprietary technology in large part by confidentiality agreements with our employees, consultants and other contractors. We cannot assure you, however, that these agreements will not be breached, that we will have adequate remedies for any breach or that competitors will not know of or independently discover our trade secrets.

Existing or future governmental regulations and legal uncertainties, including those relating to consumer protection, could have a material impact on our business or results from operations.

Our company and its operations are subject to numerous laws, regulations and governmental policies and procedures on the international, federal, state and local levels, including, but not limited to, laws, regulations, policies, procedures, rulings, interpretations, or other governmental or quasi-governmental practices, regarding corporate governance, commerce, customs, international trade, labor and employment, importation tax, securities, accounting, and other laws and regulations which are, or are found to be, applicable to us. Changes to this legal and regulatory framework, or to any individual law or regulation, or governmental policy or procedure to which we are now, or are determined to be in the future, subject, could have a material impact on our business or results from operations.

In addition, we are subject to federal, state, local and foreign consumer protection laws and regulations, including laws prohibiting unfair and deceptive trade practices. The violation of these laws may give rise to private rights of action, including class action lawsuits. If any of these claims are successful, it could materially adversely affect our business. In addition, any amendments to these regulations may force us to change certain aspects of our business which may materially adversely affect our results of operations.

The success of our business is dependent on our ability to open new stores and temporary locations.

Our ability to open new stores, including airport locations, and to operate our temporary location program successfully depends upon, among other things, our capital resources and our ability to locate suitable sites, negotiate favorable rents and other lease terms and implement our operational strategy. In addition, because our store designs must evolve over time so that we may effectively compete for customers in top malls, airports and other retail locations, actual store-related capital expenditures may vary from historical levels due to such factors as the scope of remodeling projects, general increases in the costs of labor and materials and unusual product display requirements.

If our leases terminate or are not renewed upon expiration, we could be required to make significant capital expenditures to relocate our retail stores.

All of our retail stores are leased. There can be no assurance that upon termination or expiration of these leases we will be able to renew them on acceptable terms or at all. If we are unable to renew such leases, we could be required to make significant capital expenditures to relocate our retail stores.

We operate in a very competitive business environment.

The U.S. retail industry is highly competitive. We compete against large international and national players, as well as many regional competitors. Some of our principal competitors may be less highly leveraged than we are and have greater financial, marketing and distribution resources than we do. Accordingly, these competitors may be better able to withstand changes in conditions within the industries in which we operate, and may have significantly greater operating and financial flexibility than we do. These competitors could increase their market share and cause us to lose business from our customers.

As a result of this competitive environment, we face and will continue to face pressure on sales prices of our products from competitors. As a result of these pricing pressures, we may in the future experience reductions in our profit margins, revenues or sales. In addition, we will need to invest continuously in customer service and support, marketing and our sales force. We cannot assure you that we will be able to maintain or increase either current market share of our products or our price and operating margins successfully in the future.

Our business will suffer if certain key officers or employees discontinue employment with us or if we are unable to recruit and retain highly skilled personnel.

The success of our business is materially dependent upon the skills, experience and efforts of our key officers and other employees. The loss of these key personnel could have a material adverse effect on our business, operating results or financial condition. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly highly-skilled and motivated, full-time and temporary associates with appropriate retail experience to work in management and in our stores and temporary locations. Further, because of the limited time periods during which temporary locations are open each year, the availability of suitable associates for such locations is limited. The market for these resources is highly competitive. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could impair our ability to develop new products or enhance existing products, sell products to our customers or manage our business effectively.

Our business may be negatively impacted by poor economic conditions.

Our business has been and may in the future be impacted by economic conditions that tend to reduce the level of discretionary consumer spending. These conditions include high interest rates, inflation, unemployment, stock market uncertainty and low consumer confidence.

Computer systems or telephone services failures could have a material adverse effect on us.

Our success is dependent upon our computer hardware and software systems and our telecommunications systems. The internet portion of the direct marketing segment relies heavily on the proper operation of these systems, as well as on the continued operation of the external components of the internet, to market goods and to receive and process orders. The retail segment utilizes point of sale computers located in the stores. Our headquarters and distribution center rely on a wide variety of applications to carry on the business. These systems are subject to damage from natural disasters, power failures, hardware and software failures, security breaches, network failures, computer viruses and operator negligence. Should one of these systems fail or be inadequate to support future growth, our results could be materially and adversely impacted. We are also dependent on certain vendors of our key information systems. Should these vendors experience financial difficulties, the support of these key systems could be negatively impacted.

Disruptions at our distribution center, including potential labor disputes and work stoppages, could significantly increase our distribution costs and therefore adversely affect our financial performance.

We conduct the majority of our distribution operations and a significant portion of our direct marketing processing functions from our facility in Mexico, Missouri. A disruption in operations at the distribution center may significantly increase our distribution costs and prevent goods from flowing to stores and customers. We use third-party carriers for our product shipments. The distribution of products is vulnerable to disruption from employee strikes and labor unrest, in particular, potential strikes by UPS employees and/or longshoremen, which could increase costs and impede or restrict the supply of goods.

The success of our direct marketing operations are dependent on various factors, including the receipt of adequate customer response to mailings and rising paper and postal rates.

The success of our catalog operation hinges on the achievement of adequate response rates to mailings, merchandising and catalog presentation that appeal to mail order customers and the expansion of the potential customer base in a cost-effective manner. Lack of consumer response to particular catalog mailings could increase the costs and decrease the profitability of the direct marketing segment. Significant costs relative to paper, postage and inventory are associated with the direct marketing segment. Rising paper and postal rates can negatively impact the business and the failure to accurately predict consumer response or to achieve the optimum cost-effective level of catalog circulation could adversely affect revenues and growth of the business. In addition, terrorism perpetrated via the U.S. mail or threats thereof could have a material adverse impact on our catalog business.

Because we depend on a core group of significant vendors, our operating results may be adversely affected by the loss of these key vendors or if these key vendors are unable to continue to fill our orders for their products.

Because we strive to sell only unique merchandise, adequate substitutes for certain key products may not be widely available in the marketplace. There can be no assurance that vendor manufacturing or distribution problems, or the loss of our exclusive rights to distribute important products, would not have a material adverse effect on our performance. In Fiscal 2005, we had one vendor who supplied products representing approximately 16% of net sales, with our 10 largest vendors representing approximately 41% of net sales. Our operating results could be adversely affected if any of our 10 largest vendors were unable to continue to fill our orders for such vendor’s products or failed to fill those orders in a timely way.

Our dependence on foreign vendors subjects us to possible delays in receipt of merchandise and to the risks involved in foreign operations.

We are purchasing an increasing portion of our merchandise from foreign vendors, including, but not limited to, Asia. Although we expect this strategy to increase profit margins for these products, our reliance on such vendors subjects us to associated legal, social, political and economic risks, including, but not limited to, import, licensing and trade restrictions. In particular, economic relations between the United States and China have historically had a potential for volatility, the recurrence of which could have a material adverse impact on our operations and results. There is increasing political pressure on China to permit the exchange rate of its currency, the Chinese Yuan (“CNY”), to float against the U.S. Dollar (“USD”). Although substantially all of our supply contracts in China are denominated in USD, our suppliers could attempt to renegotiate these contracts and increase costs to us if the CNY/USD exchange rate were to change. We are also subject to the risk that the manufacturers abroad who ultimately manufacture our products may employ labor practices that are not consistent with acceptable practices in the United States. In any such event, we could be hurt by negative publicity with respect to those practices and, in some cases, face liability for those practices.

Additionally, we are highly dependent upon steamship lines and air cargo companies to transport this merchandise from overseas to the United States and as such, we remain vulnerable to equipment shortages and labor stoppage, as well as terror alerts and acts of terrorism, both at the ports and countries of origins and in the United States. In such a situation, we could face inventory shortages in certain products, increased transportation costs and increased interest expense as a result of moving inventory receipts forward.

The expansion of our business into international markets would expose us to certain risks.

We intend to expand the Brookstone concept into Asia and may also expand into other international markets. We cannot assure you that we will maintain significant operations internationally or that any such operations will be successful. Any international operations we establish will be subject to risks similar to those affecting our existing operations in the United States in addition to a number of other risks, including:

•	political and economic instability in foreign markets;

•	inconsistent product regulation by foreign agencies or governments;

•	imposition of product tariffs and burdens;

•	cost of complying with a wide variety of international and U.S. export laws and regulatory requirements;

•	foreign currency fluctuations;

•	difficulty in enforcing intellectual property rights; and

•	language and other cultural barriers.

We currently do not plan to acquire political risk insurance in the countries in which we will conduct business. While we will carefully consider the risks in countries where we are evaluating investment opportunities, we cannot assure you that we will not be materially adversely affected as a result of such risks.

Interruptions in deliveries of raw materials and/or increased prices for raw materials used in our products could adversely affect our profitability, margins and revenues.

The raw materials used to manufacture the products we sell and our distribution and labor costs are subject to availability constraints and price volatility, which could result in increased costs. The raw materials used to manufacture the products we sell are subject to availability constraints and price volatility caused by high demand for such products and their components, currency fluctuations, factory capacity, competition for suppliers and factories, weather, supply conditions, government regulations, economic climate and other unpredictable factors. In addition, our transportation and labor costs are subject to price volatility caused by the price of oil, supply of labor, governmental regulations, economic climate, currency fluctuations and other unpredictable factors. Increases in demand for, or the price of, raw materials, distribution services and labor could have a material adverse effect on our business, financial condition and results of operations. Since we rely significantly on foreign sources of raw materials and production, we are at risk from a variety of factors that could leave us with inadequate or excess inventories, resulting in decreased profits or losses.

Increases in petroleum prices may increase our transportation and shipping costs and the costs of certain of our products, which could lead to a decrease in sales.

In recent years, increases in petroleum prices have resulted in increased transportation and shipping costs for our company. Further increases in petroleum prices such as those recently experienced as a result of Hurricane Katrina, or failure of such prices to decline, could continue to increase our costs for transportation and shipping and also could cause increases in the cost of goods that are manufactured from plastics and other petroleum-based products. In addition, increased petroleum prices may lead to increased airfares, which could cause a decrease in sales.

Fluctuating exchange rates could adversely affect our profitability and revenues.

We conduct a substantial part of our business in the U.S., and therefore our profitability and revenues may be adversely affected by fluctuating exchange rates. We are subject to currency exchange rate risk to the extent that our costs are denominated in currencies other than those in which we earn revenues. We cannot assure you that currency exchange rate fluctuations will not adversely affect our results of operations and financial condition.

Government regulation and other uncertainties relating to the internet and online commerce could negatively impact our internet business.

As a greater proportion of our sales are made via the internet, and as we begin to look more to that channel to increase overall sales, we will become increasingly subject to the uncertainties inherent in the developing area of e-commerce. Such uncertainties include, but are not limited to, the extent to which our customers will adopt the internet as their method of purchase, the effect that government regulation of the internet (or lack thereof) will have on the internet as a medium of commerce, as well as the reliability, stability and security of the internet and World Wide Web.

Health epidemics, terror alerts, terrorist attacks and other acts of violence or war may adversely affect our sales.

The United States Federal Government terror alerts have a negative effect on retail sales as they cause a disruption of consumer shopping patterns. Our stores are located predominantly in large public areas such as malls and airports, which experience a significant decrease in traffic during periods of high alert. Our stores are dependent on pedestrian traffic for sales volume. Terror alerts and acts of terrorism that affect such traffic could have a materially adverse impact on sales. Terror alerts related to acts of terrorism perpetrated via the U.S. mail could also have a material adverse impact on our catalog business.

A significant portion of our sales is generated at our airport store locations. Additionally, we market a wide range of products attractive to the traveling public. A decrease in traffic due to war, terrorism, health epidemics, cost increases to the consumer, or the consolidation of the airline industry caused by merger and bankruptcy and the consequent reduction of flights and available destinations could negatively affect the volume of business at our airport store locations and could depress the sales of travel-related merchandise.

The outbreak of unexpected disease threats such as severe acute respiratory syndrome (SARS), influenza, avian flu and insect-borne diseases such as encephalitis and the West Nile virus could negatively impact our sales. Travel restrictions to certain parts of the world could impair our activities with some of our vendors that could result in product shortages and could slow new product development. Additionally, any reduction in travel could depress sales at our airport locations and reduce sales of our travel-related merchandise. Fear of contagion could cause a drop in traffic at all of our store locations with a consequent drop in sales.

Extreme weather conditions may negatively impact our business, financial condition and results of operations.

Extreme weather conditions in regions in which we source our products or the areas in which our stores are located could have a material adverse effect on our business, financial condition and results of operations. Major international catastrophes such as tsunamis, hurricanes and earthquakes could adversely affect our business in a number of ways, including but not limited to, store closures, reduced sales, performance delays, product shortages and increased costs, all of which are beyond our control and cannot be anticipated. For example, Hurricane Katrina forced us to close five of our stores, one of which we believe will remain closed indefinitely. Also, heavy snowfall or other extreme weather conditions over a prolonged period might make it difficult for our customers to travel to our stores. Our business is also susceptible to unseasonable weather conditions. For example, extended periods of unseasonably warm temperatures during the winter season or cool weather during the summer season could render a portion of our inventory incompatible with those unseasonable conditions. These prolonged unseasonable weather conditions could adversely affect the our business, financial condition and results of operations.

Our Sponsors’ interests may conflict with yours.

The Sponsors and their affiliates and designees indirectly collectively beneficially own approximately 93.5% of our outstanding voting securities. As a result, our Sponsors are collectively in a position to control all matters affecting us, including decisions regarding extraordinary business transactions, fundamental corporate transactions, appointment of members to our management, election of directors and our corporate and management policies.

The interests of our Sponsors could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our Sponsors might conflict with your interests as a holder of the notes. Our Sponsors may also have an interest in pursuing acquisitions, divestitures, financings or other transactions, including dividend payments to the holders of our equity, that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. See “Certain Relationships and Related Party Transactions” and “Security Ownership of Certain Beneficial Owners and Management.”

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes.

We currently have a significant amount of indebtedness. As of December 31, 2005, we had total indebtedness of $191.8 million (of which $182.9 million consisted of the notes, net of discount on the notes of $2.1 million, and the balance consisted of other debt).

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, the indenture and our new senior secured credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

If there is a default, proceeds from sales of the collateral will be applied first to satisfy amounts owed under our first-priority debt, including our new senior secured credit facility, and the value of the collateral may not be sufficient to repay the holders of the notes.

Our obligations under the notes and related guarantees are secured by a second-priority lien on certain assets that are also pledged on a first-priority basis to the agents and lenders under our new senior secured credit facility. In addition, under the indenture governing the notes, we may incur additional indebtedness that will be secured by first-priority liens or the collateral. As a result, upon any foreclosure on the collateral, proceeds will be applied first to repay amounts owed under our first-priority debt, including our new senior secured credit facility, and then to satisfy amounts owed to holders of the notes. The value of the collateral in the event of a liquidation will depend on market and economic conditions, the availability of buyers and similar factors. You should not rely upon the book value of the assets underlying the collateral as a measure of realizable value for such assets. By its nature, some or all the collateral may be illiquid and may not have readily ascertainable market value. Likewise, there is no assurance that the assets underlying the collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. Accordingly, there can be no assurance that the proceeds of any sale of the collateral following any acceleration of the maturity of the notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes after satisfying the obligations secured by the first-priority liens.

If the proceeds of any sale of the assets underlying the collateral are insufficient to repay all amounts due on the notes, the holders of the notes (to the extent the notes are not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims of any unsatisfied portion of the obligations secured by the first-priority liens and our other unsecured senior indebtedness.

The notes and the related guarantees are effectively subordinated to other debt and certain liens on the collateral securing the notes were not perfected as of the offering of the initial notes.

The notes effectively rank junior in right of payment to all amounts owed under our new senior secured credit facility, to the extent of the value of the collateral pledged for the benefit of the notes, as the senior secured credit facility lenders will have a first-priority lien on the collateral pledged for the benefit of the notes. In addition, the senior secured credit facility is secured by liens on certain other collateral not pledged for the benefit of the holders of the notes, including a first priority perfected security interest in all of our capital stock and the capital stock of each other direct and indirect wholly-owned subsidiary of Holdings (limited, in the case of certain foreign subsidiaries to 65% of such capital stock). The holders of the notes have agreed to waive a right to seek to require the holders of the obligations secured by the first-priority liens to marshall such holders’ collateral. As a result, the lenders under the senior secured credit facility will be paid in full from the proceeds of the collateral pledged to them before holders of notes are paid from any remaining proceeds from the second lien collateral.

In addition, the intercreditor agreement provides that to the extent the holders of any priority liens do not require that an action be taken to perfect upon any of the collateral, the collateral agent will not require that such action be taken with respect to such collateral securing the notes. Thus, the security interests in certain items of collateral, including certain deposit accounts in which the holders of the priority liens have not required control agreements be obtained, will not be perfected. To the extent that any security interests are not perfected, the note holders will be treated as general unsecured creditors of the issuer and the guarantors with respect to such collateral in the event of a bankruptcy. The security interests of certain lien holders, such as judgment creditors and any creditors who obtain a perfected security interest in any items of collateral in which the note holders’ security interest is unperfected, would take priority in the collateral. In addition, subject to the restrictions contained in the indenture governing the notes, we may incur additional debt that is secured by first priority liens on the collateral or by liens on assets that are not pledged to the holders of notes, all or which would effectively rank senior in right of payment to the notes to the extent of the value of the assets securing such debt.

At December 31, 2005, the notes and the related guarantees effectively ranked junior to $8.9 million of indebtedness, representing the principal outstanding under both the real estate mortgage loan for our headquarters facility and the capital lease for our distribution facility, which are secured by “excluded assets.” For a description of these and other assets, which will not secure the notes, see “Description of Notes—Certain Definitions.” In addition, at December 31, 2005, the notes and the related guarantees effectively ranked junior to approximately $0 million of loans outstanding under our new senior secured credit facility, $13.8 million aggregate face amount of letters of credit secured on a first-priority basis by the collateral, which were outstanding under our new senior secured facility at such time, and approximately an additional $58.7 million was available under our new senior secured credit facility subject to a borrowing base limitation.

We may incur additional indebtedness ranking equally with the notes or the related guarantees.

The indenture governing the notes permits us to issue additional debt secured on an equal and ratable basis with the notes. If we incur any additional debt that is secured on an equal and ratable basis with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any foreclosure upon the collateral or an insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

The holders of first-priority liens, including lenders under the new senior secured credit facility, have the sole right to exercise remedies against the collateral for so long as the debt secured by such liens is outstanding.

The intercreditor agreement provides that if holders of first-priority liens, including the lenders under the new senior secured credit facility, release less than all or substantially all of the collateral for any reason whatsoever, including, without limitation, in connection with any repayment of those facilities or any sale of assets, the collateral so released will be required to be released from the security interest securing our and the guarantors’ obligations under the notes. If an event of default has occurred, the lenders under the new senior secured credit facility and other future first lien credit facilities may release collateral in connection with the foreclosure, sale or other disposition of such collateral to satisfy obligations under such credit facilities. Any collateral released would cease to act as security for the notes and the guarantees of the notes. In addition, because the lenders under the new senior credit facility control the disposition of the collateral securing the new senior secured credit facility and the notes, the lenders could decide not to proceed against the collateral, regardless of whether or not there is a default under the new senior secured credit facilities. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes and the note guarantees. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken with respect to the collateral that may be adverse to you.

It may be difficult to realize the value of the collateral securing the notes.

The collateral agent’s ability to foreclose on the collateral on your behalf may be subject to perfection and the consent of third parties. The collateral agent’s ability to foreclose may also be subject to priority issues and practical problems associated with the realization of the collateral agent’s security interest in the collateral. We cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease. No appraisals of any collateral were prepared in connection with the offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends.

The priority and voting provisions set forth in the indenture and the intercreditor agreement substantially limit the rights of the holders of the notes with respect to the collateral securing the notes.

The rights of the holders of the notes with respect to the collateral securing the notes are substantially limited pursuant to the terms of the priority and voting provisions set forth in the intercreditor agreement. Under those provisions, at any time that obligations that have the benefit of the first-priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the security documents, are at the direction of the holders of the obligations secured by the first-priority liens. The trustee, on behalf of the holders of the notes, does not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected. Our creditors with first-priority liens may have interests that are different from the interests of the holders of the notes.

In the event of a bankruptcy you may be limited in your ability to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection” to the extent the debtor’s use, sale or lease of collateral diminishes the value of such creditor’s collateral. Moreover, the meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining as a result of such debtor’s use, sale or lease of such collateral. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its interest in the collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection” or other provision of the bankruptcy code.

Furthermore, the indenture provides that, in the event of a bankruptcy, the trustee and the collateral agent may not object to a number of important matters following the filing of a bankruptcy petition so long as any first-priority lien debt is outstanding. After such a filing, the value of your interest in the collateral could materially deteriorate as a result of the holders of the obligations secured by the first-priority liens (i) exercising their rights under the intercreditor agreement or (ii) enforcing limitations on, or waivings of, rights secured creditors have under the bankruptcy code that the holders of the notes have agreed to in the intercreditor agreement, and the relief you could seek for a diminution in the value of your interest in the collateral may also be limited by the bankruptcy code. The right of the holders of obligations secured by first-priority liens on the collateral to foreclose upon and sell the collateral during the continuance of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding. In addition, under the terms of the intercreditor agreement, the holders of the notes agree not to file or prosecute in any insolvency or liquidation proceeding, any motion for “adequate protection” based upon their interest in the collateral, accept in limited circumstances. See “Description of Notes—Intercreditor Agreement—Insolvency or Liquidation Proceedings.”

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on first-priority lien debt and, thereafter, the notes, the holders of the notes would hold a secured claim to the extent of the value of the collateral to which the holders of the notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its interest in its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of its obligations secured by the collateral.

Your interest in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the notes includes substantially all tangible and intangible assets of us and the guarantors and the proceeds of the foregoing, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can be perfected only at the time such property and rights are acquired and identified. We cannot assure you that we will timely inform the collateral agent of any future acquisition of property and rights that constitute collateral and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the indenture, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

In most cases we have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

The security documents allow us to remain in possession of, to retain exclusive control over, to freely operate and to collect, invest and dispose of any income from, the collateral securing the notes and the guarantees. In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 if we determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to one or a series of released collateral. We may, among other things, without any release or consent by the collateral agent, conduct ordinary course activities with respect to the collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness), subject to the requirements under our debt agreements. See “Description of Notes—Compliance with Trust Indenture Act.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our new senior secured credit facility, will be adequate to meet our future liquidity needs at least until the maturity date of our new senior secured credit facility.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our new senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior secured credit facility and the notes, on commercially reasonable terms or at all.

Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

Some but not all of our subsidiaries guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

None of our non-guarantor subsidiaries had any indebtedness as of December 31, 2005. Our non-guarantor subsidiaries generated 3.4% and 1.3% of our consolidated revenues for the periods from January 30, 2005 through October 3, 2005 and October 4, 2005 through December 31, 2005, respectively, and held 0.6% of our consolidated assets as of December 31, 2005. See “Supplemental Consolidating Financial Information” to our consolidated financial statements included at the back of this prospectus.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest (including special interest), if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new senior secured credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture. See “Description of Notes—Repurchase at the Option of Holders.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

There is currently no public market for the notes and it is possible that an active trading market for the initial notes or the exchange notes may not develop, in which case you may not be able to resell your notes at their fair value or at all.

There is currently no public market for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, our ability to effect the exchange offer, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the initial purchasers that they currently intend to make a market in the exchange notes upon completion of the exchange offer. However, the initial purchasers may cease their market-making at any time. We do not intend to apply for listing the notes on any securities exchange. The initial notes have been designated as eligible for trading on The PORTAL(SM) Market.

We are not required to evaluate our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, which may lead to our investors losing confidence in our reported financial information.

As a result of our parent becoming a privately-held company upon the consummation of the transactions contemplated by the merger agreement, we are not subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management of a reporting company to annually review, assess and disclose the effectiveness of a company’s internal controls over financial reporting and to obtain a report by the reporting company’s independent auditors addressing such assessments. To the extent that we do not make the assessments and disclosures as to our internal controls over financial reporting provided for by Section 404 of the Sarbanes-Oxley Act of 2002, investors may lose confidence in the accuracy of our reported financial information, which may negatively impact the trading price of the notes.

MARKET AND INDUSTRY DATA

This prospectus contains estimates regarding market data, which are based on our internal estimates, independent industry publications, reports by market research firms, including Leo J. Shapiro and Associates, LLC, and/or other published independent sources. In each case, we believe these estimates are reasonable. However, market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market data. As a result, you should be aware that market data set forth herein, and estimates and beliefs based on such data, may not be reliable.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, contained within this prospectus constitute “forward-looking statements”. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “targets,” “likely,” “will,” “believe,” “may,” “should,” “could” or “estimate” or similar expressions or phrases.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Factors that may cause actual results to differ from expected results include, among others:

•	the seasonality of our sales;

•	our ability to introduce new products and improve existing products;

•	our exposure to product liability claims and intellectual property infringement claims;

•	the impact of existing or future governmental regulations and legal uncertainties, including those relating to consumer protection;

•	our ability to open new stores and temporary locations;

•	our ability to renew leases upon expiration upon terms acceptable to us;

•	the highly competitive business environment in which we operate;

•	our ability to retain and attract employees;

•	changes in economic conditions;

•	disruptions at our distribution center, including potential labor disputes and work stoppages;

•	our dependence on our key vendors;

•	our dependence on our foreign vendors;

•	the expansion of our business into international markets, including Asia;

•	the availability and price of raw materials;

•	the effects of health epidemics and potential future acts of terrorism, violence or war; and

•	our ability to service our substantial indebtedness.

Written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the Section entitled “Risk Factors” for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

THE ACQUISITION

On April 15, 2005, Brookstone Holdings Corp. and Brookstone Acquisition Corp., both of which were entities formed by our Sponsors, entered into a merger agreement with Holdings to acquire Holdings and its subsidiaries. The merger agreement was amended as of July 15, 2005 to reduce the aggregate purchase price to approximately $433.3 million. On October 4, 2005, the merger transaction closed simultaneously with the offering of the initial notes and the closing of our new senior secured credit facility.

The acquisition was financed through:

•	equity investments in OBH LP by our Sponsors of approximately $240.0 million in the aggregate;

•	the investment by certain members of our management of approximately $9.1 million in the common equity of OBH LP, consisting of the reinvestment by them of a portion of the merger consideration they received in respect of their Holdings stock options and/or the investment of personal funds;

•	the offering by us of $185.0 million of the initial notes;

•	the application of approximately $30.7 million of our cash on hand at the time of the closing; and

•	a new $100.0 million senior secured credit facility.

THE EXCHANGE OFFER

Exchange Offer

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange up to $185,000,000 aggregate principal amount of initial notes properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to any and all of the initial notes.

As of the date of this prospectus, $185,000,000 aggregate principal amount of the initial notes is outstanding. This prospectus, together with the accompanying letter of transmittal, is first being sent on or about [            ], 2006 to all holders of initial notes registered on our note register. Our obligation to accept initial notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “— Conditions of the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect

We sold the initial notes on October 4, 2005 to Goldman, Sachs & Co. and UBS Securities LLC as the initial purchasers pursuant to a purchase agreement in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the initial notes may not be reoffered, resold or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available. As part of the offering of the initial notes, we and the guarantors entered into an exchange and registration rights agreement with the initial purchasers. The exchange and registration rights agreement requires, unless the exchange offer is not permitted by applicable law or SEC policy, that we and the guarantors:

•	within 120 days after the closing of the offering, file the registration statement of which this prospectus forms a part with the SEC with respect to the exchange offer;

•	within 240 days after the closing of the offering, use commercially reasonable efforts to cause the registration statement of which this prospectus forms to be declared effective under the Securities Act;

•	keep the exchange offer open for at least 20 business days and exchange the exchange notes for all initial notes validly tendered and not withdrawn before the expiration of the offer; and

•	use our commercially reasonable efforts to complete the exchange offer not later than 21 business days after the registration statement of which this prospectus forms a part is declared effective.

Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the initial notes and the exchange notes will terminate. A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. Following the completion of the exchange offer (except as set forth in the paragraph immediately below), holders of initial notes not tendered will not have any further registration rights, except under limited circumstances, and those initial notes will continue to be subject to the restrictions on transfer described above. Accordingly, the liquidity of the market for the initial notes could be adversely affected upon consummation of the exchange offer.

However, if:

(1)	on or before the date of consummation of the exchange offer, the existing SEC interpretations are changed such that the exchange notes would not in general be freely transferable in such manner on such date; or

(2)	the exchange offer is not available to any holder of the initial notes,

we will, in lieu of (or, in the case of clause (2), in addition to) effecting registration of exchange notes, file within 120 days and use our commercially reasonable efforts to cause a registration statement under the Securities Act relating to a shelf registration of the initial notes for resale by holders or, in the case of clause (2), of the initial notes held by the initial purchasers for resale by the initial purchasers (the “Resale Registration”) to become effective within 120 days and to remain effective until two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

We will, in the event of the Resale Registration, provide to the holder or holders of the applicable initial notes copies of the prospectus that is a part of the shelf registration statement, notify such holder or holders when the Resale Registration for the applicable initial notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable initial notes. A holder of initial notes that sells such initial notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a holder (including certain indemnification obligations). Although we intend to file the registration statement previously described, we cannot assure you that the registration statement will be filed or, if filed, that it will become effective.

In the event that:

(1)	we have not filed the registration statement relating to the exchange offer (or, if applicable, the Resale Registration) within 120 days following the closing date of the offering; or

(2)	such registration statement has not become effective within 240 days following the closing date of the offering; or

(3)	the exchange offer has not been completed within 21 business days following the date the registration statement becomes effective; or

(4)	any registration statement required by the exchange and registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective (any such event referred to in clauses (1) through (4), the “Registration Default”), then we will pay to the holders, as liquidated damages, for the period from the occurrence of the Registration Default (but only with respect to one Registration Default at any particular time) until such time as no Registration Default is in effect an amount per annum equal to 0.25% of the aggregate principal amount of initial notes during the first 90-day period following the occurrence of such Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 2.0%. Liquidated damages shall be paid on interest payment dates to the holders of record for the payment of interest. References to interest on the initial notes shall mean such interest plus liquidated damages, if any.

Under the registration rights agreement, we were required to file with the SEC the registration statement of which this prospectus forms a part by February 1, 2006. However, because we did not file the registration statement of which this prospectus forms a part by such date, we incurred additional interest on the notes of approximately $1,285 per day commencing on February 1, 2006 through and including May 2, 2006.

Under certain circumstances, we and the guarantors may delay the filing or effectiveness of the shelf registration statement and we shall not be required to maintain the effectiveness thereof for a period of no more than 90 days during any 12-month period.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued pursuant to the exchange offer in exchange for initial notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act, or a broker-dealer who purchased initial notes directly from us to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of business of the holder and the holder is not participating, does not intend to participate and does not have an arrangement or understanding with any person to participate in the distribution of such exchange notes. Any holder who tenders in the exchange offer for the purpose, or with the intention, of participating in a distribution of the exchange notes, or who is our affiliate, cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such secondary resale transaction must be covered by an effective registration statement under the Securities Act containing the selling securityholder’s information required by Regulation S-K under the Securities Act, unless an exemption from registration is otherwise available. The foregoing is based on existing interpretations of the Securities Act by the SEC. We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the exchange notes. If this interpretation is inapplicable, and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify holders of notes against, any such liability.

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. See “Plan of Distribution”. Broker-dealers who acquired initial notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in order to sell the initial notes.

Consequences Of Failure To Exchange Initial Notes

To the extent initial notes are tendered and accepted in the exchange offer, the principal amount at maturity of initial notes will be reduced by the amount so tendered and a holder’s ability to sell untendered initial notes could be adversely affected. In addition, after the completion of the exchange offer, the initial notes will remain subject to restrictions on transfer. Since the initial notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of initial notes not tendered will have no further registration rights, except for the limited registration rights described above under the heading “—Purpose and Effect.”

Accordingly, the initial notes not tendered may be resold only:

•	to us or our subsidiaries;

•	pursuant to a registration statement which has been declared effective under the Securities Act;

•	for so long as the initial notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or Rule 904 under the Securities Act; or

•	pursuant to any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee);

in each case in accordance with any applicable securities laws of any state of the United States.

Upon completion of the exchange offer, due to the restrictions on transfer of the initial notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for initial notes will be relatively less liquid than the market for exchange notes. Consequently, holders of initial notes who do not participate in the exchange offer could experience significant diminution in the value of their initial notes, compared to the value of the exchange notes.

Terms Of The Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all initial notes that are validly tendered on or prior to 11:59 p.m. New York City time, on the expiration date. For each initial note surrendered to us pursuant to the exchange offer, the holder of such initial note will receive an exchange note having a principal amount equal to that of the surrendered note. We will issue $1,000 principal amount of exchange notes for each $1,000 principal amount of outstanding initial notes accepted in the exchange offer. Holders who have tendered their initial notes may withdraw their tender of initial notes at any time prior to 11:59 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of initial notes being tendered for exchange. However, the exchange offer is subject to the terms and provisions of the exchange and registration rights agreement. See “— Conditions of the Exchange Offer.”

The form and terms of the exchange notes are substantially the same as the form and terms of the initial notes, except that the exchange notes have been registered under the Securities Act and will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the initial notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the initial notes were issued.

As of the date of this prospectus, $185,000,000 in aggregate principal amount of the initial notes is outstanding. Only a holder of the initial notes, or such holder’s legal representative or attorney-in-fact, may participate in the exchange offer. We will not fix a record date for determining holders of the initial notes entitled to participate in the exchange offer.

We will be deemed to have accepted validly tendered initial notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of initial notes and for the purpose of receiving the exchange notes from us.

If any tendered initial notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, the certificates for any such unaccepted initial notes will be returned, without expense, to the tendering holder promptly after the expiration date.

Holders who tender initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be [            ], 2006, at 11:59 p.m., New York City time, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will notify the exchange agent of any extension by written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. This public announcement will also disclose the approximate aggregate principal amount of initial notes tendered to date.

We reserve the right, in our sole discretion, if any of the conditions set forth below under “— Conditions of the Exchange Offer” shall not have been satisfied:

•	to delay accepting any initial notes;

•	to extend the exchange offer;

•	to terminate the exchange offer;

in each case by giving written notice of such delay, extension or termination to the exchange agent; and

•	to amend the terms of the exchange offer in any manner.

If we amend the exchange offer in a manner we determine to constitute a material change, we will promptly disclose such amendments by means of a prospectus supplement that we will distribute to the registered holders of the initial notes. Modification of the exchange offer, including, but not limited to:

•	extension of the period during which the exchange offer is open; and

•	waiver of satisfaction of the conditions set forth below under “— Conditions of the Exchange Offer”

may require that at least five business days remain in the exchange offer.

Conditions Of The Exchange Offer

Notwithstanding any other term of the exchange offer, we are not required to accept for exchange, or to exchange the exchange notes for, any initial notes not previously accepted for exchange, and we may terminate or amend the exchange offer as provided herein before the expiration of the exchange offer, if any of the following events shall occur:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency which would be reasonably likely to materially impair our ability to proceed with the exchange offer, or there shall have occurred any material adverse development in any existing action or proceeding with respect to us or any of our subsidiaries; or

•	the exchange offer shall violate any applicable law, rule, regulation or interpretation of the staff of the SEC; or

•	any governmental approval which we shall deem necessary for the consummation of the exchange offer as contemplated by this prospectus shall not have been obtained.

If we determine in our reasonable discretion that any of these conditions are not satisfied (or any of such events shall have occurred), we may (1) refuse to accept any initial notes and return all tendered initial notes to the tendering holders and/or terminate the exchange offer, (2) extend the exchange offer and retain all initial notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such initial notes as described in “— Withdrawal Rights” or (3) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered initial notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the initial notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Holders may have certain rights and remedies against us under the registration rights agreement should we fail to consummate the exchange offer, notwithstanding a failure of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

The foregoing conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to such conditions or we may waive them in whole or in part at any time and from time to time in our reasonable discretion; provided, that, all conditions to the exchange offer other than those dependent upon receipt of necessary government approvals must be satisfied or waived by us before the exchange offer expires. If we decide to waive any of the foregoing conditions, we will expressly announce the decision in a manner reasonably calculated to inform holders of the waiver. Any failure by us at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Interest

The exchange notes will bear interest at a rate equal to 12.00% per annum. We will pay interest on the notes twice a year, on each April 15 and October 15, beginning April 15, 2006. See “Description of Notes.”

Procedures For Tendering Initial Notes

Only a holder of initial notes may tender the initial notes in the exchange offer. Except as set forth under “— Book-Entry Transfer,” to tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition, (1) certificates for the initial notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, (2) a timely confirmation of a book-entry transfer of such initial notes, if that procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or (3) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under “— The Exchange Agent; Assistance” prior to the expiration date.

The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

THE METHOD OF DELIVERY OF INITIAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE

EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR INITIAL NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUSTS COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

Any beneficial owner whose initial notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on the owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner’s initial notes, either make appropriate arrangements to register ownership of the initial notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless initial notes tendered pursuant thereto are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal or (2) for the account of such an eligible guarantor institution. If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any initial notes listed therein, the initial notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the initial notes.

If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered initial notes in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular initial notes, but if we waive any condition of the exchange offer, we will waive that condition for all holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of initial notes, neither we nor the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding after the expiration date or to terminate the exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

In all cases, issuance of exchange notes for initial notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such initial notes or a timely confirmation of a book-entry transfer of such initial notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal (or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of an agreement to be bound by the letter of transmittal), and all other required documents. If any tendered initial notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder thereof, or, in the case of initial notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, such nonexchanged initial notes will be credited to an account maintained with DTC, promptly after the expiration or termination of the exchange offer.

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of initial notes being tendered by causing DTC to transfer such initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of initial notes may be effected through book-entry transfer at DTC, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “— The Exchange Agent; Assistance” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Alternatively, participants may use DTC’s Automated Tender Offer Program, or ATOP, to process exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system in lieu of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender initial notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must reflect that the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

Other than holders whose initial notes are held through DTC, holders who wish to tender their initial notes and whose initial notes are not immediately available, or who cannot deliver their initial notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date, may tender their initial notes according to the guaranteed delivery procedures set forth in the letter of transmittal. Pursuant to such procedures:

•	the holder tenders through an eligible guarantor institution and signs a notice of guaranteed delivery;

•	on or prior to the expiration date, the exchange agent receives from the holder and the eligible guarantor institution a written or facsimile copy of a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, setting forth the name and address of the holder, the certificate number or numbers of the tendered initial notes, and the principal amount of tendered initial notes, stating that the tender is being made thereby and guaranteeing that, within five business days after the date of delivery of the notice of guaranteed delivery, the tendered initial notes, a duly executed letter of transmittal and any other required documents will be deposited by the eligible guarantor institution with the exchange agent; and

•	such properly completed and executed documents required by the letter of transmittal and the tendered initial notes in proper form for transfer are received by the exchange agent within five business days after the expiration date.

Any holder who wishes to tender initial notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to such initial notes prior to 11:59 p.m., New York City time, on the expiration date.

Acceptance Of Initial Notes For Exchange; Delivery Of Exchange Notes

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept any and all initial notes that are properly tendered in the exchange offer prior to 11:59 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after expiration of the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted validly tendered initial notes, when, as, and if we have given oral or written notice thereof to the exchange agent.

In all cases, issuances of exchange notes for initial notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent timely receives such initial notes, a properly completed and duly executed letter of transmittal and all other required documents; provided, however, we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If we do not accept any tendered initial notes for any reason, we will return such unaccepted initial notes without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

Withdrawal Rights

Holders may withdraw tenders of initial notes at any time prior to 11:59 p.m., New York City time, on the expiration date. For the withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address set forth under “— The Exchange Agent; Assistance.” The notice of withdrawal must:

•	specify the name of the person who tendered the initial notes to be withdrawn;

•	identify the initial notes to be withdrawn, including the certificate number or numbers and principal amount of withdrawn initial notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such initial notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an eligible guarantor institution together with the other documents required upon transfer by the indenture; and

•	specify the name in which such initial notes are to be registered, if different from the person who deposited the initial notes, pursuant to such documents of transfer.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices in our sole discretion. The initial notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any initial notes which have been tendered for exchange but which are withdrawn will be returned to their holder without cost to such holder promptly after withdrawal. Properly withdrawn initial notes may be retendered by following one of the procedures described under “— Procedures for Tendering Initial notes” at any time on or prior to the expiration date.

The Exchange Agent; Assistance

Wells Fargo Bank, N.A. is the exchange agent. All tendered initial notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

By Registered and Certified Mail:

Wells Fargo Bank , N.A.

Corporate Trust Operations

MAC N9303-121

P.O. Box 1517

Minneapolis, MN 55480

By Overnight Courier or Regular Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9303-121

6th & Marquette Avenue

Minneapolis, MN 55479

By Hand Delivery:

Wells Fargo Bank, N.A.

Corporate Trust Services

608 2nd Avenue South

Northstar East Building - 12th Floor

Minneapolis, MN 55402

Or

By Facsimile Transmission: (612) 667-6282

Confirm Facsimile By Telephone Or For Information Call: (800) 344-5128

Fees And Expenses

We will bear all expenses incident to the consummation of the exchange offer and compliance with the registration rights agreement, including, without limitation:

•	all registration and filing fees, including fees and expenses of compliance with state securities or blue sky laws;

•	printing expenses, including expenses of printing certificates for the exchange notes in a form eligible for deposit with DTC and of printing prospectuses;

•	messenger, telephone and delivery expenses;

•	fees and disbursements of our counsel;

•	fees and disbursements of our independent public accountants;

•	rating agency fees; and

•	our internal expenses, including all salaries and expenses of our officers and employees performing legal or accounting duties.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of initial notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize expenses of the exchange offer over the term of the exchange notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds or incur any additional indebtedness as a result of the issuance of the exchange notes pursuant to the exchange offer.

We used the proceeds from the sale of the notes in the offering, together with the cash investment by our Sponsors and certain members of our management and a portion of our cash balances, to consummate the transactions and pay related transaction expenses.

UNAUDITED PRO FORMA FINANCIAL DATA

We derived the following unaudited pro forma condensed consolidated financial statements by applying pro forma adjustments to the audited historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of operations for the fiscal period ended December 31, 2005, which consists of results of Predecessor Company for the period from January 30, 2005 through October 3, 2005 and of Successor Company for the period from October 4, 2005 through December 31, 2005, gives pro forma effect to the transactions as if they occurred at the beginning of such period. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

The acquisition has been accounted for, and is presented in the pro forma condensed consolidated financial statements, under the purchase method of accounting prescribed in Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” with the estimated useful lives of intangible assets determined in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” The excess of the purchase price, including transaction-related fees, over the fair value of acquired assets and liabilities has been recognized as goodwill. In accordance with the provisions of SFAS No. 142, no amortization of goodwill is recorded but instead its carrying value is subject to impairment testing.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information does not purport to represent what the results of operations or financial condition of Brookstone would have been had the transactions actually occurred on the date or for the period indicated, nor do they purport to project the consolidated balance sheet data, results of operations or financial condition of Brookstone for any future period or as of any future date.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “Prospectus Summary—The Transactions,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

Unaudited Pro Forma Consolidated Statement of Operations

For the Fiscal Period Ended December 31, 2005

(in thousands)

	Successor	Predecessor	Pro Forma Adjustment	Pro Forma
	October 4, 2005 - December 31, 2005	January 30, 2005 - October 3, 2005
Net sales	$224,527	$216,091	$—	$440,618
Cost of sales	136,093	159,872	(5,328)	290,637

Gross profit	88,434	56,219	5,328	149,981
Selling, general and administrative expenses	50,938	78,361	542	129,841

Income (loss) from continuing operations	37,496	(22,142)	4,786	20,140
Interest expense, net	8,419	25	16,387	24,831

Income (loss) before taxes and other party interests in consolidated entities and discontinued operations	29,077	(22,167)	(11,601)	(4,691)
Other party interests in consolidated entities	174	687	—	861

Income (loss) before taxes and discontinued operations	28,903	(22,854)	(11,601)	(5,552)
Income tax provision (benefit)	11,444	(7,887)	(4,571)	(1,014)

Income (loss) from continuing operations	$17,459	$(14,967)	$(7,030)	$(4,538)

The accompanying notes are an integral part of the

unaudited pro forma condensed consolidated statements.

Notes To Unaudited Pro Forma Consolidated Statements

The unaudited pro forma consolidated statement of operations for the period ended December 31, 2005, which consists of results of Predecessor Company for the period January 30, 2005 through October 3, 2005 and of Successor Company for the period October 4, 2005 through December 31, 2005, has been prepared to give effect to the transactions, including the issuance of the initial notes, as of January 30, 2005 as follows:

1. The cost of sales reduction of $5.3 million includes the reversal of non-recurring charges included in our historical results resulting from the inventory revaluation and the revaluation of straightline rent expense.

Inventory revaluation	$(7,195)
Fixed asset revaluation	314
Straightline rent	1,553

$(5,328)

2. The selling, general and administrative expenses include the amortization of intangibles, lease to fair value revaluation and directors and officers insurance.

Amortization lease revaluation	$(662)
Amortization lease revaluation	525
Trade name hard to find tools	167
Non Compete agreement	444
Directors and Officers Insurance	68

$542

3. To record interest expense from the issuance of the $185.0 million initial notes at an assumed interest rate of 12.00%, amortization of discount on bonds, and amortization of financing costs over the term of the initial notes and related new senior secured credit facility for the period ended December 31, 2005.

Debt issuance	$1,587
Interest on long term debt	14,800

$16,387

4. To record income tax expense related to the pro forma adjustments utilizing the company’s combined federal and state statutory incremental income tax rates.

SELECTED HISTORICAL FINANCIAL DATA(2)

The selected financial data presented below under the captions “Income Statement Data,” “Other Financial Data” and “Balance Sheet Data” for and as of the end of each of the years in the four-year period ended January 29, 2005 are derived from our predecessor’s audited financial statements as restated for the presentation of the Gardeners Eden business, the intended sale of which was announced by us on June 29, 2005, as a discontinued operation. The selected financial data under the captions “Income Statement Data,” “Other Financial Data” and Balance Sheet Data” for the period from January 30, 2005 through October 3, 2005 are derived from our predecessor’s audited financial statements and for the period from October 4, 2005 through December 31, 2005 are derived from our audited financial statements. The selected financial data for the period from January 30, 2005 through October 3, 2005 and the period from October 4, 2005 through December 31, 2005 have been prepared to reflect the presentation of the Gardeners Eden business, the intended sale of which was announced by us on June 29, 2005, as a discontinued operation which, in the opinion of management, include all normal recurring adjustments necessary for a fair statement of the data included therein in accordance with GAAP for interim financial information. The selected financial data presented below is for Holdings and its subsidiaries. Separate financial data for the issuer is not presented. Holdings is a holding company which has no independent operations or assets other than the capital stock of the issuer and its subsidiaries. The exchange notes will be guaranteed by Holdings and each of its existing and future subsidiaries that guarantee any credit facility of the issuer. The selected financial data presented below are qualified in their entirety by, and should be read in conjunction with, the financial statements and notes thereto and other financial and statistical information included in this prospectus, including the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Predecessor					Successor
	Fiscal Year				January 30, 2005 to October 3, 2005	October 4, 2005 to December 31, 2005
	2001	2002	2003	2004
	(in thousands, except operating and ratio data)
Income Statement Data:
Net sales	$330,966	$358,598	$418,770	$482,884	$216,091	$224,527
Cost of sales(1)	225,253	239,360	267,667	306,480	159,872	136,093

Gross profit	105,713	119,238	151,103	176,404	56,219	88,434
Selling, general and administrative expenses	91,629	96,717	118,556	135,781	78,361	50,938
Gain on curtailment of retiree medical plan	—	(642)	—	—	—	—

Operating income (loss) from continuing operations	14,084	23,163	32,547	40,623	(22,142)	37,496
Interest (income) expense, net	1,028	1,268	857	921	25	8,419
Other party interests in consolidated entities(2)	—	—	—	751	687	174
Provision (benefit) for income taxes	4,902	8,304	12,217	15,485	(7,887)	11,444

Income (loss) from continuing operations before discontinued operations	8,154	13,591	19,473	23,466	(14,967)	17,459
Discontinued operations, net of tax	(2,822)	(1,591)	(1,921)	(2,104)	(5,634)	(425)

Net Income (loss)	$5,332	$12,000	$17,552	$21,362	$(20,601)	$17,034

Operating Data: (Unaudited)
Increase (Decrease) in same store sales(3)	-8.6%	3.5%	11.2%	6.3%	(8.3%)	(15.2%)
Net sales per square foot of selling space(4)	$484	$489	$544	$579	$261	$247
Number of stores:
Beginning of period	223	246	256	270	288	292
Opened during period	25	12	17	18	6	13
Closed during period	2	2	3	—	2	—
End of period	246	256	270	288	292	305
Number of winter holiday seasonal stores	67	64	67	61	2	70

Other Financial Data:
Depreciation and Amortization	$11,206	$11,853	$12,300	$13,679	$9,269	$3,309
Interest expense	$1,531	$1,629	$1,464	$1,556	$978	$8,781
EBITDA(5)(6)	$24,942	$34,563	$44,728	$53,343	$(5,220)	$33,190
Net cash provided by (used in) operating activities	$7,305	$31,058	$38,337	$40,373	$(46,435)	$83,591
Net cash provided by (used in) investing activities	$(13,761)	$(6,116)	$(26,260)	$(33,067)	$(8,468)	$(454,655)
Net cash provided by (used in) financing activities	$(13)	$274	$3,517	$9,161	$(568)	$416,656
Capital Expenditures(7)	$13,761	$6,116	$26,260	$33,067	$8,468	$5,891
Ratio of earnings to fixed charges(8)	2.2	2.8	3.6	3.9	*	*
Balance Sheet Data (at period end):
Total assets	$157,105	$180,592	$220,327	$266,480	$236,929	$597,427
Long-term debt, excluding current portion	$2,273	$2,110	$1,941	$8,760	$8,091	$190,849
Total shareholders’ equity	$107,785	$120,756	$145,124	$170,286	$152,838	$266,322

*	Not available or not meaningful.

(1)	As more fully described in Footnote 2 to the Consolidated Financial Statements, we reclassified certain freight and warehousing costs from SG&A to cost of sales. The amounts were as follows: Fiscal 2004, $18.8 million; Fiscal 2003, $17.1 million; Fiscal 2002, $15.2 million; Fiscal 2001, $14.0 million.

(2)	Other party interests in consolidated entities represents the ownership interest belonging to our joint venture partners in two airport locations in Las Vegas, two airport locations in Chicago, two airport locations in Dallas, and four airport locations in Atlanta which are operated under four separate joint venture arrangements with respect to each city. In Fiscal 2004 and subsequent periods, all of these joint venture entities are consolidated in Brookstone, Inc.’s financial statements and shown separately on Brookstone, Inc.’s consolidated statement of income. Prior to Fiscal 2004, the Atlanta joint venture was accounted for as an equity method investment and as such the joint venture partner’s interests were not consolidated. Other party interests were included in selling, general and administrative expenses prior to Fiscal 2004 due to immateriality.
(3)	To be included as a “same store”, a retail store must have been open for an entire prior fiscal year and such store will remain in the “same store” base unless it closes permanently. Retail locations that are remodeled or relocated are not removed from this “same store” base. This calculation does not include our five Gardeners Eden retail stores.
(4)	Net sales per square foot of selling space dollar amount is calculated using net sales generated for stores open for the entire fiscal year (including remodeled, relocated or expanded stores) divided by the square feet of selling space of such stores. Selling space does not include stock rooms. This calculation does not include our five Gardeners Eden retail stores.
(5)	EBITDA is a measurement not in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management believes that the presentation of EBITDA included in this prospectus provides useful information to investors regarding our results of operations because such presentation assists in analyzing the operating performance of our business. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. The presentation of EBITDA included in this prospectus should be considered in addition to, and not as a substitute for, net income in accordance with U.S. GAAP as a measure of performance or net cash provided by operating activities as determined in accordance with U.S. GAAP as a measure of liquidity.
(6)	“EBITDA” is defined as net income (loss) plus interest expense, depreciation, amortization and income taxes plus the amount of income (loss) from our Gardeners Eden business during the applicable period. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies.

The following table sets forth a reconciliation of EBITDA to net income (loss):

	Predecessor					Successor
	Fiscal Year				January 30, 2005 to October 3, 2005	October 4, 2005 to December 31, 2005
	2001	2002	2003	2004
	(in thousands)
Net income (loss)	$5,332	$12,000	$17,552	$21,362	$(20,601)	$17,034
Discontinued operations - Gardeners Eden	2,822	1,591	1,921	2,104	5,634	425
Interest expense	1,531	1,629	1,464	1,556	8,781	978
Depreciation and amortization	10,355	11,039	11,574	12,836	8,853	3,309
Income taxes	4,902	8,304	12,217	15,485	(7,887)	11,444

EBITDA	$24,942	$34,563	$44,728	$53,343	$(5,220)	$33,190

(7)	Capital expenditures are defined as additions to property, plant and equipment.
(8)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges plus amortization of capitalized interest minus capitalized interest. Fixed charges include: (i) interest expense, whether expensed or capitalized; (ii) amortization of debt issuance costs; and (iii) the portion of rental expense representative of the interest factor, which is calculated based upon 1/3 of rental expense related to operating leases.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and the notes thereto appearing elsewhere in this prospectus. All statements, other than statements of historical fact, contained within this prospectus constitute “forward-looking statements”. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “targets,” “likely,” “will,” “believe,” “may,” “should,” “could” or “estimate” or similar expressions or phrases. All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations.

Basis of Presentation

In November of 2005, we changed our fiscal year from the Saturday closest to the end of January to the Saturday closest to the end of December. The following Management’s Discussion and Analysis of Results of Operations is presented on a combined basis, in which predecessor company operations through October 3, 2005 and successor company operations from October 4, 2005 to December 31, 2005 are combined as one. We have prepared our discussion of the results of operations by comparing the combined successor and predecessor results for the forty-eight week period ended December 31, 2005 to the fifty-two week period ended January 29, 2005 as presented below. We did not recast our financial statements for Fiscal 2004 to disclose financial information for the eleven-months ended December 31, 2004 because it was not cost justifiable or practicable to compile such information and believe that these period to period comparisons will be informative given the fact that the Fiscal fourth quarter periods of 2004 and 2005 both encompass the Holiday selling season. We consider a retail store that has been open for the entire prior fiscal year a “same store” and such store will remain in the same store base until it closes permanently. Retail locations that were remodeled or relocated are not removed from this calculation.

Introduction

Founded in 1965, we are a leading nationwide specialty retailer and product development company. Our strategy is to develop unique, innovative, Brookstone-branded products and offer them to customers via our proprietary distribution channels, which consist of our retail stores, our internet website and our catalogs. Our products are intended to make some aspect of our customer’s life easier, better, more enjoyable or more fun, qualities that we believe make our products particularly well suited for gift giving. Our portfolio is composed of the Brookstone and Hard-to-Find Tools brands. The Brookstone brand includes products in four main categories: home and office, travel and auto, outdoor living and health and fitness, and it consists of approximately 950 stock-keeping units, or SKUs. Approximately half of Brookstone products are priced at $40.00 or less, although items in our stores range in price from less than $5.00 to approximately $4,300.00. The Hard-to-Find Tools brand, which operates primarily through catalogs and the internet, features products that offer innovative solutions to common problems and tasks around the home and garden.

History

Impact of the Transactions

On April 15, 2005, certain entities formed by our Sponsors entered into a merger agreement to acquire Holdings and its subsidiaries. The merger agreement was amended as of July 15, 2005 to reduce the aggregate purchase price to approximately $433.3 million and the merger was consummated on October 4, 2005. Concurrently with the consummation of the transactions contemplated by the merger agreement, our Sponsors made an investment in OBH LP of approximately $240.0 million in cash, which investment has been evidenced by the issuance of common and preferred equity to OBH LP. In addition, certain members of our management invested approximately $9.1 million in the common equity of OBH LP consisting of the reinvestment by them of a portion of the merger consideration they received in respect of their Brookstone, Inc. stock options and/or the investment of personal funds. In addition, certain members of our management received profit-sharing interests in OBH LP upon the closing of the merger and have been awarded profit-sharing interests in OBH LP under a newly established management equity incentive program. Concurrently with the consummation of the transactions contemplated by the merger agreement, we also entered into a new senior secured credit facility and consummated the offering.

Upon consummation of the transactions on October 4, 2005, we became an indirect, wholly owned subsidiary of OBH LP. See “Use of Proceeds” for a more complete description of the specific sources and uses of funding related to the transactions and “Security Ownership of Certain Beneficial Owners and Management.”

As a result of the transactions, our assets and liabilities were adjusted to their fair value as of the closing and the aggregate level of our debt increased substantially. Accordingly, our cost of goods sold, depreciation and amortization expense, and interest expense will be higher in periods following the consummation of the transactions. The excess of the total purchase price over the fair value of our tangible and identifiable intangible assets acquired and liabilities assumed at closing was recorded as goodwill, which will be subject to annual impairment review.

Sale of Gardeners Eden

On June 29, 2005, we announced our plans to sell our Gardeners Eden business which consisted of five Gardeners Eden stores, one catalog title, Gardeners Eden and its internet site www.Gardenerseden.com. We are continuing to pursue the sale of this business. As a result, in the second quarter of Fiscal 2005, we began reflecting the results of operations from the Gardeners Eden business as a discontinued operation. For the forty-eight week period ended December 31, 2005 and the fifty-two week period ended January 30, 2005, the Gardener’s Eden net loss totaled $6.1 million (net of tax benefit of $3.2 million) and $2.1 million (net of tax benefit of $1.5 million), respectively. Included in discontinued operations for the forty-eight weeks ended December 31, 2005 is a pre-tax impairment charge of $5.3 million that we have recorded based upon our evaluation that the value of the Gardeners Eden tangible and intangible assets would not be recoverable upon sale of the business. The following Management’s Discussion and Analysis of Results of Operations exclude the discontinued operations of Gardeners Eden.

Recent Events

For the 13-week period ended April 1, 2006, we reported total net sales of $76.7 million, which is flat compared to the 13-week period ending April 30, 2005. Same-store sales for the 13-week period ended April 1, 2006 decreased 14.7 percent from the comparable 13-week period ending April 2, 2005. We ended the first quarter with approximately $38 million in cash and no cash borrowings under our asset-backed lending agreement.

On April 18, 2006, the Company issued a press release announcing that Mr. Louis Mancini has been appointed as our President and Chief Executive Officer and that Mr. Michael Anthony had left Brookstone and would pursue other interests.

Critical Accounting Policies

The Consolidated Financial Statements of Brookstone, Inc. are prepared in accordance with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We review our estimates on an ongoing basis and make judgments about the carrying value of assets and liabilities based on a number of factors. These factors include, but are not limited to, historical experience, guidance provided by outside experts and assumptions made by management that are believed to be reasonable under the circumstances. Senior management has discussed the development, selection and disclosure of these estimates with the Audit Committee of our board of directors. Management believes that the accounting estimates employed and the resulting balances are reasonable; however, actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are (a) highly uncertain at the time the estimate is made; (b) if different estimates reasonably could have been used; or (c) if changes in the estimate that are reasonably likely to occur periodically could materially impact the financial statements. Management believes the following critical accounting policies reflect the significant estimates and assumptions used in the preparation of the Consolidated Financial Statements.

Revenue Recognition.    We recognize revenue from sales of merchandise at the time of customer receipt. Revenue is recognized net of estimated merchandise returns and allowances. In our direct-to-customer segment, we estimate delivery time to be approximately three days; therefore, we recognize revenue in this segment on the third business day after shipment. Revenue from merchandise credits and gift certificates is deferred until redemption.

We allow merchandise returns for all merchandise and have established an allowance for merchandise returns based on historical experience, in accordance with Statement of Financial Accounting Standards No. 48 (SFAS No. 48), “Revenue Recognition When Right of Return Exists.”

Inventory Reserves.    We maintain information about our merchandise performance at the item level. This level of detail enables our management team to assess the viability of each item and to estimate our ability to sell through each item. We recognize the write-down of slow moving or obsolete inventory in cost of sales. Management’s estimates can be affected by many factors, some of which are outside of our control, which include but are not limited to, consumer buying trends and general economic conditions.

We take a physical inventory at least twice a year at our retail store locations and distribution center. The second of these inventories is conducted near the end of the fiscal year. We maintain a reserve for inventory shrinkage for the periods between physical inventories. Management establishes this reserve based on historical results of previous physical inventories, shrinkage trends or other judgments that management believes to be reasonable under the circumstances.

Discontinued Operations.    We classify closed or sold stores in discontinued operations when the operations and cash flows of the store have been eliminated from ongoing operations and when we will not have any significant continuing involvement in the operation of the store after disposal. In making this determination, we consider, among other factors, geographic proximity and customer crossover to other area stores, continuing lease obligations and other contractual obligations. On June 29, 2005 we announced our decision to sell the Gardeners Eden business and have reclassified those operations as discontinued operations in the consolidated statement of operations in accordance with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”).

Goodwill.    We account for our goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which requires that goodwill be reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the carrying amount of a reporting unit exceeds its estimated fair value, goodwill is evaluated for potential impairment.

Property, Plant and Equipment.    Property, plant and equipment are recorded at cost. Expenditures for maintenance and repairs of minor items are charged to expense as incurred. Depreciation and amortization of property, plant and equipment (excluding temporary locations) are determined using the straight-line method over the estimated useful lives shown below. Materials used in the construction of temporary locations such as kiosks are depreciated based on usage over a maximum five-year period and are included in equipment and fixtures.

Building and improvements	35 years
Equipment, furniture and fixtures	5 to 10 years
Software	3 years
Leasehold improvements	The lesser of the lease term or the estimated useful life

Impairment of Intangibles and Long-Lived Assets.    In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, we review long-lived assets, including intangible assets, for impairment at least annually or whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted net cash flows of individual stores and consolidated net cash flows for long-lived assets not identifiable to individual stores to the recorded value of the asset. If impairment is indicated, the asset is written-down to its estimated fair value based upon a discounted cash flow analysis. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our evaluations.

Income taxes.    We account for income taxes under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the fiscal year in which those temporary differences are expected to be recovered or settled. The effect of any future change in tax rates is recognized in the period in which the change occurs.

We are periodically under audit by the federal, state and local tax authorities. In evaluating our potential exposure under the various tax filings, we accrue charges for possible exposures. Management believes we have appropriately filed our tax returns and accrued for possible exposures. To the extent we are able to prevail in matters for which accruals have been established or be required to pay amounts in excess of amounts accrued, our effective tax rate in a given financial period might be materially impacted.

The carrying value of our net deferred tax assets assumes that we will be able to generate sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions. If these estimates and related assumptions change in the future, we may be required to record a valuation allowance against our deferred tax assets resulting in income tax expense in our Consolidated Income Statement. Management evaluates the realizability of the deferred tax assets and assesses the need for valuation allowances periodically.

Retirement and Post-Retirement Benefits.    We sponsor defined benefit pension and other post-retirement benefit plans. Major assumptions used in the accounting for these employee benefit plans include the discount rate, expected return on plan assets, and health care cost increase projections. Assumptions are determined based on our data and appropriate market indicators and are evaluated each year as of the plans’ measurement date. Long-term return on plan assets is determined based on historical portfolio results and management’s expectation of the future economic environment, as well as target asset allocations. Our medical cost trend assumptions are developed based on historical cost data, the near-term outlook and an assessment of likely long-term trends. A change in any of these assumptions may have a material effect on net periodic pension and post-retirement benefit costs reported in the Consolidated Financial Statements.

Workers’ Compensation and General Liability Insurance.    We retain risk with respect to workers’ compensation and general liability claims up to a maximum of $350,000 per claim and $50,000 per claim, respectively. We retain risk with respect to aggregate claims up to a maximum of $3,000,000 and $2,000,000 during the policy year for workers’ compensation and general liability claims, respectively. The provision for estimated workers’ compensation and general liability claims includes estimates of the ultimate costs for both reported claims and claims incurred but not reported.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R) which requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statement of operations. The accounting provisions of SFAS No. 123R are effective for Fiscal years beginning after June 15, 2005. We will be required to adopt SFAS 123R for our Fiscal quarter beginning January 1, 2006. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition.

We expect to follow the “modified prospective” method of adoption of SFAS 123R whereby earnings for prior periods will not be restated as though stock-based compensation has been expensed, rather than the “modified retrospective” method of adoption which would entail restatement of previously published earnings. We plan to adopt SFAS 123R for our 2006 Fiscal year.

As permitted by SFAS 123, we currently account for share-based compensation to employees under the APB 25 intrinsic value method and generally recognize no compensation cost for employee stock options. Accordingly, the adoption of the SFAS 123R fair value method will impact our results of operations, although it will have no impact on overall financial position. The impact of adoption of SFAS 123R will depend on various factors including the achievement of certain performance based incentives as stated in class B restricted interest awards. For the time-based vesting instruments, we believe the future impact of SFAS 123R is likely to approximate the pro forma compensation expense reported under SFAS 123 as described in the disclosure of pro forma net earnings to the Consolidated Financial Statements. For the performance-based vesting instruments, we are unable to determine the future impact of SFAS 123R at this time.

Results of Operations

Overview

We have provided below a statistical summary of our operating results. We have incorporated information into the discussion below because we believe it will assist the reader in understanding our results of operation on a comparative basis and in recognizing underlying trends. In addition, as discussed, in Note 2 to the Consolidated Financial Statements, we reclassified certain freight and warehousing costs associated with inventory from SG&A to cost of sales. This resulted in an increase to cost of sales and a decrease to SG&A as follows: Fiscal 2004, 3.9%; Fiscal 2003, 4.1%.

The following table is presented on a combined basis, in which predecessor (January 30, 2005 through October 3, 2005) and successor (October 4, 2005 through December 31, 2005) Company are reviewed as one. The table sets forth certain financial data of our company expressed as a percentage of revenues for Fiscal 2005, Fiscal 2004 and Fiscal 2003.

	Fiscal Year
	2005	2004	2003
Revenues, net
Retail segment	82.3%	83.4%	84.6%
Direct segment	17.7	16.6	15.4

Total revenues	100.0	100.0	100.0
Costs and expenses:
Cost of sales	67.2	63.5	63.9
Selling, general and administrative expenses	29.3	28.1	28.3

Income from continuing operations	3.5	8.4	7.8
Interest expense, net	1.9	0.2	0.2

Income before taxes and other party interests in consolidated entities and discontinued operations	1.6	8.2	7.6
Other party interests in consolidated entities	0.2	0.2	—

Income before taxes and discontinued operations	1.4	8.0	7.6
Income tax provision	0.8	3.2	2.9
Loss on discontinued operations, net of tax	(1.4)	(0.4)	(0.5)

Net income (loss)	(0.8)%	4.4%	4.2%

Forty-eight weeks ended December 31, 2005 versus Fifty-two weeks ended January 29, 2005

The following Management’s Discussion and Analysis of Results of Operations is presented on a combined basis, in which Predecessor and Successor Company are reviewed as one. We have prepared our discussion of the results of operations by comparing the combined Successor and Predecessor results for the forty-eight week period ended December 31, 2005 and the fifty-two week period ended January 29, 2005 as presented below.

Brookstone, Inc.

Combined Consolidated Statement of Income

(in thousands)

	Successor	Predecessor	48-Week Combined	Predecessor
	October 4, 2005 - December 31, 2005	January 30, 2005 - October 3, 2005	January 30, 2005 - December 31, 2005	Fiscal 2004	Fiscal 2003
Net sales	$224,527	$216,091	$440,618	$482,884	$418,770
Cost of sales	136,093	159,872	295,965	306,480	267,667

Gross profit	88,434	56,219	144,653	176,404	151,103
Selling, general and administrative expenses	50,938	78,361	129,299	135,781	118,556

Income (loss) from continuing operations	37,496	(22,142)	15,354	40,623	32,547
Interest expense, net	8,419	25	8,444	921	857

Income (loss) before taxes, other party interests in consolidated entities and discontinued operations	29,077	(22,167)	6,910	39,702	31,690
Other party interests in consolidated entities	174	687	861	751	—

Income (loss) before taxes and discontinued operations	28,903	(22,854)	6,049	38,951	31,690
Income tax (benefit)	11,444	(7,887)	3,557	15,485	12,217
Loss on discontinued operations, net of tax of $(6), $(3,250), $(3,256)	(425)	(5,634)	(6,059)	(2,104)	(1,921)

Net income (loss)	$17,034	$(20,601)	$(3,567)	$21,362	$17,552

Net sales for the forty-eight week period ended December 31, 2005 were $440.6 million, an 8.8% decrease as compared to the fifty-two week period in Fiscal 2004 and a 0.9% decrease as compared to the comparable forty-eight week period ended January 1, 2005. Same store sales for the forty-eight week period ended December 31, 2005 decreased 8.0% as compared to the comparable forty-eight week period in Fiscal 2004.

This decrease in same store sales compared to the comparable forty-eight weeks in Fiscal 2004, was primarily driven by decreased sales in the Personal Care, Bedding, Home Comfort, Wine and Games categories, partially offset by increased sales in the Audio and Travel categories.

Net sales for the forty-eight week period ended December 31, 2005 for the retail segment of our business decreased $40.4 million while the direct marketing segment decreased $1.9 million as compared to the fifty-two week Fiscal period in 2004. When compared to the comparable forty-eight week period in Fiscal 2004, net sales increased approximately 3.0%.

In the retail segment we opened 19 new stores (13 full-line and six airport stores) that contributed a $7.0 million increase in net sales. Stores open for the full year in Fiscal 2005 that were only open for a portion of Fiscal 2004 (18 stores) contributed an additional $5.2 million. Sales from our seasonal store program increased $0.8 million as compared to Fiscal 2004. We operated 70 seasonal locations in Fiscal 2005 versus 61 seasonal locations in Fiscal 2004. Offsetting these increases were decreases related to declines from revenues associated with customer shipping and handling charges of $0.7 million and the decrease in sales of stores open for a full year in both Fiscal 2004 and Fiscal 2005 related to a combination of a decrease in product related same store sales and a change in the amount of the returns reserve related to the change of fiscal year end.

Gross profit as a percentage of net sales decreased 3.7% to 32.8% in Fiscal 2005 compared to 36.5% in Fiscal 2004. Included in gross profit are occupancy costs, which contributed 0.9% of this decrease principally as the result of the decreased sales experienced in Fiscal 2005. Material margins decreased by 2.8%, principally related to purchase accounting adjustments resulting from the Transaction of 1.5%, sales of lower margin products of 0.2% and increased markdowns due to increased promotional activity during the Holiday selling season of 1.1%.

Selling, general and administrative expenses (SG&A) as a percent of net sales increased 1.2% to 29.3% in Fiscal 2005 as compared to 28.1% in Fiscal 2004. Primarily driving the increase were advertising costs of 0.9% and payroll costs of 0.4% as a result of lower sales compared to 2004. These increases were partially offset by a reduction in professional services costs related to Sarbanes-Oxley as compared to 2004.

Net interest expense as a percent of net sales increased 1.7% to 1.9% as a result of increased interest expense associated with the increase in debt following the Transaction.

Two airport locations in each of Las Vegas, Chicago, and Dallas, along with four airport locations in Atlanta operate under four separate joint venture arrangements with respect to each city. Our ownership is 80%, 70%, 65% and 49% in each venture, respectively. In Fiscal 2005, all of these joint venture entities are consolidated in our financial statements. The ownership interest in the revenues and expenses for these joint ventures for Fiscal 2005 belonging to our joint venture partners (the 20% ownership interest in the Las Vegas venture, the 30% ownership interest in the Chicago venture, the 35% ownership interest in the Dallas venture and the 51% ownership interest in the Atlanta venture) comprises the balance of $861,000 in other party interests in consolidated entities on the Income Statement. See Note 5 to the accompanying Consolidated Financial Statements.

In Fiscal 2005, we recorded an income tax provision of $3.6 million, or 0.8% of net sales, as compared to $15.5 million, or 3.2% of net sales, in Fiscal 2004. The decrease in income tax provision resulted primarily from the decrease in pre-tax income in Fiscal 2005. We anticipate that the tax rate will increase in Fiscal 2006 to approximately 46%, primarily as a result of permanent differences between book and tax income related to stock based compensation charges.

On a segment basis (see Note 7 to the accompanying Consolidated Financial Statements) the retail segment reported a decrease in pre-tax income of $23.9 million versus Fiscal 2004. The direct marketing segment reported a decrease in its pre-tax income of $1.4 million versus Fiscal 2004.

As a result of the foregoing, we reported a net loss of $3.6 million in Fiscal 2005 or 0.8% of sales as compared to a net income of $21.4 million or 4.4% of sales in Fiscal 2004.

EBITDA

EBITDA is a financial measure used by our management and which management believes provides useful information to investors regarding our results of operations because such measure assists in analyzing our operating performance and our ability to service debt. We define EBITDA as net income (loss) plus interest expense, depreciation, amortization and income taxes. Other companies may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. EBITDA should not be considered an alternative to net income, operating income or any other measure of performance or liquidity presented in accordance with GAAP. For the forty-eight week period ended December 31, 2005, and fifty-two week period ended January 29, 2005, EBITDA, reconciled to our reported net income for such period, as follows:

	48 Weeks		52 Weeks
	Successor	Predecessor
	Period from October 4, 2005 through December 31, 2005	Period from January 30, 2005 through October 3, 2005	Fifty-Two Weeks Ended January 29, 2005
	(in thousands)
Forty-Eight and Fifty-Two weeks:

Net income (loss)	$17,034	$(20,601)	$21,362
Discontinued operations - Gardeners Eden	425	5,634	2,104
Interest expense	978	8,781	1,556
Depreciation and amortization	3,309	8,853	12,836
Income taxes	11,444	(7,887)	15,485

EBITDA	$33,190	$(5,220)	$53,343

Fifty-two weeks ended January 29, 2005 versus January 31, 2004

Net sales for our company increased in Fiscal 2004 by $64.1 million to $482.9 million which represents a 15.3% increase over Fiscal 2003. The retail segment of our business generated $48.6 million of the increase with the remaining $15.5 million increase resulting from our direct marketing segment.

In the retail segment, we opened 18 new stores (15 full-line and three airport stores) that contributed $14.4 million of the increase. Stores open for the full year in Fiscal 2004 that were only open for a portion of Fiscal 2003 (17 stores) contributed an additional $14.9 million in increased net sales in Fiscal 2004 as compared to Fiscal 2003. Those stores open for a full year in both Fiscal 2003 and Fiscal 2004 (same stores) generated a 6.3% increase or $21.2 million over Fiscal 2003 results. Driving the majority of the retail sales increases were strong sales performances in Travel, Personal Care, Home Comfort, Games, Personal Accessories and Massage categories. The retail segment also had increased revenues from customers for shipping and handling of $0.6 million. Offsetting the retail increases, net sales from our seasonal store program decreased $2.5 million as compared to Fiscal 2003. We operated 61 seasonal locations in Fiscal 2004 versus 67 seasonal locations in Fiscal 2003.

The direct marketing segment posted a net sales increase of $15.5 million or 24.0% over Fiscal 2003. Driving the increase in net sales is an approximate 47% increase in catalog circulation. As a component of net sales, the internet experienced the largest increase in Fiscal 2004 of approximately 36% over Fiscal 2003’s internet net sales. (In Fiscal 2004, net sales from the internet represented approximately 9% of total company net sales and represented approximately 8% of total company net sales in Fiscal 2003.) Additionally, increased revenues of $2.3 million were generated from customers for shipping and handling.

Gross profit as a percentage of net sales increased 0.4% to 36.5% in Fiscal 2004 compared to 36.1% in Fiscal 2003. Included in gross profit are occupancy costs which decreased 0.3% due to the leveraging of sales. This decrease includes a cumulative non-cash adjustment of $2.3 million or 0.5% of net sales charged to occupancy cost in the fourth quarter of Fiscal 2004 to correct our recognition of rent expense to comply with accounting principles generally accepted in the United States of America. (See Note 2 under “Lease Accounting” to the accompanying Consolidated Financial Statements for additional details.) Material margins improved 0.2% as a percent of net sales. Offsetting this improvement is a 0.1% increase in the costs associated with shipping and handling for customers.

Selling, general and administrative expenses (SG&A) as a percent of net sales decreased 0.2% to 28.1% in Fiscal 2004 as compared to 28.3% in Fiscal 2003. Primarily driving the improvement were decreased incentive compensation costs of 0.5%, decreased payroll costs of 0.2% as a result of leveraging the sales increase and decreased general operating and administrative expenses of 0.3%. These improvements were offset by increased advertising costs of 0.5% primarily as a result of increased catalog circulation and increased professional services of 0.3%. In Fiscal 2003, we incurred costs related to our settlement of certain legal matters, primarily the settlement of our California lawsuit and associated professional service fees. In Fiscal 2004, we experienced increased professional services in relation to our compliance with Sarbanes-Oxley.

Net interest expense as a percent of net sales remained flat to last year at 0.2%.

Two airport locations in Las Vegas, two airport locations in Chicago, and four airport locations in Atlanta operate under three separate joint venture arrangements with respect to each city. We have an 80% ownership interest in the Las Vegas venture, a 70% ownership interest in the Chicago venture and a 49% ownership interest in the Atlanta venture. In Fiscal 2004, all of these joint venture entities are consolidated in Brookstone, Inc.’s financial statements. The ownership interest in the revenues and expenses for these joint ventures for Fiscal 2004 belonging to our joint venture partners (the 20% ownership interest in the Las Vegas venture, the 30% ownership interest in the Chicago venture and the 51% ownership interest in the Atlanta venture) comprises the balance of $751,000 in other party interests in consolidated entities on the Income Statement. Prior to Fiscal 2004, the Atlanta joint venture was accounted for as an equity investment and as such the joint venture partner’s interests were not consolidated. Other party interests consisting of the Chicago and Las Vegas partners’ interests were included in selling, general and administrative expenses prior to Fiscal 2004 due to immateriality. See Note 5 to the accompanying Consolidated Financial Statements.

In Fiscal 2004, we recorded an income tax provision of $15.5 million, or 3.2% of net sales, as compared to $12.2 million, or 2.9% of net sales, in Fiscal 2003. The increase in income tax provision resulted primarily from the increase in pre-tax income in Fiscal 2004 coupled with an increase in the tax rate from 38.5% to 39.6%, primarily as a result of certain non-deductible executive compensation and the mix of income by state jurisdiction.

On a segment basis (see Note 7 to the accompanying Consolidated Financial Statements) the retail segment reported a strong performance in Fiscal 2004 as evidenced by an increase in pre-tax income of $2.2 million or 9.2% over Fiscal 2003. The direct marketing segment improved its performance in Fiscal 2004 with an increase in its pre-tax income of $5.1 million or 64.8% over Fiscal 2003.

On June 29, 2005, we announced our plans to sell our Gardeners Eden business. As a result, in the second quarter of Fiscal 2005, we have reflected the results of operations from the Gardeners Eden business as discontinued operations. For Fiscal 2004 and Fiscal 2003, Gardeners Eden operations resulted in a net loss of $3.6 million (net of tax, $2.1 million) and $3.1 million (net of tax, $1.9 million).

As a result of the foregoing, we reported net income of $21.4 million in Fiscal 2004, after reflecting a cumulative, after-tax adjustment of $1.4 million related to lease accounting (see Note 2 under “Lease Accounting” to the accompanying Consolidated Financial Statements for additional details). Net income was 4.4% of net sales in Fiscal 2004 compared to 4.2% of net sales in Fiscal 2003.

Seasonality

The seasonal nature of our business increased in Fiscal 2005 and is expected to continue to increase in Fiscal 2006 as we open additional retail stores and continue our program to operate a significant number of small, temporary locations during the winter holiday selling season. In Fiscal 2005, most of our new stores were opened in the second half of the fiscal year. In Fiscal 2006, we expect to open the majority of our new stores in the second half of the year.

Our sales in the second fiscal quarter are generally higher than sales during the first and third quarters as a result of sales in connection with Father’s Day. The fourth fiscal quarter, which includes the winter holiday selling season, has historically produced a disproportionate amount of our net sales and substantially all of our income from operations. Management expects this trend to continue.

Our retail operations are generally not profitable until the fourth quarter of each fiscal year.

Liquidity and Capital Resources

During Fiscal 2005, our cash position decreased $9.9 million to $76.3 million. Cash generated from operations contributed $37.1 million primarily as a result of our income from operations for the year and a decrease in working capital requirements. This decrease in working capital is principally related to flat inventory levels with increased trade payables.

Cash provided by financing activities was $416.2 million primarily reflecting the capital contributions and debt required to complete the Transaction (see Note 3 to the accompanying Consolidated Financial Statements).

We used cash of $463.1 million primarily to complete the acquisition and to fund capital expenditures during Fiscal 2005 consisting of $7.1 million for new stores, $4.3 million for remodeling and maintenance in existing stores and $3.0 million for other improvements.

During Fiscal 2004, our cash position increased $16.5 million to $86.2 million. Cash generated from operations contributed $40.4 million primarily as a result of our income from operations for the year and an increase in other long-term liabilities, principally as a result of allowances receivable from landlords of $4.5 million. An increase in working capital of $4.5 million partially offset cash provided by operations. Primary contributors to the working capital increase during Fiscal 2004 were higher inventory balances at the close of Fiscal 2004 and to a lesser extent, an increase in receivables of $2.7 million, of which $1.4 million was attributable to receivables due from landlords.

Cash provided by financing activities during Fiscal 2004 contributed $9.2 million primarily as a result of our financing $8.0 million for our new headquarters facility and proceeds of $1.9 million from the exercise of stock options and the employee stock purchase plan.

These cash increases during Fiscal 2004 were offset by our utilization of cash of $33.1 million to fund capital expenditures. Fiscal 2004 capital expenditures consisted of $9.1 million for the construction of a new headquarters building, $8.8 million for new stores, $7.1 million related to the new materials handling system and expansion of the distribution center, $5.2 million for remodeling and maintenance in existing stores and $2.9 million for other improvements.

During Fiscal 2003, our cash position increased $15.6 million to $69.7 million. Cash generated from operations contributed $38.3 million primarily as a result of our income from operations for the year, an increase in other long-term liabilities of $1.9 million, and a decrease in working capital of $4.0 million. Our working capital decreased primarily as a result of an increase in other current liabilities, specifically related to increased payables for gift cards resulting from increased sales of gift cards during the winter holiday selling season, increased income taxes payable due to higher pre-tax income and increased compensation payable as a result of Fiscal 2003’s improved financial performance.

Cash provided by financing activities contributed $3.5 million primarily as a result of proceeds of $4.3 million from the exercise of stock options and the employee stock purchase plan.

These cash increases during Fiscal 2003 were offset by our utilization of cash of $26.3 million to fund capital expenditures. Fiscal 2003 capital expenditures consisted of $9.0 million for remodeling and maintenance in existing stores, $7.8 million for new stores, $6.1 million related to the expansion of the distribution center, $1.7 million for the construction of a new headquarters building, and $1.7 million for other improvements.

Our primary short-term liquidity needs consist of financing seasonal merchandise inventory build-ups. Our primary sources of financing for such needs are cash generated from operations, borrowings under our senior secured credit facility and trade credit. In Fiscal 2005 our borrowings did not exceed $25.1 million and in Fiscal 2004, we did not borrow under our revolving credit facility. At December 31, 2005 and January 29, 2005, certain letters of credit in an aggregate amount of approximately $13.1 million and $7.7 million were outstanding, respectively. Additionally, $0.7 million in standby letters of credit were drawable primarily by store lessors at December 31, 2005 and January 29, 2005.

General

We incurred substantial indebtedness in connection with the transactions. As of December 31, 2005, we had $191.8 million of total indebtedness outstanding, net of discount on the notes of $2.1 million. Our significant debt service obligations could, under certain circumstances, have material consequences for you. See “Risk Factors—Risks Related to the Notes.”

Concurrently with the closing of the offering on October 4, 2005, our former revolving credit facility was terminated and we entered into our new senior secured credit facility. Our new senior secured credit facility provides us with up to $100 million in available revolving borrowings subject to a borrowing base limitation. We did not make any revolving borrowings upon consummation of the transactions. As of December 31, 2005, we had no borrowings outstanding under our new senior secured credit facility. Our new senior secured credit facility contains a minimum fixed charge coverage ratio covenant that will be triggered if availability under the new senior secured credit facility plus our eligible cash on hand falls below $20 million and will continue to be tested periodically until such time as availability plus our eligible cash on hand exceeds $20 million for at least forty-five consecutive days. In addition, our new senior secured credit facility contains other restrictive covenants. For a more complete description of our new senior secured credit facility, see “Description of New Senior Secured Credit Facility.”

We believe our cash balances, funds expected to be generated by future operations, and borrowing capacity will be sufficient to finance our capital requirements during Fiscal 2006. In Fiscal 2005, we funded approximately $100,000 for our obligation under our defined pension plan.

The amount of cash generated from operations is dependent upon many factors including but not limited to our ability to achieve our business plan and general economic and retail industry conditions in the United States, during the upcoming year. Borrowing under our senior secured credit facility, as amended, may also be limited by the following factors:

•	Borrowings under the senior secured credit facility are limited to a borrowing base calculation;

•	Inventory obsolescence issues resulting from decreased revenues, that would affect the borrowing base assets, as eligible inventory in the borrowing base would decrease;

•	The senior secured credit facility contains a number of restrictive covenants. If we fail to meet any of these covenants, it may severely limit our ability to conduct our business; and

Our interest rate exposure is most sensitive to fluctuations in interest rates in the United States, which impact interest paid on our debt. A 10% change in the weighted average interest rate on our variable rate debt would be immaterial to our consolidated financial positions, results of operations and cash flows.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our new senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior secured credit facility and the notes, on commercially reasonable terms or at all. See the Section entitled “Risk Factors” for a more complete discussion of this risk and for other risks and uncertainties relating to our indebtedness.

We have never paid a cash dividend and currently plan to retain all earnings for use in the operations of the business. In addition, we are restricted from paying cash dividends under both the terms of the indenture governing the exchange notes and our new senior secured credit facility. Any determination by our board of directors to pay future cash dividends will need to be in compliance with such restrictions and will be based upon conditions then existing, including our earnings, financial condition and requirements, and other factors.

Contractual Obligations

The following table (in thousands) summarizes our contractual obligations as of December 31, 2005 and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

	Payments due by period(1) (in thousands)
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 Years	More than 5 years
Long-term debt obligations(2)	$8,605	$1,165	$2,196	$2,016	$3,228
Long-term debt obligations(3)	340,400	22,200	44,400	44,400	229,400
Capital lease obligations(4)	3,223	245	468	436	2,074
Operating lease obligations(5)	276,752	37,857	70,786	58,019	110,090
Purchase obligations(6)	22,040	22,040	—	—	—
Other long-term liabilities(7)	—	—	—	—	—

Total	$651,020	$83,507	$117,850	$104,871	$344,792

(1)	The amounts set forth in the “Less than 1 Year” column represents amounts to be paid in 2006, the “1-3 Years” column represents amounts to be paid in 2007 and 2008, the “3-5 Years” column represents amounts to be paid in 2009 and 2010 and the “More than 5 Years” column represents amounts to be paid after 2010.
(2)	Represents scheduled payments of principal and interest (computed using the 5.57% interest rate on December 31, 2005) on the real estate loan. See Note 8 to the accompanying Consolidated Financial Statements.
(3)	Represents payments of principal and interest on the 12% Second Lien Senior Secured Notes due in 2012. See Note 8 to the accompanying Consolidated Financial Statements.
(4)	Represents total minimum lease payments, of which $1.3 million represents interest. See Note 8 to the accompanying Consolidated Financial Statements.
(5)	The operating lease commitments represent the minimum obligation we have for our non-cancelable retail store leases. These leases, however, require additional payments for common area maintenance, real estate taxes and other costs. These costs in Fiscal 2005 were equal to approximately 50% of the minimum lease obligations. We also have $670,000 of operating lease commitments related to our use of technical equipment, see Note 12 to the accompanying Consolidated Financial Statements.
(6)	As of December 31, 2005, we had $21.3 million of outstanding purchase orders, which are primarily related to orders for general merchandise inventories. Since most of our purchase orders can be canceled without penalty upon 30-days notice, this total only includes purchase obligations scheduled to be shipped within 30-days following the end of Fiscal 2005. Additionally, we included $740,000 in standby letters of credit, which are primarily used to provide for lease payments to store lessors in the event of our default in our lease obligations.
(7)	At December 31, 2005, we had long-term liabilities of $0.7 million for our straight line rent accrual, the cash flow requirements of which are included in operating lease obligations. Additionally, we have long-term liabilities that do not have contractually scheduled maturity dates and as such are not included in the table above. Included in long-term liabilities is $3.7 million for employee benefits, most of which will come due beyond five years, $8.3 million related to the unamortized portion of deferred credits from landlords and $6.3 million of liabilities related to income and use taxes and the write up of certain leases as a result of the transaction. See Note 4 to the accompanying Consolidated Financial Statements.

Off-Balance Sheet Arrangements

Our primary contingent liabilities relate to non-cancelable retail store operating leases. At December 31, 2005 and January 29, 2005, future minimum rentals totaled $276.8 million and $248.2 million (excluding common area maintenance, real estate and other costs), respectively. Additionally, we have entered into several arrangements not reflected on the balance sheet that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. These include documentary letters of credit, standby letters of credit and an interest rate swap, each of which is discussed below.

Documentary letters of credit are included in our senior secured credit facility and were included in our former revolving credit agreement and are used primarily in connection with purchase order commitments from overseas vendors. At December 31, 2005 and January 29, 2005, there were $13.1 million and $7.7 million in outstanding documentary letters of credit, respectively. Standby letters of credit are included in our senior secured credit facility and are used primarily in connection with store lessors. At both December 31, 2005 and January 29, 2005 there were $0.7 million in standby letters of credit drawable primarily by store lessors. See Note 8 to the accompanying Consolidated Financial Statements.

During Fiscal 2004, we obtained a real estate mortgage loan to help finance our new corporate headquarters’ facility. The financing obtained was an $8.0 million, 10-year maturity, variable-rate loan based on one-month LIBOR plus 1.00% (see Note 8 of the Consolidated Financial Statements for additional details). In order to minimize the risk of exposure related to variations in cash flows over the life of the financing, in August 2004, we entered into a $4.0 million, 10-year interest rate swap agreement under which we receive one-month LIBOR plus 1.00% and pay a 5.67% fixed rate. The swap modifies our interest rate exposure by effectively converting 50% of the real estate loan from a variable rate to a fixed rate in order to hedge against the possibility of rising interest rates during the term of the loan. As of December 31, 2005 and January 29, 2005, the swap’s notional amount was $3,466,667 and $3,833,333 respectively (notional amount is reduced $33,333 each month). The fair value of the swap, as of December 31, 2005 was $11,996 favorable included in long term assets. As of January 29, 2005, the swap had a $106,000 unfavorable fair value which is included in other long-term liabilities. In addition, there was an unrealized gain/(loss) of approximately $73,000 and ($20,000), net of tax of $17,346 and $12,000 for December 31, 2005 and January 29, 2005, respectively, which is included in accumulated other comprehensive loss as a separate component of shareholders’ equity. See Note 2 of the Consolidated Financial Statements for additional details.

As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (SPEs), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We were not involved in any material unconsolidated SPE transactions. As discussed in Note 5 of the Consolidated Financial Statements, our joint ventures are each consolidated into the Consolidated Financial Statements.

Fiscal 2006 Store Openings and Capital Expenditure Expectations

The following discussion includes certain forward-looking statements of management’s expectations for store growth and related capital expenditures. These statements should be read in light of the considerations presented under the caption “Forward Looking Statements” found in the beginning of this Annual Report.

In Fiscal 2006, we plan to add approximately 20 new Brookstone stores, including up to ten airport locations. We anticipate the cost of opening a new Brookstone non-airport store (based on the new store design), including leasehold improvements, furniture and fixtures, and pre-opening expenses, to average approximately $600,000. In addition, we expect a new Brookstone non-airport store to require $150,000 of working capital per store. We anticipate the cost of opening airport stores, including leasehold improvements, furniture and fixtures and pre-opening expenses, to average approximately $325,000, and expect airport stores to require $100,000 of working capital per store. We expect to remodel approximately 9 locations and update and maintain other stores, during Fiscal 2006, incurring capital expenditures of approximately $6 million.

Including the capital expenditures listed above, we anticipate making capital expenditures of approximately $15.4 million in Fiscal 2006.

Quantitative and Qualitative Disclosures About Market Risk

Our primary market risk is our interest rate risk. We do not engage in trading activities and our foreign currency risk and commodity price risk is immaterial.

Our interest rate exposure is most sensitive to fluctuations in interest rates in the United States, which impact interest paid on our debt. A 10% change in the weighted average interest rate on our variable rate debt would be immaterial to our consolidated financial positions, results of operations and cash flows.

We are exposed to the impact of interest rate changes primarily through our borrowing activities. As part of our risk management policy, we try to minimize interest rate risk whenever possible. During Fiscal 2004, we obtained a real estate mortgage loan to help finance our new headquarters facility. The financing obtained was an $8.0 million, 10-year maturity, variable-rate loan based on one-month LIBOR plus 1.00% (see Note 8 to the accompanying Consolidated Financial Statements for additional details). In order to minimize the risk of exposure related to variations in cash flows over the life of the financing, in August 2004, we entered into a $4.0 million, 10-year interest rate swap agreement under which we receive one-month LIBOR plus 1.00% and pay a 5.67% fixed rate. The swap modifies our interest rate exposure by effectively converting 50% of the real estate loan from a variable rate to a fixed rate in order to hedge against the possibility of rising interest rates during the term of the loan.

As of December 31, 2005 and January 29, 2005, the swap’s notional amount was $3,466,667 and $3,833,333, respectively (notional amount is reduced $33,333 each month). The fair value of the swap, as of December 31, 2005 and January 29, 2005, was $11,996 favorable and $106,000 unfavorable, respectively. (See Note 2 to the accompanying Consolidated Financial Statements for additional details).

We have performed a sensitivity analysis as of December 31, 2005, using a modeling technique that measures the change in the fair values arising from a hypothetical 10% increase and a 10% decrease in the levels of interest rates across the entire yield curve, with all other variables held constant. The analysis covers our real estate loan and interest rate swap. The analysis uses actual maturities for the debt and interest rate swap. The interest rate swap is valued using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates derived from observed market interest rate curves. The discount rates used in the net present value calculations were based on the market interest rates in effect at December 31, 2005. The sensitivity analysis indicated that a hypothetical 10% increase in interest rates would result in an $80,000 gain in the fair value of the interest rate swap. This gain in fair value on the swap is offset by an equal amount increase in interest expense from the unhedged portion of the real estate loan. The opposite results occurred with a hypothetical 10% decrease in interest rates, which resulted in an

$73,000 loss in the fair value of the interest rate swap. This loss in fair value on the swap is offset by an equal amount decrease in interest expense from the unhedged portion of the real estate loan. Through the use of the interest rate swap on the real estate loan, we have minimized our exposure to changes in interest rates from our existing real estate loan and interest rate swap.

While these are our best estimates of the impact of the specified interest rate scenarios, actual results could differ from those projected. The sensitivity analysis presented assumes interest rate changes are instantaneous, parallel shifts in the yield curve. In reality, interest rate changes of this magnitude are rarely instantaneous or parallel.

Counterparty risk relates to the loss we could incur if our swap counterparty defaulted on the interest rate swap. We entered into a master agreement with our counterparty that allows netting of swap positions in order to manage this risk.

Immediately following the consummation of the transactions and the application of proceeds as described in “Use of Proceeds,” the $182.9 million of indebtedness under the notes, net of discount on the notes of $2.1 million, was at a fixed interest rate and our principal interest rate exposure now relates to our new senior secured credit facility, which provides for borrowings of up to $100.0 million which bear interest at variable rates. See “Description of New Senior Secured Credit Facility.”

BUSINESS

Our Company

Founded in 1965, we are a leading nationwide specialty retailer and product development company. Our strategy is to develop unique, innovative, Brookstone-branded products and offer them to customers via our proprietary distribution channels, which consist of our retail stores, our internet website and our catalogs. Our products are intended to make some aspect of our customer’s life easier, better, more enjoyable or more fun, qualities that we believe make our products particularly well suited for gift giving. Our portfolio is composed of the Brookstone and Hard-to-Find Tools brands. The Brookstone brand includes products in four main categories: home and office, travel and auto, outdoor living and health and fitness, and it consists of approximately 950 SKUs. Approximately half of Brookstone products are priced at $40.00 or less, although items in our stores range in price from less than $5.00 to approximately $4,300.00. The Hard-to-Find Tools brand, which operates primarily through catalogs and the internet, features products that offer innovative solutions to common problems and tasks around the home and garden. In fiscal year 2005, Brookstone accounted for approximately 93% of sales, while Hard-to-Find Tools contributed 7% of sales.

Our parent, Brookstone, Inc., was incorporated in Delaware in 1986. Brookstone, Inc. is a holding company, the principal asset of which is the capital stock of Brookstone Company, Inc., a New Hampshire corporation that, along with its direct and indirect subsidiaries, operates Brookstone, Inc.’s business.

Our proprietary distribution channels include 305 Brookstone stores (including 43 airport-based stores and three outlet stores) as of December 31, 2005, our internet website and our catalogs. Our Brookstone store prototype is approximately 3,500 sq. ft. with approximately 670 SKUs and our stores are located in many of the preeminent retail shopping malls around the country. Our airport-based stores generally range in size from approximately 600 to 2,000 sq. ft. and carry approximately 260 to 465 SKUs. In addition to these full-year stores, we operate approximately 65 Brookstone seasonal stores per year, which are typically open during the winter holiday selling season. We also market directly to customers via catalogs under both of our brands and via the internet at www.brookstone.com. Over the last four years, we have initiated a multi-channel marketing strategy to maximize synergies among our proprietary distribution channels and to cost effectively present a unified brand to the customer. From fiscal year 2002 to fiscal year 2005, we increased the Brookstone catalog circulation from approximately 7.5 million to approximately 30 million, while simultaneously decreasing the cost per circulated catalog. The total catalog circulation for both of our brands during fiscal 2005 was approximately 51 million. From fiscal year 2001 to fiscal year 2005, catalog and internet combined revenues grew at a CAGR of 15.1%, and accounted for 17.7% of net sales in fiscal year 2005.

We believe our strength is identifying, developing and selling products that are functional in purpose, distinctive in quality and design and not widely available from other retailers. We believe our success is dependent to a large degree on our expertise in product development and our ability to introduce new or updated products in a timely manner. To maintain a fresh and appealing selection of products, we strive to replace or update approximately 30% of the items in our merchandising assortment every year. Significantly, a key element of our strategy has been, and will continue to be, to increase the mix of Brookstone-branded products, which generate higher gross margins. Over the last ten years, the proportion of our net sales derived from Brookstone-branded products has significantly increased, and as of the end of December 2005, more than 70% of our net sales for the current fiscal year was derived from Brookstone-branded products. We believe that in part because of this strategy, our consolidated gross margins, which includes occupancy costs, increased over the last ten fiscal years. We source our products internationally through an efficient network of third- party manufacturers and vendors; however, we own most of our proprietary product molds and also protect our intellectual property by obtaining patents on our products as appropriate. We believe that selling Brookstone-branded products reinforces our franchise value and generates and strengthens customer loyalty.

Our Competitive Strengths

We believe we are well positioned to continue our long-term historical trends of increasing revenue and improving profitability due to the following competitive strengths:

•	Preeminent Brand with Strong Recognition and Reputation for Quality. We believe we are positioned as a high quality brand with unique, functional products that offer a compelling value proposition to the consumer. Based on a study by Leo J. Shapiro and Associates, LLC, an independent market research agency, we believe that an estimated 76% of the U.S. population recognizes the Brookstone brand name. Our brand is not closely linked with a particular product category, which we believe gives us a strategic advantage in that we can develop and market products across a wide array of product categories. We are also one of a limited number of brands that focus on men as end users. The combination of these factors makes our products particularly well suited for gift giving, and based on market research, approximately two-thirds of our customers’ purchases are made by women, we believe frequently as gifts for men. Our brand’s reputation for quality and customer service is enhanced by our policy of 100% customer satisfaction, 100% of the time. Our brand recognition is further reinforced by our nationwide footprint of 305 Brookstone stores as of December 31, 2005, our distribution of approximately 30 million Brookstone catalogs last year and our internet site. We also market our brand and products to consumers via an aggressive public relations campaign aimed at the news media. Certain of our key products have appeared prominently in a variety of national publications including The New York Times, The Wall St. Journal, USA Today, Time and Newsweek, as well as on some of the country’s top television shows, including The Oprah Winfrey Show, Today, Good Morning America, The View and The Ellen DeGeneres Show.

•	High Proportion of Sales from Brookstone-branded Products and an Innovative Product Development Process. Over the last ten years, the proportion of our net sales derived from Brookstone-branded products has significantly increased, and more than 70% of our net sales for fiscal year 2005 was derived from Brookstone-branded products. Increasing sales from our branded products provides several key competitive advantages, including strengthening brand identity and limiting product level competition, particularly on price, as our proprietary products are recognizable and not widely available elsewhere. Given that a high proportion of our sales are from proprietary products, we have a limited need for temporary and seasonal promotions, which has helped limit our markdowns to an average of approximately of 3.5% of net sales over the last five fiscal years. We employ 25 merchandise professionals who focus on developing and selecting new products that differentiate us in the marketplace. Brookstone Labs, our in-house design group based in New Hampshire, helps translate the strategies of our merchandising professionals into a consistent and unique design esthetic. We are also focused on developing cutting edge audio and video products through Advanced Audio Concepts, Limited, a wholly-owned subsidiary located in Hong Kong. Our success in developing innovative products is evidenced by the numerous functional and design patents that we have received. We aggressively pursue parties that have violated our intellectual property rights and collect royalties on several products designed by us.

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Efficient Global Sourcing Efforts Utilizing Third-Party Manufacturers.    Although we design and develop most of our Brookstone-branded products, we utilize third-party manufacturers to make our products. We have worked through a dedicated sourcing office in Asia since 1995 and we utilize over 200 vendors and suppliers in the region. Our merchandise directors develop relationships with contract manufacturers and coordinate with our sourcing teams in Hong Kong, Taiwan, Korea, China and Paris and our quality control teams in China. We also own the manufacturing molds for most of our Brookstone-branded products. Our sourcing network allows us to monitor and maintain quality standards throughout the development and manufacturing process and provides us with the flexibility to match manufacturing capacity with demand. We believe that we have excellent relations with third parties who supply products to us, including certain suppliers with whom we have co-development arrangements to develop products that are sold exclusively in the United States through our proprietary distribution channels.

•	Synergies from Multi-Channel Marketing of Proprietary Distribution Channels. Independently, each of our three distribution channels (i.e. retail stores, catalogs and the internet) is an effective marketing and distribution channel; however, we aggressively seek opportunities to increase sales through synergies among these channels. This strategy is particularly important, as we believe that a customer who purchases via multiple channels tends to shop more frequently, spend more per transaction and be more responsive to marketing. Accordingly, after extensive testing and the calculation of incremental sales resulting from mailing catalogs to select customer groups, we increased the circulation of the Brookstone catalog on a targeted basis from 7.5 million books to 30 million books over the last four fiscal years. Based on the incremental sales generated with these additional mailings through phone and mail orders, the internet and retail stores, we believe that this marketing strategy has proven to be a cost-effective way to increase revenue across our distribution channels. This is further evidenced by the fact that our cost per circulated catalog has decreased over the last three fiscal years.

•	Successful Site-Selection Strategies and Attractive Store-Level Economics. Approximately 93% of our store base was profitable on a store-level basis in fiscal year 2005, which we believe exemplifies the strength of our concept and the efficiency and consistency of our real estate strategy. Our new stores are generally profitable on a cash basis by the end of their first year of operation, and we expect that a new location will return its initial cash investment on an after-tax basis within three years. We have historically opened approximately 15 permanent Brookstone store locations per year, and our current non-airport store prototype was awarded best new specialty store design in 2003 by Display and Design Ideas magazine. Our stores are located in prime locations in many of the premier malls, airports and street-side locations in the country. In addition, to maximize profitability during the peak holiday season, we also open and operate approximately 65 seasonal stores per year. For our non-airport locations, we determine optimal store locations via careful analyses of local demographics, the store location within the mall or shopping district and lease economics. Our airport locations are selected based on enplanement data, the store location within the airport, as well as lease economics. We believe that we are able to negotiate favorable and flexible lease terms for our mall, airport and street-side locations as well as for our seasonal stores because of our brand strength and our unique product offering.

•	Strong Historical Financial Performance and Consistent Same Store Sales Growth. We have consistently generated strong historical financial performance, reporting positive same store sales growth for 13 out of the last 15 fiscal years, including average same store sales growth of 2.3% over the last 4 fiscal years. From fiscal year 2001 to fiscal year 2005, our net sales grew at a CAGR of 7.4%. Over the same time period, our gross margin, which includes occupancy costs, increased from 31.9% to 32.8%, which we believe is a direct result of the increased percentage of Brookstone-branded products sold over the five-year period. Our consistent financial performance is also supported by our merchandising strategy, which does not depend on price discounting given the uniqueness of our product offering.

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Experienced and Incentivized Management Team.    Our senior management team is composed of seasoned specialty retail executives including Louis Mancini, President and Chief Executive Officer, who was formerly the chief executive officer of General Nutrition Centers, Inc., a leading global specialty retailer of nutritional supplements and of Murray’s Inc., an automotive parts and accessories retailer. Our five most senior executives have an aggregate of more than 125 years of experience in the retail industry and have, on average, been employed with us for over nine years. As of March 15, 2006, excluding the management incentive plan established in connection with the transaction, our management held equity interests in OSIM Brookstone Holdings, L.P., one of our parent entities, representing approximately 5.5% of the fully-diluted equity of such entity.

Our Strategy

Our primary strategic goal is to be the leader in developing, identifying and selling products that are functional in purpose, distinctive in quality and design and not widely available from other retailers by pursuing the following objectives:

•	Develop Unique, Functional and Proprietary Products. We believe our success derives from our ability to introduce new or updated products in a timely manner. We expect to continue our current strategy of replacing or updating approximately 30% of the items in our merchandise assortment every year, thereby maintaining customer interest through the freshness of our product selections and further establishing us as a leader in identifying and offering high quality, functional products that are not widely available from other retailers. We will continue to focus on increasing sales of Brookstone proprietary products, which we believe reinforces the value of our brand and strengthens customer loyalty. We will also continue to pursue functional and design patents as appropriate, and we will continue to vigorously protect our intellectual property.

•	Continue to Expand the Brand Footprint and Drive Sales Growth by Leveraging Our Proprietary Sales Channels. We plan to grow the Brookstone brand via the continued utilization of our proprietary sales channels, including an increase in Brookstone catalog distribution and the opening of new stores. We plan to increase our store count by approximately 15 to 20 locations per year, including approximately four to seven airport locations per year. We also intend to continue to drive direct sales growth by increasing our targeted catalog circulation, which has historically increased sales in all channels. Over the long term, we target same store sales growth of 3% to 4% from our existing store base.

•	Focus on Margin Expansion. We plan to focus on expanding margins via continued emphasis on increasing the proportion of sales from proprietary branded products and leveraging our multi-channel marketing network and state-of-the-art distribution center. Sales growth will also position us to expand our EBITDA margins by leveraging our corporate structure to realize economies of scale. Additionally, we will continue to focus on efficient and effective logistics management. Over the last several years, we invested more than $13.0 million in our distribution center located in Mexico, Missouri, expanding the facility by approximately 200,000 square feet to approximately 400,000 square feet and upgrading our material handling and information technology systems. With respect to product development and manufacturing, we also plan to continue our focus on reducing sourcing costs by continuing to improve the efficiency of our sourcing process.

•	Leverage Our Relationship with OSIM International Ltd. We believe our relationship with OSIM, will provide us with the ability to realize both revenue and cost synergies. Established in 1980, OSIM is a global leader in healthy lifestyle products and operates a wide point-of-sales network of over 700 outlets in Asia, Australia, Africa, the Middle East, United Kingdom and North America. We believe we can tap into OSIM’s proprietary product offering to drive revenue growth by allowing us exclusive access in the United States under certain conditions to products that have not been available to us historically. In addition, we plan on leveraging OSIM’s sourcing network to help identify new products and to drive sourcing costs lower. We also believe there is an opportunity to expand the Brookstone concept into Asia with the strategic vision and expertise of the OSIM management team.

Merchandising

The Brookstone brand seeks to be a leader in identifying and selling products that are functional in purpose, distinctive in quality and design and not widely available from other retailers. Our products are intended to make some aspect of the user’s life easier, better, more enjoyable or more comfortable. The following lists Brookstone’s four current product worlds and 18 current product categories:

Outdoor Living	Health & Fitness	Home & Office	Travel & Auto
Backyard Leisure	Personal Care	Audio/Video	Automobile
Garden	Personal Accessories	Optical	Travel
	Bedding	Wine	Tools
	Massage	Kitchen	Lighting
Games
Stationery
Time/Weather
Home Comfort

We bring to market unique, high-quality and functional products that resonate with our customers and enhance their lives. Every year we introduce new merchandise across a wide range of categories. In 2005, these products included: the Brookstone Indoor/Outdoor Wireless Speaker, which features a compelling, water resistant design, superb sound quality and 900 MHz technology that transmits 150 feet through walls, floors and ceilings; the Picture Book, a leather-bound digital photo album that holds up to 10,000 images on a 20 GB hard drive and displays them on a high-resolution 5.6 inch LCD screen; and several healthy lifestyle products from OSIM; as well as a variety of other high-quality products for home and travel.

Because of our dedication to product development, we have obtained a number of function and design patents for our products. We convey the features and benefits of our merchandise through a variety of mediums, including in-store, catalog and internet marketing, attentive customer service and an aggressive public relations program that seeks to generate news media coverage of our most compelling and iconic products.

We believe the qualities of our products make them suitable for gift giving. We believe that a majority of our sales are attributable to products purchased as gifts, especially for men, and our two busiest selling seasons occur prior to Christmas and Father’s Day. Our products incorporate a quality, design and function that set them apart from other retail products in the marketplace. In addition, we believe that our marketing and customer-education efforts provide an important and effective connection to the purchase of a gift, particularly as a way to convey a product’s innovation, quality and functionality to customers searching for features and benefits that the gift recipient would find most attractive.

We seek to price our products to convey a strong quality-value quotient to the typical customer. Approximately half of Brookstone products are priced at $40.00 or less, although items in our stores range in price from less than $5.00 to approximately $4,300.00. We closely monitor gross-profit dollar contribution by SKU and adjust merchandise assortment and displays accordingly.

We believe that our success depends to a large degree upon our ability to introduce new or updated products in a timely manner. Our current policy is to strive to replace or update approximately 30% of the items in our merchandise assortment every year, thereby maintaining customer interest through the freshness of our product selections and further establishing Brookstone as a leader in identifying and offering high quality, functional products which are not widely available from other retailers. While the average sales life of our products is between two and four years, the sales life of certain products may be significantly shorter.

Marketing

Our principal marketing vehicles are the Brookstone stores, our catalogs and our internet website. Our open storefront design and window displays are designed to attract shoppers into our stores by highlighting products that are anticipated to be of particular interest to customers and are appropriate for the season. Both our Brookstone catalog and our website identify our retail store locations, and the stores advertise our website and supply customers with catalogs. Our merchandising strategy does not depend on price discounting. Over the last three years, we have initiated a multi-channel marketing strategy to maximize synergies among our proprietary distribution channels and to cost effectively present a unified brand to the customer. From fiscal year 2002 to fiscal year 2005, we increased the Brookstone catalog circulation from approximately 7.5 million catalogs to approximately 30 million, while simultaneously decreasing the cost per circulated catalog. The total catalog circulation for both of our brands during fiscal year 2005 was approximately 51 million.

In addition to our retail stores, catalogs and the internet website, we market our brand and products to consumers via an aggressive public relations campaign aimed at the news media. Certain of our key products have appeared prominently in a variety of national publications including The New York Times, The Wall St. Journal, USA Today, Time and Newsweek, as well as on some of the country’s top television shows, including The Oprah Winfrey Show, Today, Good Morning America, The View and The Ellen DeGeneres Show.

Product Sourcing

We continually seek to develop, identify and introduce new products that meet our quality and profitability standards. We employ 25 merchandise professionals who focus on developing and selecting new products that differentiate us in the marketplace. These professionals also travel worldwide visiting trade shows, manufacturers and inventors in search of new products. We have worked through a dedicated sourcing office in Asia since 1995 and we utilize over 200 vendors and suppliers in the region. Our merchandise directors develop relationships with contract manufacturers and coordinate with our sourcing teams in Hong Kong, Taiwan, Korea, China and Paris and our quality control teams in China. We also own the manufacturing molds for most of our Brookstone-branded products. Our sourcing network allows us to monitor and maintain quality standards throughout the development and manufacturing process and provides us with the flexibility to match manufacturing capacity with demand. Brookstone Labs, our in-house design group based in New Hampshire, helps translate the strategies of our merchandising professionals into a consistent and unique design esthetic. We are also focused on developing cutting edge audio and video products through Advanced Audio Concepts, Limited, a wholly-owned subsidiary located in Hong Kong. Our success in developing innovative products is evidenced by the numerous functional and design patents that we have received.

When determining which products to introduce, we take into account the probable cost of the product relative to what we believe the product’s appropriate selling price will be, as well as whether the product has the potential to be available through mass-merchant channels, thereby diluting the sense of uniqueness which we seek to convey to our customers. While the time between the approval of a new product and its introduction in the stores varies widely, the typical period is between three months and six months. For products designed by us, the period from conception of the idea to introduction in the stores can be significantly longer.

Retail Store Business

In fiscal year 2005, the retail store business segment accounted for approximately 82% of our net sales, 83% in fiscal year 2004 and 85% in fiscal year 2003.

The Brookstone Store.    We design our stores to convey a distinctive appearance and interactive shopping experience to the customer. We attempt to emphasize the visual aspects of our merchandise presentation and to create a sense of “theater” in our stores. Recognizing the functional nature of many of our products, we strive to present our merchandise in a manner that will spark the interest of shoppers and encourage them to pick up sample products. At least one sample of each product is often displayed with an information card highlighting the features and benefits of the product in an easy-to-read format. Special signs and displays give prominence to selected products that we believe shoppers will find particularly appealing. We continue to refine our retail stores. Our current non-airport store prototype was awarded best new specialty store design in 2003 by Display and Design Ideas magazine. In Fiscal 2005 we continued to roll out our new-store prototype intended to better showcase our innovative products. During Fiscal 2005, we opened 19 new Brookstone-branded stores, including six in airports, and remodeled or relocated nine existing stores using this new-store prototype.

Seasonal Stores.    Our seasonal stores are typically open during the winter holiday selling season. These include both kiosks positioned in common areas of shopping malls and other retail sites and temporary stores set up within vacant retail in-line space. These locations are designed to carry a limited line of our most popular, gift-oriented merchandise. The typical Brookstone kiosk is a temporary structure of approximately 180 square feet, which can carry approximately 115 SKUs. The typical temporary in-line store has approximately 1,000 square feet and is designed to carry up to approximately 150 SKUs. Both kiosks and temporary stores are built with reusable, portable and modular materials.

Store Operation and Training

We employ regional vice presidents, district managers and associate district managers to supervise our stores. Staffing of a typical store includes a store manager, an assistant store manager, a second assistant store manager and approximately five to 15 full- and part-time sales associates, depending upon the time of year. Store associates are trained to inform and assist customers in the features, benefits and operation of our merchandise. Store associates usually receive weekly product updates from our headquarters, which highlight both new and other selected products. We have developed incentive compensation programs for our retail store team. These programs reward store performance based on store profitability, among other factors.

We use “Closing Strong” and “Prodigy” selling-skills programs designed to train all associates in the art of identifying and qualifying customers and in closing the sale. The programs focus on generating incremental sales through increasing add-on sales, units per transaction and big-ticket sales.

Site Selection and Expansion

As of December 31, 2005, we operated 305 Brookstone stores in 41 states, the District of Columbia and Puerto Rico. Our stores are primarily located in high-traffic regional malls, as well as in central retail districts and multi-use specialty projects, such as Copley Square in Boston, The Forum Shops in Las Vegas, Rockefeller Center in New York City and Mohegan Sun in Connecticut. We operate 43 stores in airport terminals throughout the country.

We strive to locate our stores in areas that attract large numbers of shoppers and reinforce our quality image. For our non-airport stores, we determine optimal store locations via careful analyses of local demographics, the store location within the mall or shopping district and lease economics. Our airport locations are selected based on enplanement data, the store location within the airport, as well as lease economics. We believe that we are able to negotiate favorable and flexible lease terms for our mall, airport, street-side locations as well as our seasonal stores because of our brand strength and our ability to offer consumers a unique product offering. Our non-airport Brookstone stores average approximately 3,500 square feet, approximately 2,800 of which is selling space. Airport stores generally range in size from approximately 600 to 2,000 square feet and carry a narrower assortment of our products targeted specifically to the airport customer.

Our store-expansion strategy focuses on opening stores in existing markets where we can build on our name recognition and achieve certain operating economies of scale, and in new markets where management believes it can successfully transport our unique positioning and strategy. We opened 19 Brookstone-brand stores in fiscal 2005, including six in airports; 18 stores in Fiscal 2004, including three in airports; 17 stores in Fiscal 2003, including eight in airports; 12 stores in Fiscal 2002, including six in airports; and 25 stores in Fiscal 2001, including seven in airports. We plan to increase our store count by approximately 15 to 20 locations per year, including approximately 4 to 7 airport locations per year. We continually monitor individual store profitability and will consider closing any stores that do not meet our performance criteria.

During the 2005 winter holiday season, we operated 70 seasonal stores (33 kiosks and 37 temporary in-line); during 2004, 61 seasonal stores (23 kiosks and 38 temporary in-line); during 2003, 67 seasonal stores (33 kiosks and 34 temporary in-line); during 2002, 64 seasonal stores (27 kiosks and 37 temporary in-line); and during 2001, 67 seasonal stores (35 kiosks and 32 temporary in-line). We plan to operate approximately 65 seasonal stores during the 2006 winter holiday selling season based on the availability of acceptable sites. Use of seasonal stores also provides us with the ability to test retail sites during the period of the year when customer traffic and sales prospects are traditionally the greatest. In certain cases, seasonal stores may be operated at a mall where there is a Brookstone retail store.

Direct Marketing Business

Our company was founded in 1965 as a mail-order marketer of hard-to-find tools. In Fiscal 2005 the direct marketing segment accounted for approximately 18% of our net sales, 17% in fiscal 2004 and 15% in Fiscal 2003. Our direct marketing business includes our Brookstone and Hard-to-Find-Tools catalog titles, the www.brookstone.com internet website, as well as sales to corporate customers. In Fiscal 2005, we mailed a total of approximately 51 million Brookstone and Hard-to-Find-Tools catalogs, with 27 separate mail dates.

The Brookstone catalog offers a selection of merchandise generally available in our retail stores. The Brookstone catalog is usually distributed nine to 13 times per year. The largest mailings of the Brookstone catalog occur immediately before Father’s Day and during the November and December winter holiday season, which coincide with our two busiest selling periods. We mail the Brookstone catalog to people with demographic profiles similar to those of our store customers.

The Hard-to-Find-Tools catalog features a broad assortment of approximately 2,000 products, conveyed in what we believe to be an informative and convenient format. While Brookstone stores attract customers primarily seeking innovative gifts, the Hard-to-Find-Tools catalog appeals to a decidedly self-purchasing customer looking for solutions to challenges around the home and garden. Approximately 90% of the Hard-to-Find-Tools products are unique to the catalog and not available in Brookstone stores.

Since 1996, we have operated an interactive internet website (www.brookstone.com) that features a complete offering of products available in our retail stores and in the Brookstone and Hard-to-Find-Tools catalogs. The website serves an important role in our integrated multi-channel strategy.

Merchandising, Marketing and Product Sourcing-Hard-to-Find-Tools

We employ a merchandising team dedicated exclusively to identifying products for our Hard-to-Find-Tools catalog. The approval process for new Hard-to-Find-Tools products is similar to the approval process for new products in our stores. A dedicated staff selects products for the Brookstone catalog and internet website from the product assortment available in our stores, plus catalog and internet-exclusive products in existing categories. Products for all catalogs are chosen based on their previous or estimated direct marketing order productivity. We also employ a marketing staff responsible for list selection, management of marketing offers and tests of catalog activity.

Distribution and Management Information Systems

After a comprehensive review of our anticipated distribution requirements, management decided to upgrade our distribution systems and to physically expand our current Distribution Center in Mexico, Missouri. We segregated this project into three distinct phases: systems upgrade, facility expansion and materials-handling systems.

In Fiscal 2001, Phase I was completed with the enhancement of the current warehouse management system, which increased the efficiency of receiving and shipping goods. Phase II was completed in Fiscal 2003 with the addition to the existing facilities of 213,000 square feet of high bay, high density space, bringing the total square footage of the Distribution Center to 392,000 sq. ft. We completed Phase III in Fiscal 2004 with the addition of a state-of-the-art materials-handling system that further enhances productivity by increasing automation and reducing the amount of physical handling of product.

We receive and distribute nearly all our inventory through the Mexico, Missouri, Distribution Center, which supports both our retail store and direct marketing distribution channels. We seek to maintain an inventory of products in the Distribution Center that will ensure a sufficient supply for sale to customers. Distributions to stores are made, at a minimum, on a weekly basis predominantly via United Parcel Service, or UPS. Distributions to direct marketing customers are made daily, predominantly via UPS. Additionally, certain of our products are shipped to customers directly by vendors.

The Distribution Center also houses our Direct Marketing Customer Sales and Contact Center. We utilize an outside customer sales and contact center to handle overflow order calls and to provide coverage during off-peak hours.

Efficient and effective logistics management is a primary focus for us throughout the supply chain. We use distribution control software and a sales and inventory management system. These systems, along with the store-based point-of-sale system and our direct marketing management system, are designed to provide daily tracking of item activity and availability to our inventory allocation and distribution teams. Additionally, we use a client-based system to forecast sales and plan distribution requirements. This system is designed to generate weekly sales forecasts by SKU and by selling location to determine replenishment requirements and to recommend optimal inventory purchases to the merchandise procurement team.

Headquarters Facility

After a comprehensive review of the New Hampshire real estate market, combined with our short-term and long-term space requirements, we determined that building a new headquarters facility was the best option for us. In 2004, we completed construction and moved into a new, 100,000 square-foot headquarters building in Merrimack, New Hampshire. We believe the new headquarters building will accommodate our growth for the foreseeable future.

Vendors

We currently conduct business with approximately 800 vendors, of which approximately 235 are located overseas. In Fiscal 2005, no single vendor supplied products representing more than 16% of net sales, with the 10 largest vendors representing approximately 41% of net sales. Our operating results could be adversely affected if any of our 10 largest vendors were unable to continue to fill our orders for such vendor products or failed to fill those orders in a timely manner.

Seasonality

Our sales in the second fiscal quarter are generally higher than sales during the first and third quarters as a result of sales in connection with Father’s Day. The fourth fiscal quarter, which includes the winter holiday selling season, has historically produced a disproportionate amount of our net sales and substantially all of our income from operations.

The seasonal nature of our business increased in Fiscal 2005 and is expected to continue to increase in Fiscal 2006 as we open additional retail stores and continue our program to operate a significant number of small, temporary locations during the winter holiday selling season. In Fiscal 2005, most of our new stores were opened in the second half of the fiscal year.

Competition

Competition is highly intense among specialty retailers, traditional department stores and mass-merchant discount stores in regional shopping malls and other high-traffic retail locations. We strive to compete for customers principally on the basis of product assortment, convenience, customer service, price and the attractiveness of our retail stores. We also compete against other retailers and other businesses for suitable real estate locations and qualified management personnel. Because of the highly seasonal nature of our business, competitive factors are most important during the winter holiday selling season.

We seek to differentiate our company from department and mass-merchant discount stores—which offer a broader assortment of consumer products—by providing a concentrated selection of functional, hard-to-find products of distinctive quality and design. We believe that the uniqueness, functionality and general affordability of our products differentiate us from other mall-based specialty retailers and specialty companies that primarily or exclusively offer their products through direct marketing channels.

Our direct marketing business competes with other direct marketing retailers offering similar products. The direct marketing industry has become increasingly competitive in recent years. We believe that the number of catalogs mailed to consumers has increased and retailers use of the internet is widespread.

Environmental Matters

Compliance with federal, state and local environmental regulations has not had, nor is it reasonably expected to have, any material effect on our capital expenditures, earnings or competitive position based on information and circumstances known to us at this time.

Employees

As of April 1, 2006, we had 1,444 regular full-time associates, of which 728 were salaried and 716 were hourly. As of such date, we also employed an additional 1,439 part-time and 293 temporary associates. We regularly supplement our workforce with temporary workers, especially in the fourth quarter of each year to service increased customer traffic during the peak winter holiday selling season. We believe that the success of our business depends, in part, on our ability to attract and retain qualified personnel. None of our employees are represented by labor unions and we believe our employee relations are excellent.

Trademarks and Patents

Our “BROOKSTONE” trademark has been registered in various product classifications with the United States Patent and Trademark Office and in several foreign countries. In addition, we have applications to register the “BROOKSTONE” trademark pending in several foreign countries. When appropriate, we seek to register various trademarks in jurisdictions in which we conduct our business.

We seek patents to establish and protect our proprietary rights relating to the technologies and products we have developed, are in the process of developing, or that we may develop in the future. We have taken and will continue, in the future, to take steps to broaden and enhance our patent protection for our proprietary products.

Properties

We lease all of our retail stores. New non-airport retail store leases usually have an initial term of 12 years and airport locations typically have an initial term of eight years. As of December 31, 2005, the unexpired terms under our then existing store leases averaged just under seven years. Store leases may permit us to terminate the lease after approximately five years if the store does not achieve specified levels of sales. In most leases, we pay a minimum fixed rent plus a contingent rent based upon net sales of the store in excess of a certain threshold amount. The following chart describes the number of store leases that will expire in the periods indicated:

YEAR	LEASES EXPIRING
2006	30
2007	27
2008	29
2009	27
2010	29
2011 and thereafter	165

The space for a seasonal store is leased only for the period during which the temporary location will be operating. Generally, each such location is leased only for the season in question, although certain agreements have been reached with landlords covering more than a single season. We generally pay a minimum fixed rent for each temporary location plus a contingent rent based upon net sales in excess of a certain threshold.

We operate a single 392,000 square foot distribution facility located in Mexico, Missouri under a capital lease obligation (see Note 8 to the accompanying Consolidated Financial Statements). On March 1, 2004 we amended the lease for the Mexico, Missouri distribution facility. The amendment extends the term of the lease from October 2013 until March 2024 and requires payments that bear interest at the prime rate as published from time to time in The Wall Street Journal.

After a comprehensive review of the New Hampshire real estate market, combined with our short-term and long-term space requirements, we determined that building a new headquarters facility was the best option for us. In 2004, we completed construction and moved into a new 100,000 square-foot headquarters building in Merrimack, New Hampshire. We believe the new headquarters building will accommodate our growth for the foreseeable future. In August 2004, we entered into an $8.0 million real estate loan agreement with a ten-year term to finance our new headquarters facility (see Note 8 to the Consolidated Financial Statements for additional details).

Legal Proceedings

On September 15, 2004, a putative class action was commenced against us in the California Superior Court in Los Angeles County. The complaint, as amended, alleges, among other things, that we engaged in unfair business practices under California’s Unfair Competition Laws in connection with our sale of certain of air purifiers, and seeks injunctive relief, restitution and attorneys fees. The class has not been certified. We believe this lawsuit is without merit and intend to defend ourselves vigorously.

On June 23, 2005, we were served with a lawsuit in the United States District Court for the Southern District of Alabama (Southern Division) as a class action on behalf of all consumers who purchased a certain air purifier from us alleging, among other things, that such products fail to perform the purposes for which they are advertised and sold and seeking unspecified damages. The class has not been certified. We believe this lawsuit is without merit and intend to defend ourselves vigorously.

In March of 2006, we initiated a voluntary recall of one of our products in conjunction with the Consumer Product Safety Commission. We intend to provide a product with comparable features in exchange for the recalled product. We do not believe the cost of this exchange to be material.

We are also involved in various legal proceedings incidental to the conduct of our business. We do not believe that any of these legal proceedings will have a material adverse effect on our financial condition, results of operations, or cash flows.

Sale of Gardeners Eden

On June 29, 2005, we announced our decision to sell our Gardeners Eden business. Gardeners Eden is a fashion and lifestyle brand that offers high quality garden-inspired products for the home to customers via multiple distribution channels, including five retail stores and direct marketing via one catalog title and the internet (www.gardenerseden.com). We are continuing to pursue the sale of this business. Gardeners Eden had total revenues of $12.5 million and an operating loss before taxes of $9.3 million for the period ended December 31, 2005. The financial information and other data included herein regarding our company reflects the presentation of the Gardeners Eden business as a discontinued operation.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors:

Name	Age	Position
Louis Mancini	60	President, Chief Executive Officer and Director
Philip W. Roizin	47	Executive Vice President, Finance and Administration, Treasurer, Secretary and Chief Financial Officer
Alexander M. Winiecki	58	Executive Vice President, Store Operations
Carol A. Lambert	52	Vice President, Human Resources
Steven C. Strickland	43	Vice President, Marketing
Gregory B. Sweeney	51	Vice President, General Manager Direct Marketing
M. Rufus Woodard, Jr.	49	Vice President, General Merchandising Manager
Steven P. Brigham	42	Vice President of Distribution and Logistics and Chief Information Officer
Ron Sim Chye Hock	47	Chairman of the Board of Directors
Peter Lee Hwai Kiat	41	Director
Nigel Roger Thomas Jones	43	Director
Khor Peng Soon	55	Director
Adam L. Suttin	38	Director
William E. Watts	53	Director
Margaret Lui	46	Director

Louis Mancini has been our President and Chief Executive Officer since April 2006. From December 2005 through April 2006, Mr. Mancini was the Executive Vice President, Northern Region, of CSK Auto Corporation. From January 2005 through December 2005, Mr. Mancini was the President and Chief Executive Officer of Murray’s Inc., an automotive parts and accessories retailer, which was acquired by CSK in December 2005. From 1977 through 1998 and from February 2003 through November 2004, Mr. Mancini held various positions with General Nutrition Centers, Inc., a leading global specialty retailer of nutritional supplements, and its subsidiaries, most recently as its President and Chief Executive Officer. Mr. Mancini was President and Chief Executive Officer of Nutraceuticals Enterprises, LLC from March 2000 through February 2003. He was Chief Executive Officer of Omni Nutraceuticals from April 1999 through March 2000 and was its President and Chief Operating Officer from October 1998 through April 1999.

Philip W. Roizin has been our Executive Vice President, Finance and Administration since December 1996. From May 1995 to December 1996, Mr. Roizin served as Chief Financial Officer of The Franklin Mint. From July 1989 to May 1995, he held various senior positions with Dole Food Company, including Vice President/General Manager of Dole Beverages and Vice President of Strategic Services. From 1985 to 1989, Mr. Roizin served as a consultant for Bain & Co., a management consulting firm.

Alexander M. Winiecki has been our Executive Vice President, Store Operations since May 2000. He was our Senior Vice President, Store Operations from March 1994 until May 2000, having previously served as our Vice President, Store Operations beginning in October 1990. Mr. Winiecki was Executive Vice President of Decor Corporation from November 1989 until September 1990. He was Vice President, Administration of Claire’s Boutiques, Inc. from November 1986 until October 1989. Prior to this time Mr. Winiecki held various management positions with The Ben Franklin Stores and The Gap.

Carol A. Lambert has been our Vice President of Human Resources since April 2000. Prior to such time, Ms. Lambert held the position of Director of Compensation and Benefits with our company from August 1996 to April 2000. From 1990 until August 1996 she served as Senior Vice President of Human Resources for Home Bank where she was employed since 1979.

Steven C. Strickland has been our Vice President of Marketing since August 2004. During his previous tenure with us, Mr. Strickland held the position of Operating Vice President, Creative & Visual Services from September 1995 to March 1997, at which time he was promoted to Vice President of Marketing. Mr. Strickland held that position until his departure from our company in August of 2000. From August of 2000 until August of 2003, Mr. Strickland held the position of Senior Vice President of Corporate Marketing for Wet Seal Company. Prior to joining our company in September of 1995, he served as Vice President of Strategic Design & Visual Merchandising for Women’s Specialty Retailing, a division of U.S. Shoe Corporation. From April 1985 to March 1994, Mr. Strickland was with The Limited, Inc. where he held various positions.

Gregory B. Sweeney has been our Vice President and General Manager of the Direct Marketing segment since February 2001. From June 1998 to January 2001, Mr. Sweeney served as Vice President of Database Marketing at Office Depot. From 1981 to 1998, Mr. Sweeney was with L. L. Bean, a national specialty mail order company, where he held various positions including Director of Strategic Planning and Vice President of Customer Loyalty Marketing.

M. Rufus Woodard, Jr. has been our Vice President, General Merchandising Manager since January 2002. From April 2001 until his recent appointment, Mr. Woodard was our Operational Vice President, General Merchandise Manager. In 1998, Mr. Woodard was appointed to serve as our Divisional Merchandise Manager and held that position until 2001. Mr. Woodard joined our company in 1993 as a buyer and managed numerous product categories from 1993 to 1998. Prior to joining our company, Mr. Woodard held senior buying positions at Jordan Marsh/Abraham & Strauss and Miller and Rhoads.

Steven P. Brigham has been our Vice President, Distribution and Logistics and our Chief Information Officer since November 2005. From May 2001 until his recent appointment, Mr. Brigham served as Vice President and Chief Information Officer of The Timberland Company. From April 1999 until 2001, he served as Vice President of Supply Chain Operations and Chief Information Officer of Adaptive Broadband Corporation (formerly known as California Microwave, Inc.).

Ron Sim Chye Hock has been a director since October 2005. Mr. Sim is the Founder, Chairman and CEO of OSIM International Ltd., a global leader in healthy lifestyle products that is listed on the main board of the Singapore Exchange. Mr. Sim founded OSIM in 1980 and has since expanded its business to Hong Kong, China, Taiwan, Malaysia and other parts of the world. Mr. Sim is actively involved in setting and redefining the vision, mission, goals and direction for OSIM.

Peter Lee Hwai Kiat has been a director since October 2005. Mr. Lee is an Executive Director, the Company Secretary and Chief Financial Officer of OSIM. Mr. Lee joined OSIM in 2000 and manages OSIM’s financial strategy and control, investor relations, human resources and administration and management information systems. Mr. Lee was appointed as a director of OSIM in May 2005.

Nigel Roger Thomas Jones has been a director since October 2005. Mr. Jones is a co-founding partner of Alpha Advisory, an independent corporate advisory group with a unique human talent bank of highly experienced international investment bankers and corporate treasurers, which he co-founded at the end of 2003. From 2000 until 2003, Mr. Jones was the head of Morgan Stanley’s South Asia Mergers and Acquisitions and restructuring division. From 1997 until 2000, Mr. Jones was an executive director at Schroders Japan.

Khor Peng Soon has been a director since October 2005. Mr. Khor is currently self-employed as a business and financial consultant. From May 2003 until May 2004, Mr. Khor was President of UGC 2003, Inc., a company that markets fresh and dehydrated vegetables and fruits in the United States market. Prior to March 2003, Mr. Khor was a Managing Director of Temasek Holdings (Private) Limited, an Asian investment company headquartered in Singapore. Currently, Mr. Khor is an independent non-executive director of OSIM and an independent non-executive director of Global Active Limited. Mr. Khor serves on the Compensation Committees of OSIM and Global Active Limited.

Adam L. Suttin has been a director since October 2005. Mr. Suttin co-founded J.W. Childs Associates, L.P. in July 1995 and has been a Partner of J.W. Childs Associates, L.P. since January 1998. Prior to that time, Mr. Suttin was an executive at Thomas H. Lee Company from August 1989, most recently holding the position of Associate. Mr. Suttin is a director of a number of private companies.

William E. Watts has been a director since October 2005. Mr. Watts has been an Operating Partner of J.W. Childs Associates, L.P. since June 2001. Previously, he was President and Chief Executive Officer of General Nutrition Companies, Inc. from 1991 until 2001. Prior to being named President and Chief Executive Officer in 1991, Mr. Watts held the positions of President and Chief Operating Officer of General Nutrition, Inc. and President and Chief Operating Officer of General Nutrition Center, Inc. Mr. Watts is a director of a number of private companies.

Margaret Lui has been a director since October 2005. Ms. Lui is a Managing Director of Strategic Development at Temasek Holdings (Private) Limited, covering Temasek Holding’s investments in Promising Regional Enterprises, manufacturing, lifestyle and automotive companies. Ms. Lui has been with Temasek Holdings since 1985, having worked in various divisions including corporate finance, direct investments, private equity funds and treasury. Ms. Lui currently sits on the Boards of Singapore Aircraft Leasing Enterprises Pte Ltd, Singapore Cruise Centre Pte Ltd, PSA Marine (Pte) Ltd and Singapore Food Industries Ltd.

Board Committees

Compensation Committee.    The members of our compensation committee are Adam Suttin, Margaret Lui and Ron Sim. Our compensation committee makes recommendations to our board of directors concerning executive compensation and other incentive programs.

Audit Committee.    The members of our audit committee are Adam Suttin, Margaret Lui and Peter Lee. Our audit committee is responsible for reviewing the adequacy of our system of internal accounting controls; reviewing the results of our independent accountants’ annual audit, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; reviewing our audited financial statements and discussing the statements with management; reviewing the audit reports submitted by our independent accountants; reviewing disclosures by our independent accountants concerning relationships with our company; pre-approving services provided to us by independent public accountants; reviewing the performance of our independent accountants and annually recommending independent accountants; adopting and annually assessing our charter; and preparing such reports or statements as may be required by securities laws.

Under current rules of public trading markets, such as NASDAQ and the New York Stock Exchange, our current audit committee would not be deemed to be comprised solely of independent directors, as each of the members of our audit committee is associated with one of our Sponsors.

Executive Committee.    The members of our executive committee are Louis Mancini, William Watts, Margaret Lui and Ron Sim. Our executive committee is responsible for such matters as our board of directors may determine from time to time.

Compensation Committee Interlocks and Insider Participation

Mr. Suttin is an affiliate of J.W. Childs Equity Partners III, L.P., and a member of JWC Fund III Co-Invest LLC, each of which is a party to the OSIM Brookstone Holdings, L.P. partnership agreement and the OSIM Brookstone Holdings, Inc. shareholders agreement.

Mr. Sim is an affiliate of OSIM, which is a party to the OSIM Brookstone Holdings, L.P. partnership agreement and the OSIM Brookstone Holdings, Inc. shareholders agreement.

Ms. Lui is an affiliate of Temasek Holdings (Private) Limited, which is the indirect parent of Century Private Equity Holdings (S) Pte Ltd, which is a party to the OSIM Brookstone Holdings, L.P. partnership agreement and the OSIM Brookstone Holdings, Inc. shareholders agreement.

For a further description of the transactions between the foregoing members of our compensation committee, their affiliates and us, see “Certain Relationships and Related Party Transactions.”

Executive Compensation

Summary Compensation Table

The following table sets forth information with respect to compensation paid to or accrued on behalf of our chief executive officer and the next four most highly compensated executive officers (referred to as the “named executive officers”) for all services rendered to our company for Fiscal 2005, Fiscal 2004 and Fiscal 2003.

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Other Annual Compensation(2)	Restricted Stock Award(3)	Common Shares Underlying Options	All Other Compensation(4)
Michael F. Anthony, President & Chief Executive Officer(5)	2005	$733,333	—	—	—	—	$443,497
	2004	$650,000	$1,261,613	—	$887,999	—	$378,835
	2003	$625,000	$1,603,508	—	$71,475	—	$10,946

Philip W. Roizin, Executive Vice President, Finance & Administration	2005	$308,000	—	—	—	—	$11,317
	2004	$312,000	$244,508	—	$399,999	—	$10,131
	2003	$300,000	$309,851	—	$28,590	—	$10,007

Alexander M. Winiecki, Executive Vice President, Store Operations	2005	$295,500	—	—	—	—	$13,103
	2004	$312,000	$244,508	—	$325,004	—	$11,898
	2003	$300,000	$309,851	—	$28,590	—	$11,541

Gregory B. Sweeney Vice President & General Manager Direct Marketing	2005	$276,000	—	—	—	—	$11,667
	2004	$280,000	$192,427	—	$274,995	—	$9,884
	2003	$265,000	$239,854	—	—	—	$9,692

Steven C, Strickland Vice President, Marketing	2005	$260,100	$75,000	—	—	—	$9,847
	2004	$95,200	$50,000	—	—	—	$200
	2003	—	—	—	—	—	—

(1)	Payments made under Brookstone, Inc.’s Management Incentive Bonus Plan (the “MIB”), the principal performance-based cash compensation program for our executive officers, in respect of performance in Fiscal 2005, Fiscal 2004, and Fiscal 2003 were, respectively, $0, $1,253,703, and $1,596,641 to Mr. Anthony; $0, $240,711, and $306,555 to Mr. Roizin; $0, $240,711, and $306,555 to Mr. Winiecki; $0, $189,020, and $236,942 to Mr. Sweeney. Mr. Strickland received $75,000 and $50,000 in Fiscal Years 2005 and 2004 respectively pursuant to his employment agreement. All other amounts in this column for Fiscal 2005, Fiscal 2004 and Fiscal 2003 were paid to the named executive officers under Brookstone, Inc.’s Profit Sharing Plan, in which all our employees participate.

(2)	While each of the named executive officers enjoys certain perquisites, such perquisites did not, except as disclosed, exceed the lesser of $50,000 or 10% of such officer’s salary and bonus in each of Fiscal 2005, Fiscal 2004 and Fiscal 2003.

(3)	We granted the named executive officers the opportunity to purchase shares of Brookstone, Inc. common stock on September 10, 2003 at the closing price of Brookstone, Inc. common stock on such date, representing its fair market value, in the following amounts: 10,000 shares for Mr. Anthony; 4,000 shares for each of Messrs. Roizin and Winiecki; and 2,000 shares for Mr. Sweeney and 0 to Mr. Strickland.

In addition, on September 10, 2003, under Brookstone Inc.’s 1999 Equity Incentive Plan, we granted to each named executive officer restricted stock awards (the “Restricted Stock Awards”) equal to 25% of the number of shares of Brookstone, Inc. common stock purchased by such officer on such date. The number (post stock split adjustments) of shares subject to the Restricted Stock Awards so granted to each named executive officer is as follows: 5,625 shares for Mr. Anthony; 2,250 shares for Mr. Roizin; 2,250 shares for Mr. Winiecki; 0 shares for Mr. Sweeney; and 0 shares for Mr. Strickland. The dollar amounts under the Restricted Stock Awards column for Fiscal 2003 represent the market value of the Restricted Stock Awards granted to each named executive officer based on the closing price of Brookstone, Inc. common stock on September 10, 2003. The restrictions on the shares subject to the Restricted Stock Awards lapse ratably in four equal installments commencing on September 10, 2004. Concurrent with The Transaction, all restrictions were removed. The number and value of the aggregate restricted stock holdings at the end of Fiscal 2003 based on the closing price of Brookstone, Inc. common stock on January 30, 2004 with respect to each named executive officer are as follows: 5,625 shares with a value of $89,268.75 for Mr. Anthony; 2,250 shares for Mr. Roizin with a value of $35,707.50; 2,250 shares for Mr. Winiecki with a value of $35,707.50; 0 shares for Mr. Sweeney with a value of $0; and 0 shares for Mr. Strickland with a value of $0.

On July 22, 2004, under Brookstone Inc.’s 2004 Equity Incentive Plan, we granted to each named executive officer the following number of deferred stock awards (the “Deferred Stock Awards”): 51,211 shares for Mr. Anthony; 23,068 shares for Mr. Roizin; 18,743 shares for Mr. Winiecki; 15,859 shares for Mr. Sweeney; and 0 shares for Mr. Strickland. The dollar amounts under the Restricted Stock Awards column for Fiscal 2004 represent the market value of the Deferred Stock Awards based on the closing price of Brookstone, Inc. common stock on July 22, 2004. The Deferred Stock Awards will vest, either in part or in full, on the last day of the first quarter of the 2007 Fiscal year depending on the growth rate of Brookstone, Inc. common stock and subject to the condition that on such date, the named executive officer continues to be employed by us. The number and value of the aggregate restricted stock holdings at the end of Fiscal 2004 based on the closing price of Brookstone common stock on January 29, 2005 (which includes 75%, or the then outstanding portion, of Restricted Stock Awards granted on September 10, 2003 and the Deferred Stock Awards), with respect to each named executive officer are as follows: 55,430 shares with a value of $793,203.30 for Mr. Anthony; 24,756 shares with a value of $354,258.36 for Mr. Roizin; 20,431 shares for Mr. Winiecki with a value of $292,367.61; 15,859 shares with a value of $226,942.29 for Mr. Sweeney; and 0 shares with a value of $0 for Mr. Strickland.

All of Brookstone’s Restricted Stock Awards and Deferred Stock Awards, as well as the 2004 Equity Incentive Plan were cancelled and terminated upon the closing of the transactions.

No other forms of long-term compensation were awarded to the named executive officers in Fiscal 2005, Fiscal 2004 and Fiscal 2003.

(4)	For Fiscal 2005, Fiscal 2004 and Fiscal 2003, respectively, the dollar amounts under the All Other Compensation column represent (i) the following dollar value of insurance premiums paid by us with respect to term life insurance for the benefit of each of the named executive officers: Mr. Anthony—$3,897, $2,298, and $2,946; Mr. Roizin—$1,024, $1,018, and $2,007; Mr. Winiecki—$2,810, $2,921, and $3,541; Mr. Sweeney—$1,384, $936, and $1,692; and Mr. Strickland—$565, $200, and $0; and (ii) the following dollar value of contributions made by us to Brookstone, Inc.’s defined contribution plan for the benefit of the named executive officers: Mr. Anthony—$8,400, $8,200, and $8,000; Mr. Roizin—$8,400, $8,200, and $8,000; Mr. Winiecki—$8,400, $8,200, and $8,000; Mr. Sweeney—$8,400, $8,200, and $8,000; and Mr. Strickland—$8,400, $0, and $0. In addition, in the case of Mr. Anthony, the dollar amount under the All Other Compensation column for Fiscal 2005 and Fiscal 2004 includes $429,175, and $367,500 respectively, credited to his account under Brookstone, Inc.’s Supplemental Executive Retirement Plan. Pursuant to a Change of Control Agreement with Brookstone, Inc., Mr. Anthony became fully vested in benefits he had accrued under Brookstone, Inc.’s Supplemental Executive Retirement Plan in connection with the merger of Brookstone, Inc. with Brookstone Acquisition Corp. pursuant to the Agreement and Plan of Merger, dated as of April 15, 2005, among Brookstone Holdings Corp., Brookstone Acquisition Corp. and Brookstone, Inc. through the date the merger was consummated.

In March 1998, we froze Brookstone, Inc.’s defined benefit Pension Plan, ceased our practice of making discretionary employer contributions to employee accounts under our defined contribution plan and instituted a non-discretionary employer matching contribution under such plan.

(5)	Mr. Anthony left the Company on April 19, 2006.

Option/SAR Grants in Fiscal 2005

In Fiscal 2005, there were no option or stock appreciation rights granted to the named executive officers.

The following table sets forth information with respect to the exercise of stock options by the named executive officers during Fiscal 2005. Upon consummation of the transactions, all outstanding options to acquire Brookstone, Inc. common stock and all outstanding deferred and restricted stock awards for Brookstone, Inc. shares were cancelled. In addition, all of Brookstone, Inc.’s former equity compensation plans were terminated at such time.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized
Michael F. Anthony	605,825	$8,774,341
Philip W. Roizin	153,075	$2,114,005
Alexander M. Winiecki	83,500	$1,180,935
Gregory B. Sweeney	115,000	$1,612,325
Steven C. Strickland	—	—

Equity Compensation Plan Information

We have no Equity Compensation Plan. Members of Management are covered by an Equity Compensation Plan by our parent OBH LP. (See Benefit Plans on Page 87.)

Pension Plan

We have a defined benefit Pension Plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, for eligible employees who have completed one year of service with 1,000 or more hours of employment. In general, all our employees are eligible to participate, excluding (i) any of our directors who are not employed by us in any other capacity and (ii) any person whose compensation consists of a retainer or a fee. In March 1998, the board of directors approved an amendment to the Pension Plan such that no future benefits will accrue under such plan beyond May 31, 1998. No further years of service beyond 1998 will be counted toward the calculation of benefits and final average compensation rates have been curtailed as of May 31, 1998.

As a result of the foregoing freeze of benefit accruals, the monthly vested benefits of the named executive officers will not change. The following monthly vested benefits will be paid to the named executive officers beginning at normal retirement age of 65 based upon a single life annuity benefit: Mr. Anthony, $693.82; Mr. Roizin, $338.33; Mr. Winiecki, $1,261.55; and Mr. Strickland, $433.25. Mr. Sweeney had no credited service as of May 31, 1998, and therefore he has no monthly vested benefits.

Employment Agreements

We have entered into an employment agreement with Louis Mancini under which Mr. Mancini has agreed to serve as our President and Chief Executive Officer and as a director. Mr. Mancini’s employment agreement provides for a three year term commencing on April 19, 2006, subject to automatic one-year renewals, unless terminated by either party. Under his agreement with us, Mr. Mancini will receive an annual base salary of $650,000, which is subject to annual upwards adjustment based upon increases in the Consumer Price Index - US City Average during the preceding year. In addition to his annual base salary, in the event that we meet or exceed a minimum EBITDA (as defined in the employment agreement) target as specified from time to time by the Board of Directors with respect to a fiscal year, Mr. Mancini will be entitled to receive a cash bonus equal to the sum of the following: (i) 33% of his base salary, plus (ii) 2.21% of the amount by which our EBITDA for such fiscal year exceeds the minimum targeted EBITDA for such fiscal year, plus (iii) 1.04% of the amount, if any, by which our EBITDA for such fiscal year exceeds the sum of the minimum targeted EBITDA for such fiscal year and $5 million, (iv) 3.25% of the amount, if any, by which our EBITDA for such fiscal year exceeds the sum of the minimum targeted EBITDA for such fiscal year and $15 million. If Mr. Mancini’s employment is terminated by us other than for cause or upon Change in Control (as defined in the agreement) in which Mr. Mancini is given the opportunity to dispose of all of the equity he then holds in OBH LP and OSIM Brookstone Holdings, Inc., or OBH GP, upon the same terms and conditions as the other equityholders of such entities, or is terminated by Mr. Mancini for good reason (as defined in the agreement), Mr. Mancini will be entitled to receive his base salary and benefits for an 18-month period from the date of termination. In addition, Mr. Mancini’s employment agreement contains noncompetition, nonsolicitation and nondisparagement provisions during the term of the agreement and for specified periods thereafter.

In connection with the consummation of the transactions, we entered into an employment agreement with Michael Anthony that provides for a three-year term, a base salary of $1.2 million and a performance-based annual bonus potential of $1.2 million. Upon consummation of the transactions, any existing agreements or arrangements between us and Mr. Anthony regarding the terms of his employment and compensation, other than any vested benefits under Brookstone, Inc.’s Supplemental Executive Retirement Plan through October 4, 2005, were terminated. Mr. Anthony’s agreement provides that if his employment is terminated by us without cause (as defined in the agreement) or by Mr. Anthony for good reason (as defined in the agreement), Mr. Anthony will be entitled to receive his base salary and benefits for the longer of (a) the remainder of the then current term of his new employment agreement and (b) a 24-month period from the date of termination. If Mr. Anthony’s employment is terminated by us due to his death or disability, Mr. Anthony will be entitled to receive his base salary (and also benefits only in the case of termination due to disability) for 12 months following the date of termination. In addition, his employment agreement contains noncompetition, nonsolicitation and nondisparagement provisions during the term of the agreement and for specified periods thereafter. As announced by us on April 18, 2006, Mr. Anthony has left our company and will pursue other interests.

In connection with the consummation of the transactions, we entered into new employment agreements with each of Philip Roizin, Alexander Winiecki, Gregory Sweeney, M. Rufus Woodard, Steven Strickland and Carol Lambert, each for a three year term, subject to an automatic 18-month extension, unless terminated by either party. Upon consummation of the transactions, any existing agreements or arrangements between us and each of these executives regarding the terms of their employment and compensation, including each of their existing employment agreements, were terminated. The title, annual base salary and maximum cash bonus set forth in the respective employment agreements for each of these executives is as follows:

Name	Title	Annual Base Salary	Maximum Cash Bonus
Philip Roizin	Executive Vice President, Finance and Administration	$400,000	$300,000
Alexander Winiecki	Executive Vice President, Store Operations	$350,000	$275,000
Gregory Sweeney	Vice President, General Manager Direct Marketing	$350,000	$250,000
M. Rufus Woodard	Vice President, General Merchandising Manager	$350,000	$250,000
Steven Strickland	Vice President, Marketing	$300,000	$200,000
Carol Lambert	Vice President, Human Resources	$200,000	$150,000

The payment of the bonus for each of these executives is based on the achievement by us of certain targets as determined by our board of directors. If any of the above executive’s employment is terminated by us without cause (as defined in the respective employment agreement) or by such executive for good reason (as defined in the respective employment agreement), such executive will be entitled to receive his/her base salary and benefits for the longer of (a) the remainder of the then current term of his/her new employment agreement and (b) an 18-month period from the date of termination. If any of the executive’s employment is terminated by us due to his/her death or disability, he/she will be entitled to receive his/her base salary (and also benefits only in the case of termination due to disability) for 12 months following the date of termination. In addition, these new employment agreements contain noncompetition, nonsolicitation and nondisparagement provisions during the term of the agreement and for specified periods thereafter.

We have also entered into an employment agreement with Steven Brigham for a two-year term, subject to an 18-month extension, unless terminated by either party. Under his new employment agreement with us, Mr. Brigham is our Vice President, Distribution and Logistics and Chief Information Officer and is entitled to an annual base salary of $300,000 and a cash bonus of up to $200,000. The other terms of Mr. Brigham’s employment agreement are substantially identical to those contained in the employment agreements of Messrs. Roizin, Winiecki, Sweeney, Woodard and Strickland and Ms. Lambert.

Supplemental Executive Retirement Plan

In connection with the consummation of the transactions, we terminated our Supplemental Executive Retirement Plan (or, the SERP), which we had previously adopted to provide supplemental retirement benefits to eligible management employees. Michael Anthony was the only participant in the SERP. As a result of the consummation of the transactions, Mr. Anthony became fully vested in his benefits under the SERP through the date the merger was consummated. As a result of the termination of his employment with us, Mr. Anthony will be entitled to receive his vested benefits under the SERP, which were equal to approximately $796,675 as of December 31, 2005, in ten (10) substantially equal annual installments commencing on June 30, 2007.

Benefit Plans

Management Incentive Bonus Plan

We have in effect an Amended and Restated Management Incentive Bonus Plan, or MIB, under which executive officers and other key management employees selected at the discretion of our Compensation Committee may receive incentive awards. The purpose of the MIB is to tie a significant portion of annual pay directly to key financial results. Bonus awards are based on annual performance criteria established by our Compensation Committee with respect to attainment by our company of specified levels of income from operations, as well as performance criteria applied on an individual basis. Awards may be paid (or not) at the sole discretion of our Compensation Committee in either cash under the MIB or in the form of awards granted under an equity incentive plan, or a combination thereof. In addition, under the MIB Plan, our Compensation Committee has broad discretion to select the performance goals and other terms applicable to an award.

OSIM Brookstone Holdings, L.P. Management Equity Incentive Program

In connection with the transactions, we established a management equity incentive program under which our executive officers and certain other members of our management are eligible to receive awards of profit-sharing interests in OBH LP. A pool of approximately 1,153,420 class B common partnership interests was established as part of such management equity incentive program. Grants to the named executive officers under such management equity incentive program were as follows: approximately 461,367 class B interests were awarded to Mr. Anthony; approximately 173,013 class B interests were awarded to Mr. Roizin; approximately 115,342 class B interests were awarded to Mr. Winiecki; approximately 115,342 class B interests were awarded to Mr. Sweeney and approximately 35,490 class B interests were awarded to Mr. Strickland. A portion of the class B interests issued (the “Time Interests”) under the management equity incentive program will vest based on the passage of time and the unvested balance will vest upon a “change of control” or the consummation of an initial public offering of a subsidiary of OBH LP. The other class B interests issued (the “IRR Interests”) under the management equity incentive program will vest if certain performance objectives are achieved. All IRR Interests, whether vested or unvested, and all unvested Time Interests are subject to forfeiture under certain circumstances and all of the class B interests awarded to Mr. Anthony were forfeited by him upon the termination of his employment. In addition to the named executive officers, certain other members of our management were issued class B interests under the management equity incentive program, including Mr. Mancini, who has been issued 552,555 class B interests.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our capital stock is owned by Brookstone Holdings Corp. and all of the capital stock of Brookstone Holdings Corp. is owned by OBH LP. The partnership interests of OBH LP consist of a general partnership interest which is held by its general partner, OBH GP, class A common limited partnership interests, class B common limited partnership interests and preferred limited partnership interests.

An annual compounded cumulative distribution will accrue on the preferred interests at a rate of 12.0% of the original investment made in respect thereof. Upon any distribution by OBH LP, holders of the preferred interests will be entitled to receive any accrued and unpaid portion of the preferred yield and a return of their original investment made in respect thereof before any distributions are made to the holders of class A or class B common interests. In addition, in the event (a) all or substantially all of our assets are sold, (b) we engage in any merger, consolidation, business combination or other sale transaction, (c) we or any of our subsidiaries consummate a public offering or (d) we voluntarily or involuntarily dissolve or liquidate, the holders of the preferred interests will be entitled to receive any unpaid portion of the preferred yield. Upon any distribution by OBH LP and subject to the rights of the holders of the preferred interests, holders of class A common interests will be entitled to receive a return of their original investment made in respect thereof and a specified annual internal rate of return on such investment before any payments are made to the holders of class B common interests.

The affairs and management of OBH LP are controlled by OBH GP. The capital stock of OBH GP consists entirely of common shares, which at all times is owned by the limited partners of OBH LP in proportion to their ownership of class A interests in OBH LP. The shareholders of OBH GP and the partners of OBH LP are parties to a shareholders agreement and a partnership agreement that govern their exercise of voting rights with respect to election of directors and certain other material events for OBH GP and matters relating to the ownership of shares and partnership interests in OBH GP and OBH LP. See “Certain Relationships and Related Party Transactions—OSIM Brookstone Holdings, L.P. Partnership Agreement” for more information.

The following table sets forth certain information regarding the beneficial ownership of OBH GP’s common shares as of March 15, 2006 (except where otherwise noted) by (a) each person who is the beneficial owner of more than 5% of OBH GP’s voting securities, (b) each member of our board of directors and our named executive officers, and (c) each of our directors and executive officers as a group. Except as otherwise noted under “Certain Relationships and Related Party Transactions,” we know of no agreements among our, OBH GP’s equityholders or OBH LP’s limited partners which relate to voting or investment power over our voting securities or any arrangement the operation of which may at a subsequent date result in a change of control of us, OBH GP or OBH LP.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes direct and indirect voting power and/or investment power with respect to securities. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to the common shares shown as beneficially owned by them. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Brookstone, Inc., One Innovation Way, Merrimack, New Hampshire 03054.

Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
OSIM International Ltd(1)(2)	9,000,000	53.8%
J.W. Childs Equity Partners III, L.P.(3)(4)	4,431,910	26.5%
JWC Fund III Co-Invest LLC(3)(5)	80,499	0.5%
Temasek Capital (Private) Limited(6)(7)	2,215,955	13.3%
Louis Mancini(8)	167,590	1.0%
Philip Roizin(9)	109,929	0.7%
Alexander Winiecki(10)	61,409	0.4%
Gregory Sweeney(11)	83,841	0.5%
Steven Strickland(12)	24,000	0.1%
Ron Sim Chye Hock(1)(13)	9,000,000	53.8%
Peter Lee Hwai Kiat(1)	*	*
Nigel Roger Thomas Jones(1)	*	*
Khor Peng Soon(1)	*	*
Adam Suttin(3)(14)	4,431,910	26.5%
William Watts(3)(14)	4,431,910	26.5%
Margaret Lui(6)(15)	2,215,955	13.3%
Michael Anthony(16)	456,266	2.7%
All executive officers and directors as a group (15 persons)	493,598	3.0%

*	Amount represents less than 1% of OSIM Brookstone Holdings, L.P.’s Class A Common Partnership Interests.
(1)	The address for these holders is c/o OSIM International Ltd, 65, Ubi Avenue 1, OSIM Headquarters, Singapore 408939.
(2)	Corresponds to OSIM International Ltd’s ownership of 9,000,000 class A common partnership interests in OBH LP.
(3)	The address for these holders is c/o J.W. Childs Associates, L.P., 111 Huntington Avenue, Suite 2900, Boston, Massachusetts 02199-7610.
(4)	Corresponds to (i) 4,351,411 class A common partnership interests in OBH LP held directly by J.W. Childs Equity Partners III, L.P. and (ii) 80,499 class A common partnership interests in OBH LP held directly by JWC Fund III Co-Invest LLC, an affiliate of J.W. Childs Equity Partners III, L.P. J.W. Childs Equity Partners III, L.P. also holds 8,181,970 preferred interests in OBH LP. The general partner of J.W. Childs Equity Partners III, L.P. is J.W. Childs Advisors III, L.P., a Delaware limited partnership. The general partner of J.W. Childs Advisors III, L.P. is J.W. Childs Associates, L.P., a Delaware limited partnership. The general partner of J.W. Childs Associates, L.P. is J.W. Childs Associates, Inc., a Delaware corporation. J.W. Childs Advisors III, L.P., J.W. Childs Associates, L.P. and J.W. Childs Associates, Inc. may be deemed to beneficially own the Common Shares held by J.W. Childs Equity Partners III, L.P. and JWC Fund III Co-Invest LLC.
(5)	Corresponds to 80,499 class A common partnership interests in OBH LP held directly by JWC Fund III Co-Invest LLC. JWC Fund III Co-Invest LLC also holds 151,363 preferred interests in OBH LP.
(6)	The address for these holders is c/o Temasek Holdings (Pte) Ltd (Regn No: 197401143C), 60B Orchard Road, #06-18, Tower 2, The Atrium@Orchard, Singapore 238891.
(7)	Corresponds to Temasek Capital (Private) Limited’s ownership of 2,215,955 class A common partnership interests in OBH LP. Temasek Capital (Private) Limited also holds 4,166,667 preferred interests in OBH LP. Temasek Holdings (Private) Limited may be deemed to beneficially own the Common Shares owned by Temasek Capital (Private) Limited in its capacity as the sole shareholder of Temasek Capital (Private) Limited.
(8)	Corresponds to Louis Mancini’s ownership of 167,590 class A common partnership interests in OBH LP. Mr. Mancini received these partnership interests when he joined the Company on April 19, 2006.

(9)	Corresponds to Philip Roizin’s ownership of 109,929 class A common partnership interests in OBH LP. He also owns 177,109 class B common partnership interests in OBH LP.
(10)	Corresponds to Alexander Winiecki’s ownership of 61,409 class A common partnership interests in OBH LP. He also owns 117,630 class B common partnership interests in OBH LP.
(11)	Corresponds to Gregory Sweeney’s ownership of 83,841 class A common partnership interests in OBH LP. He also owns 118,466 class B common partnership interests in OBH LP.
(12)	Corresponds to Steven Strickland’s ownership of 24,000 class A common partnership interests in OBH LP. He also owns 36,384 class B common partnership interests in OBH LP.
(13)	Mr. Sim may be deemed the beneficial owner of the Common Shares owned by OSIM International Ltd in his capacity as a shareholder and director of OSIM International Ltd. Mr. Sim disclaims beneficial ownership of such Common Shares except to the extent of his pecuniary interest.
(14)	Each of Messrs. Suttin and Watts may be deemed the beneficial owner of the Common Shares owned by J.W. Childs Equity Partners III, L.P. and JWC Fund III Co-Invest LLC in their capacity as a shareholder, Partner or Operating Partner of J.W. Childs Associates, Inc. and certain of its affiliates, as applicable. Each of Messrs. Suttin and Watts disclaim beneficial ownership of such Common Shares except to the extent of his pecuniary interest.
(15)	Ms. Lui may be deemed the beneficial owner of the Common Shares owned by Temasek Capital (Private) Limited by virtue of her position as Managing Director of Temasek Holdings (Private) Ltd, the parent of Temasek Capital (Private) Limited. Ms. Lui disclaims beneficial ownership of such Common Shares except to the extent of her pecuniary interest.
(16)	Corresponds to Michael Anthony’s ownership of 456,266 class A common partnership interests in OBH LP. He also owns 17,000 class B common partnership interests in OBH LP. Mr. Anthony left the Company on April 19, 2006

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

OSIM Brookstone Holdings, L.P. Partnership Agreement

OSIM Brookstone Holdings, Inc. Shareholders Agreement

All of our capital stock is owned by Brookstone Holdings Corp. and all of the capital stock of Brookstone Holdings Corp. is owned by OBH LP. The partnership interests of OBH LP consist of a general partnership interest which is held by OBH GP, class A common partnership interests, class B common partnership interests and preferred partnership interests. See the Section entitled “Security Ownership of Certain Beneficial Owners and Management” for a more complete discussion of these partnership interests.

Each of the holders of partnership interests in OBH LP have entered into a partnership agreement, and each of the holders of common shares of OBH GP have entered into a shareholders agreement, governing certain aspects of the relationship among such parties with respect to their ownership of such companies. Under these agreements:

•	holders are restricted from transferring their partnership interests of OBH LP and common shares of OBH GP, except in certain instances, and it will be required that all transferees become parties to the agreements;

•	provided that the Sponsors maintain specified percentages of the class A common interests in OBH LP held by them as of the consummation of the transactions, our board of directors will consist of eight members, of which four directors will be appointed by OSIM, two directors will be appointed by JWC, one director will be appointed by Temasek Capital and one director will be our Chief Executive Officer;

•	OSIM has the right to select our Chairman of the Board;

•	in the event of the termination of employment of a holder who is a member of management, OBH LP and OBH GP may purchase the partnership interests of OBH LP and common shares of OBH GP held by the terminated employee;

•	the partnership agreement prohibits OBH GP from taking certain actions without the consent of each of the Sponsors, provided that each of the Sponsors’ interest in OBH LP remains above a specified threshold;

•	the partnership agreement affords (1) certain holders so-called “tag along” rights on proposed sales of OBH LP’s partnership interests by JWC or Temasek Capital; (2) each of JWC and Temasek Capital so-called “drag along” rights under which it can require the other holders to participate in a sale of OBH LP upon the occurrence of defined triggering events; and (3) each of the Sponsors with certain registration rights with respect to the capital stock of any subsidiary of OBH LP following an initial public offering of such capital stock;

•	from and after the 6th anniversary of the consummation of the transactions, or if the notes are then outstanding, the 90th month anniversary of the consummation of the transactions, and provided in each case that an initial public offering of the capital stock of any of our subsidiaries has not occurred, JWC and Temasek Capital may require OBH LP to repurchase all of the preferred interests in OBH LP held by such party in exchange for an aggregate price equal to the original investment in the preferred interests plus any accrued but unpaid distributions, unless sufficient funds, either pursuant to existing financing or refinancing, would not be available to OBH LP and its subsidiaries to effectuate such repurchase, in which case OBH LP will instead be obligated to repurchase the maximum number of whole preferred interests possible for it to repurchase assuming an increase in our indebtedness up to an agreed upon level;

•	from and after the 7th anniversary of the consummation of the transactions, or if the notes are then outstanding, the 90th month anniversary of the consummation of the transactions, and provided in each case that an initial public offering of the capital stock of any of our subsidiaries has not occurred, JWC and Temasek Capital may require OBH LP and its subsidiaries to repurchase for cash all of the class A common interests held by such party at fair market value, unless sufficient funds, either pursuant to existing financing or refinancing, would not be available to OBH LP and its subsidiaries to effectuate such repurchase (including any interests to be included by members of our management pursuant to their “tag-along rights”), in which case OBH LP will instead be obligated to repurchase the maximum number of whole class A common interests and vested class B common interests held by JWC, Temasek Capital and electing members of our management possible for it to repurchase assuming an increase in our indebtedness up to an agreed upon level;

•	upon the occurrence of a change of control or an initial public offering, holders of the preferred interests will be entitled to receive from OBH LP in respect thereof an aggregate amount equal to the original investment in the preferred interests plus any accrued but unpaid distributions;

•	the partnership agreement and shareholders agreement permit OBH GP, with the approval of its board of directors, to cause OBH LP to pay the amount of any accrued and unpaid cumulative distributions on the preferred interests in cash to the holders of such interests;

•	the Sponsors and those members of our management who are parties to the agreements have certain preemptive rights, meaning that they have the right to purchase a pro-rata portion of partnership interests that OBH LP proposes to sell and issue at the same price and on the same terms and conditions as proposed by OBH LP for such sale and issuance, subject to certain customary exceptions;

•	in the event that an initial public offering of the capital stock of any subsidiary of OBH LP has not been consummated prior to the 42nd month after the consummation of the transactions, JWC will have the right to require OBH LP to use its best efforts to consummate an initial public offering of the equity securities of any of its subsidiaries; and

•	if OBH LP is unable to consummate an initial public offering of the capital stock of any of its subsidiaries within six (6) months after JWC makes a demand for an initial public offering (as described immediately above), the parties to the agreements will negotiate the terms and conditions upon which OSIM and/or OBH LP will purchase, during the twelve (12) month period thereafter, JWC’s and Temasek Capital’s entire equity interest in OBH LP and its subsidiaries.

Fee Agreements

In connection with the transactions, we entered into a fee agreement with OSIM, JWC and Temasek Capital. Pursuant to this agreement, we paid each of OSIM, JWC and Temasek Capital transaction fees of $4.05 million, $4.5 million and $2.25 million, respectively upon the closing of the transactions. We also paid all expenses of OSIM, JWC and Temasek Capital incurred on behalf of them acting collectively, including the fees and expenses of counsel and other advisors and consultants, in connection with the transactions. These arrangements with the Sponsors also contain customary indemnification provisions by us of the Sponsors.

Employment Agreements

Upon consummation of the transactions, we entered into new employment agreements with Messrs. Anthony, Roizin, Winiecki, Woodard, Sweeney and Strickland and Ms. Lambert. We have also entered into an employment agreement with Messrs. Mancini and Brigham. These employment agreements are described in this prospectus under the caption “Management—Employment Agreements.”

Director Compensation

No member of the board of directors receives compensation for service on the board, other than expense reimbursement.

Other Transactions

During fiscal year 2005, we periodically purchased OSIM’s massage products for a total cost of approximately $7.3 million in arms-length transactions for sale in our stores. We intend to continue to discuss other product opportunities with OSIM on an arms-length basis.

DESCRIPTION OF NEW SENIOR SECURED CREDIT FACILITY

Concurrently with the closing of the offering, on October 4, 2005, we entered into a new senior secured credit facility with Bank of America, N.A., Goldman Sachs Credit Partners L.P. and a syndicate of other financial institutions. Our new senior secured credit facility, subject to a borrowing base limitation, provides for loans in an aggregate amount of up to $100.0 million, which include a letter of credit subfacility, a swingline subfacility and a stretch loan subfacility providing for increased advance rates on the borrowing base assets. Our new senior secured credit facility has a maturity of five years. The following is a description of the principal terms of our new senior secured credit facility.

Interest Rates

Our borrowings under our new senior secured credit facility bear interest at a rate equal to the sum of LIBOR (London Interbank Offer Rate) plus the applicable margin or, at our option, the alternate base rate (which will be the higher of (x) the Bank of America, N.A. prime rate and (y) the federal funds rate plus 0.50%) plus the applicable margin. The applicable margin is initially 1.50% per annum in the case of LIBOR rate advances (or in the case of the stretch loan subfacility, 5.0% per annum) and 0.25% per annum in the case of alternate base rate advances (or in the case of the stretch loan subfacility, 3.75% per annum). Commencing with the first day of fiscal year 2006, the applicable margin (other than with respect to the stretch loan subfacility) will be adjusted from time to time in accordance with a pricing grid based on our average availability (defined as the lesser of (i) the total commitments of the lenders under our new senior secured credit facility and (ii) the amount of the borrowing base under our new senior secured credit facility, in each case minus the aggregate outstanding amount of revolving loans and other credit extensions under our new senior secured credit facility) during the preceding fiscal quarter. The applicable margin (other than with respect to the stretch loan subfacility) ranges from 1.25% to 1.75% per annum in the case of LIBOR rate advances and from 0.00% to 0.50% per annum in the case of alternate base rate advances. The default rate on our new senior secured credit facility is 2% above the otherwise applicable interest rate.

Fees

We are required to pay the following fees under our new senior secured credit facility:

•	a commitment fee of 0.25% per annum, payable quarterly in arrears, calculated on the unused portion of our new senior secured credit facility;

•	a letter of credit fee equal to (i) in the case of standby letters of credit, the applicable margin for LIBOR rate advances (or in the case of standby letters of credit that utilize capacity under the stretch loan subfacility, 5.0% per annum) multiplied by the average daily aggregate amount available to be drawn under all such letters of credit and (ii) in the case of commercial letters of credit, one-half of the applicable margin for LIBOR rate advances (or in the case of commercial letters of credit that utilize capacity under the stretch loan subfacility, 2.50% per annum) multiplied by the average daily aggregate amount available to be drawn under all such letters of credit, in each case payable quarterly in arrears;

•	a fronting fee equal to 0.125% of the face amount of each letter of credit;

•	an annual fee to the administrative agent; and

•	certain expenses of the administrative agent and the lenders.

Prepayments

If at any time the aggregate outstanding borrowings under our new senior secured credit facility (including obligations in respect of letters of credit) exceed the lesser of (i) the total commitments of the lenders under our new senior secured credit facility at such time and (ii) the amount of the borrowing base under our new senior secured credit facility at such time, we are required to immediately make a prepayment in the amount of such excess.

We may voluntarily prepay our new senior secured credit facility at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR rate advances other than at the end of the applicable interest periods shall be made with reimbursement for any funding losses and redeployment costs of the lenders resulting therefrom.

Covenants

Our new senior secured credit facility contains customary affirmative and negative covenants, including, without limitation, restrictions on liens, restrictions on mergers and consolidations, restrictions on dissolutions and sales of assets, restrictions on the incurrence of debt, restrictions on dividends and stock redemptions, restrictions on investments and acquisitions and restrictions on transactions with affiliates. There are no financial covenants included in our new senior secured credit facility, except a minimum fixed charge coverage ratio test will be triggered if the sum of availability and cash on hand under our new senior secured credit facility falls below a specified threshold.

Events of Default

Events of default under our new senior secured credit facility include, among others, nonpayment of principal, interest, fees or other amounts, a material inaccuracy of representations and warranties, covenant defaults, cross defaults, bankruptcy events, certain ERISA events, material judgments, actual or asserted invalidity of any loan documentation or security interests and a change of control.

Guarantees and Security

Brookstone, Inc. and all of its existing direct and indirect wholly-owned subsidiaries unconditionally guarantee, and all of its future direct and indirect wholly-owned domestic subsidiaries will unconditionally guarantee, all obligations under our new senior secured credit facility.

All obligations under our new senior secured credit facility and the obligations of the guarantors under the guarantees are secured, subject to exceptions to be agreed in the loan documentation, by a first priority perfected security interest in (1) all of our capital stock and the capital stock of each other direct and indirect domestic subsidiary of Brookstone, Inc. and 65% of the capital stock of each first-tier foreign subsidiary directly or indirectly owned by Brookstone, Inc. and (2) all of our other personal property and the personal property of the other borrowers and guarantors, whether tangible or intangible.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the word “Issuer” refers only to Brookstone Company, Inc. and not to any of its subsidiaries, and the word “Holdings” refers only to Brookstone, Inc. and not to any of its subsidiaries.

The Issuer issued the initial notes and will issue the exchange notes under an indenture among itself, the Guarantors and Wells Fargo Bank, N.A., as trustee, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the U.S. Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture, the registration rights agreement and the security documents because they, and not this description, define your rights as holders of these notes. Copies of the indenture, the registration rights agreement and the security documents are incorporated by reference and filed as exhibits to the registration statement of which this prospectus forms a part, respectively, and are available as set forth below under “—Additional Information.”

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The notes:

•	are general obligations of Issuer;

•	are secured on a second-priority basis, equally and ratably with all obligations of Issuer under any future Parity Lien Debt, by Liens on all of the assets of Issuer other than the Excluded Assets, subject and subordinate to the Liens securing Issuer’s obligations under the Credit Agreement and any other Priority Lien Obligations and other Permitted Prior Liens;

•	are effectively junior in right of payment, to the extent of the value of the Collateral, to Issuer’s obligations under the Credit Agreement and any other Priority Lien Debt, which are secured on a first-priority basis by the same assets of Issuer that secure the notes and by certain other assets of Issuer that do not secure the notes;

•	are effectively junior to any Permitted Prior Liens, to the extent of the value of the assets of Issuer subject to those Permitted Prior Liens;

•	are pari passu in right of payment with all other senior indebtedness of Issuer, including Indebtedness under the Credit Agreement;

•	are senior in right of payment to any future subordinated Indebtedness of Issuer, if any; and

•	are guaranteed by the Guarantors.

The notes are guaranteed by Holdings and each of its existing and future Restricted Subsidiaries that guarantee any Credit Facility.

The Guarantee by each Guarantor:

•	is a general obligation of each Guarantor;

•	is secured on a second-priority basis, equally and ratably with all obligations of that Guarantor under any other future Parity Lien Debt, by Liens on all of the assets of that Guarantor other than the Excluded Assets, subject and subordinate to the Liens securing that Guarantor’s guarantee of the Credit Agreement obligations and any other Priority Lien Obligations and other Permitted Prior Liens;

•	is effectively junior in right of payment, to the extent of the value of the Collateral, to that Guarantor’s guarantee of the Credit Agreement and any other Priority Lien Debt, which is secured on a first-priority basis by the same assets of that Guarantor that secure the notes and by certain other assets of that Guarantor that do not secure the notes;

•	is effectively junior to any Permitted Prior Liens, to the extent of the value of the assets of that Guarantor subject to those Permitted Prior Liens;

•	is pari passu in right of payment with all other senior indebtedness of that Guarantor, including its guarantee of Indebtedness under the Credit Agreement; and

•	is senior in right of payment to any future subordinated Indebtedness of that Guarantor, if any.

Pursuant to the indenture, Issuer is permitted to designate additional Indebtedness as Priority Lien Debt, subject to the Priority Lien Cap. Issuer also is permitted to incur additional Indebtedness as Parity Lien Debt subject to the covenants described below under “Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “Covenants—Liens.” As of December 31, 2005, Issuer had approximately $13.8 million of Priority Lien Debt outstanding as letters of credit under the senior credit facility, and the notes were effectively subordinated to the extent of the value of the collateral securing approximately $8.9 million outstanding under both the real estate mortgage for Holding’s headquarters facility and the capital lease for Holding’s distribution facility.

As of October 4, 2005, all of Holdings’ wholly-owned subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” Holdings will be permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to the restrictive covenants in the indenture, but transactions between Holdings and/or any of the Restricted Subsidiaries on the one hand and any of the Unrestricted Subsidiaries on the other hand are subject to certain restrictive covenants.

Not all of our Subsidiaries guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated 3.4% and 1.3% of our consolidated revenues for the periods from January 30, 2005 through October 3, 2005 and October 4, 2005 through December 31, 2005, respectively, and held less than 0.6% of our consolidated assets as of December 31, 2005. See the supplemental consolidating financial information to our consolidated financial statements included at the back of this prospectus for more detail about the division of our consolidated revenues and assets between our guarantor and non-guarantor Subsidiaries.

Security

The obligations of Issuer with respect to the notes, the obligations of the Guarantors under the guarantees, all other Parity Lien Obligations and the performance of all other obligations of Issuer and the Guarantors under the Note Documents are secured equally and ratably by second-priority Liens in the Collateral granted to the collateral agent for the benefit of the holders of the Parity Lien Obligations. These Liens are junior in priority to the Liens securing Priority Lien Obligations and to all other Permitted Prior Liens. The Liens securing Priority Lien Obligations are held by the Priority Lien Collateral Agent. The Collateral comprises all of the assets of Issuer and the other Pledgors, other than the Excluded Assets.

Perfection and Non-Perfection of Security in Collateral

To the extent that the security interests granted to the collateral agent with respect to any Collateral are not perfected, the collateral agent will be treated as a general unsecured creditor of the Issuer and the Guarantors with respect to such Collateral in the event of a bankruptcy. The security interests of certain lien holders, such as judgment creditors and any creditors who obtain a perfected security interest in any items of Collateral in which the collateral agent’s security interest is unperfected, would take priority over the collateral agent’s interests in the Collateral. The intercreditor agreement provides that to the extent the holders of any Priority Liens do not require that an action be taken to perfect upon any Collateral, the holders of Parity Liens will not require such action be taken. As a result, the security interests in certain items of Collateral, including certain deposit accounts in which the holders of Priority Liens have not required control agreements be obtained, will not be perfected.

Intercreditor Agreement

On October 4, 2005, the Pledgors entered into an intercreditor agreement with the Priority Lien Collateral Agent, the collateral agent and the trustee. The intercreditor agreement sets forth the terms of the relationship between the holders of Priority Liens and the holders of Parity Liens.

Restrictions on Enforcement of Parity Liens

Until the Discharge of Priority Lien Obligations, Priority Lien Representative, the holders of loans made under the Credit Agreement and other Priority Lien Obligations will have, subject to the exceptions set forth below in clauses (1) through (4) and the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights,” and subject to the rights of the holders of Permitted Prior Liens, the exclusive right to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral. Neither the collateral agent, nor the trustee nor the holders of notes or other Parity Lien Obligations may take any action to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral. Notwithstanding the foregoing, the trustee and the holders of notes (together with any other holder of a Parity Lien Obligation) may, subject to the rights of the holders of other Permitted Prior Liens, direct the collateral agent:

(1) without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

(2) as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any Permitted Prior Lien;

(3) as necessary to perfect or establish the priority (subject to Priority Liens and other Permitted Prior Liens) of the Parity Liens upon any Collateral; provided that the trustee and the holders of Parity Lien Obligations may not require the collateral agent to take any action to perfect any Collateral through possession or control; or

(4) as necessary to create, prove, preserve or protect (but not enforce, exercise any remedies in connection with, take possession of or otherwise interfere with, except as provided in the Intercreditor Agreement, the Priority Lien Representative’s right to enforcement of) the Parity Liens upon any Collateral.

Subject to the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights,” until the Discharge of Priority Lien Obligations, none of the holders of notes or other Parity Lien Obligations, the collateral agent or any Parity Lien Representative will:

(1) request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Lien Obligations in respect of the Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or subordinate the Priority Liens to the Parity Liens or grant the Parity Liens equal ranking to the Priority Liens;

(2) oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by any holder of Priority Lien Obligations or any Priority Lien Representative in any insolvency or liquidation proceedings;

(3) oppose or otherwise contest any lawful exercise by any holder of Priority Lien Obligations or any Priority Lien Representative of the right to credit bid Priority Lien Debt at any sale in foreclosure of Priority Liens;

(4) oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Lien Obligations or any Priority Lien Representative relating to the lawful enforcement of any Priority Lien; or

(5) challenge the validity, enforceability, perfection or priority of the Priority Liens.

Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of notes and other Parity Lien Obligations and the Parity Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency or liquidation proceeding against Issuer or any other Pledgor in accordance with applicable law; provided that, by accepting a note, each holder of notes will agree not to take any of the actions prohibited under clauses (1) through (5) of the preceding paragraph or oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under the caption “—Insolvency or Liquidation Proceedings.”

At any time prior to the Discharge of Priority Lien Obligations and after (a) the commencement of any insolvency or liquidation proceeding in respect of Issuer or any other Pledgor or (b) the collateral agent and each Parity Lien Representative have received written notice from any Priority Lien Representative at the direction of an Act of Required Debtholders stating that (i) any Series of Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) the holders of Priority Liens securing one or more Series of Priority Lien Debt have become entitled under any Priority Lien Documents to enforce any or all of the Priority Liens by reason of a default under such Priority Lien Documents, no payment of money (or the equivalent of money) will be made from the proceeds of Collateral by Issuer or any other Pledgor to the collateral agent, any Parity Lien Representative, any holder of notes or any other holder of Parity Lien Obligations (including, without limitation, payments and prepayments made for application to Parity Lien Obligations and all other payments and deposits made pursuant to any provision of the indenture, the notes, the Guarantees or any other Parity Lien Document).

Subject to the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights,” all proceeds of Collateral received by the collateral agent, any Parity Lien Representative or any holder of Parity Lien Obligations at any time prior to the Discharge of Priority Lien Obligations in violation of the immediately preceding paragraph will be held by the collateral agent, the applicable Parity Lien Representative, the holders of notes and the other holders of Parity Lien Obligations for the account of the holders of Priority Liens and promptly remitted to any Priority Lien Representative. The Parity Liens will remain attached to and, subject to the provisions described under the caption “—Provisions of the Indenture Relating to Security—Ranking of Parity Liens,” enforceable against all proceeds so held or remitted. All proceeds of Collateral received by the collateral agent, any Parity Lien Representative or any holder of notes or other Parity Lien Obligations not in violation of the immediately preceding paragraph will be received by the collateral agent, such Parity Lien Representative or such holder of Parity Lien Obligations free from the Priority Liens and all other Liens except the Parity Liens.

Waiver of Right of Marshalling

The intercreditor agreement provides that, prior to the Discharge of Priority Lien Obligations, the holders of notes and other Parity Lien Obligations, each Parity Lien Representative and the collateral agent may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of Priority Liens (in their capacity as priority lienholders). Following the Discharge of Priority Lien Obligations, the holders of Parity Lien Obligations and any Parity Lien Representative may assert their right under the Uniform Commercial Code or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the holders of Priority Lien Obligations.

Insolvency or Liquidation Proceedings

If in any insolvency or liquidation proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations by an Act of Required Debtholders consent to any order:

(1) for use of cash collateral;

(2) approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Priority Liens upon any property of the estate in such insolvency or liquidation proceeding;

(3) granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the collateral subject to Priority Liens; or

(4) relating to a sale of assets of Issuer or any other Pledgor that provides, to the extent the assets sold are to be free and clear of Liens, that all Priority Liens and Parity Liens will attach to the proceeds of the sale;

then, the holders of notes and other Parity Lien Obligations, in their capacity as holders of secured claims, and each Parity Lien Representative will not oppose or otherwise contest the entry of such order, so long as none of the holders of Priority Lien Obligations or any Priority Lien Representative in any respect opposes or otherwise contests any request made by the holders of notes or other Parity Lien Obligations or a Parity Lien Representative for the grant to the collateral agent, for the benefit of the holders of notes and other Parity Lien Obligations, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, co-extensive in all respects with, but subordinated (as set forth herein under the caption “—Provisions of the Indenture Relating to Security—Ranking of Parity Liens”) to, such Lien and all Priority Liens on such property.

Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of notes and other Parity Lien Obligations and the Parity Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency or liquidation proceedings against Issuer or any other Pledgor in accordance with applicable law; provided that, by accepting a note, each holder of notes will agree not to take any of the actions prohibited under clauses (1) through (5) of the second paragraph of the provisions described above under the caption “—Restrictions on Enforcement of Parity Liens” or oppose or contest any order that it has agreed not to oppose or contest under clauses (1) through (4) of the preceding paragraph.

The holders of notes or other Parity Lien Obligations or any Parity Lien Representative will not file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection, motion for relief from the automatic stay (or any comparable request for relief) based upon their interest in the Collateral under the Parity Liens, except that:

(1) they may freely seek and obtain relief granting a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the caption “—Provisions of the Indenture Relating to Security—Ranking of Parity Liens”) to, all Liens granted in the insolvency or liquidation proceeding to, or for the benefit of, the holders of Priority Lien Obligations; and

(2) they may freely seek and obtain any relief upon a motion for adequate protection, motion for relief from the automatic stay (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

Order of Application

Distributions by the Priority Lien Collateral Agent

The intercreditor agreement provides that if any Collateral is sold or otherwise realized upon by the Priority Lien Collateral Agent in connection with any foreclosure, collection or other enforcement of Liens granted to the Priority Lien Collateral Agent in the Priority Lien Security Documents, the proceeds received (subject to the rights of holders of Permitted Prior Liens) by the Priority Lien Collateral Agent from such foreclosure, collection or other enforcement will be distributed by the Priority Lien Collateral Agent in the following order of application:

FIRST, to the payment of all amounts payable under the Priority Lien Documents on account of the Priority Lien Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Priority Lien Collateral Agent or any co-trustee or agent of the Priority Lien Collateral Agent in connection with any Priority Lien Security Document;

SECOND, to the respective Priority Lien Representatives for application to the payment of all outstanding Priority Lien Debt and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt and all other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt);

THIRD, to the payment of all amounts payable under the Parity Lien Documents on account of the collateral agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral agent or any co-trustee or agent of the collateral agent in connection with any security document;

FOURTH, to the respective Parity Lien Representatives for application to the payment of all outstanding Parity Lien Debt and any other Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all outstanding Parity Lien Debt and all other Parity Lien Obligations that are then due and payable (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-

default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit, if any, constituting Parity Lien Debt);

FIFTH, amounts in excess of Priority Lien Cap; and

SIXTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Issuer or the applicable Pledgor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

Distributions by the Collateral Agent

Notwithstanding the preceding paragraph, if, following the Discharge of Priority Lien Obligations, any Collateral is sold or otherwise realized upon by the collateral agent in connection with any foreclosure, collection or other enforcement of Liens granted to the collateral agent in the security documents, the proceeds received by the collateral agent from such foreclosure, collection or other enforcement will be distributed by the collateral agent in the following order of application:

FIRST, to the payment of all amounts payable under the Parity Lien Documents on account of the collateral agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral agent or any co-trustee or agent of the collateral agent in connection with any security document; and

SECOND, in accordance with clauses FIFTH and SIXTH of the provisions described above under the caption “—Distributions by the Priority Lien Collateral Agent.”

If any Parity Lien Representative or any holder of a Parity Lien Obligation collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the Priority Lien Obligations in accordance with the paragraph above, whether after the commencement of an insolvency or liquidation proceeding or otherwise, such Parity Lien Representative or such holder of a Parity Lien Obligation, as the case may be, will forthwith deliver the same to the Priority Lien Collateral Agent, for the account of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien, to be applied in accordance with the provisions set forth above under this caption “—Order of Application.” Until so delivered, such proceeds will be held by that Parity Lien Representative or that holder of a Parity Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien.

The provisions set forth above under this caption “—Order of Application” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative, the Priority Lien Collateral Agent as holder of Priority Liens and the collateral agent as holder of Parity Liens. The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Priority Lien Collateral Agent, the collateral agent and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

Release of Liens in Respect of Notes

The collateral agent’s Parity Liens upon the Collateral will no longer secure the notes outstanding under the indenture or any other Obligations under the indenture, and the right of the holders of the notes and such Obligations to the benefits and proceeds of the collateral agent’s Parity Liens on the Collateral will terminate and be discharged:

(1) upon satisfaction and discharge of the indenture as set forth under the caption “—Satisfaction and Discharge;”

(2) upon a Legal Defeasance or Covenant Defeasance of the notes as set forth under the caption “—Legal Defeasance and Covenant Defeasance;”

(3) upon payment in full and discharge of all notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the notes are paid in full and discharged;

(4) in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions described below under the caption “—Amendment, Supplement and Waiver;”

(5) as to any Collateral that is sold, transferred or otherwise disposed of by Issuer or any other Pledgor to a Person that is not (either before or after such sale, transfer or disposition) Issuer or a Restricted Subsidiary of Issuer in a transaction or other circumstance that complies with the “Asset Sale” provisions of the indenture and the security documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the collateral agent’s Liens upon the Collateral will not be released if the sale or disposition is subject to the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(6) upon a release of less than all or substantially all of the Collateral, if consent to the release of all Priority Liens on such Collateral has been given by an Act of Required Debtholders; and

(7) upon a release of all or substantially all of the Collateral, if (a) consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents, and (b) Issuer has delivered an officers’ certificate to the Priority Lien Collateral Agent and the collateral agent certifying that all such necessary consents have been obtained;

provided, however, with respect to clauses (5), (6) and (7) of this paragraph, that the security interests on the applicable Collateral held by the Priority Lien Collateral Agent are also released.

The security documents provide that the Liens securing the Secured Debt will extend to the proceeds of any sale of Collateral. As a result, the collateral agent’s Liens will apply to the proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the preceding paragraph.

Amendment of Security Documents

The intercreditor agreement provides that no amendment or supplement to the provisions of any security document will be effective without the approval of the collateral agent acting as directed by the Required Parity Lien Debtholders, except that:

(1) any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Parity Lien Debt that was otherwise permitted by the terms of the Parity Lien Debt Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the collateral agent therein will become effective when executed and delivered by Issuer or any other applicable Pledgor party thereto and the collateral agent;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Parity Lien Obligations:

(a) to vote its outstanding Parity Lien Debt as to any matter described as subject to direction by the Required Parity Lien Debtholders (or amends the provisions of this clause (2) or the definition of “Required Parity Lien Debtholders”),

(b) to share in the order of application described above under “—Order of Application” in the proceeds of enforcement of or realization on any Collateral, or

(c) to require that Parity Liens be released only as set forth in the provisions described above under the caption “—Release of Liens on Collateral,”

will become effective without the consent of the requisite percentage or number of holders of each Series of Parity Lien Debt so affected under the applicable Parity Lien Document; and

(3) no amendment or supplement that imposes any obligation upon the collateral agent or any Parity Debt Representative or adversely affects the rights of the collateral agent or any Parity Lien Representative, respectively, in its individual capacity as such will become effective without the consent of the collateral agent or such Parity Lien Representative, respectively.

Any amendment or supplement to the provisions of the security documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Parity Lien Document referenced above under the caption “—Release of Liens on Collateral.” Any amendment or supplement that results in the collateral agent’s Liens upon the Collateral no longer securing the notes and the other Obligations under the indenture may only be effected in accordance with the provisions described above under the caption “—Release of Liens in Respect of Notes.”

The intercreditor agreement provides that, notwithstanding anything to the contrary under the caption “—Amendment of Security Documents,” but subject to clauses (2) and (3) above:

(1) any mortgage or other security document that secures Parity Lien Obligations (but not Priority Lien Obligations) may be amended or supplemented with the approval of the collateral agent acting as directed in writing by the Required Parity Lien Debtholders, unless such amendment or supplement would not be permitted under the terms of the intercreditor agreement or the other Priority Lien Documents; and

(2) any amendment or waiver of, or any consent under, any provision of the intercreditor agreement or any other security document that secures Priority Lien Obligations will apply automatically to any comparable provision of any comparable Parity Lien Document without the consent of or notice to any holder of Parity Lien Obligations and without any action by Issuer or any other Pledgor or any holder of notes or other Parity Lien Obligations.

Voting

In connection with any matter under the intercreditor agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each Series of Secured Debt will vote the total amount of Secured Debt under that Series as a block in respect of any vote under the intercreditor agreement.

Bailee for Perfection

Solely for purposes of perfecting the Parity Liens of the collateral agent in any portion of the Collateral in the possession of the Priority Lien Collateral Agent (or its agents or bailees) as part of the collateral securing the Priority Lien Obligations including, without limitation, any instruments, goods, negotiable documents, tangible chattel paper, certificated securities or money, the Priority Lien Collateral Agent and the Priority Lien Representatives acknowledge that the Priority Lien Collateral Agent also holds that property as bailee for the benefit of the collateral agent for the benefit of the holders of Parity Lien Obligations.

Delivery of Collateral and Proceeds of Collateral

Following the Discharge of Priority Lien Obligations, the Priority Lien Collateral Agent will, to the extent permitted by applicable law, deliver to (1) the collateral agent, or (2) such other person as a court of competent jurisdiction may otherwise direct, (a) any Collateral held by, or on behalf of, the Priority Lien Collateral Agent or any holder of Priority Lien Obligations, and (b) all proceeds of Collateral held by, or on behalf of, the Priority Lien Collateral Agent or any holder of Priority Lien Obligations, whether arising out of an action taken to enforce, collect or realize upon any Collateral or otherwise. Such Collateral and such proceeds will be delivered without recourse and without any representation or warranty whatsoever as to the enforceability, perfection, priority or sufficiency of any Lien securing or guarantee or other supporting obligation for any Priority Lien Debt or Parity Lien Debt, together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt

The indenture provides that, notwithstanding:

(1) anything to the contrary contained in the security documents;

(2) the time of incurrence of any Series of Parity Lien Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

(4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens:

(a) all Parity Liens granted at any time by Issuer or any other Pledgor will secure, equally and ratably, all present and future Parity Lien Obligations; and

(b) all proceeds of all Parity Liens granted at any time by Issuer or any other Pledgor will be allocated and distributed equally and ratably on account of the Parity Lien Debt and other Parity Lien Obligations.

This section is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Representative and the collateral agent as holder of Parity Liens. The Parity Lien Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral agent and the trustee at the time of incurrence of such Series of Parity Lien Debt.

Ranking of Parity Liens

The indenture provides that, notwithstanding:

(1) anything to the contrary contained in the security documents;

(2) the time of incurrence of any Series of Secured Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens,

all Parity Liens at any time granted by Issuer or any other Pledgor will be subject and subordinate to all Priority Liens securing Priority Lien Obligations.

The provisions under the caption “—Ranking of Parity Liens” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representatives and the Priority Lien Collateral Agent as holder of Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce those provisions. The Parity Lien Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Priority Lien Collateral Agent and each Priority Lien Representative at the time of incurrence of such Series of Parity Lien Debt.

In addition, the provisions under the caption “—Ranking of Parity Liens” are intended solely to set forth the relative ranking, as Liens, of the Liens securing Parity Lien Debt as against the Priority Liens. Neither the notes nor any other Parity Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

Relative Rights

Nothing in the Note Documents:

(1) impairs, as Issuer and the holders of the notes, the obligation of Issuer to pay principal of, premium and interest and Special Interest, if any, on the notes in accordance with their terms or any other obligation of Issuer or any other Pledgor;

(2) affects the relative rights of holders of notes as against any other creditors of Issuer or any other Pledgor (other than holders of Priority Liens, Permitted Prior Liens or other Parity Liens);

(3) restricts the right of any holder of notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under the captions “—Intercreditor Agreement—Restrictions on Enforcement of Parity Liens” or “—Intercreditor Agreement—Insolvency and Liquidation Proceedings”);

(4) restricts or prevents any holder of notes or other Parity Lien Obligations, the collateral agent or any Parity Lien Representative from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by (a) “—Intercreditor Agreement—Restrictions on

Enforcement of Parity Liens” or (b) “—Intercreditor Agreement—Insolvency and Liquidation Proceedings”; or

(5) restricts or prevents any holder of notes or other Parity Lien Obligations, the collateral agent or any Parity Lien Representative from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by (a) ”—Intercreditor Agreement—Restrictions on Enforcement of Parity Liens” or (b) ”—Intercreditor Agreement—Insolvency and Liquidation Proceedings.”

Compliance with Trust Indenture Act

The indenture provides that Issuer will comply with the provisions of TIA §314.

To the extent applicable, Issuer will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the security documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of Issuer except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, Issuer will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Further Assurances; Insurance

The indenture and the security documents provide that Issuer and each of the other Pledgors will do or cause to be done all acts and things that may be required, or that the collateral agent from time to time may reasonably request, to assure and confirm that the collateral agent holds, for the benefit of the holders of Parity Lien Obligations, duly created and enforceable and perfected Parity Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Parity Lien Documents.

Upon the reasonable request of the collateral agent or any Parity Lien Representative at any time and from time to time, Issuer and each of the other Pledgors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the collateral agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations.

Issuer and the other Pledgors will:

(1) keep their properties adequately insured at all times by financially sound and reputable insurers;

(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3) maintain such other insurance as may be required by law;

(4) maintain such other insurance as may be required by the security documents.

Upon the request of the collateral agent, Issuer and the other Pledgors will furnish to the collateral agent full information as to their property and liability insurance carriers. The Issuer will cause the holders of Parity Lien Obligations, as a class, to be named as additional insureds, with a waiver of subrogation, on all insurance policies of Issuer and the other Pledgors and the collateral agent to be named as loss payee, with 30 days’ notice of cancellation or material change (except 10 days in case of non-payment), on all property and casualty insurance policies of Issuer and the other Pledgors.

Principal, Maturity and Interest

In the offering, the Issuer issued $185.0 million in aggregate principal amount of notes. The indenture provides that the Issuer may issue additional notes from time to time after the offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuer issued the initial notes and will issue the exchange notes in minimum amounts of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on October 15, 2012.

Interest on the notes will accrue at the rate of 12.00% per annum and will be payable semiannually in arrears on April 15 and October 15, commencing on April 15, 2006. Interest on overdue principal and interest and Special Interest will accrue at the then applicable interest rate on the notes. The Issuer will make each interest payment to the holders of record on the immediately preceding October 1 and April 1.

Interest on the notes will accrue from the date of original issuance of the initial notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes owning at least $5.0 million in principal amount of notes has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium and Special Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders of notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and Holdings or any of its Subsidiaries may act as paying agent or registrar other than in connection with the discharge or defeasance provisions of the indenture.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantees

The notes are guaranteed by Holdings and each of its existing and future Restricted Subsidiaries that guarantee any Credit Facility. The Guarantors jointly and severally, fully and unconditionally, guarantee the Issuer’s obligations under the notes. The obligations of each Guarantor under its Guarantee are limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantees.”

Optional Redemption

On or after October 15, 2009 (the “Fourth Anniversary”), the Issuer may on any one or more occasions redeem all or a part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed to the redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	106.00%
2010	103.00%
2011 and thereafter	100.00%

Redemption at Make-Whole Premium

At any time prior to the Fourth Anniversary, the Issuer may on any one or more occasions redeem all or a part of the notes, at a redemption price equal to 100.00% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest and Special Interest, if any, on the notes to be redeemed to the date of redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided that in the case of any redemption in part, at least 50% of the aggregate principal amount of notes issued under the indenture (including any additional notes) remains outstanding after giving effect to such redemption.

“Applicable Premium” means, with respect to a note at any redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess of:

(a) the present value at such redemption date of (1) the redemption price of such note on the Fourth Anniversary set forth in the first paragraph of this “—Optional Redemption” section plus (2) all required remaining scheduled interest payments due on such note through the Fourth Anniversary, other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted on a semi-annual bond equivalent basis, over

(b) the principal amount of such Note on such redemption date.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided, however, that such calculation shall not be a duty or obligation of the trustee.

“Treasury Rate” means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to the Fourth Anniversary; provided, however, that if the period from such redemption date to the Fourth Anniversary is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to the Fourth Anniversary is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Redemption with Proceeds of Equity Offerings

At any time prior to October 15, 2008 the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes) at a redemption price of 112.00% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, on the notes to be redeemed to the redemption date, with the net cash proceeds of one or more Public Equity Offerings that are concurrently contributed by Holdings to Issuer’s common equity capital; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (including any additional notes, but excluding notes held by the Issuer or any of its Affiliates) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate;

provided that if a partial redemption is made pursuant to the provisions described under “—Redemption with Proceeds of Equity Offerings,” selection of the notes or portions thereof for redemption shall be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption, unless the Issuer defaults in the payment of the redemption price.

The Issuer may acquire notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Offer to Purchase

Change of Control

If a Change of Control occurs, the Issuer will be required to make an offer to purchase all notes as described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a payment in cash (“Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes purchased, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within thirty days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all notes or portions of notes in minimum amounts equal to $1,000 or an integral multiple of $1,000 in excess thereof, properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuer.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that require the Issuer to redeem or offer to purchase the notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding the foregoing, the Issuer will not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an “Alternate Offer”) any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered in accordance with the terms of such Alternate Offer.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Holdings and the Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly the requirement that the Issuer make a Change of Control Offer as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdings and the Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Holdings will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(1) Holdings (or a Restricted Subsidiary) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Holdings or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Holdings’ most recent consolidated balance sheet, of Holdings or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Holdings or such Restricted Subsidiary from such liabilities;

(b) any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are, within 180 days of the Asset Sale, converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(c) any stock or assets of the kind referred to in clause (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Holdings (or a Restricted Subsidiary) may apply those Net Proceeds at its option:

(1) to repay Priority Lien Debt and if such Priority Lien Debt is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, a Person engaged in a Permitted Business; provided that in the case of acquisition of Capital Stock of any Person, such acquisition is permitted by the covenant described below under the caption “—Certain Covenants—Restricted Payments” (without giving effect to clause (4) of the definition of “Permitted Investments”);

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Holdings (or a Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer will make an offer to purchase (an “Asset Sale Offer”), to all holders of notes and all holders of Parity Lien Debt containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, the maximum principal amount of notes and such other Parity Lien Debt that may be purchased out of the Excess Proceeds. The offer price for the notes in any Asset Sale Offer will be equal to 100% of principal amount of the notes plus accrued and unpaid interest and Special Interest thereon, if any, to the date of purchase, and will be payable in cash, and the offer or redemption price for such Parity Lien Debt shall be as set forth in the related documentation governing such Indebtedness. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Parity Lien Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other Parity Lien Debt to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing the Issuer’s indebtedness contain, and future agreements may contain prohibitions of certain events, including events that would constitute a Change of Control or an

Asset Sale and including repurchases of or other prepayments in respect of the notes. The acceptance by the holders of the notes of an offer to repurchase made by the Issuer upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing notes, the Issuer could seek the consent of its other lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from purchasing notes. In that case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the indenture which, in turn, may constitute a default under the other indebtedness. Finally, the Issuer’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuer’s then existing financial resources. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

Certain Covenants

Restricted Payments

Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Equity Interests of Holdings or any Restricted Subsidiary (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any Restricted Subsidiary) or to the direct or indirect holders of the Equity Interests of Holdings or any Restricted Subsidiary in their capacity as such (other than (A) dividends or distributions payable in Qualified Equity Interests, (B) dividends or distributions payable to Holdings or any Restricted Subsidiary and (C) any dividend, payment or distribution made on the Issue Date in connection with the transactions described in this prospectus under the caption “Use of Proceeds”);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Holdings) any Equity Interests of Holdings or any Parent Company;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the notes or any Guarantee (excluding any Indebtedness owed to and held by Holdings or any Restricted Subsidiary), other than (x) payments of interest or principal at the Stated Maturity thereof and (y) payments, purchases, redemptions, defeasances or other acquisitions or retirements for value in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case, due within one year of the Stated Maturity thereof; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed

Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and the Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is not greater than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter following the fiscal quarter in which the Issue Date occurs to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by Holdings, and 100% of the Fair Market Value at the time of receipt of assets other than cash, if any, received by Holdings, after the date of the indenture as a contribution to its common equity capital or from the issue or sale of Qualified Equity Interests or from the issue or sale (other than to a Subsidiary of Holdings) of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Holdings that have been converted into or exchanged for Qualified Equity Interests; plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or Holdings or a Restricted Subsidiary otherwise receives Cash Equivalents therefor, the return of capital in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of the Investment of Holdings and the Restricted Subsidiaries in such Subsidiary as of the date of such redesignation.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of, Qualified Equity Interests or from the substantially concurrent contribution of common equity capital to Holdings; provided that the amount of any such net cash proceeds that is utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the payment, defeasance, redemption, repurchase or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the notes or to any Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership, limited liability company or unlimited company, any similar distribution) by a Restricted Subsidiary of Holdings to the holders of its Equity Interests on a pro rata basis taking into account the relative preferences, if any, of the various classes of equity interests in such Restricted Subsidiary;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or any Restricted Subsidiary, or payments by Holdings to any Parent Company to permit, and which are used by, any Parent Company to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of any Parent Company, in each case, held by any current or former officer, director, consultant or employee of Holdings or any Restricted Subsidiary (or permitted transferees, assigns, estates or heirs of any of the foregoing); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $7.5 million in any calendar year (excluding for purposes of calculating such amount (i) the purchase price of Equity Interests repurchased, redeemed, acquired or retired with the proceeds from the repayment of loans by Holdings or a Restricted Subsidiary made for the purpose of purchasing such Equity Interests and (ii) any proceeds received by Holdings or a Restricted Subsidiary in connection with any resales of any Equity Interests so purchased), with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the declaration and payment of dividends on Designated Preferred Stock in accordance with the certificate of designations therefor; provided that at the time of issuance of such Designated Preferred Stock, Holdings would, after giving pro forma effect thereto as if such issuance had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8) payments made to purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any Restricted Subsidiary or any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the notes or to any Guarantee, in each case, pursuant to provisions requiring such Person to offer to purchase, redeem, defease or otherwise acquire or retire for value such Equity Interests or subordinated Indebtedness upon the occurrence of a “change of control” or with the proceeds of “asset sales” as defined in the charter provisions, agreements or instruments governing such Equity Interests or subordinated Indebtedness; provided, however, that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and the Issuer has purchased all notes validly tendered in connection with that Change of Control Offer or Asset Sale Offer;

(9) Permitted Payments to Parent; and

(10) other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of the indenture;

provided that in the case of clause (5), (7), (8) or (10), no Default shall have occurred and be continuing.

Not withstanding the foregoing, in no event shall Holdings or any of its Restricted Subsidiaries make any Restricted Payments set forth in clauses (i) and (ii) of the first paragraph of this covenant prior to October 4, 2006, except, in each case to the extent permitted under clause (2), (4), (5), (6), (8) or (9) of the second paragraph of this covenant.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (10) above or is entitled to be made according to the first paragraph of this covenant, Holdings may, in its sole discretion, classify the Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Holdings will not issue any Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of preferred stock; provided, however, that Holdings may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio of Holdings for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least (i) for any period prior to October 4, 2007, 2.25 to 1.0 and (ii) for any period thereafter, 2.5 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Issuer and any Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate amount at any time outstanding under this clause (1) (with letters of credit being deemed to have an amount equal to the maximum potential liability of Holdings and the Restricted Subsidiaries thereunder) not to exceed the greater of (a) $100.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Holdings or any Restricted Subsidiary since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Offer to Purchase—Asset Sales” or (b) the Borrowing Base as of the date of such incurrence;

(2) the incurrence by Holdings and the Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence of the initial notes on the Issue Date, the Guarantees and the exchange notes to be issued pursuant to the registration rights agreement;

(4) the incurrence by Holdings or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used or useful in the business of Holdings or any Restricted Subsidiary, and refinancings thereof, in an aggregate amount not to exceed $15.0 million at any time outstanding;

(5) the incurrence by Holdings or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3) or (5) of this paragraph;

(6) the incurrence by Holdings or any Restricted Subsidiary of intercompany Indebtedness between or among Holdings and/or any Restricted Subsidiary; provided, however, that:

(a) if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Issuer, or the Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither Holdings nor a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such

Indebtedness by Holdings or such Restricted Subsidiary, as the case may be, that is not permitted by this clause (6);

(7) the issuance by any of the Restricted Subsidiaries to Holdings or to any Restricted Subsidiary of preferred stock; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Holdings or a Restricted Subsidiary and (b) any sale or other transfer of any such preferred stock to a Person that is neither Holdings nor a Restricted Subsidiary will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that is not permitted by this clause (7);

(8) the incurrence by Holdings or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business;

(9) the guarantee by the Issuer or any Guarantor of Indebtedness of Holdings or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the notes or the Guarantees, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Holdings or any Restricted Subsidiary of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, indemnities, bankers’ acceptances, performance, completion and surety bonds or guarantees, and similar types of obligations in the ordinary course of business;

(11) the incurrence by Holdings or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) the incurrence by Holdings or any Restricted Subsidiary of Indebtedness consisting of guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

(13) all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of Holdings or any Restricted Subsidiary arising out of any cash management, depository or other investment services provided by any Priority Lien Collateral Agent or its Affiliates; and

(14) the incurrence by Holdings or any Restricted Subsidiary of additional Indebtedness in an aggregate amount at any time outstanding, including all Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $10.0 million.

Holdings and Issuer will not incur, and Issuer will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Holdings, Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Issuer solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit

Facilities outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) above.

The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Holdings as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person that is secured by such assets.

Liens

Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Holdings or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Holdings or any Restricted Subsidiary;

(2) make loans or advances to Holdings or any Restricted Subsidiary; or

(3) transfer any of its properties or assets to Holdings or any Restricted Subsidiary.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Holdings or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of Holdings, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business; and

(12) agreements governing Indebtedness permitted to be incurred pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are not materially more restrictive to the Issuer or Holdings, as applicable, as determined by the Board of Directors of the Issuer or Holdings, as applicable, in its reasonable and good faith judgment, than the provisions contained in the Credit Agreement or the indenture as in effect on the date of the indenture.

Transactions with Affiliates

Holdings will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person; and

(2) Holdings delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Holdings set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to Holdings or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) reasonable director, officer, consultant and employee compensation, benefit and indemnification agreements, plans and arrangements entered into by Holdings or any Restricted Subsidiary in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Holdings and/or the Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Holdings) that is an Affiliate of Holdings solely because Holdings owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) any issuance of Qualified Equity Interests (and the exercise of any warrants, options or other rights to acquire Qualified Equity Interests);

(5) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(6) loans or advances to employees of Holdings or any Restricted Subsidiary (x) in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any time outstanding or (y) in connection with the purchase by such Persons of Equity Interests of Holdings or any Parent Company so long as the cash proceeds of such purchase received by any Parent Company are contemporaneously contributed to the common equity capital of Holdings;

(7) purchases of goods from OSIM International Ltd or any of its affiliates on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated person;

(8) Permitted Payments to Parent;

(9) the agreements described in this prospectus under the caption “Certain Relationships and Related Party Transactions,” as in effect on the date of the indenture or as amended thereafter (so long as the amended agreement is not more disadvantageous to the holders of the notes, taken as a whole, in any material respect than such agreement immediately prior to such amendment) or any transaction contemplated thereby;

(10) so long as no Event of Default exists, the existence or performance by Holdings or any Restricted Subsidiary of the provisions of a management agreement to be entered into by Holdings or any Restricted Subsidiary and one or more of the Equity Sponsors or any of their respective affiliates, provided that the aggregate payment made pursuant to such agreement may not to exceed $1.0 million in any four quarter period; and

(11) a payment to the Equity Sponsors on the Issue Date, not to exceed $11.0 million.

Merger, Consolidation or Sale of Assets

(a) The Issuer may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Issuer is the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made (x) is corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia and (y) assumes all the obligations of the Issuer under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(2) immediately after such transaction, no Default or Event of Default exists; and

(3) either (a) the Issuer or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio of Holdings or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made, after giving effect to the transaction and any related financings, would not be less than the Fixed Charge Coverage Ratio of Holdings immediately prior to such transaction.

In addition, the Issuer may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(b) Holdings may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Holdings is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Holdings and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Holdings is the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Holdings) or to which such sale, assignment, transfer, conveyance or other disposition has been made (x) a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia and (y) assumes all the obligations of Holdings under the Guarantee, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(2) immediately after such transaction, no Default or Event of Default exists; and

(3) either (a) Holdings or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Holdings), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio of Holdings or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Holdings), or to which such sale, assignment, transfer, conveyance or other disposition has been made, after giving effect to the transaction and any related financings, would not be less than the Fixed Charge Coverage Ratio of Holdings immediately prior to such transaction.

In addition, Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of Holdings, will be deemed to be the transfer of all or substantially all of the properties and assets of Holdings.

(c) This “Merger, Consolidation or Sale of Assets” covenant will not apply to a merger of the Issuer or a Guarantor with an Affiliate solely for the purpose, and with the effect, of reincorporating the Issuer or such Guarantor, as the case may be, in another jurisdiction of the United States. In addition, nothing in this “Merger, Consolidation or Sale of Assets” will prohibit any Restricted Subsidiary from consolidating or amalgamating with, merging with or into or conveying, transferring or leasing, in one transaction or a series of transactions, all or substantially all of its assets to Holdings or another Restricted Subsidiary.

Business Activities

Holdings will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Holdings may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Holdings and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of “Permitted Investments,” as determined by Holdings. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Holdings may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Subsidiary Guarantees

If any Restricted Subsidiary (including any newly formed or newly acquired Restricted Subsidiary) guarantees any Indebtedness under any Credit Facility, then within 30 days of the date on which it guaranteed such Indebtedness, the Issuer shall:

(1) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the notes and the indenture on the terms set forth in the indenture and

(2) deliver to the trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary, subject to customary exceptions.

Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the indenture.

The Issuer will not permit any Subsidiary Guarantor to, directly or indirectly, consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person) unless:

(1) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than a Guarantor or the Issuer) expressly assumes all the obligations of such Guarantor under the Guarantee of such Guarantor, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee; and

(2) immediately after such transaction, no Default or Event of Default exists.

Notwithstanding the foregoing, the Guarantee of a Subsidiary Guarantor will automatically and unconditionally be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Holdings or any Restricted Subsidiary, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Holdings or any Restricted Subsidiary, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if Holdings designates such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon legal defeasance or satisfaction and discharge of the notes as provided below under the caption “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”; or

(5) if such Subsidiary Guarantor shall not guarantee any Indebtedness under any Credit Facility (other than if such Subsidiary Guarantor no longer guarantees any Indebtedness under any Credit Facility as a result of payment under any guarantee of any such Indebtedness by any Subsidiary Guarantor); provided that a Subsidiary Guarantor shall not be permitted to be released from its Guarantee if it is an obligor with respect to Indebtedness that would not, under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” be permitted to be incurred by a Restricted Subsidiary that is not a Guarantor.

The form of the Guarantee is attached as an exhibit to the indenture.

Payments for Consent

Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Issuer will (i) furnish to the holders of notes or cause the trustee to furnish to the holders of notes and post to its website or (ii) file with the SEC, transmit to the trustee an electronic or paper copy of, and if the Issuer has a website, post to its website, in each case, within the time periods that such reports would be required to be filed with the SEC if the rules and regulations of the SEC were applicable to the Issuer:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuer’s consolidated financial statements by the Issuer’s certified independent accountants.

If required by the SEC’s rules and regulations, following the consummation of the exchange offer contemplated by the registration rights agreement, the Issuer will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC within the time periods that such reports are required to be filed with the SEC (unless the SEC will not accept such a filing). The Issuer will not take any action for the purpose of causing the SEC not to accept any such filings.

In addition, the Issuer and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports specified by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If Holdings or any Parent Company has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, or has furnished the reports described herein with respect to such Parent Company in the manner provided above for the Issuer, including if applicable, by posting such reports on the Issuer’s website (including any consolidating financial information required by Regulation S-X relating to the Issuer and the Guarantors), the Issuer shall be deemed to be in compliance with the provisions of this covenant.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Special Interest with respect to, the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by Holdings or any Restricted Subsidiary to comply (a) for 30 days after written notice with the provisions described under the captions “—Offer to Purchase—Change of Control” and “—Offer to Purchase—Asset Sales” or (b) with the provisions under “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by Holdings or any Restricted Subsidiary for 60 days after written notice has been given to the Issuer by the trustee or to the Issuer and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any Restricted Subsidiary (or the payment of which is guaranteed by Holdings or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay any such Indebtedness at its stated final maturity after giving effect to any applicable grace periods (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its stated final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6) failure by Holdings or any Restricted Subsidiary to pay final judgments aggregating in excess of $20.0 million in excess of amounts that are covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) the occurrence of any of the following:

(a) except as permitted by the indenture, any security document ceases for any reason to be fully enforceable; provided, that it will not be an Event of Default under this clause (7)(a) if the sole result of the failure of one or more security documents to be fully enforceable is that any Parity Lien purported to be granted under such security documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $20.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Permitted Prior Liens;

(b) any Parity Lien purported to be granted under any security document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $20.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Permitted Prior Liens; or

(c) Issuer or any other Pledgor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of Issuer or any other Pledgor set forth in or arising under any security document;

(8) certain events of bankruptcy or insolvency described in the indenture with respect to Holdings, the Issuer or any of Holdings’ Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

(9) except as permitted by the indenture, the Guarantee of Holdings or any Restricted Subsidiary that is a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Holdings, the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Special Interest.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the outstanding notes have requested in writing the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a written direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest on, or the principal of, the notes.

The Issuer will be required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuer will be required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member or shareholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the notes, the indenture, the Guarantees or the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuer’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of an investment bank, appraisal firm or firm of independent public accountants nationally recognized in the United States to pay the principal of, or interest and premium and Special Interest, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal, Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Holdings, the Issuer or any of Holdings’ Restricted Subsidiaries that are Significant Subsidiaries is a party or by which Holdings, the Issuer or any of Holdings’ Restricted Subsidiaries that are Significant Subsidiaries is bound;

(6) the Issuer must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7) the Issuer must deliver to the trustee an officers’ certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Collateral will be released from the Lien securing the notes, as provided under the caption “—Intercreditor Agreement—Release of Liens in Respect of Notes,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer or discharged from the trust, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise, will become due and payable within one year or have been called for redemption pursuant to the provisions described under “—Optional Redemption” and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2) the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(3) the Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released from the Lien securing the notes, as provided under the caption “—Intercreditor Agreement—Release of Liens in Respect of Notes,” upon a satisfaction and discharge in accordance with the provisions described above.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (it being understood that this clause (2) does not apply to provisions relating to the covenants described above under the caption “—Offer to Purchase”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes in accordance with the provisions of the indenture and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on the notes;

(7) waive a redemption payment with respect to any note (it being understood that this clause (7) does not apply to a payment required by one of the covenants described above under the caption “—Offer to Purchase”);

(8) release Holdings or any other Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture;

(9) in the event that the obligation to make a Change of Control Offer or an Asset Sale Offer has arisen, amend, change or modify in any material respect the obligation of the Issuer to make and consummate such Change of Control Offer or such Asset Sale Offer, as the case may be; or

(10) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture or any security document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuer, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to holders of notes and Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8) to allow any Guarantor to execute a supplemental indenture and a Guarantee with respect to the notes;

(9) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee; or

(10) to make, complete or confirm any grant of Collateral permitted or required by the indenture or any of the security documents or any release of Collateral that becomes effective as set forth in the indenture or any of the security documents.

Concerning the Trustee

If the trustee becomes a creditor of the Issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture, intercreditor agreement, security documents and registration rights agreement without charge by writing to Brookstone, Inc., One Innovation Way, Merrimack, New Hampshire, 03054 Attention: Secretary.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Required Debtholders” means, (i) for so long as the Credit Agreement is outstanding, an act of the Credit Agreement Agent and (ii) as to any matter at any time thereafter:

(1) prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the Priority Lien Collateral Agent by or with the written consent of the holders of more than 50% of the sum of:

(a) the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(b) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; and

(2) at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral agent by or with the written consent of the holders of Parity Debt representing the Required Parity Lien Debtholders.

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, Issuer or any Affiliate of Issuer will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the caption “—Intercreditor Agreement—Voting.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets other than in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Holdings and the Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Offer to Purchase—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of the Restricted Subsidiaries or the sale of Equity Interests in any of the Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(2) a transfer of assets between or among Holdings and/or the Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Holdings or to another Restricted Subsidiary or the issuance of Equity Interests by a Restricted Subsidiary in which Holdings’ percentage interest (direct and indirect) in the Equity Interests of such Restricted Subsidiary, after giving effect to such issuance, is at least equal to its percentage interest prior thereto;

(4) the sale, lease, conveyance or other disposition of assets in the ordinary course of business and any sale or other disposition of damaged, worn-out, surplus or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7) the licensing or sublicensing of intellectual property, customer lists or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of Holdings and the Restricted Subsidiaries;

(8) the sale of Permitted Investments (other than sales of Equity Interests of any of the Restricted Subsidiaries) made by Holdings or any Restricted Subsidiary after the date of the indenture, if such Permitted Investments were (a) received in exchange for, or purchased out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of, Equity Interests of Holdings (other than Disqualified Stock) or (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of common equity capital to Holdings;

(9) the sale of the capital stock of or any of the assets of, Gardeners Eden, Inc.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, other than for purposes of the definition of “Change of Control” and “Continuing Directors,” any committee thereof duly authorized to act on behalf of such board; and

(2) with respect to any other Person, the functional equivalent of a board of directors of a corporation or, other than for purposes of the definition of “Change of Control” and “Continuing Directors,” any committee thereof duly authorized to act on behalf thereof.

“Borrowing Base” means “Borrowing Base” as defined in the Credit Agreement as in effect on the date of the indenture.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation or unlimited company, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars (including such dollars as are held as overnight bank deposits and demand deposits with banks);

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits, time deposit accounts, term deposit accounts, money market deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7) in the case of any Foreign Subsidiary, investments made locally of a type comparable to those described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than an Equity Sponsor or a Control Investment Affiliate of an Equity Sponsor;

(2) the adoption of a plan relating to the liquidation or dissolution of Holdings or the Issuer (other than a transaction that complies with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”);

(3) the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation), the result of which is that any “person” (as defined in clause (1) above) other than an Equity Sponsor or a Control Investment Affiliate of an Equity Sponsor becomes the Beneficial Owner, directly or indirectly, of Voting Stock of Holdings representing 50% or more of the total voting power of the Voting Stock of Holdings; provided that this clause (3) shall not be deemed to be triggered by any Person that is deemed to be a Beneficial Owner of Voting Stock of the Issuer by virtue of its relationship with (other than ownership directly or indirectly of Capital Stock of) an Equity Sponsor or a Control Investment Affiliate of an Equity Sponsor;

(4) after an initial public offering of Holdings or any Parent Company, the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors; provided, however, that the Equity Sponsor and their Control Investment Affiliates do not, at such time, in the aggregate, (a) Beneficially Own, directly or indirectly, Voting Stock of Holdings representing more than 50% of the total voting power of the Voting Stock of Holdings or (b) have the right or ability by voting power, contract or otherwise to elect or designate a majority of the Board of Directors of Holdings; or

(5) Holdings shall cease to Beneficially Own all of the Equity Interests of the Issuer.

“Class” means (1) in the case of Parity Lien Debt, every Series of Parity Lien Debt, taken together, and (2) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.

“Collateral” means all properties and assets at any time owned or acquired by Issuer or any of the other Pledgors, except:

(1) Excluded Assets;

(2) any properties and assets in which the collateral agent is required to release its Liens pursuant to the provisions described above under the caption “—Intercreditor Agreement—Release of Liens on Collateral;” and

(3) any properties and assets that no longer secure the notes or any Obligations in respect thereof pursuant to the provisions described above under the caption “—Intercreditor Agreement—Release of Liens in Respect of Notes,”

provided that, in the case of clauses (2) and (3), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of Issuer or any other Pledgor, such assets or properties will cease to be excluded from the Collateral if Issuer or any other Pledgor thereafter acquires or reacquires such assets or properties.

“collateral agent” means Wells Fargo Bank, N.A., in its capacity as collateral agent under the security documents, together with its successors in such capacity.

“Consolidated Cash Flow” means, for any period, for any Person, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to

(1) Consolidated Net Income for such period plus

(2) the sum, without duplication, of the amounts for such Person and its Restricted Subsidiaries for such period (in each case to the extent reducing such Consolidated Net Income) of:

(a) Fixed Charges;

(b) provision for taxes based on income;

(c) total depreciation expenses;

(d) total amortization expenses;

(e) other non-cash items reducing such Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period);

(f) costs and expenses incurred on or prior to the Issue Date in connection with the transactions described under “Use of Proceeds” in this prospectus;

(g) other non-recurring, non-operating losses in an aggregate amount not to exceed $2.5 million in any four-quarter period;

(h) cash gains realized under Hedging Obligations relating to currency exchange rates; and

(i) minority interest (if negative) with respect to any Subsidiary Guarantor; minus

(3) the sum, without duplication, of the amounts for such period (in each case to the extent increasing such Consolidated Net Income) of

(a) non-cash items increasing such Consolidated Net Income (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period);

(b) non-recurring, non-operating gains;

(c) cash losses realized under Hedging Obligations relating to currency exchange rates; and

(d) minority interest (if positive) with respect to any Subsidiary Guarantor; plus or minus

(4) without duplication of any amounts referred to above or in the definition of Consolidated Net Income, with respect to any part of a four-quarter period that includes any fiscal month of Holdings ending on or prior to August 31, 2005, the pro forma adjustments to net income set forth in the section “Unaudited Pro Forma Financial Data” in this prospectus and the adjustments to net income to derive “EBITDA” set forth in the section “Summary—Summary Historical and Pro Forma Consolidated Financial Data”;

provided that the items listed in clauses (2)(a) through (e) of a Restricted Subsidiary will be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.

“Consolidated Net Income” means, for any period, the net income (or net loss) of a Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

(1) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

(2) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, dispositions of securities or returned surplus assets of any pension plan;

(3) the net income (but not the net loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any Restricted Subsidiary in cash during such period;

(4) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination prohibited, directly or indirectly, except to the extent that such net income is actually paid to Holdings or any Restricted Subsidiary by loans, advances, intercompany transfers, principal repayments or otherwise;

(5) the cumulative effect of a change in accounting principles;

(6) any operating losses relating to Gardeners Eden, Inc. and any one-time costs, fees and expenses associated with the sale, liquidation or other disposition of Gardeners Eden, Inc. in an aggregate amount not to exceed $8.0 million; and

(7) purchase accounting adjustments required or permitted by GAAP in connection with the transactions described under the heading “Use of Proceeds”.

provided, further, that Consolidated Net Income shall be reduced by amounts under clause (1) of the definition of Permitted Payments to Parent.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Holdings who:

(1) was a member of such Board of Directors on the Issue Date;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

(3) was nominated by one or more of the Equity Sponsors or their Control Investment Affiliates.

“Control Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making equity or debt investments in portfolio companies.

“Credit Agreement” means that certain credit agreement dated on or about the Issue Date, by and among Holdings, the Issuer, certain subsidiaries of the Issuer, Bank of America, N.A., Goldman Sachs Credit Partners L.P. and the lenders from time to time party thereto, together with any agreements relating to the provision of cash and treasury management services and other bank products provided by a lender thereunder or an affiliate thereof and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” or “Collateral Agent” under the Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the Credit Agreement, together with its successors in such capacity.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Preferred Stock” means preferred stock issued after the date of the indenture (including, without limitation, Disqualified Stock) issued and sold for cash in a bona fide financing transaction that is designated as Designated Preferred Stock pursuant to an officers’ certificate on the issuance date thereof, the net cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “—Restricted Payments” covenant and are not used for purposes of clause (b) of the second paragraph thereof.

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2) payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

(3) discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

(4) payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the asset sale or change of control provisions applicable to such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Holdings and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

“Domestic Subsidiary” means any Restricted Subsidiary of Holdings that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Holdings or Issuer.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between holders of Secured Obligations within the same Class, that such Liens or proceeds:

(1) will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made, and thereafter

(2) will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Secured Obligations within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative, the Priority Lien Collateral Agent and the collateral agent) prior to the date such distribution is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Sponsors” means John W. Childs, and J.W. Childs Associates, L.P., OSIM International Ltd and Temasek Capital (Private) Limited.

“Excluded Assets” means each of the following:

(1) any permit, lease, license, contract, instrument or other agreement held by the Issuer or any other Pledgor that prohibits or requires the consent of any Person as a condition to the creation by the Issuer or such other Pledgor of a security interest or Lien thereon or that would be breached or give the other party the right to terminate it as a result thereof, or any permit, lease, license contract or other agreement held by the Issuer or any other Pledgor to the extent that any law applicable thereto prohibits the creation of a security interest or Lien thereon or that would be breached or give the other party the right to terminate is as a result thereof, but only, in each case to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC (including Sections 9-406(a), 9-407(a), 9-408(a) and 9-409 of the UCC) or any other law, and (ii) equipment owned by the Issuer or any other Pledgor that is subject to a purchase money Lien or a capital lease which is permitted by the Indenture if the contract or other agreement in which such Lien is granted (or in the documentation providing for such capital lease) prohibits or requires the consent of any Person as a condition to the creation of any other Lien on such equipment or that would be breached or give the other party the right to terminate is as a result thereof provided, however, “Excluded Assets” shall not include any Proceeds, substitutions or replacements of Excluded Assets (unless such Proceeds, substitutions or replacements would constitute replacements of Excluded Assets);

(2) any interest of Issuer or any other Pledgor in any real property;

(3) all “securities” of Issuer or any of Issuer’s “affiliates” (as the terms “securities” and “affiliates” are used in Rule 3-16 of Regulation S-X under the Securities Act); and

(4) any other property or assets in which a Lien cannot be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdiction, so long as the aggregate Fair Market Value of all such property and assets does not at any one time exceed $10.0 million.

“Existing Indebtedness” means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture after giving effect to the issuance of the notes and the borrowing under the Credit Agreement on the Issue Date and the use of proceeds therefrom, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Issuer.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any Restricted Subsidiary incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made occurred (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any Restricted Subsidiary, including through mergers or consolidations, or any Person or any Restricted Subsidiary acquired by the specified Person or any Restricted Subsidiary, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act but giving effect to Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded;

(3) the Fixed Charges attributable to operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any Restricted Subsidiary following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date (or would become a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any Restricted Subsidiary, other than dividends on

Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Subsidiary of Holdings that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement condition or otherwise).

“Guarantee” means the guarantee by each Guarantor of the Issuer’s obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

“Guarantors” means Holdings and the Subsidiary Guarantors.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holdings” means Brookstone, Inc, a Delaware corporation.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of bankers’ acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that represents an accrued expense or trade payable;

(6) representing any Hedging Obligations; or

(7) all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of Holdings or any Restricted Subsidiary arising out of any cash management, depository or investment services provided by any Priority Lien Collateral Agent or its Affiliates.

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and obligations referred to in clause (7) above) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), but only to the extent that the aggregate amount of such Indebtedness does not exceed the Fair Market Value of the asset, and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. In no event will obligations or liabilities in respect of any Capital Stock constitute Indebtedness hereunder.

“insolvency or liquidation proceeding” means:

(1) any case commenced by or against Issuer or any other Pledgor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Issuer or any other Pledgor, any receivership or assignment for the benefit of creditors relating to Issuer or any other Pledgor or any similar case or proceeding relative to Issuer or any other Pledgor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to Issuer or any other Pledgor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of Issuer or any other Pledgor are determined and any payment or distribution is or may be made on account of such claims.

“intercreditor agreement” means the Intercreditor Agreement, dated as of the date of the indenture, among the Pledgors, the Credit Agreement Agent, the Collateral Agent, the trustee and the collateral agent, as amended, supplemented or otherwise modified from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Holdings’ Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Holdings or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Holdings or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. Notwithstanding the foregoing, Restricted Payments of the type described in clause (iii) of the definition thereof will not be deemed to be Investments.

“Issue Date” means the date on which the notes are first issued under the indenture.

“Letters of Credit” means “Letters of Credit” as defined in the Credit Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothec or encumbrance of any kind in respect of such asset, whether or not filed, recorded, registered or otherwise perfected under applicable law, including any conditional sale or other title retention agreement; provided that in no event shall an operating lease that is not a Capital Lease Obligation be deemed to constitute a Lien.

“Lien Sharing and Priority Confirmation” means:

(1) as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Priority Lien Debt, each existing and future Priority Lien Representative and each existing and future holder of Permitted Prior Liens:

(a) that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by Issuer or any other Pledgor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the collateral agent for the benefit of all holders of Parity Lien Obligations equally and ratably;

(b) that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the intercreditor agreement, including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from the enforcement of Parity Liens; and

(c) consenting to and directing the collateral agent to perform its obligations under the intercreditor agreement and the other security documents; and

(2) as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the credit agreement or other agreement governing such Series of Priority Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt, each existing and future Parity Lien Representative and each existing and future holder of Permitted Prior Liens:

(a) that all Priority Lien Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by Issuer or any other Pledgor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Priority Lien Debt, and that all such Priority Liens will be enforceable by the Priority Lien Collateral Agent for the benefit of all holders of Priority Lien Obligations equally and ratably;

(b) that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the intercreditor agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and

(c) consenting to and directing the Priority Lien Collateral Agent to perform its obligations under the intercreditor agreement and the other security documents.

“Net Proceeds” means the aggregate cash proceeds received by Holdings or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees and discounts, and sales and brokerage commissions, and any relocation expenses incurred as a result of the Asset Sale), (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) any reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and (e) cash escrows (until released from escrow to the seller).

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Holdings nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which would permit upon notice, lapse of time or both any holder of any Indebtedness of Holdings or any Restricted Subsidiary to declare a default on such Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holdings or any Restricted Subsidiary.

“Note Documents” means the indenture, the notes and the security documents.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Secured Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the applicable Secured Debt Documents.

“Parent Companies” means OSIM Brookstone Holdings, Inc., OSIM Brookstone Holdings, L.P., and any of its Subsidiaries that directly or indirectly owns Equity Interests of Holdings.

“Parity Lien” means a Lien granted by a security document to the collateral agent, at any time, upon any property of Issuer or any other Pledgor to secure Parity Lien Obligations.

“Parity Lien Debt” means:

(1) the notes issued on the date of the indenture (including any related exchange notes); and

(2) any other Indebtedness of Issuer (including additional notes) that is secured equally and ratably with the notes by a Parity Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided that:

(a) the net proceeds are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire Priority Lien Debt and corresponding permanent reduction in commitments or other Parity Lien Debt; or

(b) on the date of incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, the Secured Leverage Ratio would not be greater than 2.75 to 1.0;

provided, further, in the case of any Indebtedness referred to in clause (2) of this definition:

(a) on or before the date on which such Indebtedness is incurred by Issuer, such Indebtedness is designated by Issuer, in an officers’ certificate delivered to each Parity Lien Representative and the collateral agent and the Priority Lien Collateral Agent, as “Parity Lien Debt” for the purposes of the indenture and the intercreditor agreement; provided that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

(b) such Indebtedness is governed by an indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c) all requirements set forth in the intercreditor agreement as to the confirmation, grant or perfection of the collateral agent’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Issuer delivers to the Priority Lien Collateral Agent and the collateral agent an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Parity Lien Debt”).

“Parity Lien Documents” means, collectively, the Note Documents and the indenture, credit agreement or other agreement governing each other Series of Parity Lien Debt and the security documents (other than any security documents that do not secure Parity Lien Obligations).

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Parity Lien Representative” means:

(1) in the case of the notes, the trustee; or

(2) in the case of any other Series of Parity Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and (a) is appointed as a Parity Lien Representative (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the intercreditor agreement by executing a joinder in the form required under the intercreditor agreement.

“Permitted Business” means any business conducted by Holdings or any Restricted Subsidiary on the Issue Date and any businesses that, in the good faith judgment of the Board of Directors of Holdings, are reasonably related, ancillary or complementary thereto, or reasonable extensions thereof.

“Permitted Investments” means:

(1) any Investment in Cash Equivalents;

(2) any Investment in Holdings or in a Restricted Subsidiary;

(3) any Investment by Holdings or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Offer to Purchase—Asset Sales”;

(5) any Investment made for consideration consisting of Qualified Equity Interests;

(6) any Investment received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holdings or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons that are not Affiliates;

(7) Investments represented by Hedging Obligations permitted under the indenture;

(8) loans or advances to employees of Holdings or any of its Subsidiaries (x) in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any time outstanding or (y) in connection with the purchase by such Persons of Equity Interests of Holdings or any Parent Company so long as the cash proceeds of such purchase received by any Parent Company are contemporaneously contributed to the common equity capital of Holdings;

(9) Investments in existence on the Issue Date;

(10) Investments in prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(11) pledges or deposits permitted under clause (6) of the definition of Permitted Liens;

(12) receivables owing to Holdings or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms as Holdings or such Restricted Subsidiary deems reasonable under the circumstances; and

(13) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding (net of the amount of all returns of principal or capital received in cash or Cash Equivalents with respect to such Investments), not to exceed $15.0 million.

“Permitted Liens” means:

(1) Liens held by the Priority Lien Collateral Agent securing Priority Lien Debt in an aggregate principal amount not exceeding the Priority Lien Cap and all Obligations related thereto;

(2) Liens held by the collateral agent equally and ratably securing the notes to be issued on the date of the indenture and all future Parity Lien Debt and other Parity Lien Obligations;

(3) Liens in favor of Holdings or any Restricted Subsidiary;

(4) Liens on property (including Capital Stock) of a Person existing at the time such Person is merged with or into or consolidated with Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or the Subsidiary;

(5) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(8) Liens existing on the date of the indenture;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, suppliers’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(11) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(12) Liens created for the benefit of (or to secure) the notes (or the Guarantees) or payment obligations to the trustee;

(13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(14) Liens not otherwise permitted under the indenture; provided that the aggregate amount of obligations secured thereby does not exceed $5.0 million at any one time outstanding;

(15) judgment Liens not giving rise to an Event of Default;

(16) Liens and rights of setoff in favor of a bank imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;

(17) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18) pledges or deposits by a Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(19) Liens solely on any cash earnest money deposits in connection with any letter of intent or purchase agreement hereunder;

(20) Liens in favor of customs revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(21) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(22) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(23) Liens deemed to exist in connection with Investments in repurchase agreements permitted under the indenture;

(24) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent permitted hereunder;

(25) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(26) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business; and

(27) non-exclusive licenses of patents, trademarks and other intellectual property rights granted by Brookstone Company, Inc. or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Brookstone Inc. and its Subsidiaries, taken as a whole.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments by Holdings to or on behalf of any Parent Company in an amount sufficient to pay out-of-pocket legal, accounting and filing and other general corporate overhead costs of such Parent Company and franchise taxes and other fees required to maintain its existence actually incurred by such Parent Company, in any case in an aggregate amount not to exceed $2.0 million in any calendar year; and

(2) for so long as Issuer or Holdings is a member of a group filing a consolidated or combined tax return with any Parent Company, payments to the Parent Company in respect of an allocable portion of the tax liabilities of such group that is attributable to Holdings and its Subsidiaries (“Tax Payments”); the Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Holdings or Issuer would owe if Holdings or Issuer were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Holdings or Issuer and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the Parent Company actually owes to the appropriate taxing authority; any Tax Payments received from Holdings or Issuer shall be paid over to the appropriate taxing authority within 30 days of the Parent Company’s receipt of such Tax Payments or refunded to Holdings or Issuer, as appropriate.

“Permitted Prior Liens” means:

(1) Liens described in clause (1) of the definition of “Permitted Liens;”

(2) Liens described in clauses (4), (5), (7), (8), (17), (18), (19), (22), (23), (24), (25) and (27) of the definition of “Permitted Liens;”

(3) Liens described in clause (13) of the definition of “Permitted Liens” to the extent the Lien securing the Indebtedness being refinanced constituted a Permitted Prior Lien under clause (1) or (2) of this definition; and

(4) Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Priority Lien Security Documents or the security documents.

“Permitted Refinancing Indebtedness” means any Indebtedness of Holdings or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness of Holdings or any Restricted Subsidiary; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted

Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Holdings or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, unlimited company or government or other entity.

“Pledgors” means Holdings, Issuer, the Guarantors and any other Person (if any) that provides collateral security for any Secured Obligations.

“Priority Lien” means a Lien granted by a Priority Lien Security Document to the Priority Lien Collateral Agent, at any time, upon any property of Issuer or any other Pledgor to secure Priority Lien Obligations.

“Priority Lien Cap” means, as of any date, the principal amount outstanding under the Credit Agreement and/or the Indebtedness outstanding under any other Credit Facility, in an aggregate principal amount (including face amounts of Letters of Credit) not to exceed the sum of the amount provided by clause (1) of the definition of Permitted Debt, as of any date, plus the amount provided by clauses (13) and (14) of the definition of Permitted Debt, less the amount of Parity Lien Debt incurred after the date of the indenture the net proceeds of which are used to repay Priority Lien Debt and corresponding permanent reduction in commitments. For purposes of this definition, all letters of credit will be valued at the face amount thereof, whether or not drawn and all Hedging Obligations will be valued at zero.

“Priority Lien Collateral Agent” means the Credit Agreement Agent until such time as the Credit Agreement is no longer outstanding, thereafter shall mean such person as shall be appointed collateral agent under the Priority Lien Security Documents, together with its successors in such capacity.

“Priority Lien Debt” means:

(1) Indebtedness of Issuer under the Credit Agreement that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Credit Agreement obtained an officers’ certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents);

(2) Indebtedness of Issuer under any other Credit Facility that is secured equally and ratably with the Credit Agreement by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of any Indebtedness referred to in this clause (2), that:

(a) on or before the date on which such Indebtedness is incurred by Issuer, such Indebtedness is designated by Issuer, in an officers’ certificate delivered to each Priority Lien Representative, the Priority Lien Collateral Agent and the collateral agent, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

(b) such Indebtedness is governed by a credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c) all requirements set forth in the intercreditor agreement as to the confirmation, grant or perfection of the Priority Lien Collateral Agent’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Issuer delivers to the Priority Lien Collateral Agent and the collateral agent an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”); and

(3) Hedging Obligations of Issuer incurred to hedge or manage interest rate risk with respect to Priority Lien Debt; provided that:

(a) such Hedging Obligations are secured by a Priority Lien on all of the assets and properties that secure Indebtedness under the Credit Facility in respect of which such Hedging Obligations are incurred; and

(b) such Priority Lien is senior to or on a parity with the Priority Liens securing Indebtedness under the Credit Facility in respect of which such Hedging Obligations are incurred.

(4) Notwithstanding the foregoing, if the sum of: (1) Indebtedness constituting principal outstanding under the Priority Lien Documents; plus (2) the aggregate face amount of any letters of credit issued but not reimbursed under the Priority Lien Documents, is in excess of Priority Lien Cap, then only that portion of such Indebtedness and such aggregate face amount of letters of credit equal to the Priority Lien Cap shall be included in Priority Lien Obligations and interest with respect to such Indebtedness and reimbursement obligations with respect to such letters of credit shall only constitute Priority Lien Obligations to the extent related to Indebtedness and face amounts of letters of credit included in the Priority Lien Obligations.

“Priority Lien Documents” means the Credit Agreement and any other Credit Facility pursuant to which any Priority Lien Debt is incurred and the Priority Lien Security Documents.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt.

“Priority Lien Representative” means the Credit Agreement Agent so long as the Credit Agreement is outstanding and thereafter, in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of the Priority Debt (for purposes related to the administration of the security documents) pursuant to the credit agreement or other agreement governing such Series of Priority Lien Debt.

“Priority Lien Security Documents” means the intercreditor agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Issuer or any other Pledgor creating (or purporting to create) a Priority Lien upon collateral in favor of the Priority Lien Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Pro Forma Cost Savings” means, with respect to any period, the reductions in costs that occurred during the four-quarter period that are (1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (2) implemented, committed to be implemented or the commencement of implementation of which was begun in good faith by the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during the four-quarter period in order to achieve such reduction in costs.

“Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of the Issuer, Holdings or any Parent Company pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Holdings).

“Qualified Equity Interests” means Equity Interests of Holdings other than Disqualified Stock.

“registration rights agreement” means (i) the Exchange and Registration Rights Agreement dated as of the Issue Date among the Issuer, the Guarantors and the initial purchasers of the notes issued on the Issue Date and (ii) any other exchange and registration rights agreement entered into in connection with an issuance of additional notes in a private offering after the Issue Date.

“Required Parity Lien Debtholders” means, at any time, the holders of more than 50% of the sum of:

(a) the aggregate outstanding principal amount of Parity Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(b) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Parity Lien Debt.

For purposes of this definition, (a) Parity Lien Debt registered in the name of, or beneficially owned by, Issuer or any Affiliate of Issuer will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the caption “—Intercreditor Agreement—Voting.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise indicated, references to Restricted Subsidiaries shall be deemed to be to Restricted Subsidiaries of Holdings, including the Issuer.

“Sale of Collateral” means any Asset Sale involving a sale or other disposition of Collateral.

“Secured Debt” means Parity Lien Debt and Priority Lien Debt.

“Secured Debt Documents” means the Parity Lien Documents and the Priority Lien Documents.

“Secured Debt Representative” means each Parity Lien Representative and each Priority Lien Representative.

“Secured Leverage Ratio” means, on any date, the ratio of:

(1) the aggregate principal amount of Secured Debt outstanding on such date plus all Indebtedness of Restricted Subsidiaries of Issuer that are not Guarantors outstanding on such date

(and, for this purpose, letters of credit will be deemed to have a principal amount equal to the face amount thereof, whether or not drawn), to:

(2) the aggregate amount of Issuer’s Consolidated Cash Flow for the most recent four-quarter period for which financial information is available.

In addition, for purposes of calculating the Secured Leverage Ratio:

(1) acquisitions that have been made by the specified Person or any Restricted Subsidiary, including through mergers or consolidations, or any Person or any Restricted Subsidiary acquired by the specified Person or any Restricted Subsidiary, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act but giving effect to Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded;

(3) the Fixed Charges attributable to operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any Restricted Subsidiary following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date (or would become a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Secured Obligations” means Parity Lien Obligations and Priority Lien Obligations.

“security documents” means the intercreditor agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by Issuer or any other Pledgor creating (or purporting to create) a Parity Lien upon Collateral in favor of the collateral agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described above under the caption “—Intercreditor Agreement—Amendment of Security Documents.”

“Series of Parity Lien Debt” means, severally, the notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

“Series of Priority Lien Debt” means, severally, the Indebtedness outstanding under the Credit Agreement and any other Credit Facility that constitutes Priority Lien Debt.

“Series of Secured Debt” means each Series of Parity Lien Debt and each Series of Priority Lien Debt.

“Significant Subsidiary” means any Subsidiary of Holdings that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Special Interest” means (i) “Special Interest” as defined in the registration rights agreement with respect to the notes issued on the Issue Date and (ii) “Special Interest”, “Additional Interest”, “Liquidated Damages” or any similar term as such term is defined in any registration rights agreement with respect to additional notes issued after the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantor” means each Subsidiary of the Issuer that executes a Guarantee in accordance with the provisions of the indenture and its successors and assigns, until such Subsidiary is released from its Guarantee in accordance with the provisions of the indenture.

“Unrestricted Subsidiary” means any Subsidiary of Holdings (other than the Issuer) that is designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings;

(3) is a Person with respect to which neither Holdings nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any Restricted Subsidiary.

Any designation of a Subsidiary of Holdings as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” Holdings will be in default of such covenant. The Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Book-Entry, Delivery and Form

Global Notes

Exchange notes will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “ Global Notes”). We will deposit the Global Notes upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and register the Global Notes in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. You may not exchange your beneficial interest in the Global Notes for Notes in certificated form except in the limited circumstances described below under “—Exchanges of Book-Entry Notes for Certificated Notes.” In addition, you may not exchange your beneficial interests in the Restricted Global Note for beneficial interests in the Regulation S Global Note or vice versa.

Exchanges of Book-Entry Notes for Certificated Notes

You may not exchange your beneficial interest in a Global Note for a Note in certificated form unless:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depository for the Global Note or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in either case we thereupon fail to appoint a successor depository; or

(2) an Event of Default shall have occurred and be continuing with respect to the Notes.

In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). Any certificated Notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DTC Deposit/Withdraw at Custodian (“DWAC”) system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Note.

Certain Book-Entry Procedures

The description of the operations and procedures of DTC, Euroclear Bank S.A./N.V. (as operator of the Euroclear system, “Euroclear”) or Clearstream Banking Luxembourg (“Clearstream”) that follows is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants (“participants”) and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

DTC has advised us that its current practice, upon the issuance of the Global Notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants).

As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the indenture governing the Notes and the Notes. Except in the limited circumstances described above under “—Exchanges of Book-Entry Notes for Certificated Notes,” you will not be entitled to have any portions of a Global Note registered in your names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owner or Holder of a Global Note (or any Note represented thereby) under the indenture governing the Notes or the Notes.

You may hold your interests in the Global Notes directly through DTC, if you are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. The depositories, in turn, will hold such interests in such Global Note in customers’ securities accounts in the depositories’ names on the books of DTC. All interests in a

Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

We will make payments of the principal of, premium, if any, and interest on Global Notes to DTC or its nominee as the registered owner thereof. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payment will be the responsibility of such participants.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Note will trade in DTC’s settlement system, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC has advised us that DTC will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below and the conversion of Notes) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, the Global Notes will be exchanged for legended Notes in certificated form, and distributed to DTC’s participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following discussion is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons who purchased the notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash). Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

As used herein, “U.S. Holder” means a beneficial owner of the notes who or that is or is treated for United States federal income tax purposes as:

•	an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences.

U.S. Holders

Interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for United States federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will recognize gain or loss on the sale, exchange (other than for Exchange Notes pursuant to the Exchange Offer or a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefor, less any principal payments received by such holder. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss.

Exchange Offer

The exchange of the notes for otherwise identical debt securities registered under the Securities Act pursuant to the Exchange Offer will not constitute a taxable exchange. See “The Exchange Offer.” As a result, (1) a U.S. Holder will not recognize a taxable gain or loss as a result of exchanging such holder’s notes; (2) the holding period of the Exchange Notes will include the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the Exchange Notes will be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

Backup Withholding

A U.S. Holder may be subject to a backup withholding tax when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-U.S. Holders

A non-U.S. Holder is a beneficial owner of the notes who is not a U.S. Holder or a U.S. domestic partnership or other entity treated as a partnership for United States federal income tax purposes.

Interest

Interest paid to a non-U.S. Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of the classes of stock of the Issuer;

•	such holder is not a controlled foreign corporation that is related to the Issuer through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-U.S. Holder certifies in a statement provided to the Issuer or the paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to the Issuer or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides the Issuer or the paying agent with a copy of such statement or (3) the non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-U.S. Holder’s country of residence. To claim such a reduction or exemption, a non-U.S. Holder must generally complete IRS Form W-8BEN and claim this exemption on the form. In some cases, a non-U.S. Holder may instead be permitted to provide documentary evidence of its claim to an intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

The certification requirements described above may require a non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States taxpayer identification number. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

Sale or Other Taxable Disposition of the Notes

A non-U.S. Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note. However, a non-U.S. Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

United States Trade or Business

If interest or gain from a disposition of the notes is effectively connected with a non-U.S. Holder’s conduct of a United States trade or business, and, if an income tax treaty applies, the non-U.S. Holder maintains a United States “permanent establishment” to which the interest or gain is attributable, the non-U.S. Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

Backup withholding will not apply to payments of principal or interest made by the Issuer or the paying agent, in their capacities as such, to a non-U.S. Holder of a note if the holder meets the identification and certification requirements discussed above under “Non-U.S. Holders—Interest” for exemption from United States federal withholding tax. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

Payment of the proceeds from a disposition by a non-U.S. Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if the payor knows or has reasons to know that the certification may be false. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

PLAN OF DISTRIBUTION

There has previously been only a limited secondary market and no public market for the initial notes. We do not intend to apply for the listing of the notes on a national securities exchange or for their quotation through The Nasdaq Stock Market. The initial notes are eligible for trading in The PORTAL(SM) Market, an electronic screen-based system which permits the trading of eligible privately placed securities by certain qualified institutional investors which is regulated by the National Association of Securities Dealers, Inc. We have been advised by the initial purchasers that, following consummation of the exchange offer, the initial purchasers intend to make a market in the exchange notes; however, any market making may be discontinued at any time without notice. If an active public market does not develop, the market price and liquidity of the exchange notes may be adversely affected.

If a trading market develops for the initial notes or the exchange notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, our results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their offering price.

With respect to resale of exchange notes, based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder (other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or “broker” or “dealer” registered under the Exchange Act) who exchanges initial notes for exchange notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, such holder cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K if the resales are of exchange notes obtained by such holder in exchange for initial notes acquired by such holder directly from us or an affiliate of ours, unless an exemption from registration is otherwise available.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Any broker or dealer registered under the Exchange Act who holds initial notes that were acquired for its own account as a result of market-making activities or other trading activities (other than initial notes acquired directly from us) may exchange such initial notes for exchange notes pursuant to the exchange offer; however, such broker-dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. We have agreed to use our commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective for a period beginning when exchange notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 180th day after the exchange offer has been completed and such time as broker-dealers are no longer required to comply with the prospectus delivery requirements in connection with offers and sales of exchange notes.

A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

The information described above concerning interpretations of, and positions taken by, the SEC is not intended to constitute legal advice, and broker-dealers should consult their own legal advisors with respect to these matters.

We will not receive any proceeds from any sale of exchange notes by anyone, including broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to a purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes.

We have agreed to pay expenses incident to the exchange offer. See “The Exchange Offer—Fees and Expenses.”

LEGAL MATTERS

The validity of the exchange notes and certain legal matters will be passed upon for us by Kaye Scholer LLP, New York, New York.

EXPERTS

The financial statements of Brookstone, Inc., the predecessor prior to the transactions, as of January 29, 2005, and for each of the two years in the period ended January 29, 2005, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule at December 31 2005 and for the period from October 4, 2005 through December 31, 2005 (successor), and the period from January 30, 2005 through October 3, 2005 (predecessor), as set forth in their report. We’ve included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

On November 10, 2005, Brookstone, Inc., the successor after the transactions (the “Successor Company”), dismissed PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Successor Company. The Successor Company’s audit committee participated in and the Successor Company’s board of directors approved the decision to change independent registered public accounting firms. The reports of PricewaterhouseCoopers LLP on the financial statements of Brookstone, Inc., the predecessor prior to the transactions, for the fiscal years ended January 29, 2005 and January 31, 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended January 29, 2005 and January 31, 2004 and through November 10, 2005, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years. During the fiscal years ended January 29, 2005 and January 31, 2004 and through November 10, 2005, there have been no reportable events (as defined in Regulation S-K Item 304 (a)(1)(v)). We requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of this letter, dated May 2, 2006, is filed as Exhibit 16.1 to this registration statement.

Our board of directors and audit committee engaged Ernst & Young LLP as its principal independent public accountants as of November 10, 2005. During the fiscal years ended January 29, 2005 and January 31, 2004 and through November 10, 2005, we did not consult with Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about specific agreements or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the agreements or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

We are not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Upon effectiveness of the registration statement of which this prospectus is a part, we will be subject to periodic reporting and other informational requirements of the Exchange Act during the fiscal year in which the registration statement becomes effective. However, as we do not have a class of equity securities registered under the Exchange Act, we are exempt from some of the Exchange Act reporting requirements. After such time, we will not be required pursuant to the indenture governing the notes to file such periodic or other reports with the SEC on a voluntary basis.

Under the terms of the indenture governing the notes, we agreed that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the trustee and the holders of notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms and, with respect to the annual statements only, a report thereon by our independent registered public accounting firm and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, we will post all reports on our website no later than the date such information is required to be furnished to holders. In addition, we have agreed that, for so long as any notes remain outstanding, upon the request of any holder of a note, we will generally furnish to such holder of notes and prospective investors and securities analysts the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such notes.

The registration statement (including the attached exhibits) and any other statements and information that we file with the SEC should be available for inspection at the public reference room at the SEC’s office located at 100 F Street, N.E., Washington, D.C. 20549, United States. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549, United States. Further information on the operations of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-732-0330. The SEC also maintains an Internet website that contains reports and other information about issuers who file reports with the SEC. The address of that website is http://www.sec.gov.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date of this prospectus. Our business, financial condition, results of operations and prospects may change after that date.

INDEX TO FINANCIAL STATEMENTS

Page(s)
Audited Financial Statements
Reports of Independent Registered Public Accounting Firms	F-2
Consolidated Balance Sheet as of December 31, 2005 and January 29, 2005	F-4
Consolidated Statement of Operations for the periods ended October 3, 2005 and December 31, 2005, and the years ended January 29, 2005 and January 31, 2004	F-5
Consolidated Statement of Cash Flows for the periods ended October 3, 2005 and December 31, 2005, and the years ended January 29, 2005 and January 31, 2004	F-6
Consolidated Statement of Shareholders’ Equity for the periods ended October 3, 2005 and December 31, 2005, and the years ended January 29, 2005 and January 31, 2004	F-7
Notes to Consolidated Financial Statements	F-8
Schedule II Valuation and Qualifying Accounts and Reserves	F-50

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Brookstone, Inc.

We have audited the accompanying consolidated balance sheet of Brookstone, Inc. (“the Company”), as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the period from October 4, 2005 through December 31, 2005 (successor), and the period from January 30, 2005 through October 3, 2005 (predecessor). Our audits also included the related financial statement schedule for the periods from October 4, 2005 through December 31, 2005 (successor) and from January 30, 2005 through October 3, 2005 (predecessor). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brookstone, Inc. at December 31, 2005, and the consolidated results of its operations and its cash flows for the period from October 4, 2005 through December 31, 2005 (successor), and for the period from January 30, 2005 through October 3, 2005 (predecessor), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 17, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Brookstone, Inc.:

In our opinion, the consolidated balance sheet as of January 29, 2005 and the related consolidated statements of operations, of shareholders’ equity and of cash flows for each of two years in the period ended January 29, 2005, present fairly, in all material respects, the financial position of Brookstone, Inc. and its subsidiaries at January 29, 2005, and the results of their operations and their cash flows for each of the two years in the period ended January 29, 2005, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the schedule of valuation and qualifying accounts and reserves for each of the two years in the period ended January 29, 2005 , presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 29, 2005, except for Note 5, not separately presented herein, as to which the date is September 9, 2005 and Note 15, as to which the date is April 12, 2006

BROOKSTONE, INC.

CONSOLIDATED BALANCE SHEET

(in thousands, except share data)

	Successor	Predecessor
	December 31, 2005	January 29, 2005
Current Assets:
Cash and cash equivalents	$76,326	$86,205
Receivables, less allowances of $271 at December 31, 2005 and $237 at January 29, 2005	10,906	9,859
Merchandise inventories	75,716	75,585
Deferred income taxes, net	4,947	3,917
Prepaid expense	9,117	6,045

Total current assets	177,012	181,611
Deferred income taxes	—	5,256
Property and equipment, net	76,328	74,019
Intangible assets, net	132,271	3,853
Goodwill	192,453	—
Other assets	19,363	1,741

Total assets	$597,427	$266,480

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$22,012	$17,402
Other current liabilities	54,714	46,500

Total current liabilities	76,726	63,902
Other long term liabilities	18,962	22,432
Long term debt	190,849	8,760
Deferred income taxes	43,392	—
Other party interest in consolidated entities	1,176	1,100
Commitments and contingencies

Shareholders’ equity:
Preferred stock—Predecessor, $0.001 par value: Authorized—2,000,000 shares: none issued	—	—
Common stock—Successor, $0.001 par value 1,000 shares Authorized, One share issued and outstanding at December 31, 2005	—	—
Common Stock—Predecessor, Authorized and issued 50,000,000 and 20,373,423 shares at January 29, 2005, respectively	—	20
Additional paid-in capital	249,145	64,916
Unearned stock compensation	—	(1,821)
Accumulated other comprehensive income/(loss)	143	(1,301)
Retained earnings	17,034	108,519
Treasury stock, at cost—Predecessor, 8,136 shares at January 29, 2005	—	(47)

Total shareholders’ equity	266,322	170,286

Total liabilities and shareholders’ equity	$597,427	$266,480

See Notes to Consolidated Financial Statements.

BROOKSTONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

	Period Ended		Fiscal Years Ended
	Successor	Predecessor	Predecessor	Predecessor
	October 4, 2005 - December 31, 2005	January 30, 2005 - October 3, 2005	January 29, 2005	January 31, 2004
Net sales	$224,527	$216,091	$482,884	$418,770
Cost of sales	136,093	159,872	306,480	267,667

Gross profit	88,434	56,219	176,404	151,103
Selling, general and administrative expenses	50,938	78,361	135,781	118,556

Income (loss) from continuing operations	37,496	(22,142)	40,623	32,547
Interest expense, net	8,419	25	921	857

Income (loss) before taxes, other party interest in consolidated entities and discontinued operations	29,077	(22,167)	39,702	31,690
Other party interest in consolidated entities	174	687	751	—

Income (loss) before taxes and discontinued operations	28,903	(22,854)	38,951	31,690
Income tax provision (benefit)	11,444	(7,887)	15,485	12,217

Income (loss) from continuing operations	17,459	(14,967)	23,466	19,473
Loss on discontinued operations, net of tax benefit of $(6), $(3,250), $(1,479) and $(1,225)	(425)	(5,634)	(2,104)	(1,921)

Net Income (loss)	$17,034	$(20,601)	$21,362	$17,552

See Notes to Consolidated Financial Statements.

BROOKSTONE, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Periods Ended		Fiscal Years Ended
	Successor	Predecessor	Predecessor	Predecessor
	October 4, 2005 - December 31, 2005	January 30, 2005 - October 3, 2005	January 29, 2005	January 31, 2004
Cash flows from operating activities:
Net income (loss)	$17,034	$(20,601)	$21,362	$17,552
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	3,360	9,269	13,679	12,300
Amortization of debt issuance costs	517	185	185	212
Amortization of debt discount	77	—	—	—
Amortization of revaluation of leases	(51)	—	—	—
Amortization of inventory fair value adjustment	7,195	—	—	—
Impairment charge	—	5,280	—	—
Loss on cash flow hedge	—	—	73	—
Stock based compensation expense	—	979	577	629
Other party interests in consolidated entities	174	687	751	—
Deferred income taxes, net	11,940	(11,477)	554	453
Related tax benefits on exercise of stock options	—	182	1,602	1,845
Change in other assets	5,433	(4,552)	(70)	(587)
Change in other long-term liabilities	2,561	340	6,203	1,932

Changes in working capital:
Accounts receivable, net	(3,280)	2,470	(2,694)	(1,397)
Merchandise inventories	16,791	(16,922)	(8,709)	(7,889)
Prepaid expenses	(2,537)	(722)	172	(896)
Accounts payable	(278)	4,888	1,643	5,039
Other current liabilities	24,655	(16,441)	5,045	9,144

Net cash provided by (used for) operating activities	83,591	(46,435)	40,373	38,337
Cash flows from investing activities:
Expenditures for property and equipment, net	(5,891)	(8,468)	(33,067)	(26,260)
Acquisition cost of Predecessor Company	(433,268)	—	—	—
Transaction cost	(15,496)	—	—	—

Net cash used for investing activities	(454,655)	(8,468)	(33,067)	(26,260)
Cash flows from financing activities:
Payments of debt issuance costs	(13,122)	—	—	(102)
Payments on long-term debt	(160)	(669)	(443)	(169)
Payment of bridge loan	(1,850)	—	—	—
Issuance of long-term debt, net	182,841	—	8,000	—
Capital contributions	249,145	—	—	—
Cash contributions by joint venture partners	—	—	475	—
Cash distributions to joint venture partners	(198)	(824)	(782)	(514)
Proceeds from exercise of stock options and employee stock purchase plan	—	925	1,911	4,302

Net cash provided by (used for) financing activities	416,656	(568)	9,161	3,517

Net increase (decrease) in cash and cash equivalents	45,592	(55,471)	16,467	15,594
Cash and cash equivalents at beginning of period	30,734	86,205	69,738	54,144

Cash and cash equivalents at end of period	$76,326	$30,734	$86,205	$69,738

Supplemental disclosures of cash flow information:
Cash paid for interest	$298	$444	$617	$577
Cash paid for income taxes, net of refunds	$(187)	$12,059	$10,006	$7,721

See Notes to Consolidated Financial Statements.

BROOKSTONE, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

For the Fiscal years ended January 31, 2004, January 29, 2005 and Predecessor period ended October 3, 2005 and

Successor period ended December 31, 2005

(In thousands, except share data)

	Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Unearned Stock Compensation	Capital Contribution	Retained Earnings	Treasury Stock	Total Shareholders’ Equity
Predecessor balance at February 1, 2003	8,520,171	$8	$52,221	$(1,031)	$—	$—	$69,605	$(47)	$120,756
Stock split, three-for-two	4,259,919	4	(4)	—	—	—	—	—	—
Issuance of common stock under the 1999 Equity Incentive Plan	24,951	—	608	—	—	—	—	—	608
Issuance of common stock under Incentive Plans and related tax benefits	535,859	1	6,146	—	—	—	—	—	6,147
Restricted stock awards granted	8,625	—	205	—	(205)	—	—	—	—
Amortization of unearned stock compensation	—	—	—	—	21	—	—	—	21
Components of comprehensive income (net of tax):	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	17,552	—	17,552
Minimum pension liability adjustment (net of tax of $25)	—	—	—	40	—	—	—	—	40

Total Comprehensive Income	—	—	—	—	—	—	—	—	17,592

Predecessor balance at January 31, 2004	13,349,525	13	59,176	(991)	(184)		87,157	(47)	145,124
Stock split, three-for-two	6,674,709	7	(7)	—	—	—	—	—	—
Issuance of common stock under Employee Stock Purchase Plan	28,874	—	334	—	—	—	—	—	334
Deferred/Restricted stock awards granted, net of forfeitures and fair value adjustment	(125)	—	2,235	—	(2,214)	—	—	—	21
Amortization of unearned stock compensation	—	—	—	—	577	—	—	—	577
Issuance of common stock under Incentive Plans and related tax benefits	312,304	—	3,178	—	—	—	—	—	3,178
Components of comprehensive income (net of tax):	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	21,362	—	21,362
Minimum pension liability adjustment (net of tax of $178)	—	—	—	(290)	—	—	—	—	(290)
Unrealized loss on cash flow hedge (net of tax of $12)	—	—	—	(20)	—	—	—	—	(20)

Total Comprehensive Income	—	—	—	—	—	—	—	—	21,052

Predecessor balance at January 29, 2005	20,365,287	20	64,916	(1,301)	(1,821)		108,519	(47)	170,286
Issuance of common stock under Incentive Plans and related tax benefits	49,152	—	562	—	—	—	—	—	562
Deferred/Restricted stock awards granted, net of forfeitures and fair value adjustment	—	—	951	—	(951)	—	—	—	—
Amortization of unearned stock compensation	—	—	—	—	979	—	—	—	979
Issuance of common stock under Employee Stock Purchase Plan	23,625	—	388	—	—	—	—	—	388
Components of comprehensive income (net of tax):	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	(20,601)	—	(20,601)

Predecessor balance at October 3, 2005	20,438,064	20	66,817	(1,301)	(1,793)	—	87,918	(47)	151,614
Initial capital contribution	1	—	—	—	—	249,145	—	—	249,145
Unrealized loss on cash flow hedge (net of tax of $17)	—	—	—	73	—	—	—	—	73
Components of comprehensive income (net of tax):	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	17,034	—	17,034
Minimum pension liability adjustment (net of tax of $44)	—	—	—	70	—	—	—	—	70

Total Comprehensive Income	—	—	—	—	—	—	—	—	17,104

Successor balance at December 31, 2005	1	$0	$0	$143	$0	$249,145	$17,034	$0	$266,322

See Notes to Consolidated Financial Statements.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements

1.    NATURE OF BUSINESS AND ORGANIZATION

Brookstone, Inc. (“We” “Brookstone” or the “Company”) is a nationwide specialty retailer that develops unique, innovative and proprietary-branded products and offers them to customers via multiple distribution channels, including Retail Stores and Direct Marketing via catalogs and the internet. The Company’s portfolio includes two brands: Brookstone, and Hard-to-Find Tools. The Brookstone brand features an assortment of functional, distinctly designed and high-quality consumer products that are not widely available from other retailers. Brookstone’s merchandise selection includes products in four categories: Home and Office, Travel and Auto, Outdoor Living, and Health and Fitness. Hard-to-Find Tools features innovative solutions to common problems and tasks around the home and garden.

Brookstone offers approximately 2,500 active stock-keeping units (“SKUs”) for its Brookstone and Hard-to-Find Tools brands at any given time. The Company sells its products through 305 full-year stores (including 43 airport-based stores, and three outlet stores) in 41 states, the District of Columbia, and Puerto Rico. In addition to these full-year stores, Brookstone operates temporary stores and kiosks primarily during the winter holiday season. In 2005, Brookstone operated 70 temporary locations. The Company also operates a Direct Marketing business that includes two catalog titles (Brookstone, and Hard-To-Find Tools Catalog), an interactive internet website (www.brookstone.com), as well as sales to corporate customers. For a further description of the Company’s business segments, see “Business” in Item 1 of this Annual Report on Form 10-K and Note 7 of the accompanying Consolidated Financial Statements.

Brookstone, Inc. (“Predecessor Company”) was acquired on October 4, 2005 through a merger transaction with Brookstone Acquisition Corp., a Delaware corporation formed by OSIM International Ltd (“OSIM”) and affiliates of J.W. Childs Equity Partners III, L.P. (“JWC”) and Temasek Capital (Private) Limited (“Temasek Capital”, and collectively, the “Sponsors” and certain members of Management). The acquisition was accomplished through the merger of Brookstone Acquisition Corp. with and into Brookstone, Inc., with Brookstone, Inc. as the surviving corporation (“Successor Company”) of the merger (the “Transaction”) pursuant to an Agreement and Plan of Merger, dated as of April 15, 2005, and amended as of July 15, 2005, among the Company, Brookstone Holdings Corp. and Brookstone Acquisition Corp. As a result of the Transaction, the Company became a privately held indirect wholly owned subsidiary of OSIM Brookstone Holdings, L.P. (“OBH L.P.”), the general partner of which is OSIM Brookstone Holdings, Inc. See Note 3 for a description of the Transaction.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, Brookstone Company, Inc. and the direct and indirect wholly owned subsidiaries of this entity.

The Company operates four separate joint venture arrangements. Each of these joint ventures is consolidated. The Atlanta joint venture qualifies as a Variable Interest Entity (“VIE”) for which the Company is the primary beneficiary of the VIE. As the primary beneficiary, the Company consolidated this entity effective for the first Fiscal quarter of 2004. (See Note 5). All inter-company accounts and transactions have been eliminated in consolidation.

Fiscal Year

In November 2005, the Company changed its fiscal year end from the Saturday nearest the last day in January to the Saturday nearest the last day in December. Results of operations for Fiscal 2005

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

are for the predecessor period of January 30, 2005 through October 3, and Successor period from October 4, 2005 through December 31, 2005 and the results of operations for Fiscal 2004 and Fiscal 2003 are for the 52 weeks ended January 29, 2005 and January 31, 2004, respectively.

Comparable financial information for the eleven-month period ended January 1, 2005 is as follows (unaudited):

Eleven-Months Ended January 1, 2005
Revenues	$444,474
Gross profit	$171,117
Income from continuing operations	$38,547
Loss on discontinued operations, net of tax	$(1,744)
Net income	$20,475

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company considers the more significant accounting policies that involve management estimates and judgments to be those relating to revenue recognition, inventory reserves, the useful life of property, plant and equipment, valuation of long-lived assets, accounting for income taxes, pension and other post retirement benefit plans and workers’ compensation and general liability insurance accruals. Actual results may differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investment instruments with a remaining maturity of three months or less when purchased to be cash equivalents. These instruments are carried at cost plus accrued interest. The Company invests its excess cash in money market funds and commercial paper rated at least A-1 or prime-one.

Fair Value of Assets and Liabilities

The recorded amounts for cash and cash equivalents, other current assets, accounts receivable, accounts payable and other current liabilities approximate fair value due to the short-term nature of these assets and liabilities and long term debt related to the Company’s capital lease on its distribution center and the real estate loan on its Headquarters facility approximates fair value due to the variable interest rate. At December 31, 2005 the carrying amount of long-term debt of the 12% Second Lien Senior Secured Notes was $182.9 million. The estimated fair value at December 31, 2005 was $173.0 million based on quoted market prices for such Notes.

Receivables

The Company’s accounts receivable include net receivables related to product returns to vendors, receivables due from credit card processors, amounts due from landlords for store build-outs, and other miscellaneous items.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash equivalents and accounts receivable. The Company places its cash and cash equivalents in highly rated financial institutions. In addition, accounts receivable consists primarily of customer credit card transactions that are fully authorized, landlord reimbursement for leasehold improvements and debit charges owed from current merchant vendors. For the periods presented, credit losses have been within management’s expectations. Other than the in-transit payments from the major credit card companies, there were no customers that comprised more than 10% of revenue or accounts receivable.

Merchandise Inventories

Merchandise inventories which are comprised primarily of finished goods, are stated at the lower of cost or market. Cost is determined using the retail inventory method. In addition to the cost of merchandise purchased, certain costs related to the purchasing, distribution, storage and handling of merchandise are included in inventory.

Inventory Reserves

The Company recognizes the write-down of slow moving or obsolete inventory in cost of sales.

The Company maintains a reserve for inventory shrinkage for the periods between physical inventories. Management establishes this reserve based on historical results of previous physical inventories, shrinkage trends or other judgments that Management believes to be reasonable under the circumstances.

Discontinued Operations

The Company classifies closed or sold stores in discontinued operations when the operations and cash flows of the store have been eliminated from ongoing operations and when the Company will not have any significant continuing involvement in the operation of the store after disposal. In making this determination, the Company considers, among other factors, geographic proximity and customer crossover to other area stores, continuing lease obligations and other contractual obligations. On June 29, 2005 the Company announced its decision to sell its Gardeners Eden business and has reclassified those operations as discontinued operations in the consolidated statement of operations in accordance with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS No. 144”). Cash flows from this operation are expected to continue throughout Fiscal 2006.

Debt Issuance Costs

Costs directly related to the issuance of debt are capitalized, included in other long-term assets and amortized over the term of the related debt obligation. The net carrying value of debt issuance costs was approximately $13.1 million at December 31, 2005. Related amortization expense, included as a component of interest expense, was $0.5 million for the period from October 4, 2005 through December 31, 2005.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation and amortization of property, plant and equipment (excluding temporary locations) are determined using the straight-line method over the estimated useful lives shown below. Materials used in the construction of temporary locations such as kiosks are depreciated based on usage over a maximum five-year period and are included in equipment and fixtures.

Building and improvements	35 years
Equipment, furniture and fixtures	5 to 10 years
Software	3 years
Leasehold improvements	The lesser of the lease term or the estimated useful life

Depreciation expense including amortization of capital leases (excluding discontinued operations) totaled $3,132,000, $8,853,000, $12,836,000 and $11,574,000 for the periods ending December 31, 2005, October 3, 2005, and Fiscal 2004 and Fiscal 2003 respectively.

The Company accounts for software costs in accordance with Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” which requires that certain costs related to developing or obtaining internal use software should be capitalized. In addition, the Company accounts for the costs incurred to develop and maintain its website in accordance with Emerging Issues Task Force Summary No. 00-2 (EITF 00-2), “Accounting for Web Site Development Costs.”

Intangible Assets

Intangible assets for the Predecessor Company represent the excess of purchase price over identifiable assets including trade name and customer lists related to the Gardeners Eden acquisition. In connection with the Predecessor Company’s decision to sell its Gardeners Eden business it recorded an impairment charge of $3.7 million in the second quarter of 2005 based on the evaluation that the carrying value of these intangible assets would not be recoverable upon sale of the business. The charge is recorded in the Predecessor’s eight-month Statement of Operations within the loss on discontinued operations.

In connection with the transaction as described more fully in Note 3 of the Consolidated Financial Statements, the Company recorded intangible assets relating to the Company’s trade names and non-compete clauses of approximately $132.5 million. Additionally the Company recorded Goodwill of approximately $192.4 million.

The Brookstone trade name was determined to have an indefinite life and the Hard-To-Find Tools trade name is being amortized over six years on the straight-line basis. The non-compete clauses are being amortized over their three-year life. Amortization expense of such assets totaled $229,000 for the successor period ending December 31, 2005 and projected amortization expense is as follows:

2006	$917,000
2007	917,000
2008	750,000
2009	250,000
2010 and beyond	437,000

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

Impairment of Intangible and Long-Lived Assets

The Company reviews long-lived assets, including intangible assets, for impairment at least annually or whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted net cash flows of individual stores, and consolidated net cash flows for long-lived assets not identifiable to individual stores, to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value based upon a discounted cash flow analysis. While the Company believes that its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect the Company’s evaluations.

In connection with the Predecessor Company’s decision to sell its Gardeners Eden business it recorded an impairment charge of $1.6 million based on the evaluation that the value of certain fixed assets would not be recoverable upon sale of the business. The impairment charge was recorded in the Predecessor October 3, 2005 Statement of Operations in the loss from discontinued operations.

Goodwill

The Company accounts for its goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which requires that goodwill be reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the carrying amount of a reporting unit exceeds its estimated fair value, goodwill is evaluated for potential impairment.

The Company performed its annual test of impairment of goodwill as of December 31, 2005. Based on the results of the impairment test, the Company has determined that no impairment had occurred.

Revenue Recognition

The Company recognizes revenue from sales of merchandise at the time of customer receipt. Revenue is recognized, net of estimated merchandise returns and allowances and sales tax. In its direct to customer segment, the Company estimates delivery time to be approximately three days, therefore, it recognizes revenue in this segment on the third business day after shipment. Revenue from merchandise credits and gift certificates is deferred until redemption.

The Company allows merchandise returns for all sales, and has established an allowance for merchandise returns based on historical experience, in accordance with Statement of Financial Accounting Standards No. 48 (“SFAS No. 48”), “Revenue Recognition When Right of Return Exists.”

Cost of Sales

Cost of sales is principally comprised of landed cost (which is comprised of the cost of the product, inbound freight to the Distribution Center and retail stores, U.S. customs and duties and buying agent fees), markdowns, inventory shrink, vendor allowances, internal costs associated with inventory acquisition, shipping and handling costs associated with direct sales and all costs of occupancy.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

Advertising Costs

Direct response advertising costs, which consist of catalog production and postage costs, are deferred and amortized over the period and curve of expected direct marketing revenue, which is approximately six months. Deferred catalog costs were $2.0 million at December 31, 2005 and $1.7 million at January 29, 2005 and are classified as non-current assets. The Company expenses in-store and print advertising costs as incurred. Advertising expense (excluding discontinued operations), primarily catalog costs, was approximately $15.9 million, $11.7 million and $26.0 million and $20.8 million for the period ended December 31, 2005, period ended October 3, 2005, January 29, 2005 and January 31, 2004, respectively.

Store Pre-Opening Costs

Pre-opening costs for the Company’s new retail stores include payroll costs, rent and manager training expenses. These costs are expensed as incurred and are included in selling, general and administrative expenses.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expense is comprised of all operating costs of the Company’s stores and headquarters facility.

Segment Reporting

The Company’s business is comprised of two distinct business segments determined by the method of distribution channel. The retail segment is comprised of all full-year stores in addition to all temporary stores and kiosks. Retail product distribution is conducted primarily through the store location. The direct marketing segment is comprised of the Hard-To-Find Tools, and Brookstone Catalogs and products promoted via our internet website, www.brookstone.com and sales to corporate customers. Direct marketing product distribution is primarily conducted through the Company’s Direct Marketing Customer Sales and Contact Center and Distribution Center located in Mexico, Missouri.

Workers’ Compensation and General Liability Insurance

The Company retains risk with respect to workers’ compensation and general liability claims up to a maximum of $350,000 per claim and $50,000 per claim, respectively. The Company retains risk with respect to aggregate claims up to a maximum of $3,000,000 and $2,000,000 during the policy year for workers’ compensation and general liability claims, respectively. The Company’s provision for estimated workers’ compensation and general liability claims includes estimates of the ultimate costs for both reported claims and claims incurred but not reported.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the fiscal year in which those temporary differences are expected to be recovered or settled. The effect of any future change in tax rates is recognized in the period in which the change occurs.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

The Company is periodically under audit by federal, state and local tax authorities. In evaluating the potential exposure with the various tax filing positions, the Company provides for possible exposures. Based on the annual evaluations of tax positions, management believes the Company has appropriately filed its tax returns and accrued for possible exposures. To the extent the Company is able to prevail in matters for which provisions have been established or be required to pay amounts in excess of amounts accrued, the Company’s effective tax rate in a given financial period might be materially impacted.

Annual tax provisions include amounts considered sufficient to pay assessments that may result from examinations of prior year tax returns; however, the amount ultimately paid upon resolutions of issues raised may differ materially from the amount accrued.

The carrying value of the Company’s net deferred tax assets assumes that the Company will be able to generate sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions. If these estimates and related assumptions change in the future, the Company may be required to record a valuation allowance against its deferred tax assets resulting in income tax expense in the Company’s Consolidated Income Statement. Management evaluates the realizability of the deferred tax assets and assesses the need for valuation allowances periodically.

Retirement and Post-Retirement Benefits

The Company sponsors defined benefit pension and other post-retirement benefit plans. Major assumptions used in the accounting for these employee benefit plans include the discount rate, expected return on plan assets, and health care cost increase projections. Assumptions are determined based on Company data and appropriate market indicators and are evaluated each year as of the plans’ measurement date. The long-term return on plan assets is determined based on historical portfolio results and management’s expectation of the future economic environment, as well as target asset allocations. Our medical cost trend assumptions are developed based on historical cost data, the near-term outlook and an assessment of likely long-term trends. A change in any of these assumptions may have a material effect on net periodic pension and post-retirement benefit costs reported in the Consolidated Financial Statements.

Derivative Instruments and Hedging Activities

The Company uses derivative financial instruments to manage the risk of interest rate fluctuations on a portion of its outstanding debt. The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. Changes in the fair value of derivatives are recorded each period in current operations in shareholders’ equity as other comprehensive income (loss) depending upon whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

The Company entered into an interest rate swap agreement to hedge a portion of the variable cash flows resulting from fluctuations in the benchmark interest rate on its outstanding headquarters real estate loan (see Note 8). This agreement involves the exchange of variable interest rates for fixed interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be received or paid as interest rates change is recorded in

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

interest expense or income in the accompanying consolidated income statements or as a change to shareholders’ equity, depending on whether the transaction qualifies as a hedge. The related receivable or payable is included as a long term asset or liability in the Company’s consolidated balance sheets.

Hedges of underlying exposure are designated as part of a hedge transaction and documented at the inception of the hedge. Whenever it qualifies, the Company uses the shortcut method to satisfy hedge effectiveness requirements. Under this approach, the Company exactly matches the terms of the interest rate swap to the terms of the underlying debt and therefore may assume 100% hedge effectiveness with no formal quarterly assessment of effectiveness or measurement of ineffectiveness. The entire change in fair value is recorded in the shareholders’ equity, net of tax, as other comprehensive income (loss).

Stock-Based Compensation

As more fully described in Note 9 of the Consolidated Financial Statements, the predecessor Company had stock option plans in effect that provided for the issuance of non-qualified and incentive stock options. Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation,” as amended by Statement of Accounting Standards No. 148 (“SFAS 148”), permits the Company to follow the measurement provisions of APB Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees.” Stock options were granted at market price on the date of the grant. The predecessor Company also issued restricted and deferred stock awards under its stock option plans. The restricted and deferred stock awards were issued at no cost to the recipient of the award. All outstanding awards were cancelled in connection with the transaction more fully described in Note 3 of the Consolidated Financial Statements. The value of the restricted and deferred shares in excess of cost is charged to income ratably over the period during which these awards vest. The unearned compensation related to these awards is included as a component of shareholders’ equity. For the period ended October 3, 2005 and the years ended January 29, 2005 and January 31, 2004, the expense related to restricted stock awards was $80,000, $89,000 and $21,000, respectively and the expense related to deferred stock awards was $899,000, $488,000 and $608,000, respectively. There was no such expense recognized in the Successors operations.

Lease Accounting

The Company leases retail store locations under operating lease agreements, which may provide for leasehold completion allowances to be received from the lessors. These completion allowances are recorded in other long-term liabilities. Upon retirement or sale, the cost of disposed assets and the related accumulated depreciation are eliminated and any gain or loss is included in net income.

During 2004, the company identified and corrected an error in its accounting policy related to the timing of rent expense for certain locations. Previously, the Company followed a practice in which it began recording rent expense at the time a store opened and the lease term commenced. The Company now records rent expense when it takes possession of a store, which occurs before the contractual commencement of the lease term and approximately 60 days prior to the opening of the store. This results in an earlier recognition of rent expense for each lease, as the Company begins recording rent expense during the pre-opening period, but a reduction in monthly rent expense as the total rent due under the lease is amortized over a greater number of months.

To correct this error, the Company recorded a cumulative, non-cash adjustment to rent expense of $2.3 million, in fourth quarter 2004 financial results. Financial results for prior years and prior interim

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

periods were not restated due to the immateriality of the impact. This did not affect historical or future cash flows or the timing or amounts of payments under related leases.

Reclassifications

Management has reclassified certain 2004 and 2003 freight and warehousing costs from SG&A to cost of sales. Management believes that this will provide a more meaningful comparison of its gross margin and SG&A expenses as a percent of net sales. The amounts were as follows: Fiscal 2004, $18.8 million and Fiscal 2003, $17.1 million.

In addition, certain reclassifications have been made to the Fiscal 2004 and Fiscal 2003 balances to conform to the current year presentation. These reclassifications had no impact on previously reported net income or net cash flow.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R) which requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the Company’s consolidated statement of operations. The accounting provisions of SFAS No. 123R are effective for Fiscal years beginning after June 15, 2005. The Company will be required to adopt SFAS 123R for its Fiscal quarter beginning January 1, 2006. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition.

The Company expects to follow the “modified prospective” method of adoption of SFAS 123R whereby earnings for prior periods will not be restated as though stock-based compensation has been expensed, rather than the “modified retrospective” method of adoption which would entail restatement of previously published earnings. The Company plans to adopt SFAS 123R for its 2006 Fiscal year.

As permitted by SFAS 123, the Company currently accounts for share-based compensation to employees under the APB 25 intrinsic value method and generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of the SFAS 123R fair value method will impact the Company’s results of operations, although it will have no impact on overall financial position. The impact of adoption of SFAS 123R will depend on various factors including the achievement of certain performance based incentives as stated in class B restricted stock grants. For the time-based vesting instruments, the Company believes the future impact of SFAS 123R is likely to approximate the pro forma compensation expense reported under SFAS 123 as described in the disclosure of pro forma net earnings to the Consolidated Financial Statements. For the performance-based vesting instruments, the Company is unable to determine the future impact of SFAS 123R at this time.

3.    THE TRANSACTION

On April 15, 2005, certain entities formed by OSIM, J.W. Childs Associates, L.P. and certain of its affiliates, or JWC, and Temasek Capital (Private) Limited, or Temasek Capital, collectively, our Sponsors, entered into a merger agreement to acquire Holdings and its subsidiaries. The merger agreement was amended as of July 15, 2005 to reduce the aggregate purchase price to approximately $433.3 million and the merger was consummated on October 4, 2005. Concurrently with the consummation of the transactions contemplated by the merger agreement, our Sponsors made an investment in OSIM Brookstone Holdings, L.P., or OBH LP, of approximately $240.0 million in cash,

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

which investment has been evidenced by the issuance of common and preferred equity to OBH LP. In addition, certain members of our management invested approximately $9.1 million in the common equity of OBH LP, consisting of the reinvestment by them of a portion of the merger consideration they received in respect of their Brookstone, Inc. stock options and/or the investment of personal funds. In addition, certain members of our management received profit-sharing interests in OBH LP upon the closing of the merger and have been awarded profit-sharing interests in OBH LP under a newly established management equity incentive program. Concurrently with the consummation of the transactions contemplated by the merger agreement, we also entered into a new senior secured credit facility and consummated an unregistered offering of $185.0 million aggregate principal amount of 12.00% Second Lien Senior Secured Notes Due 2012 (the “Notes”). Upon consummation of the transactions on October 4, 2005, we became an indirect, wholly owned subsidiary of OBH LP.

The Transaction was accounted for under the purchase method of accounting and in accordance with SFAS No. 141, “Business Combinations”. The Company allocated the purchase price to the tangible and identifiable intangible assets and liabilities. Each was recorded at their respective fair values. The excess of cost over the fair value of the identifiable assets and liabilities was recorded to goodwill. See Note 2 for further discussion of goodwill and intangible assets.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

The following summarizes the opening balance sheet of Brookstone Company, Inc. which includes the application of purchase adjustments to record the acquisition of assets and liabilities at fair value at the Acquisition date (in thousands):

Total purchase price	$448,764
Cash and cash equivalents	30,734
Receivables, net	7,383
Merchandise inventories	99,702
Prepaid expense	6,582
Property and equipment, net	73,568
Intangible assets, net	132,500
Other assets	10,535

Total assets acquired	$361,004

Liabilities:
Current Liabilities:
Accounts payable	$22,138
Other current liabilities	30,059
Other long term liabilities	17,025
Long term debt	8,090
Deferred income tax, net	26,418
Other party interest in consolidated entities	963

Total liabilities assumed	104,693

Net Assets Acquired	256,311

Excess purchase price over the fair value of net assets acquired	$192,453

Proforma

The unaudited proforma results of operations data for the eleven-month year ended December 31, 2005 are as if the transaction had occurred on January 30, 2005.

Consolidated Statement of Operations

(in thousands)

(Unaudited)

Period Ended
December 31, 2005
Proforma
Net sales	$440,618
Income from continuing operations	(4,538)
Loss on discontinued operations, inclusive of tax provision	(6,059)
Net income	$(10,597)

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

4.    CONSOLIDATED BALANCE SHEET DETAILS

	Successor December 31, 2005	Predecessor January 29, 2005
Property, Plant and Equipment:
Land and improvements	$2,214,000	$2,219,000
Building and improvements	7,356,000	7,034,000
Leasehold improvements	37,962,000	64,076,000
Construction in progress	5,498,000	4,926,000
Equipment, furniture, fixtures and Software	26,428,000	85,220,000

Total property, plant and equipment, gross	79,458,000	163,475,000
Less: Accumulated depreciation and amortization	(3,130,000)	(89,456,000)

Total property, plant and equipment, net	$76,328,000	$74,019,000

Intangible Assets:
Trade names	$130,500,000	$5,407,000
Customer list	—	908,000
Non-compete agreement	2,000,000	—

Total intangible assets, gross	132,500,000	6,315,000
Accumulated amortization	(229,000)	(2,462,000)

Total intangible assets, net	$132,271,000	$3,853,000

Other Current Liabilities:
Merchandise credits and gift certificates	$13,278,000	$11,711,000
Accrued employee compensation and benefits	5,095,000	9,092,000
Rent payable	2,355,000	1,243,000
Income taxes payable	1,384,000	11,018,000
Sales returns reserve	9,950,000	3,532,000
Current portion of capital lease and debt	905,000	905,000
Interest payable	5,818,000	103,000
Sales tax payable	9,295,000	1,651,000
Accrued expenses	6,634,000	7,245,000

Total other current liabilities	$54,714,000	$46,500,000

Other Long-term Liabilities:
Deferred rent accruals	$667,000	$9,709,000
Employee benefit obligations	3,701,000	4,572,000
Unfavorable lease value	4,852,000	—
Deferred credits from landlords, net	8,320,000	6,496,000
Other long-term liabilities	1,422,000	1,655,000

Total other long-term liabilities	$18,962,000	$22,432,000

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

5.    JOINT VENTURES

Two airport stores in Dallas Fort Worth, two airport stores in Las Vegas, two airport stores in Chicago and four airport stores in Atlanta operate under four separate joint venture arrangements with respect to each city. The Company has a 65% ownership interest in the Dallas Fort Worth venture, an 80% ownership interest in the Las Vegas venture, a 70% ownership interest in the Chicago venture and a 49% ownership interest in the Atlanta venture. The Dallas Fort Worth, Las Vegas and Chicago ventures have been consolidated since inception (Fiscal 2005 for the Dallas Fort Worth venture, Fiscal 2003 for the Las Vegas venture and Fiscal 2001 for the Chicago venture) based on the Company’s ownership of the majority voting interests. Prior to Fiscal 2004, other party interests, consisting of the Chicago and Las Vegas partners’ interests, were included in selling, general and administrative expenses due to immateriality.

Under the requirements of FIN 46(R), variable interest entities are required to be consolidated if the total equity investment at risk is not sufficient to permit the entity to finance its activities without financial support or the equity investors lack certain specified characteristics of a controlling financial interest. The Company reviewed the requirements of FIN 46(R) and determined that the Atlanta joint venture qualifies as a Variable Interest Entity (“VIE”) as of its inception date in Fiscal 2001 and that the Company is the primary beneficiary of the VIE.

As primary beneficiary, the predecessor Company consolidated this entity effective for the first Fiscal quarter of 2004, which is the Company’s first interim or annual reporting period ending after March 15, 2004 as required by this interpretation. In connection with the consolidation, assets of $718,000 (including property, plant and equipment and accounts receivable) were acquired and liabilities of $718,000 (including other party interests and accounts payable) were assumed.

At December 31, 2005, $298,000 of the Atlanta joint venture assets, $414,000 in other party interests and no liabilities are reflected in the Company’s balance sheet. Additionally, as a result of the Atlanta joint venture consolidation, the Company’s revenues increased by $5.1 million, cost of sales increased by $2.5 million, selling and general administrative expenses increased by $1.5 million, and other party interests in consolidated entities increased by $572,000 for the year ended December 31, 2005. The consolidation had no impact on the Company’s consolidated net income for the year ended December 31, 2005.

At January 29, 2005, $425,000 of the Atlanta joint venture assets, $532,000 in other party interests and no liabilities are reflected in the Company’s balance sheet. Additionally, as a result of the Atlanta joint venture consolidation, the Company’s revenues increased by $4.9 million, cost of sales increased by $2.4 million, selling and general administrative expenses increased by $1.4 million, and other party interests in consolidated entities increased by $478,000 for the year ended January 29, 2005. The consolidation had no impact on the Company’s consolidated net income for the year ended January 29, 2005.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

6.    INCOME TAXES

Temporary differences, which give rise to deferred tax assets and liabilities for Fiscal 2005 and Fiscal 2004, are as follows:

December 31, 2005	December 31, 2005	Predecessor January 29, 2005
Deferred tax assets:

Current:
Inventory capitalization and reserves	$800,000	$697,000
Employee benefit obligations	333,000	342,000
Vacation accrual	157,000	147,000
Merchandise credits and gift certificates	1,788,000	1,677,000
Sales return reserve	2,116,000	764,000
Legal reserves	133,000	700,000
Other items	377,000	252,000

Total current deferred tax asset	5,704,000	4,579,000

Non-Current:
Rent expense	254,000	3,642,000
Employee benefit obligations	1,002,000	1,951,000
Depreciation	1,164,000	—
Amortization Net operating loss carry-forwards Tax Credits	710,000 3,509,000 1,042,000	— 403,000 —
Other items	—	113,000

Total non-current deferred tax asset	7,681,000	6,109,000

Total deferred tax asset	13,385,000	10,688,000

Deferred tax liabilities:

Current:
Deferred catalog costs	(757,000)	(662,000)

Total current deferred tax liability	(757,000)	(662,000)

Non-Current:
Depreciation	—	(619,000)
Intangible assets	(50,395,000)	—

Total deferred tax liability	(51,152,000)	(1,281,000)

Net deferred tax asset (liability) before valuation allowance	(37,767,000)	9,407,000
Less: Valuation allowance	(678,000)	(234,000)

Net deferred tax asset (liability)	$(38,445,000)	$9,173,000

At December 31, 2005 Brookstone had a gross deferred tax asset from tax loss carry-forwards of $3.5 million, which represents approximately $5.6 million of federal net operating losses which expire in 2025, $28.4 million of state net operating losses which expire in the years 2006 through 2025 and $636,000 of foreign net operating losses which do not expire. The Federal and state net operating

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

losses generated by the Predecessor Company during 2005 are limited in the amount that may be used as a result of the “change in ownership” rules as defined in the Internal Revenue Code of 1986. At January 29, 2005 Brookstone had state net operating losses of $7.5 million and foreign net operating losses of $392,000.

During 2005, Brookstone’s valuation account increased by $444,000 primarily as a result of not applying an income tax benefit against the Gardeners’ Eden state net operating losses. Brookstone has provided a valuation allowance of $678,000 on the net operating loss carry-forwards which are not likely to be utilized.

Brookstone has approximately $1.1 million of tax credit carry-forwards. Brookstone has foreign tax credits of $22,000 expiring in 2009 and minimum tax credits of approximately $1.0 million, which do not expire. Brookstone has state tax credit carry-forwards at December 31, 2005 of approximately $11,000, which expires in 2008.

Current and non-current deferred tax assets and liabilities within the same tax jurisdiction are offset for presentation in the consolidated balance sheet.

The provision (benefit) for income taxes is comprised of the following:

	Year Ended
	Successor December 31, 2005	Predecessor October 3, 2005	January 29, 2005	January 31, 2004
Current:
Federal	$(2,938,000)	$22,000	$11,732,000	$8,932,000
State	2,437,000	135,000	1,665,000	1,606,000

Deferred:
Federal	12,250,000	(11,002,000)	867,000	545,000
State	(311,000)	(292,000)	(258,000)	(92,000)

Total income tax provision	$11,438,000	$(11,137,000)	$14,006,000	$10,991,000

Components of income tax provision (benefit):

Continuing Operations	$11,444,000	$(7,887,000)	$15,485,000	$12,217,000
Discontinued Operations	(6,000)	(3,250,000)	(1,479,000)	(1,226,000)

	$11,438,000	$(11,137,000)	$14,006,000	$10,991,000

Reconciliation of the U. S. Federal statutory rate to the Company’s effective tax rate is as follows:

		Year Ended
	Successor December 31, 2005	Predecessor October 3, 2005	January 29, 2005	January 31, 2004
Statutory federal income tax rate	35.0%	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	3.9%	1.5%	3.1%	3.1%
Other	0.7%	(2.0)%	1.7%	0.5%

Effective income tax rate	39.6%	34.5%	39.8%	38.6%

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

The Internal Revenue Service completed the examination of the Company’s Fiscal years ended January 29, 2000 and February 3, 2001 tax filings during the second quarter of Fiscal 2003 with no material adjustments. Various state tax examinations are in process and the Company does not expect that the results of such examinations will have any material impact on its financial statements.

The exercise of stock options which have been granted under the Predecessor Company’s stock option plans (see Note 9) gives rise to compensation, which is includable in the taxable income of the optionees and deductible by the Predecessor Company for federal and state income tax purposes. Such compensation considers increases in the fair value of the Predecessor Company’s common stock subsequent to the date of the grant. For financial reporting purposes, the tax effect of this deduction is accounted for as a credit to additional paid-in capital rather than as a reduction of income tax expense. Such exercises resulted in a tax benefit to the Predecessor Company of approximately $8.4 million, $1.6 million, and $1.8 million in Fiscal 2005, Fiscal 2004 and Fiscal 2003, respectively.

7.    SEGMENT REPORTING

The Company conducts its business in two distinct segments determined by distribution channel. The retail segment is comprised of all full-year stores in addition to all temporary stores and kiosks. Retail product distribution is conducted directly through the store location. The direct marketing segment is comprised of two catalog titles (Hard-To-Find Tools, and Brookstone Catalog), the Company’s internet website, www.brookstone.com and sales to corporate customers. Direct marketing product distribution is conducted through the Company’s Direct Marketing Customer Sales and Contact Center, through its Distribution Center located in Mexico, Missouri and by the Company’s vendors. Both segments of the Company sell similar products, although not all Company products are fully available within both segments.

All costs directly attributable to the direct marketing segment are charged to this segment while all remaining operating costs are charged to the retail segment. The Company’s management does not review assets by segment, and it is impracticable for the Company to report revenues by product or to group similar products.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

The following table discloses segment net sales, income before taxes and other party interests in consolidated entities and depreciation and amortization expense for period ended, Fiscal 2005, Fiscal 2004 and Fiscal 2003 (in thousands), net of discontinued operations:

	Net Sales
	Successor	Predecessor
	October 4, 2005 to December 31, 2005	January 30, 2005 to October 3, 2005	2004	2003
Reportable segment:
Retail	$178,293	$184,312	$402,964	$354,320
Direct marketing	46,234	31,779	79,920	64,450

Consolidated:	$224,527	$216,091	$482,884	$418,770

	Income (loss) before taxes and other party interests in consolidated entities
	Successor	Predecessor
	October 4, 2005 to December 31, 2005	January 30, 2005 to October 3, 2005	2004	2003
Reportable segment:
Retail	$28,170	$(24,306)	$27,718	$24,717
Direct marketing	9,326	2,164	12,905	7,830

Reconciling Items:
Interest income	362	953	635	607
Interest Expense	(8,781)	(978)	(1,556)	(1,464)

Consolidated:	$29,077	$(22,167)	$39,702	$31,690

	Depreciation & Amortization
	Successor	Predecessor
	October 4, 2005 to December 31, 2005	January 30, 2005 to October 3, 2005	2004	2003
Reportable segment:
Retail	$3,196	$8,658	$12,344	$10,831
Direct marketing	113	195	492	743

Consolidated:	$3,309	$8,853	$12,836	$11,574

8.    DEBT

Senior Credit Facility

Concurrent with the closing of the Transaction, the Company and certain of its subsidiaries entered into a new senior secured credit facility with Bank of America, N.A., Goldman Sachs Credit Partners L.P. and a syndicate of other financial institutions. The senior secured credit facility provides for loans in an aggregate amount of up to $100.0 million (subject to a borrowing base limitation) and includes a letter of credit subfacility, a swingline subfacility and a stretch loan subfacility providing for

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

increased advance rates on the borrowing base assets. Our new senior secured credit facility has a maturity of five years.

Interest Rates

Our borrowings under our new senior secured credit facility bear interest at a rate equal to the sum of LIBOR (London Interbank Offer Rate) plus the applicable margin or, at our option, the alternate base rate (which will be the higher of (x) the Bank of America, N.A. prime rate and (y) the federal funds rate plus 0.50%) plus the applicable margin. The applicable margin is initially 1.50% per annum in the case of LIBOR rate advances (or in the case of the stretch loan subfacility, 5.0% per annum) and 0.25% per annum in the case of alternate base rate advances (or in the case of the stretch loan subfacility, 3.75% per annum). Commencing with the first day of Fiscal year 2006, the applicable margin (other than with respect to the stretch loan subfacility) will be adjusted from time to time in accordance with a pricing grid based on our average availability during the preceding fiscal quarter in excess of outstanding loans and extensions of credit under our new senior secured credit facility. The applicable margin (other than with respect to the stretch loan subfacility) ranges from 1.25% to 1.75% per annum in the case of LIBOR rate advances and from 0.00% to 0.50% per annum in the case of alternate base rate advances. The default rate on our new senior secured credit facility is 2% above the otherwise applicable interest rate.

Fees

We are required to pay the following fees under our new senior secured credit facility:

•	a commitment fee of 0.25% per annum, payable quarterly in arrears, calculated on the unused portion of our new senior secured credit facility;

•	a letter of credit fee equal to (i) in the case of standby letters of credit, the applicable margin for LIBOR rate advances (or in the case of standby letters of credit that utilize availability under the stretch loan subfacility, 5.0% per annum) multiplied by the average daily aggregate amount available to be drawn under all such letters of credit and (ii) in the case of commercial letters of credit, one-half of the applicable margin for LIBOR rate advances (or in the case of commercial letters of credit that utilize availability under the stretch loan subfacility, 2.50% per annum) multiplied by the average daily aggregate amount available to be drawn under all such letters of credit, in each case payable quarterly in arrears;

•	a fronting fee equal to 0.125% of the face amount of each letter of credit;

•	an annual fee to the administrative agent; and

•	certain expenses of the administrative agent and the lenders.

Prepayments

If at any time the aggregate outstanding borrowings under our new senior secured credit facility (including obligations in respect of letters of credit) exceed availability, we are required to immediately make a prepayment in the amount of such excess. We may voluntarily prepay our new senior secured credit facility at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR rate advances other than at the end of the applicable interest periods shall be made with reimbursement for any funding losses and redeployment costs of the lenders resulting therefrom.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

Covenants

Our new senior secured credit facility contains customary affirmative and negative covenants, including, without limitation, restrictions on liens, restrictions on mergers and consolidations, restrictions on dissolutions and sales of assets, restrictions on the incurrence of debt, restrictions on dividends and stock redemptions, restrictions on investments and acquisitions and restrictions on transactions with affiliates. There are no financial covenants included in our new senior secured credit facility, except a minimum fixed charge coverage ratio test will be triggered if the sum of availability and cash on hand under our new senior secured credit facility falls below a specified threshold. At December 31, 2005 the Company was in compliance.

Events of Default

Events of default under our new senior secured credit facility include, among others, nonpayment of principal, interest, fees or other amounts, a material inaccuracy of representations and warranties, covenant defaults, cross defaults, bankruptcy events, certain ERISA events, material judgments, actual or asserted invalidity of any loan documentation or security interests and a change of control.

Guarantees and Security

Brookstone, Inc. and all of its existing direct and indirect wholly-owned subsidiaries unconditionally guarantee, and all of its future direct and indirect wholly-owned domestic subsidiaries will unconditionally guarantee all obligations under our new senior secured credit facility.

All obligations under our new senior secured credit facility and the obligations of the guarantors under the guarantees are secured by a first priority perfected security interest in (1) all of our capital stock and the capital stock of each other direct and indirect domestic subsidiary of Brookstone, Inc. and 65% of the capital stock of each first-tier foreign subsidiary directly or indirectly owned by Brookstone, Inc. and (2) all of our other personal property and the personal property of the other borrowers and guarantors, whether tangible or intangible.

The predecessor Company’s revolving line of credit allowed it to borrow up $80 million subject to a borrowing base. Interest was based on one of three levels determined by a fixed charge coverage ratio at either the agent bank’s base lending rate plus the applicable percentage (0.250%, 0.000% or 0.000%), or the Eurodollar rate for the applicable period plus the applicable percentage (1.750%, 1.500%, or 1.250%). In addition, the Company was obligated to pay a fee of 0.500%, 0.375% or 0.300% on the unused portion of the commitment, 0.875%, 0.750%, or 0.625% on the documentary letters of credit, and 1.875%, 1.625% or 1.375% on the standby letters of credit.

In Fiscal 2005 the Company’s borrowings did not exceed $25.1 million and the predecessor Company did not borrow under its revolving credit facility in Fiscal 2005 and in Fiscal 2004. At December 31, 2005 and January 29, 2005, certain letters of credit in an aggregate amount of approximately $13.1 million and $7.7 million were outstanding, respectively. Additionally, $0.7 million in standby letters of credit were drawable primarily by store lessors at December 31, 2005 and January 29, 2005.

12.00% Second Lien Senior Secured Notes Due 2012

On October 4, 2005, upon completion of the Transaction, Brookstone Company, Inc. completed an unregistered offering of $185.0 aggregate principal amount of 12.00% Second Lien Senior Secured

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

Notes Due 2012. The senior secured notes mature on October 15, 2012 and bear interest at 12.00% per annum payable in semi-annual installments on April 15 and October 15 of each year, commencing April 15, 2006.

The senior secured notes are guaranteed by Brookstone, Inc. and each of its subsidiaries that guarantee any credit facility of Brookstone Company, Inc. The senior secured notes are secured on a second-priority basis by liens on all of the assets of Brookstone Company, Inc. and the guarantors other than certain excluded assets; are effectively junior in right of payment, to the extent of the value of the assets securing such indebtedness, to our first priority debt including the senior secured credit facility; and are senior in right of payment to our existing and future subordinated indebtedness.

At any time prior to October 15, 2008, Brookstone Company, Inc. may redeem up to 35% of the senior secured notes at a redemption price of 112% of their face amount with the net cash proceeds of one or more equity offerings. At any time prior to October 15, 2009, we may also redeem all or a part of the senior secured notes at a redemption price equal to 100% plus a “make-whole” premium. On or after October 15, 2009, Brookstone Company, Inc. may redeem all or a part of the senior secured notes at a redemption price of 106.0%; on or after October 15, 2010, Brookstone Company, Inc. may redeem all or a part of the senior secured notes at a redemption price of 103.0%; and on or after October 15, 2011, Brookstone Company, Inc. may redeem all or a part of the senior secured notes at a redemption price of 100.0%. If a change of control occurs (as defined in the indenture under which the senior secured notes were issued), each holder of senior secured notes has the right to require us to repurchase all or any part of that holder’s senior secured notes at 101% of the face amount.

The senior secured notes contain various customary covenants, including without limitation, restrictions on our ability to (i) dispose of assets, (ii) incur additional indebtedness and guarantee obligations or issue preferred stock, (iii) repay other indebtedness, (iv) make certain payments or declare dividends, (v) create liens on assets or prohibit the creation of liens on assets, (vi) make investments, loans or advances, (vii) make certain acquisitions and (viii) engage in mergers or consolidations. At December 31, 2005, the Company was in compliance with the covenants.

Real Estate Loan

Effective September 1, 2004, the Predecessor Company entered into an $8.0 million, 10-year maturity, variable-rate loan based on one-month LIBOR plus 1.00% to finance its new headquarters facility. At December 31, 2005 the interest rate (one-month LIBOR plus 1.00%) was 5.39%. The real estate loan is collateralized by the land with buildings and improvements. The real estate loan requires monthly principal payments of $66,666.67.

Scheduled payments of principal on the real estate loan, due August 31, 2014, are as follows:

Fiscal Year
2006	$800,000
2007	800,000
2008	800,000
2009	800,000
2010	800,000
Thereafter	2,933,333

Total	$6,933,333

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

In order to minimize the risk of exposure related to variations in cash flows over the life of the financing, in August 2004, the Company entered into a $4.0 million, 10-year interest rate swap agreement under which the Company receives one-month LIBOR plus 1.00% and pays a 5.67% fixed rate. The swap modifies the Company’s interest rate exposure by effectively converting 50% of the real estate loan from a variable rate to a fixed rate in order to hedge against the possibility of rising interest rates during the term of the loan. The fair value of the swap, as of December 31, 2005 and January 29, 2005 was $11,996 favorable and $106,000 unfavorable which is included in other assets and long-term liabilities, respectively.

Capital Lease Obligation

The Company’s lease for its Mexico, Missouri distribution facility was amended on March 1, 2004. The amendment extends the term of the lease from October 2013 to March 2024 and requires monthly principal payments of $8,718 and interest at the prime rate as published from time to time in the Wall Street Journal. The prime rate was 7.25% at December 31, 2005. Prior to the amendment, the lease required monthly principal and interest payments with interest based on the prime rate plus 1% per annum. The interest rate was adjusted annually on November 1 and was 5.00% at January 31, 2004.

The principal balance of this obligation amounted to $1.9 million at December 31, 2005 and $2.0 million at January 29, 2005 and approximates fair market value. The property capitalized under this capital lease amounted to $1.7 million and $3.1 million at December 31, 2005 and January 29, 2005, respectively. Accumulated amortization totaled $9,000 at December 31, 2005 and $1,079,000 at January 29, 2005.

The following is a schedule by years of future minimum lease payments under this capital lease together with the present value of the net minimum lease payments as of December 31, 2005:

Fiscal Year
2006	$245,000
2007	238,000
2008	230,000
2009	222,000
2010	214,000
Thereafter	2,074,000

Total minimum lease payments	3,223,000
Less: Amount representing interest	(1,321,000)

Present value of net minimum lease payments	$1,902,000

The current portion of the capital lease obligation, which is included in other current liabilities on the Company’s consolidated balance sheet, equaled $105,000 at December 31, 2005 and January 29, 2005, respectively.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

9.    SHAREHOLDERS’ EQUITY

In connection with the transaction (See Note 3) all outstanding shares of the Predecessor Company’s common stock was redeemed for $20.00 per share. Commensurate with this all “in the money” stock options received the excess over the strike price and the $20.00 per share price. Included with this were all shares of Predecessor Company’s common stock underlying “restricted stock” and all deferred shares without regard to any restrictions or conditions thereon.

Preferred Stock—The Predecessor Company’s Board of Directors was authorized to issue Preferred stock and at the transaction date there were no preferred shares issued or outstanding.

Stock Splits—The Predecessor Company had effected two 3-for-2 stock splits effective to shareholders of record on September 2, 2003 and on April 19, 2004.

Stock Purchase Plan—The Predecessor Company maintained a stock purchase plan that substantially covered all associates under the 2000 Employee Stock Purchase Plan (“2000 plan”). The plan provided the opportunity for employees to purchase shares of the Company’s common stock at 85% of the market value at the beginning or end of a six-month period, through accumulation of payroll deductions of up to 10% of each participating employee’s regular base pay during such period. The Company issued 23,625 and 28,874 shares under the 2000 plan in Fiscal 2005 and Fiscal 2004 respectively. There were no shares issued in Fiscal 2003. The 2000 plan was terminated upon the closing of the Transaction.

Employee Stock Plans

At the date of the Transaction, the predecessor Company had stock option plans in effect that provided for the issuance of non-qualified and incentive stock options. All of these plans and all awards were canceled at the date of the Transaction. Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation,” as amended by Statement of Accounting Standards No. 148 (“SFAS 148”), permits the Company to follow the intrinsic measurement provisions of Accounting Principles Board Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees.” Stock options were historically granted at or above the market price on the date of the grant. The predecessor Company also issued restricted and deferred stock awards under its stock option plans. All restricted and deferred stock awards were issued at no cost to the recipient of the award. Restricted stock had restrictions that lapsed over four years from the date of grant or as specified in the award. Deferred stock had restrictions regarding vesting timetables and may have had additional Company performance criteria requirements. The value of the restricted and deferred shares in excess of any payments required by the holders of the shares was charged to income ratably over the period during which these awards vested. The unearned compensation related to these awards is included as a component of shareholders’ equity. The Board of Directors awarded 156,274 shares of deferred stock and 1,000 shares of restricted stock in Fiscal 2004 and 37,427 deferred shares and 12,938 restricted shares in Fiscal 2003. No stock option awards were granted during Fiscal 2005.

Upon completion of the transaction certain members of the Company’s management received Class B interests in OSIM Brookstone Holdings. These interests are restricted awards that vest ratably over five years and require certain financial returns be met. Management has determined that these awards should be accounted for under push down accounting and has estimated the fair value of each award on the date of grant using Black-Scholes option-pricing model.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

Transactions under the Company’s stock option plans for the three years in the period ended December 31, 2005 are as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at
February 1, 2003	2,582,547	$5.49
Granted	220,500	$11.94
Exercised	(803,798)	$5.38
Canceled	(28,966)	$5.09

Outstanding at
January 31, 2004	1,970,283	$6.27
Granted	80,250	$17.71
Exercised	(312,304)	$5.05
Canceled	(41,158)	$7.85

Outstanding at
January 29, 2005	1,697,071	$7.00
Granted	—	—
Exercised	(1,688,039)	$6.98
Canceled	(9,032)	$10.68

Outstanding at
December 31, 2005	—	—

Had compensation cost for the Company’s stock-based incentive compensation plans been determined based on the fair value at the grant dates of awards under those plans, consistent with the methodology prescribed by SFAS No. 123, as amended by SFAS No. 148, the Company’s net income for the periods December 31, 2005 and October 3, 2005, Fiscal 2004 and Fiscal 2003 would have been reduced to the pro forma amounts indicated below:

($000)	Successor	Predecessor
	October 4, 2005 through December 31, 2005	January 30, 2005 through October 3, 2005	2004	2003
Net income (loss)—as reported	$17,034	$(20,601)	$21,362	$17,552

Deduct: Stock-based employee compensation expense determined under fair value based method, net of related tax effects	(209)	(701)	(845)	(1,029)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	638	348	387

Net income (loss)—pro forma	$16,825	$(20,664)	$20,865	$16,910

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

The fair value of each grant was estimated on the date of grant using Black-Scholes option-pricing model with the following weighted-average assumptions:

	Fiscal Year
	Successor	Predecessor
	2005	2005	2004	2003
Expected stock price volatility	53.0%	—	44.2%	45.7%
Risk-free interest rate	4.2%	—	3.7%	3.3%
Expected life of options	5 years	—	5 years	5 years
Dividend yield	—	—	—	—

The weighted average fair values of options granted for the Predecessor Company in Fiscal 2004, and Fiscal 2003 are $7.75 and $5.25, respectively. The weighted average fair values of options granted for the Successor Company in Fiscal 2005 is $8.07.

10.    PENSION AND 401(k) PLANS

The Company sponsors the Brookstone Pension Plan, which provides retirement benefits for its employees who have completed one year of service and who were participating in the plan prior to May 31, 1998. As of May 30, 1998, the Board of Directors approved freezing future benefits under this plan. The retirement plan is a final average pay plan. It is the Company’s policy to fund the cost of benefits expected to accrue during the year plus amortization of any unfunded accrued liabilities related to periods of service prior to the valuation date.

The Company contributed more than the minimum required amount to the Brookstone Pension Plan for Fiscal 2005. As a result, there is no required contribution during Fiscal 2006, but it is the intent of the Company to contribute up to a maximum of $500,000 to maintain a funded status that is more than the minimum required level under ERISA.

The following tables set forth the pension plan’s funded status and amounts recognized in the Company’s consolidated financial statements as measured at each fiscal year end presented.

Change in Projected benefit obligation:

	December 31, 2005	January 29, 2005
Projected benefit obligation at beginning of fiscal year	$5,765,000	$5,220,000
Service cost	115,000	125,000
Interest cost	282,000	312,000
Actuarial loss (gain)	(78,000)	458,000
Expenses paid	(119,000)	(131,000)
Benefits paid	(251,000)	(219,000)

Projected benefit obligation at end of fiscal year	$5,714,000	$5,765,000

Accumulated benefit obligation	$5,714,000	$5,765,000

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

The change in plan assets was:

	December 31, 2005	January 29, 2005
Fair value at beginning of fiscal year	$3,827,000	$3,651,000
Actual return on plan assets	270,000	186,000
Employer contributions	100,000	340,000
Expenses paid	(119,000)	(131,000)
Benefits paid	(251,000)	(219,000)

Fair value at end of fiscal year	$3,827,000	$3,827,000

The plan’s year end funded status was:

	December 31, 2005	January 29, 2005
Funded status at end of year	$(1,886,000)	$(1,938,000)
Unrecognized net actuarial (gain) loss	(11,000)	2,069,000

Net amount recognized	$(1,897,000)	$131,000

Amounts recognized in the consolidated balance sheet:

	December 31, 2005	January 29, 2005
Accrued benefit liability	$(1,886,000)	$(1,938,000)
Accumulated other comprehensive income	—	2,069,000

Net amount recognized	$(1,886,000)	$131,000

Assumptions used in computing the plan’s year end funded status were as follows:

	December 31, 2005	January 29, 2005
Weighted average discount rate	5.5%	5.5%
Expected return on plan assets	8.0%	8.0%
Rate of increase in compensation levels	N/A	N/A

Assumptions used in computing the plan’s annual pension expense were as follows:

	Successor	Predecessor
	December 31, 2005	October 3, 2005	January 29, 2005	January 31, 2004
Weighted average discount rate	5.5%	5.5%	6.0%	6.5%
Expected return on plan assets	8.0%	8.0%	8.0%	8.0%
Rate of increase in compensation levels	N/A	N/A	N/A	N/A

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

The components of net periodic benefit cost were as follows:

	Successor	Predecessor
	December 31, 2005	October 3, 2005	January 29, 2005	January 31, 2004
Service cost	$31,000	$83,000	$125,000	$125,000
Interest cost	79,000	205,000	312,000	304,000
Expected return on plan assets	(77,000)	(201,000)	(295,000)	(237,000)
Recognized net actuarial loss	—	82,000	98,000	98,000

Net periodic benefit cost	$33,000	$169,000	$240,000	$290,000

The following is a summary of our target allocation for the plan assets along with the actual allocation of plan assets for the fiscal years presented.

		Actual Allocation for Fiscal Year Ended
	Target Allocation	December 31, 2005	January 29, 2005
Equity securities	60%	62%	72%
Fixed income	40%	37%	28%
All other – primarily cash	—	1%	—

The Company employs a total return investment approach whereby a mix of equities and fixed income investments is used to maximize the long-term return of plan assets with a prudent level of risk. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as small and large capitalization companies. Both actively-managed and passively-invested portfolios may be utilized for U.S. equity investments. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset/liability studies.

In selecting the expected long-term rate of return on assets, the Company considered the average rate of earnings expected on the funds invested or to be invested to provide for the benefits of these plans. This included considering the trusts’ asset allocation and the expected returns likely to be earned over the life of the plans. This basis is consistent with the prior year.

The Company estimates that the future benefits payable for its pension plan are as follows at December 31, 2005:

Fiscal Year	Pension Plan
2006	$208,000
2007	220,000
2008	251,000
2009	258,000
2010	273,000
Next five fiscal years to December, 2015	1,625,000

Total	$2,835,000

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

In September 2004 the Compensation Committee of the Board of Directors approved a Defined Contribution Supplemental Executive Retirement Plan and named Michael F. Anthony, the Company’s Chairman, President and Chief Executive Officer, and Director as a participant in such plan. A charge of approximately $429,000 and $368,000 was recorded to selling, general and administrative expenses during Fiscal 2005 and 2004, respectively as a result of this plan. This plan was terminated concurrent with the transaction on October 3, 2005.

The Company also sponsors a 401(k) plan for all associates who have completed at least 90 days of service and have attained the age of 21. The Company’s matching 401(k) contribution was $998,000, $1,014,000 and $901,000 for Successor in Fiscal 2005, for Predecessor in Fiscal 2004 and Fiscal 2003, respectively. There were no matching contributions for the Predecessor in Fiscal 2005.

11.    POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

The Company sponsors a defined benefit post-retirement medical plan. Prior to January 1, 2003, all associates who retired from the Company’s defined benefit plan that either attained age 65 with five years of service, or attained age 55 with 10 years of service and 70 points were eligible. On June 11, 2002, the Board of Directors approved an amendment to the eligibility requirements that restricts regular full-time associates from continuing to accrue points towards eligibility if those associates have not accumulated a minimum of 10 years of service as of December 31, 2002. Associates who retire prior to age 65 are required to contribute 50% of the premium. Associates who retire at age 65 with five to nine years of service are required to contribute 50% of the premium. Associates not eligible for retirement as of February 1, 1992 will be required to contribute the amount of premium in excess of $4,200 pre-65 and $2,225 post-65. The plan is not funded.

The following tables set forth the post-retirement plan’s funded status and amounts recognized in the Company’s consolidated financial statements as measured at the dates indicated below for each fiscal period presented:

	Successor	Predecessor
	December 31, 2005	January 29, 2005
Accumulated post-retirement benefit obligation (“APBO”):
APBO at end of prior fiscal year	$1,276,000	$1,128,000
Service cost	15,000	14,000
Interest cost	53,000	66,000
Actuarial (gain)/loss	(194,000)	151,000
Benefits paid	(649,000)	(643,000)
Medicare benefits receivable	537,000	560,000

APBO at end of current fiscal year	$1,038,000	$1,276,000

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

The change in plan assets was:

	December 31, 2005	January 29, 2005
Fair value at beginning of fiscal year	$—	$—
Actual return on plan assets	—	—
Employer contributions	649,000	643,000
Medicare benefits receivable	(537,000)	(560,000)
Participant contributions	—	—
Expenses paid	—	—
Benefits paid	(649,000)	(643,000)
Medicare benefits receivable	537,000	560,000

Fair value at end of fiscal year	$0	$0

The amounts recognized in the statement of financial position consisted of:

	December 31, 2005	January 29, 2005
Funded status at end of fiscal year	$(1,038,000)	$(1,276,000)
Unrecognized prior service cost	—	(696,000)
Unrecognized net actuarial gain	(1,000)	(207,000)

Accrued benefit cost	$(1,039,000)	$(2,179,000)

The components of the net periodic post-retirement benefit cost were:

	Successor	Predecessor	Predecessor	Predecessor
	December 31, 2005	October, 3 2005	January 29, 2005	January 31, 2004
Service cost	$4,000	$11,000	$14,000	$12,000
Interest cost	15,000	38,000	66,000	68,000
Amortization of prior service cost	—	(40,000)	(60,000)	(60,000)
Recognized net actuarial gain	—	(13,000)	(14,000)	(21,000)

Net periodic benefit cost	$19,000	$(4,000)	$6,000	$(1,000)

The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 5.5% as of December 31, 2005 and 5.5% as of January 29, 2005. For measurement purposes, a 9.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for Fiscal 2005; this rate was assumed to decrease gradually down to 5.5% for Fiscal 2009 and remain at that level thereafter. The weighted average discount rate used in determining the annual post-retirement benefit expense was 5.5% for Fiscal 2005, 6.0% for Fiscal 2004 and 6.5% for Fiscal 2003.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

The medical cost trend rate assumption has a significant effect on the amounts reported. However, the impact of medical inflation eventually diminishes because of the limit of the Company’s share of plan cost for accruals for associates who were not eligible to retire as of February 1, 1992. A one-percentage point change in assumed health care cost trend rate would have had the following effects on December 31, 2005:

	Increase	Decrease
Effect on total of service and interest cost components	$2,316	$1,788
Effect on accumulated post-retirement benefit obligation	$37,641	$(30,469)

Future Company contributions are estimated to be:

Fiscal Year	Post-Retirement Benefit Plans other than Pension
2006	$77,000
2007	78,000
2008	79,000
2009	79,000
2010	77,000
Next five fiscal years to January, 2015	407,000

Total	$797,000

12.    COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases all of its retail store locations. These leases are non-cancelable. New non-airport retail store leases usually have an initial term of 12 years and airport locations typically have an initial term of eight years. Certain leases provide for additional rents payable based on store sales.

The operating lease commitments represent the minimum obligation the Company has for its non-cancelable retail store leases. These leases, however, require additional payments for common area maintenance, real estate taxes and other costs. These costs in Fiscal 2005 were equal to approximately 50% of the minimum lease obligations.

The Company also has $670,000 of operating lease commitments related to its use of technical equipment.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

At December 31, 2005, the minimum future rentals on non-cancelable operating leases are as follows:

Fiscal Year	Total	Retail Stores	Technical Equipment
2006	$38,102,000	$37,857,000	$245,000
2007	36,979,000	36,780,000	199,000
2008	34,206,000	34,007,000	199,000
2009	30,949,000	30,922,000	27,000
2010	27,097,000	27,097,000	—
Thereafter	110,090,000	110,090,000	—

	$277,423,000	$276,753,000	$670,000

Rent expense was approximately $11.0 million, $24.0 million, $36.7 million and $32.7 million for the three and eight-month period ended December 31, 2005, October 3, 2005 and for the years ended January 29, 2005 and January 31, 2004, respectively. Rent expense for the year ended January 29, 2005 includes the cumulative effect of a $2.3 million charge related to the Company’s correction of an error in accounting policy for lease expense (see Note 2 under “Lease Accounting” to the accompanying Consolidated Financial Statements for additional details). In addition, contingent rent expense totaled approximately $1,316,000, $2,225,000, $3,540,000 and $1,213,000 for the period ended December 31, 2005 and October 3, 2005 and for the years ended Fiscal 2004 and Fiscal 2003, respectively. These rent expenses, along with other costs of occupancy, are included in cost of sales in the consolidated statement of income.

The Company’s non-airport retail store leases generally have an initial term of 12 years. A number of these leases contain clauses that allow the Company to exit the lease prior to the original termination date if certain performance criteria are not met. A limited number of these leases would require the Company to pay to the landlord the unamortized portion of deferred credits should the lease be terminated under these provisions. At December 31, 2005, the unamortized portion of deferred credits under leases with these provisions amounted to approximately $1.8 million.

The Company had non-cancelable purchase commitments of $22.0 million primarily related to orders for general merchandise inventory. Since most of the Company’s purchase orders can be canceled without penalty with 30 days’ notice, the total includes only purchase orders scheduled to be shipped within thirty days following the end of Fiscal 2005.

Litigation

In March of 2002, we were served with a lawsuit brought in the California Superior Court in Los Angeles County as a class action on behalf of current and former managers and assistant managers of our California stores, alleging that they were improperly classified as exempt employees. The lawsuit sought damages including overtime pay, restitution and attorneys’ fees. On August 15, 2003, a settlement agreement was finalized with a maximum payment by us of $1.5 million payable for this matter which was included in other current liabilities.

On May 5, 2004, the California Superior Court in Los Angeles County granted final approval to the parties’ settlement agreement and ordered that distributions be made pursuant to the agreement. However, on or about July 6, 2004, a class member who objected to the final approval of the settlement filed an appeal of the Superior Court’s May 5, 2004 order. This appeal has been resolved

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

and the Company distributed the settlement funds, to the claims administrator, totaling $1.3 million, by the December 1, 2005 deadline.

On September 15, 2004, a putative class action was commenced against us in the California Superior Court in Los Angeles County. The complaint, as amended, alleges, among other things, that we engaged in unfair business practices under California’s Unfair Competition Laws in connection with our sale of certain air purifiers, and seeks injunctive relief, restitution and attorneys’ fees. The class has not been certified. We believe this lawsuit is without merit and intend to defend ourselves vigorously.

On June 23, 2005, we were served with a lawsuit in the United States District Court for the Southern District of Alabama (Southern Division) as a class action on behalf of all consumers who purchased a certain air purifier from us alleging, among other things, that such products fail to perform the purposes for which they are advertised and sold and seeking unspecified damages. The class has not been certified. We believe this lawsuit is without merit and intend to defend ourselves vigorously.

We are also involved in various legal proceedings incidental to the conduct of our business. We do not believe that any of these legal proceedings will have a material adverse effect on our financial condition, results of operations, or cash flows.

13.    RELATED PARTY TRANSACTIONS

In connection with the Transaction, we entered into a fee agreement with OSIM, JWC and Temasek Capital, our Sponsors. Pursuant to this agreement, we paid each of OSIM, JWC and Temasek Capital transaction fees of $4.05 million, $4.5 million and $2.25 million, respectively upon the closing of the transactions. We also paid all expenses of OSIM, JWC and Temasek Capital incurred on behalf of them acting collectively, including the fees and expenses of counsel and other advisors and consultants, in connection with the transactions. These arrangements with the Sponsors also contain customary indemnification provisions by us of the Sponsors.

Additionally, during Fiscal 2005, we periodically purchased OSIM’s massage products for a total cost of approximately $7.3 million in transactions for sale in our stores. We intend to continue to discuss other product opportunities with OSIM.

14.    QUARTERLY FINANCIAL DATA (unaudited)

The following Fiscal 2005 quarterly information (in thousands). The Successor quarter is only for the nine-weeks ended December 31, 2005:

	Fiscal 2005
	Predecessor	Predecessor	Predecessor	Successor	Successor
	First Quarter	Second Quarter	July 31, 2005 to October 3, 2005	October 4, 2005 to October 29, 2005	Fourth Quarter
Net sales	$76,787	$87,521	$51,783	$24,937	$199,590
Gross profit	19,161	24,494	12,564	4,744	83,690
Income (loss) from operations	(9,851)	(3,974)	(8,317)	(6,032)	43,528

Net income (loss)	$(6,779)	$(5,749)	$(8,073)	$(6,505)	$23,539

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

Following is Fiscal 2004 quarterly information for the Predecessor Company (in thousands):

	Fiscal 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (1)
Net sales	$74,250	$93,749	$82,755	$232,130
Gross profit	19,158	29,245	22,611	105,390
Income (loss) from operations	(6,095)	504	(8,519)	54,733

Net income (loss)	$(4,644)	$(465)	$(6,679)	$33,150

(1)	Fourth quarter financial data includes a cumulative, non-cash after-tax adjustment to rent expense of $1.4 million to correct the Company’s accounting policy for lease expense. (See Notes 2 and 12).

15.    CONSOLIDATING FINANCIAL INFORMATION

The following condensed consolidating financial information presents (1) Brookstone, Inc., the parent and a guarantor of the 12% Second Lien Senior Secured notes due 2012 (the “notes”), (2) Brookstone Company, Inc., the issuer, (3) Brookstone, Inc.’s guarantor subsidiaries of the notes (all of which are wholly-owned subsidiaries of Brookstone, Inc.) and (4) Brookstone, Inc.’s non-guarantor, non-wholly owned subsidiaries. Separate financial statements of the parent and guarantor subsidiaries are not presented because they are jointly, severally, fully and unconditionally liable under the guarantees. The investments in subsidiaries are accounted for under the equity basis of accounting.

Included in other expenses are revenues and expenses from management and royalty agreements among Brookstone, Inc. and its subsidiaries.

Financial information for the predecessor periods, prior to the issuance of the notes, present Brookstone, Inc., Brookstone Company, Inc. and its subsidiaries as if the guarantor agreements existed during such periods.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

SUCCESSOR CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2005

(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$75,926	$394	$6	$—	$76,326
Receivables, net	—	3,242	6,014	1,895	(245)	10,906
Merchandise inventories	—	3,817	71,733	152	14	75,716
Deferred income taxes, net	—	1,119	3,828	—	—	4,947
Prepaid expenses	—	4,235	4,882	—	—	9,117

Total current assets	—	88,339	86,851	2,053	(231)	177,012

Deferred income taxes	—	—	—	—	—	—
Property and equipment, net	—	19,211	55,494	1,623	—	76,328
Intangible assets, net	—	132,271	—	—	—	132,271
Goodwill	—	192,453	—	—	—	192,453
Other assets	266,322	131,332	55,824	—	(434,115)	19,363

Total assets	$266,322	$563,606	$198,169	$3,676	$(434,346)	$597,427

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$—	$22,012	$—	$—	$—	$22,012
Other current liabilities	—	32,828	21,887	244	(245)	54,714

Total current liabilities	—	54,840	21,887	244	(245)	76,726
Other long term liabilities	—	7,259	109,838	—	(98,135)	18,962
Long term debt	—	189,051	1,798	—	—	190,849
Long term tax liability	—	46,134	(2,742)	—	—	43,392
Commitments and contingencies
Other party interests in consolidated entities	—	—	—	—	1,176	1,176
Total shareholders’ equity	266,322	266,322	67,388	3,432	(337,142)	266,322

Total liability and shareholder equity	$266,322	$563,606	$198,169	$3,676	$(434,346)	$597,427

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Successor period October 4, 2005 through December 31, 2005

(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$28,734	$198,844	$2,949	$(6,000)	$224,527
Cost of sales	—	25,547	114,996	1,550	(6,000)	136,093

Gross profit	—	3,187	83,848	1,399	—	88,434
Selling, general and administrative expenses	—	9,454	40,546	938	—	50,938
Other expenses (income)	—	(6,851)	6,851	—	—	—

Income (loss) from continuing operations	—	584	36,451	461	—	37,496
Interest expense, net	—	8,343	73	3	—	8,419

Income (loss) before taxes, other party interests in consolidated entities and discontinued operations	—	(7,759)	36,378	458	—	29,077
Other party interests in consolidated entities	—	—	—	—	174	174

Income (loss) before taxes and discontinued operations	—	(7,759)	36,378	458	(174)	28,903
Income tax provision (benefit)	—	(2,379)	13,823	—	—	11,444

Income (loss) from continuing operations before equity income	—	(5,380)	22,555	458	(174)	17,459
Equity income in subsidiaries, net of tax	17,034	22,414	284	—	(39,732)	—

Income (loss) from continuing operations	17,034	17,034	22,839	458	(39,906)	17,459
Income (loss) on discontinued operations, net of tax benefit	—	—	(425)	—	—	(425)

Net income (loss)	$17,034	$17,034	$22,414	$458	$(39,906)	$17,034

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Predecessor period January 30, 2005 through October 3, 2005

(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$30,897	$177,366	$7,349	$479	$216,091
Cost of sales	—	34,861	120,813	3,719	479	159,872

Gross profit	—	(3,964)	56,553	3,630	—	56,219
Selling, general and administrative expenses	—	8,501	67,989	1,871	—	78,361
Other expenses (income)	—	(13,182)	13,182	—	—	—

Income (loss) from continuing operations	—	717	(24,618)	1,759	—	(22,142)
Interest expense, net	—	(357)	375	7	—	25

Income (loss) before taxes, other party interests in consolidated entities and discontinued operations	—	1,074	(24,993)	1,752	—	(22,167)
Other party interests in consolidated entities	—	—	—	—	687	687

Income (loss) before taxes and discontinued operations	—	1,074	(24,993)	1,752	(687)	(22,854)
Income tax provision (benefit)	—	606	(8,493)	—	—	(7,887)

Income (loss) from continuing operations before equity income	—	468	(16,500)	1,752	(687)	(14,967)
Equity income in subsidiaries, net of tax	(20,601)	(21,069)	1,065	—	40,605	—

Income (loss) from continuing operations	(20,601)	(20,601)	(15,435)	1,752	39,918	(14,967)
Income (loss) on discontinued operations, net of tax benefit	—	—	(5,634)	—	—	(5,634)

Net income (loss)	$(20,601)	$(20,601)	$(21,069)	$1,752	$39,918	$(20,601)

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Successor period October 4, 2005 through December 31, 2005

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$17,034	$17,034	$22,414	$458	$(39,906)	$17,034
Depreciation and amortization	—	866	2,399	95	—	3,360
Amortization of revaluation of leases	—	(51)	—	—	—	(51)
Amortization of debt discount	—	77	—	—	—	77
Amortization of debt issuance costs	—	517	—	—	—	517
Amortization of inventory fair value adjustment	—	7,195	—	—	—	7,195
Other party interests in consolidated entities	—	—	—	—	174	174
Deferred income taxes	—	1,208	10,732	—	—	11,940
Equity income in subsidiary	(17,034)	(22,414)	(284)	—	39,732	—
Decrease (increase) in other assets	—	51,456	(54,916)	—	8,893	5,433
Decrease (increase) in other long term liabilities	—	(3,356)	15,039	—	(9,122)	2,561

Change in working capital:
Accounts receivable, net	—	(716)	(2,746)	(306)	488	(3,280)
Merchandise inventories	—	16,330	489	(14)	(14)	16,791
Prepaid expense	—	(2,563)	26	—	—	(2,537)
Accounts payable	—	(278)	—	—	—	(278)
Other current liabilities	—	12,161	12,494	245	(245)	24,655

Net cash provided by (used for) operating activities	—	77,466	5,647	478	—	83,591
Cash flows from investing activities:
Expenditures for property and equipment	—	(337)	(4,861)	(693)	—	(5,891)
Acquisition cost, net $11,396 proceeds of unexercised options	—	(433,268)	—	—	—	(433,268)
Transaction cost	—	(15,496)	—	—	—	(15,496)

Net cash used for investing activities:	—	(449,101)	(4,861)	(693)	—	(454,655)
Cash flows from financing activities:
Payment of debt issuance costs	—	(13,122)	—	—	—	(13,122)
Payments on bridge loan	—	(1,850)	—	—	—	(1,850)
Proceeds from loan	—	182,841	—	—	—	182,841
Payments on long term debt	—	(134)	(26)	—	—	(160)
Capital contribution	—	249,145	—	—	—	249,145
Cash distributions to joint venture partners	—	—	280	(478)	—	(198)
Cash contributions from joint venture partners	—	—	(692)	692	—	—

Net cash provided by (used for) financing activities	—	416,880	(438)	214	—	416,656

Net increase in cash and cash equivalents	—	45,245	348	(1)	—	45,592
Cash and cash equivalents at beginning of period	—	30,681	46	7	—	30,734

Cash and cash equivalents at end of period	$—	$75,926	$394	$6	$—	$76,326

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Predecessor period January 30, 2005 through October 3, 2005

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(20,601)	$(20,601)	$(21,069)	$1,752	$39,918	$(20,601)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	—	1,897	7,158	214	—	9,269
Amortization of debt issuance costs	—	185	—	—	—	185
Stock based compensation expense	—	979	—	—	—	979
Impairment charge	—	—	5,280	—	—	5,280
Other party interests in consolidated entities	—	—	—	—	687	687
Deferred income taxes	—	(36)	(11,441)	—	—	(11,477)
Related tax benefits on exercise of stock options	—	182	—	—	—	182
Equity income in subsidiary	20,601	21,069	(1,065)	—	(40,605)	—
Decrease (increase) in other assets	—	(40,072)	15,332	—	20,188	(4,552)
Decrease (increase) in other long term liabilities	—	570	18,707	—	(18,937)	340

Change in working capital:
Accounts receivable, net	—	713	1,565	199	(7)	2,470
Merchandise inventories	—	(8,252)	(7,423)	3	(1,250)	(16,922)
Prepaid expense	—	(214)	(508)	—	—	(722)
Accounts payable	—	4,888	—	—	—	4,888
Other current liabilities	—	(15,228)	(1,213)	(6)	6	(16,441)

Net cash provided by (used for) operating activities	—	(53,920)	5,323	2,162	—	(46,435)
Cash flows from investing activities:
Expenditures for property, plant and equipment	—	(1,641)	(6,852)	25	—	(8,468)

Net cash used for investing activities:	—	(1,641)	(6,852)	25	—	(8,468)
Cash flows from financing activities:
Payments on long term debt	—	(600)	(69)	—	—	(669)
Cash distributions to joint venture partners	—	—	1,337	(2,161)	—	(824)
Cash contributions from joint venture partners	—	—	23	(23)	—	—
Proceeds from exercise of stock options	—	925	—	—	—	925

Net cash provided by (used for) financing activities	—	325	1,291	(2,184)	—	(568)

Net increase in cash and cash equivalents	—	(55,236)	(238)	3	—	(55,471)
Cash and cash equivalents at beginning of period	—	85,917	284	4	—	86,205

Cash and cash equivalents at end of period	$—	$30,681	$46	$7	$—	$30,734

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

PREDECESSOR CONDENSED CONSOLIDATING BALANCE SHEET

January 29, 2005

(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$85,917	$284	$4	$—	$86,205
Receivables, net	—	3,239	4,833	1,794	(7)	9,859
Merchandise inventories	—	11,895	64,799	141	(1,250)	75,585
Deferred income taxes, net	—	1,310	2,607	—	—	3,917
Prepaid expenses	—	1,645	4,400	—	—	6,045

Total current assets	—	104,006	76,923	1,939	(1,257)	181,611

Deferred income taxes	—	2,002	3,254	—	—	5,256
Property, plant and equipment, net	—	17,990	54,765	1,264	—	74,019
Intangible assets, net	—	—	3,853	—	—	3,853
Other assets	170,286	122,865	15,840	—	(307,250)	1,741

Total assets	$170,286	$246,863	$154,635	$3,203	$(308,507)	$266,480

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$—	$17,402	$—	$—	$—	$17,402
Other current liabilities	—	35,892	10,608	7	(7)	46,500

Total current liabilities	—	53,294	10,608	7	(7)	63,902
Other long term liabilities	—	16,416	76,092	—	(70,076)	22,432
Long term debt	—	6,867	1,893	—	—	8,760
Commitments and contingencies
Other party interests in consolidated entities	—	—	—	—	1,100	1,100
Total shareholders’ equity	170,286	170,286	66,042	3,196	(239,524)	170,286

Total liabilities and shareholders’ equity	$170,286	$246,863	$154,635	$3,203	$(308,507)	$266,480

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

PREDECESSOR CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended January 29, 2005

(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$67,546	$413,483	$9,444	$(7,589)	$482,884
Cost of sales	—	50,889	258,387	4,793	(7,589)	306,480

Gross profit	—	16,657	155,096	4,651	—	176,404
Selling, general and administrative expenses	—	32,676	100,543	2,562	—	135,781
Other expenses (income)	—	(24,809)	24,809	—	—	—

Income (loss) from continuing operations	—	8,790	29,744	2,089	—	40,623
Interest expense, net	—	428	483	10	—	921

Income (loss) before taxes, other party interests in consolidated entities and discontinued operations	—	8,362	29,261	2,079	—	39,702
Other party interests in consolidated entities	—	—	—	—	751	751

Income (loss) before taxes and discontinued operations	—	8,362	29,261	2,079	(751)	38,951
Income tax provision	—	3,963	11,522	—	—	15,485

Income (loss) from continuing operations before equity income	—	4,399	17,739	2,079	(751)	23,466
Equity income in subsidiaries, net of tax	21,362	16,963	1,328	—	(39,653)	—

Income (loss) from continuing operations	21,362	21,362	19,067	2,079	(40,404)	23,466
Income (loss) on discontinued operations, net of tax benefit	—	—	(2,104)	—	—	(2,104)

Net income (loss)	$21,362	$21,362	$16,963	$2,079	$(40,404)	$21,362

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

PREDECESSOR CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended January 29, 2005

(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$21,362	$21,362	$16,963	$2,079	$(40,404)	$21,362
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	—	2,577	10,817	285	—	13,679
Amortization of debt issuance costs	—	185	—	—	—	185
Loss on cash flow hedge	—	73	—	—	—	73
Other party interests in consolidated entities	—	—	—	—	751	751
Deferred income taxes	—	1,174	(620)	—	—	554
Related tax benefits on exercise of stock options	—	1,602	—	—	—	1,602
Stock based compensation expense	—	577	—	—	—	577
Equity income in subsidiaries	(21,362)	(16,963)	(1,328)	—	39,653	—
Decrease (increase) in other assets	—	(1,446)	(2,944)	—	4,320	(70)
Decrease (increase) in other long term liabilities	—	2,200	9,262	—	(5,259)	6,203

Change in working capital:
Accounts receivable, net	—	1,985	(3,181)	(354)	(1,144)	(2,694)
Merchandise inventories	—	1,692	(11,644)	(7)	1,250	(8,709)
Prepaid expense	—	121	49	2	—	172
Accounts payable	—	1,643	—	—	—	1,643
Other current liabilities	—	1,405	2,942	(135)	833	5,045

Net cash provided by (used for) operating activities	—	18,187	20,316	1,870	—	40,373
Cash flows from investing activities:
Expenditures for property, plant and equipment	—	(11,045)	(21,459)	(563)	—	(33,067)

Net cash used for investing activities:	—	(11,045)	(21,459)	(563)	—	(33,067)
Cash flows from financing activities:
Payments for debt issuance costs	—	(395)	(48)	—	—	(443)
Proceeds from loan	—	8,000	—	—	—	8,000
Cash distributions to joint venture partners	—	—	1,088	(1,870)	—	(782)
Capital contributions from joint venture partners	—	—	(90)	565	—	475
Proceeds from exercise of stock options	—	1,911	—	—	—	1,911

Net cash provided by (used for) financing activities	—	9,516	950	(1,305)	—	9,161

Net increase in cash and cash equivalents	—	16,658	(193)	2	—	16,467
Cash and cash equivalents at beginning of period	—	69,259	477	2	—	69,738

Cash and cash equivalents at end of period	$—	$85,917	$284	$4	$—	$86,205

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

PREDECESSOR CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended January 31, 2004

(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$60,322	$355,543	$2,905	$—	$418,770
Cost of sales	—	39,177	226,992	1,498	—	267,667

Gross profit	—	21,145	128,551	1,407	—	151,103
Selling, general and administrative expenses	—	36,590	80,985	811	170	118,556
Other expenses (income)	—	(33,850)	33,850	—	—	—

Income (loss) from continuing operations	—	18,405	13,716	596	(170)	32,547
Interest expense, net	—	531	323	3	—	857

Income (loss) before taxes, and discontinued operations	—	17,874	13,393	593	(170)	31,690
Income tax provision	—	6,541	5,676	—	—	12,217

Income (loss) from continuing operations before equity income	—	11,333	7,717	593	(170)	19,473
Equity income in subsidiaries, net of tax	17,552	6,219	423	—	(24,194)	—

Income (loss) from continuing operations	17,552	17,552	8,140	593	(24,364)	19,473
Income (loss) on discontinued operations, net of tax benefit	—	—	(1,921)	—	—	(1,921)

Net income (loss)	$17,552	$17,552	$6,219	$593	$(24,364)	$17,552

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

PREDECESSOR CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended January 31, 2004

(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities.
Net income (loss)	$17,552	$17,552	$6,219	$593	$(24,364)	$17,552
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	—	2,336	9,865	99	—	12,300
Amortization of debt issuance costs	—	212	—	—	—	212
Stock based compensation expense	—	629	—	—	—	629
Deferred income taxes	—	5,672	(5,219)	—	—	453
Related tax benefits on exercise of stock options	—	1,845	—	—	—	1,845
Equity income in subsidiaries	(17,552)	(6,219)	(423)	—	24,194	—
Decrease (increase) in other assets	—	(10,929)	(14,855)	—	25,197	(587)
Decrease (increase) in other long term liabilities	—	(60)	27,227	—	(25,235)	1,932

Change in working capital:
Accounts receivable, net	—	(588)	(598)	73	(284)	(1,397)
Merchandise inventories	—	(4,914)	(3,003)	28	—	(7,889)
Prepaid expense	—	(58)	(836)	(2)	—	(896)
Accounts payable	—	5,039	—	—	—	5,039
Other current liabilities	—	5,409	3,525	(282)	492	9,144

Net cash provided by (used for) operating activities	—	15,926	21,902	509	—	38,337
Cash flows from investing activities:
Expenditures for property, plant and equipment	—	(4,799)	(21,257)	(204)	—	(26,260)

Net cash used for investing activities:	—	(4,799)	(21,257)	(204)	—	(26,260)
Cash flows from financing activities:
Payments for debt issuance costs	—	(102)	—	—	—	(102)
Payments on long-term debt	—	—	(169)	—	—	(169)
Cash distributions to joint venture partners	—	—	(6)	(508)	—	(514)
Capital contributions from joint venture partners	—	—	(204)	204	—	—
Proceeds from exercise of stock options	—	4,302	—	—	—	4,302

Net cash provided by (used for) financing activities	—	4,200	(379)	(304)	—	3,517

Net increase in cash and cash equivalents	—	15,327	266	1	—	15,594
Cash and cash equivalents at beginning of period	—	53,932	211	1	—	54,144

Cash and cash equivalents at end of period	$—	$69,259	$477	$2	$—	$69,738

BROOKSTONE, INC.

Schedule II    Valuation and Qualifying Accounts and Reserves

Successor Period from October 3, 2005 through December 31, 2005
Description	Beginning Balance	Additions	Deductions	Ending Balance
Allowance for doubtful accounts	$274,000	$—	$(3,000)	$271,000

Sales returns reserve	$3,569,000	$23,246,000	$(16,865,000)	$9,950,000

Deferred tax valuation allowance	$497,000	$181,000	$—	$678,000

Predecessor Period from January 30, 2005 through October 3, 2005
Description	Beginning Balance	Additions	Deductions	Ending Balance
Allowance for doubtful accounts	$237,000	$85,000	$(48,000)	$274,000

Inventory reserve	$2,354,000	$230,000	$(50,000)	$2,534,000

Sales returns reserve	$3,532,000	$28,756,000	$(28,719,000)	$3,569,000

Deferred tax valuation allowance	$234,000	$263,000	$—	$497,000

Predecessor Year Ended January 29, 2005
Description	Beginning Balance	Additions	Deductions	Ending Balance
Allowance for doubtful accounts	$496,000	$381,000	$(640,000)	$237,000

Inventory reserve	$2,198,000	$223,000	$(67,000)	$2,354,000

Sales returns reserve	$2,916,000	$52,782,000	$(52,166,000)	$3,532,000

Deferred tax valuation allowance	$372,000	$37,000	$(175,000)	$234,000

Predecessor Year Ended January 31, 2004
Description	Beginning Balance	Additions	Deductions	Ending Balance
Allowance for doubtful accounts	$473,000	$310,000	$(287,000)	$496,000

Inventory reserve	$3,042,000	$114,000	$(958,000)	$2,198,000

Sales returns reserve	$2,381,000	$47,274,000	$(46,739,000)	$2,916,000

Deferred tax valuation allowance	$221,000	$151,000	$—	$372,000

All other schedules of which provision is made in the applicable regulation of the Securities and Exchange Commission have been omitted because the information is disclosed in the Consolidated Financial Statements or because such schedules are not required or are not applicable.

Until [            ], 2006, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Brookstone Company, Inc.

Offer to Exchange All Outstanding $185,000,000

Principal Amount of

12.00% Second Lien Senior Secured Notes due 2012

for $185,000,000 Principal Amount of

12.00% Second Lien Senior Secured Notes due 2012

That Have Been Registered Under the Securities Act of 1933

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

General Obligations Law

The New Hampshire Business Corporation Act provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in the preceding sentence; and (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Unless a corporation’s articles of incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation who is not a director to the same extent as to a director. A corporation may not indemnify a director (x) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (y) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its articles of incorporation, a New Hampshire corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Under Section 145 of the Delaware General Corporation Law, the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses, including attorneys’ fees, as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Certificate of Incorporation and By-Laws

Our respective Articles of Incorporation and/or By-laws (or equivalent documents) contain provisions that, to the full extent permitted by applicable law, limit the liability and require indemnification of every director and officer who acts in such capacity against any costs, losses and expenses which any director or officer may incur or become liable by reason of any act with respect to the discharge of his duties.

In addition, the organizational documents of certain of our parent entities contain provisions that require indemnification of each of their respective directors, officers and equity holders who acts in such capacity.

Fee Agreement

In connection with the transactions, Holdings, the issuer and certain of our parent entities, collectively, the Indemnifying Parties, entered into a fee agreement with our Sponsors. Under such agreement, the Indemnifying Parties jointly and severally agreed to indemnify and hold harmless each of the Sponsors and each of their respective current or future directors, officers, agents, employees, limited partners and shareholders, and current or future directors, officers, employees, general or limited partners, shareholders, members, affiliates or assignees of any of the foregoing from and against any losses, claims, damages, judgments, assessments, costs and other liabilities, and to reimburse any such person for all fees and expenses (including the reasonable fees and expenses of counsel) as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation made or instituted by any third-party, arising out of or relating to the transactions or any transaction contemplated under the fee agreement; provided, that the Indemnifying Parties will not be responsible for any liabilities or expenses of any party to the extent that such liabilities and expenses have resulted from such party’s fraud or willful misconduct.

Liability Insurance

Our directors and officers are covered by standard insurance policies maintained by us against certain liabilities for actions taken in their capacities as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant the foregoing provisions, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

ITEM 21.	EXHIBITS AND FINANCIAL DATA SCHEDULES

Exhibit Number	Exhibit

2.1	Agreement and Plan of Merger, dated as of April 15, 2005, among Brookstone, Inc., Brookstone Holdings Corp. and Brookstone Acquisition Corp. (1)

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of July 15, 2005, among Brookstone, Inc., Brookstone Holdings Corp. and Brookstone Acquisition Corp. (1)

3.1	Amended and Restated Certificate of Incorporation of Brookstone, Inc.

3.2	Amended and Restated By-laws of Brookstone, Inc.

3.3	Amended Articles of Incorporation of Brookstone Company, Inc.

3.4	Amended and Restated By-laws of Brookstone Company, Inc.

3.5	Articles of Incorporation of Brookstone Stores, Inc.

3.6	By-laws of Brookstone Stores, Inc.

3.7	Articles of Incorporation of Brookstone Holdings, Inc.

3.8	By-laws of Brookstone Holdings, Inc.

Exhibit Number	Exhibit

3.9	Articles of Incorporation of Brookstone International Holdings, Inc.

3.10	By-laws of Brookstone International Holdings, Inc.

3.11	Articles of Incorporation of Brookstone Properties, Inc., with amendments thereto

3.12	By-laws of Brookstone Properties, Inc.

3.13	Articles of Incorporation of Brookstone Purchasing, Inc.

3.14	By-laws of Brookstone Purchasing, Inc.

3.15	Articles of Incorporation of Gardeners Eden, Inc. (f/k/a Brookstone Acquisitions Sub, Inc.) with amendments thereto

3.16	By-laws of Gardeners Eden, Inc. (f/k/a Brookstone Acquisitions Sub, Inc.)

3.17	Certificate of Incorporation of Brookstone Retail Puerto Rico, Inc.

3.18	By-laws of Brookstone Retail Puerto Rico, Inc.

3.19	Certificate of Incorporation of Advanced Audio Concepts, Limited (f/k/a Booming Group Limited), with amendments thereto

3.20	Memorandum and Articles of Association of Advanced Audio Concepts, Limited (f/k/a Booming Group Limited)

4.1	Indenture, dated as of October 4, 2005, among Brookstone Company, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee

4.2	Exchange and Registration Rights Agreement, dated as of October 4, 2005, among Brookstone Company, Inc., the guarantors named therein and Goldman, Sachs & Co., on behalf of the Purchasers

4.3	Form of 12.00% Second Lien Senior Secured Note due 2012 (included in Exhibit 4.1)

4.4	Form of Regulation S 12.00% Second Lien Senior Secured Note due 2012 (included in Exhibit 4.1)

4.5	Form of Notation of Guarantee (included in Exhibit 4.1)

4.6	Security Agreement, dated as of October 4, 2005, among Brookstone Company, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as collateral agent

4.7	Intellectual Property Security Agreement, dated as of October 4, 2005, among Brookstone Company, Inc. the guarantors named therein and Wells Fargo Bank, N.A., as collateral agent

4.8	Collateral Agency Agreement, dated as of October 4, 2005, among Brookstone Company, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee and collateral agent

4.9	Intercreditor Agreement, dated as of October 4, 2005, among the Brookstone Company, Inc., the guarantors named therein, Bank of America, N.A., as first lien collateral agent, Wells Fargo Bank, N.A., as trustee and collateral agent

5.1	Opinion of Kaye Scholer LLP

5.2	Opinion of Cook Little Rosenblatt & Manson, pllc

5.3	Opinion of Johnson Stokes & Master

5.4	Opinion of Martinez Odell & Calabria

10.1	Employment Agreement, dated as of April 18, 2006, among Louis Mancini, Brookstone, Inc. and OSIM Brookstone Holdings, L.P.

10.2	Employment Agreement, dated as of October 4, 2005, between Philip Roizin and Brookstone, Inc.

10.3	Employment Agreement, dated as of October 4, 2005, between Alex Winiecki and Brookstone, Inc.

10.4	Employment Agreement, dated as of October 4, 2005, between M. Rufus Woodard and Brookstone, Inc.

Exhibit Number	Exhibit

10.5	Employment Agreement, dated as of October 4, 2005, between Greg Sweeney and Brookstone, Inc.

10.6	Employment Agreement, dated as of October 4, 2005, between Steven Strickland and Brookstone, Inc.

10.7	Employment Agreement, dated as of October 4, 2005, between Carol Lambert and Brookstone, Inc.

10.8	Employment Agreement, dated as of October 17, 2005, between Steven Brigham and Brookstone, Inc.

10.9	Employment Agreement, dated as of October 4, 2005, between Michael Anthony and Brookstone, Inc.

10.10	Purchase Agreement, dated as of September 23, 2005, among Brookstone Company, Inc., the guarantors named therein and Goldman, Sachs & Co., on behalf of the Purchasers

10.11	Credit Agreement, dated as of October 4, 2005, by and among Brookstone Company, Inc., the guarantors named therein, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent and collateral agent, and Goldman Sachs Credit Partners L.P., as documentation agent

10.12	Guaranty, dated as of October 4, 2005, executed by the guarantors identified therein

10.13	Guaranty, dated as of October 4, 2005, executed by Brookstone, Inc. and Advanced Audio Concepts, Limited

10.14	Security Agreement, dated as of October 4, 2005, by and among Brookstone, Inc., Brookstone Company, Inc., Brookstone International Holdings, Inc., Brookstone Holdings, Inc., Brookstone Properties, Inc., Brookstone Purchasing, Inc., Brookstone Retail Puerto Rico, Inc., Brookstone Stores, Inc., Advanced Audio Concepts, Limited, Gardeners Eden, Inc. and Bank of America, N.A., as collateral agent

10.15	Intellectual Property Security Agreement, dated as of October 4, 2005, by and among Brookstone, Inc., Brookstone Company, Inc., Brookstone International Holdings, Inc., Brookstone Holdings, Inc., Brookstone Properties, Inc., Brookstone Purchasing, Inc., Brookstone Retail Puerto Rico, Inc., Brookstone Stores, Inc., Advanced Audio Concepts, Limited, Gardeners Eden, Inc. and Bank of America, N.A., as collateral agent

10.16	Form of the Company’s Pension Plan (2)

10.17	Amended and Restated Lease Agreement With Option To Purchase dated March 1, 2004 between City of Mexico, Missouri and Brookstone Stores, Inc. (3)

10.18	Real Estate Loan Agreement dated August 24, 2004 between Banknorth, N.A. and Brookstone Company, Inc. (4)

10.19	Real Estate Promissory Note dated August 24, 2004 between Banknorth, N.A. and Brookstone Company, Inc. (4)

10.20	Mortgage and Security Agreements dated August 24, 2004 between Banknorth, N.A. and Brookstone Company, Inc. (4)

10.21	International Swap Dealers Association, Inc. Master Agreement dated July 8, 2004 between Banknorth, N.A. and Brookstone Company, Inc. (4)

10.22	Schedule to the International Swap Dealers Association, Inc. Master Agreement dated July 8, 2004 between Banknorth, N.A. and Brookstone Company, Inc. (4)

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges

16.1	Letter from PricewaterhouseCoopers LLP dated May 2, 2006

21.1	List of Subsidiaries

Exhibit Number	Exhibit

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Kaye Scholer LLP (included in Exhibit 5.1)

23.4	Consent of Cook Little Rosenblatt & Manson, pllc (included in Exhibit 5.2)

23.5	Consent of Johnson Stokes & Master (included in Exhibit 5.3)

23.6	Consent of Martinez Odell & Calabria (included in Exhibit 5.4)

24.1	Power of Attorney (included in the signature page hereto)

25.1	Statement of Eligibility on Form T-1 of Trustee under the Indenture, dated as of March 9, 2006 among Brookstone Company, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as Trustee

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

(1)	Previously filed as an annex to the Proxy Statement on Schedule 14A filed by Brookstone, Inc. on August 22, 2005 and incorporated by reference herein.
(2)	Previously filed as an exhibit to the Registration Statement on Form S-1 (File No. 33-47123) filed by Brookstone, Inc. and incorporated by reference herein.
(3)	Previously filed as an exhibit to the Form 10-K for the year ended January 31, 2004 filed by Brookstone, Inc. on April 15, 2004 and incorporated by reference herein.
(4)	Previously filed as an exhibit to the Form 10-Q for the quarter ended July 31, 2004 filed by Brookstone, Inc. on September 9, 2004 and incorporated by reference herein.

ITEM 22.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

4. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Merrimack, State of New Hampshire on April 30, 2006

BROOKSTONE, INC. BROOKSTONE COMPANY, INC.

By:	/s/ PHILIP W. ROIZIN
Name: Philip W. Roizin Title: Executive Vice President, Finance and Administration

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below hereby authorizes and appoints Louis Mancini and Philip W. Roizin, and either of them, with full power of substitution and resubstitution, as his true and lawful attorney-in-fact, to sign and file with the Securities and Exchange Commission on his behalf, individually and in all capacities, all amendments and post-effective amendments to this registration statement, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ Louis Mancini Louis Mancini	President, Chief Executive Officer and Director	April 30, 2006

/s/ Philip W. Roizin Philip W. Roizin	Executive Vice President, Finance and Administration	April 30, 2006

/s/ Ron Sim Chye Hock Ron Sim Chye Hock	Chairman of the Board	April 30, 2006

/s/ Peter Lee Hwai Kiat Peter Lee Hwai Kiat	Director	April 30, 2006

/s/ Nigel Roger Thomas Jones Nigel Roger Thomas Jones	Director	April 30, 2006

/s/ Khor Peng Soon Khor Peng Soon	Director	April 30, 2006

/s/ Adam L. Suttin Adam L. Suttin	Director	April 30, 2006

/s/ William E. Watts William E. Watts	Director	April 30, 2006

/s/. Margaret Lui Margaret Lui	Director	April 30, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Merrimack, State of New Hampshire on April 30, 2006

BROOKSTONE INTERNATIONAL HOLDINGS, INC.

BROOKSTONE PURCHASING, INC.

BROOKSTONE STORES, INC.

BROOKSTONE RETAIL PUERTO RICO, INC.

BROOKSTONE HOLDINGS, INC.

BROOKSTONE PROPERTIES, INC.

ADVANCED AUDIO CONCEPTS, LIMITED

GARDENERS EDEN, INC.

By:	/s/ PHILIP W. ROIZIN
Name: Philip W. Roizin
Title: Executive Vice President, Finance and Administration and Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below hereby authorizes and appoints Louis Mancini and Philip W. Roizin, and either of them, with full power of substitution and resubstitution, as his true and lawful attorney-in-fact, to sign and file with the Securities and Exchange Commission on his behalf, individually and in all capacities, all amendments and post-effective amendments to this registration statement, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ Louis Mancini Louis Mancini	President, Chief Executive Officer and Director	April 30, 2006

/s/ Philip W. Roizin Philip W. Roizin	Executive Vice President, Finance and Administration and Director	April 30, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit

2.1	Agreement and Plan of Merger, dated as of April 15, 2005, among Brookstone, Inc., Brookstone Holdings Corp. and Brookstone Acquisition Corp. (1)

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of July 15, 2005, among Brookstone, Inc., Brookstone Holdings Corp. and Brookstone Acquisition Corp. (1)

3.1	Amended and Restated Certificate of Incorporation of Brookstone, Inc.

3.2	Amended and Restated By-laws of Brookstone, Inc.

3.3	Amended Articles of Incorporation of Brookstone Company, Inc.

3.4	Amended and Restated By-laws of Brookstone Company, Inc.

3.5	Articles of Incorporation of Brookstone Stores, Inc.

3.6	By-laws of Brookstone Stores, Inc.

3.7	Articles of Incorporation of Brookstone Holdings, Inc.

3.8	By-laws of Brookstone Holdings, Inc.

3.9	Articles of Incorporation of Brookstone International Holdings, Inc.

3.10	By-laws of Brookstone International Holdings, Inc.

3.11	Articles of Incorporation of Brookstone Properties, Inc., with amendments thereto

3.12	By-laws of Brookstone Properties, Inc.

3.13	Articles of Incorporation of Brookstone Purchasing, Inc.

3.14	By-laws of Brookstone Purchasing, Inc.

3.15	Articles of Incorporation of Gardeners Eden, Inc. (f/k/a Brookstone Acquisitions Sub, Inc.) with amendments thereto

3.16	By-laws of Gardeners Eden, Inc. (f/k/a Brookstone Acquisitions Sub, Inc.)

3.17	Certificate of Incorporation of Brookstone Retail Puerto Rico, Inc.

3.18	By-laws of Brookstone Retail Puerto Rico, Inc.

3.19	Certificate of Incorporation of Advanced Audio Concepts, Limited (f/k/a Booming Group Limited), with amendments thereto

3.20	Memorandum and Articles of Association of Advanced Audio Concepts, Limited (f/k/a Booming Group Limited)

4.1	Indenture, dated as of October 4, 2005, among Brookstone Company, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee

4.2	Exchange and Registration Rights Agreement, dated as of October 4, 2005, among Brookstone Company, Inc., the guarantors named therein and Goldman, Sachs & Co., on behalf of the Purchasers

4.3	Form of 12.00% Second Lien Senior Secured Note due 2012 (included in Exhibit 4.1)

4.4	Form of Regulation S 12.00% Second Lien Senior Secured Note due 2012 (included in Exhibit 4.1)

4.5	Form of Notation of Guarantee (included in Exhibit 4.1)

4.6	Security Agreement, dated as of October 4, 2005, among Brookstone Company, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as collateral agent

4.7	Intellectual Property Security Agreement, dated as of October 4, 2005, among Brookstone Company, Inc. the guarantors named therein and Wells Fargo Bank, N.A., as collateral agent

Exhibit Number	Exhibit

4.8	Collateral Agency Agreement, dated as of October 4, 2005, among Brookstone Company, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee and collateral agent

4.9	Intercreditor Agreement, dated as of October 4, 2005, among the Brookstone Company, Inc., the guarantors named therein, Bank of America, N.A., as first lien collateral agent, Wells Fargo Bank, N.A., as trustee and collateral agent

5.1	Opinion of Kaye Scholer LLP

5.2	Opinion of Cook Little Rosenblatt & Manson, pllc

5.3	Opinion of Johnson Stokes & Master

5.4	Opinion of Martinez Odell & Calabria

10.1	Employment Agreement, dated as of April 18, 2006, among Louis Mancini, Brookstone, Inc. and OSIM Brookstone Holdings, L.P.

10.2	Employment Agreement, dated as of October 4, 2005, between Philip Roizin and Brookstone, Inc.

10.3	Employment Agreement, dated as of October 4, 2005, between Alex Winiecki and Brookstone, Inc.

10.4	Employment Agreement, dated as of October 4, 2005, between M. Rufus Woodard and Brookstone, Inc.

10.5	Employment Agreement, dated as of October 4, 2005, between Greg Sweeney and Brookstone, Inc.

10.6	Employment Agreement, dated as of October 4, 2005, between Steven Strickland and Brookstone, Inc.

10.7	Employment Agreement, dated as of October 4, 2005, between Carol Lambert and Brookstone, Inc.

10.8	Employment Agreement, dated as of October 17, 2005, between Steven Brigham and Brookstone, Inc.

10.9	Employment Agreement, as of dated October 4, 2005, between Michael Anthony and Brookstone, Inc.

10.10	Purchase Agreement, dated as of September 23, 2005, among Brookstone Company, Inc., the guarantors named therein and Goldman, Sachs & Co., on behalf of the Purchasers

10.11	Credit Agreement, dated as of October 4, 2005, by and among Brookstone Company, Inc., the guarantors named therein, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent and collateral agent, and Goldman Sachs Credit Partners L.P., as documentation agent

10.12	Guaranty, dated as of October 4, 2005, executed by the guarantors identified therein

10.13	Guaranty, dated as of October 4, 2005, executed by Brookstone, Inc. and Advanced Audio Concepts, Limited

10.14	Security Agreement, dated as of October 4, 2005, by and among Brookstone, Inc., Brookstone Company, Inc., Brookstone International Holdings, Inc., Brookstone Holdings, Inc., Brookstone Properties, Inc., Brookstone Purchasing, Inc., Brookstone Retail Puerto Rico, Inc., Brookstone Stores, Inc., Advanced Audio Concepts, Limited, Gardeners Eden, Inc. and Bank of America, N.A., as collateral agent

10.15	Intellectual Property Security Agreement, dated as of October 4, 2005, by and among Brookstone, Inc., Brookstone Company, Inc., Brookstone International Holdings, Inc., Brookstone Holdings, Inc., Brookstone Properties, Inc., Brookstone Purchasing, Inc., Brookstone Retail Puerto Rico, Inc., Brookstone Stores, Inc., Advanced Audio Concepts, Limited, Gardeners Eden, Inc. and Bank of America, N.A., as collateral agent

Exhibit Number	Exhibit

10.16	Form of the Company’s Pension Plan (2)

10.17	Amended and Restated Lease Agreement With Option To Purchase dated March 1, 2004 between City of Mexico, Missouri and Brookstone Stores, Inc. (3)

10.18	Real Estate Loan Agreement dated August 24, 2004 between Banknorth, N.A. and Brookstone Company, Inc. (4)

10.19	Real Estate Promissory Note dated August 24, 2004 between Banknorth, N.A. and Brookstone Company, Inc. (4)

10.20	Mortgage and Security Agreements dated August 24, 2004 between Banknorth, N.A. and Brookstone Company, Inc. (4)

10.21	International Swap Dealers Association, Inc. Master Agreement dated July 8, 2004 between Banknorth, N.A. and Brookstone Company, Inc. (4)

10.22	Schedule to the International Swap Dealers Association, Inc. Master Agreement dated July 8, 2004 between Banknorth, N.A. and Brookstone Company, Inc. (4)

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges

16.1	Letter from PricewaterhouseCoopers LLP dated May 2, 2006

21.1	List of Subsidiaries

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Kaye Scholer LLP (included in Exhibit 5.1)

23.4	Consent of Cook Little Rosenblatt & Manson, pllc (included in Exhibit 5.2)

23.5	Consent of Johnson Stokes & Master (included in Exhibit 5.3)

23.6	Consent of Martinez Odell & Calabria (included in Exhibit 5.4)

24.1	Power of Attorney (included in the signature page hereto)

25.1	Statement of Eligibility on Form T-1 of Trustee under the Indenture, dated as of March 9, 2006 among Brookstone Company, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as Trustee

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

(1)	Previously filed as an annex to the Proxy Statement on Schedule 14A filed by Brookstone, Inc. on August 22, 2005 and incorporated by reference herein.
(2)	Previously filed as an exhibit to the Registration Statement on Form S-1 (File No. 33-47123) filed by Brookstone, Inc. and incorporated by reference herein.
(3)	Previously filed as an exhibit to the Form 10-K for the year ended January 31, 2004 filed by Brookstone, Inc. on April 15, 2004 and incorporated by reference herein.
(4)	Previously filed as an exhibit to the Form 10-Q for the quarter ended July 31, 2004 filed by Brookstone, Inc. on September 9, 2004 and incorporated by reference herein.